SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant  ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

FIRST TENNESSEE NATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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First Tennessee National Corporation 2002 Annual Financial Disclosures & 2003 Proxy Statement

FIRST TENNESSEE

All Things Financial.

All Things Financial

FIRST TENNESSEE
All Things Financial.

March 18, 2003

Dear Shareholders:

     You are cordially invited to attend First Tennessee National Corporation’s 2003 annual meeting of shareholders. We will hold the meeting on April 15, 2003, in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, at 10:00 a.m. We have attached the formal notice of the annual meeting, our 2003 proxy statement, and a form of proxy.

     At the meeting, we will ask you to elect four Class I directors, approve the 2003 Equity Compensation Plan, and ratify the appointment of KPMG LLP as our independent auditors for 2003. The attached proxy statement contains information about these matters.

     An appendix to this proxy statement contains detailed financial information relating to our activities and operating performance during 2002. We have also enclosed our 2002 Summary Report.

     Our registered shareholders that have access to the Internet have the opportunity to receive proxy statements electronically. If you have not already done so for this year, we encourage you to elect this method of receiving the proxy statement next year. Not only will you have access to the document as soon as it is available, but you will be helping our company to save expense dollars. If you vote electronically, you will have the opportunity to give your consent at the conclusion of the voting process.

     Your vote is important. You may vote by telephone or over the Internet or by mail, or if you attend the meeting and want to vote your shares, then prior to the balloting you should request that your form of proxy be withheld from voting. We request that you vote by telephone or over the Internet or return your proxy card in the postage-paid envelope as soon as possible.

Sincerely yours,

Ralph Horn Chairman of the Board

FIRST TENNESSEE NATIONAL CORPORATION

165 Madison Avenue
Memphis, Tennessee 38103

NOTICE OF ANNUAL SHAREHOLDERS’ MEETING
April 15, 2003

     The annual meeting of shareholders of First Tennessee National Corporation will be held on April 15, 2003, at 10:00 a.m., CDT, in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee.

     The items of business are:

1.	Election of four Class I directors to serve until the 2006 annual meeting of shareholders, or until their successors are duly elected and qualified.

2.	Approval of the 2003 Equity Compensation Plan.

3.	Ratification of the appointment of auditors.

     These items are described more fully in the following pages, which are made a part of this notice. The close of business February 21, 2003, is the record date for the meeting. All shareholders of record at that time are entitled to vote at the meeting.

     Management requests that you vote by telephone or over the Internet (following the instructions on the enclosed form of proxy) or that you sign and return the form of proxy promptly, so that if you are unable to attend the meeting your shares can nevertheless be voted. You may revoke a proxy at any time before it is exercised at the annual meeting in the manner described on page 1 of the proxy statement.

Clyde A. Billings, Jr. Assistant Corporate Secretary Memphis, Tennessee March 18, 2003

IMPORTANT NOTICE

  PLEASE (1) VOTE BY TELEPHONE OR (2) VOTE OVER THE
   INTERNET OR (3) MARK, DATE, SIGN AND PROMPTLY MAIL THE
   ENCLOSED FORM OF PROXY IN THE ENCLOSED ENVELOPE SO
THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

GENERAL MATTERS
STOCK OWNERSHIP INFORMATION
Stock Ownership Table
VOTE ITEM NO. 1 — ELECTION OF DIRECTORS
NOMINEES FOR DIRECTOR
CONTINUING DIRECTORS
The Board of Directors and its Committees
Audit Committee Report
VOTE ITEM NO. 2 — APPROVAL OF 2003 EQUITY COMPENSATION PLAN
Equity Compensation Plan Information Table
VOTE ITEM NO. 3 — RATIFICATION OF APPOINTMENT OF AUDITORS
Appointment of Auditors for 2003
Change in Auditors During 2002
2002 Fees
Audit Fees
Financial Information Systems Design and Implementation Fees
All Other Fees
OTHER MATTERS
SHAREHOLDER PROPOSAL DEADLINES
EXECUTIVE COMPENSATION
Summary Compensation Table
Option/SAR Grants in Last Fiscal Year Table
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values Table
Pension Plan Table
Employment Contracts and Termination of Employment and Change-in-Control Arrangements
Compensation Committee Interlocks and Insider Participation
Certain Relationships and Related Transactions
Board Compensation Committee Report on Executive Compensation
Total Shareholder Return Performance Graph
Compensation of Directors
Section 16(a) Beneficial Ownership Reporting Compliance
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
APPENDIX A - 2003 Equity Compensation Plan
APPENDIX F - Financial Information and Discussion
SELECTED FINANCIAL AND OPERATING DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS
General Information
Forward-Looking Statements
Financial Summary
Critical Accounting Policies
Income Statements Analysis (2002 compared to 2001)
Cumulative Effect of Changes in Accounting Principles
Business Line Review
Income Statement Analysis (2001 compared to 2000)
Balance Sheet Review
Risk Management
Other
Accounting Changes
GLOSSARY
CONSOLIDATED STATEMENTS OF CONDITION
CONSOLIDATED STATEMENTS OF INCOME
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS REPORT
CONSOLIDATED AVERAGE BALANCE SHEETS AND RELATED YIELDS AND RATES
CONSOLIDATED HISTORICAL STATEMENTS OF INCOME

PROXY STATEMENT
FIRST TENNESSEE NATIONAL CORPORATION

PROXY STATEMENT
FIRST TENNESSEE NATIONAL CORPORATION
165 Madison Avenue
Memphis, Tennessee 38103

     GENERAL MATTERS

     The following proxy statement is being mailed to shareholders beginning on or about March 18, 2003. The Board of Directors is soliciting proxies to be used at our annual meeting of the shareholders to be held on April 15, 2003, at 10:00 a.m., CDT, in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, and at any adjournment or adjournments thereof.

     The accompanying form of proxy is for use at the meeting if you will be unable to attend in person. You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary, by timely delivering a properly executed, later-dated proxy (including a telephone or Internet vote) or by voting by ballot at the meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of all items below:

1.	Election of four Class I directors to serve until the 2006 annual meeting of shareholders, or until their successors are duly elected and qualified.

2.	Approval of the 2003 Equity Compensation Plan.

3.	Ratification of the appointment of auditors.

     We will bear the entire cost of soliciting the proxies. In following up the original solicitation of the proxies by mail, we may request brokers and others to send proxies and proxy material to the beneficial owners of the shares and may reimburse them for their expenses in so doing. If necessary, we may also use several of our regular employees to solicit proxies from the shareholders, either personally or by telephone or by special letter, for which they will receive no compensation in addition to their normal compensation. We have hired Innisfree M&A Incorporated to aid us in the solicitation of proxies for a fee of $12,000 plus out-of-pocket expenses.

     Our common stock is the only class of voting securities. There were 125,710,620 shares of common stock outstanding and entitled to vote as of February 21, 2003, the record date for the annual shareholders’ meeting. Each share is entitled to one vote. A quorum of the shares must be represented at the meeting to take action on any matter at the meeting. A majority of the votes entitled to be cast constitutes a quorum for purposes of the annual meeting. A plurality of the votes cast is required to elect the nominees as directors. A majority of the votes cast is required to approve the Equity Compensation Plan and ratify the appointment of auditors. Both “abstentions” and broker “non-votes” will be considered present for quorum purposes, but will not otherwise have any effect on any of the vote items.

     STOCK OWNERSHIP INFORMATION

     We know of no person who owned beneficially, as that term is defined by Rule 13d-3 of the Securities Exchange Act of 1934, more than five percent (5%) of our common stock on December 31, 2002.

     The following table sets forth certain information as of December 31, 2002, concerning beneficial ownership of our common stock by each director and nominee, each executive officer named in the Summary Compensation Table, and directors and executive officers as a group:

Stock Ownership Table

Name of	Shares Beneficially		Stock Units in	Total and Percent
Beneficial Owner	Owned(1)		Deferral Accounts(2)	of Class(3)

Robert C. Blattberg	34,184	(4)	–	34,184
Charles G. Burkett	92,659	(5)	–	92,659
George E. Cates	66,810	(4)	–	66,810
J. Kenneth Glass	619,875	(5)	84,943	704,818
John H. Hamilton	105,956	(5)	14,615	120,571
James A. Haslam, III	57,039	(4)	–	57,039
Ralph Horn	1,487,183	(5)	309,520	1,796,703	(1.4%)
Larry B. Martin	138,252	(5)	19,535	157,787
R. Brad Martin	76,207	(4)	–	76,207
Sarah L. Meyerrose	113,271	(5)	–	113,271
Joseph Orgill, III	262,397	(4)	–	262,397
Vicki R. Palmer	71,695	(4)	–	71,695
Michael D. Rose	99,704	(4)	–	99,704
William B. Sansom	95,844	(4)	–	95,844
Elbert L. Thomas, Jr.	268,371	(5)	34,309	302,680
Jonathan P. Ward	–		–	–
Luke Yancy III	11,142	(4)	–	11,142
Directors and Executive
Officers as a Group (20 persons)	4,295,174	(4)	524,645	4,819,819	(3.8%)

(1)	The respective directors, nominees and officers have sole voting and investment powers with respect to all of such shares except as specified in notes (4) and (5). Amounts in the second column do not include stock units in the third column.

(2)	Our stock option program permits participants to defer receipt of shares upon the exercise of options and our restricted stock incentive plan permitted participants to defer receipt of shares prior to the lapsing of restrictions imposed on restricted stock awards. Amounts in the third column reflect the number of shares deferred that a participant has the right to receive on a future date. These shares are not currently issued and are not considered to be beneficially owned for purposes of Rule 13d-3, but are reflected in a deferral account on our books as phantom stock units or restricted stock units.

(3)	No individual director, nominee or executive officer, except for Mr. Horn, beneficially owns more than one (1%) percent of our common stock that is outstanding. Mr. Horn beneficially owns 1.4% including stock units (or 1.2% excluding stock units). The percentage of common stock outstanding owned by the director and executive officer group (3.8%) includes stock units. The percentage would be 3.4% with stock units excluded.

(4)	Includes the following shares of restricted stock with respect to which the nonemployee director possesses sole voting power, but no investment power: Mr. Cates — 2,400; Mr. Haslam — 2,400; Mr. Martin — 1,200; Mrs. Palmer — 1,200; and Mr. Yancy — 5,400. Includes the following shares as to which the named nonemployee directors have the right to acquire beneficial ownership through the exercise of stock options granted under our director plans, all of which are 100% vested: Dr. Blattberg — 27,824; Mr. Cates — 51,748; Mr. Haslam — 40,977; Mr. Martin — 37,052; Mr. Orgill — 72,467; Mrs. Palmer — 65,587; Mr. Rose — 61,325; Mr. Sansom — 81,314; and Mr. Yancy — 3,583.

(5)	Includes the following shares of restricted stock with respect to which the named person or group has sole voting power but no investment power: Mr. Burkett — 23,742; Mr. Glass — 43,175; Mr. Hamilton -17,978; Mr. Horn — 59,225; Mr. Martin — 23,742; Ms. Meyerrose — 17,951; Mr. Thomas — 22,146 and the director and executive officer group — 275,923. Includes the following shares as to which the named person or group has the right to acquire beneficial ownership within 60 days through the exercise of stock options granted under our stock option plans: Mr. Burkett — 26,966; Mr. Glass — 307,381; Mr. Hamilton — 69,026; Mr. Horn — 610,528; Mr. Martin — 68,965; Ms. Meyerrose — 57,780; Mr. Thomas — 170,708 and the director and executive officer group — 1,578,834. Also includes shares held at December 31, 2002 for 401 (k) Savings Plan accounts.

VOTE ITEM NO. 1 — ELECTION OF DIRECTORS

     The Board of Directors is divided into three Classes. The term of office of each Class expires in successive years. The term of Class I directors expires at this annual meeting. The terms of Class II and Class III directors expire at the 2004 and 2005 annual meetings, respectively. The Board of Directors proposes the election of four Class I directors, three incumbent directors and one new nominee. Mr. Ward has not previously served on our Board. Each director elected at the meeting will hold office until the 2006 annual meeting of shareholders and until his or her successor is elected and qualified.

     If any nominee proposed by the Board of Directors is unable to accept election, which the Board of Directors has no reason to anticipate, the persons named in the enclosed form of proxy will vote for the election of such other persons as management may recommend, unless the Board decides to reduce the number of directors pursuant to the Bylaws.

     We have provided below certain information about the nominees and directors (including age, current principal occupation which has continued for at least five years unless otherwise indicated, name and principal business of the organization in which his or her occupation is carried on, directorships in other reporting companies, and year first elected to our Board). All of our directors are also directors of First Tennessee Bank National Association (the “Bank” or “FTB”). The Bank is our principal operating subsidiary.

NOMINEES FOR DIRECTOR
Class I
For a Three Year Term Expiring at 2006 Annual Meeting

     R. BRAD MARTIN (51) is Chairman of the Board and Chief Executive Officer of Saks Incorporated, Birmingham, Alabama, a retail merchandising company. Mr. Martin is a director of two other public companies, Saks Incorporated and Harrah’s Entertainment, Inc. He has been a director since 1994 and is Chairman of the Human Resources Committee.

     VICKI R. PALMER (49) is Corporate Senior Vice President, Treasurer, and Special Assistant to the CEO of Coca-Cola Enterprises Inc., Atlanta, Georgia, a bottler of soft drink products. Prior to December 1999, Mrs. Palmer was Corporate Vice President and Treasurer of Coca-Cola Enterprises, Inc. Mrs. Palmer has been a director since 1993 and is a member of the Human Resources Committee.

     WILLIAM B. SANSOM (61) is Chairman of the Board and Chief Executive Officer of The H. T. Hackney Co., Knoxville, Tennessee, a diversified wholesale distribution firm serving the food, gas, oil and industrial markets in the Southeast. He is a director of two other public companies, Martin Marietta Materials, Inc. and Astec Industries, Inc. Mr. Sansom has been a director since 1984 and is Chairman of the Audit Committee.

     JONATHAN P. WARD (48) is Chairman and Chief Executive Officer of The ServiceMaster Company (“ServiceMaster”), Downers Grove, Illinois, a company that provides consumer services and supportive management services. Prior to April 2002, Mr. Ward was President and Chief Executive Officer of ServiceMaster, and prior to January 2001, he was President and Chief Operating Officer of R. R. Donnelly & Sons Company. Mr. Ward is a director of two other public companies, ServiceMaster and J. Jill Group, Inc. Mr. Ward has not previously served on our Board.

CONTINUING DIRECTORS
Class II
Term Expiring at 2004 Annual Meeting

     ROBERT C. BLATTBERG (60) is the Polk Brothers Distinguished Professor of Retailing, J. L. Kellogg Graduate School of Management, Northwestern University, Evanston, Illinois. Dr. Blattberg has been a director since 1984.

     J. KENNETH GLASS (56) is President and Chief Executive Officer of First Tennessee and the Bank. From July 2001 through July 2002, Mr. Glass was President and Chief Operating Officer of First Tennessee and the Bank. From April 1999 through July 2001, he was President-Retail Financial Services of the Bank and from April 2000 through July 2001, President — Retail Financial Services of First Tennessee. Prior to April 1999, he was President — Tennessee Banking Group of the Bank and prior to April 2000, he was Executive Vice President of First Tennessee. Mr. Glass has been a director since 1996.

     MICHAEL D. ROSE (61) is Chairman of Gaylord Entertainment Company, Nashville, Tennessee, a diversified hospitality and entertainment company. Prior to April 2001, Mr. Rose was a private investor. Mr. Rose is director of four other public companies, Gaylord Entertainment Company, Darden Restaurants, Inc., FelCor Lodging Trust, Inc., and Stein Mart, Inc. Mr. Rose has been a director since 1984.

     LUKE YANCY III (53) is President and Chief Executive Officer of Mid-South Minority Business Council, Memphis, Tennessee, a nonprofit organization that promotes minority and women business enterprises. Prior to June 2000, Mr. Yancy was President, West Region, of AmSouth Bank and, prior to its acquisition by AmSouth in 1999, First American Bank. Mr. Yancy has been a director since October 2001 and is a member of the Audit Committee.

Class III
Term Expiring at 2005 Annual Meeting

     GEORGE E. CATES (65) is the retired Chairman of the Board of Mid-America Apartment Communities, Inc., (“Mid-America”) Memphis, Tennessee, a real estate investment trust. Mr. Cates retired as Chairman in September 2002. Prior to October 2001, he was also Chief Executive Officer of Mid-America. Mr. Cates is a director of one other public company, Mid-America. Mr. Cates has been a director of the Corporation since 1996.

     JAMES A. HASLAM, III (48) is Chief Executive Officer of Pilot Travel Centers, LLC, Knoxville, Tennessee, a national operator of travel centers, and he remains CEO of Pilot Corporation. Mr. Haslam is a director of one other public company, Ruby Tuesday, Inc. Mr. Haslam has been a director since 1996 and is a member of the Human Resources Committee.

     RALPH HORN (60) is Chairman of the Board of First Tennessee and the Bank. Mr. Horn served as Chief Executive Officer from 1994 through July 2002 and has been Chairman of the Board since 1996. From 1991 through July 2001, he also served as President of First Tennessee. Mr. Horn is a director of three other public companies, Harrah’s Entertainment, Inc., Mid-America Apartment Communities, Inc. and Gaylord Entertainment Company. Mr. Horn has been a director since 1991.

The Board of Directors and its Committees

     During 2002, the Board of Directors held four meetings. The average attendance at Board and committee meetings exceeded 97 percent. No director attended fewer than 75 percent of the meetings of the Board and the committees of the Board on which he or she served.

     The Board has several standing committees, including the Audit Committee and the Human Resources Committee. The Human Resources Committee serves as both a nominating committee and a compensation committee. The Audit Committee and the Human Resources Committee are each composed of directors who are “independent,” as defined below. Currently, Messrs. Orgill (who is scheduled to retire in April 2003), Sansom, and Yancy serve on the Audit Committee and Messrs. Martin and Haslam and Mrs. Palmer serve on the Human Resources Committee.

     The Audit Committee was established by our Board of Directors and operates pursuant to a written charter that was last amended and restated on July 17, 2001. Subject to the limitations and provisions of its charter, the Committee assists our Board in its oversight of our accounting and financial reporting principles and policies, internal audit controls and procedures, and financial statements and the independent audit of the financial statements. The Committee provides advice to the Board concerning the selection and replacement of the independent auditor and evaluates the independent auditor and its independence. The members of the Committee are themselves “independent,” as that term is defined in the listing standards of the New York Stock Exchange, on which our common stock is listed, as interpreted and determined by the Board in the exercise of its business judgment. During 2002 the Audit Committee held ten meetings. The Audit Committee’s Report is included below.

     As a nominating committee, the Human Resources Committee primarily considers recommendations for nominees to the Board of Directors, reviews the performance of incumbent directors and senior officers in determining whether to recommend them to the Board of Directors for reappointment, reviews succession plans, and between annual meetings of the Board has authority to appoint persons to offices except the offices of Chairman, CEO, President, Auditor and any office in which the incumbent has been designated by the Board as an Executive Officer. As a compensation committee, the Human Resources Committee’s primary functions include recommending to the Board major policies concerning compensation, periodically reviewing corporate compensation and management of human resources, fixing the compensation of executive officers, reviewing remuneration structures for non-executive officers, and making recommendations to the Board concerning compensation arrangements for directors and adoption or amendment of employee benefit and management compensation plans. The members of the Human Resources Committee are all “non employee directors” as the term is defined in SEC Rule 16b-3 who meet the eligibility requirements of Section 162(m) of the Tax Code. During 2002 the Human Resources Committee held five meetings.

     It is our practice to encourage communication between management and shareholders. Management in turn communicates appropriate information to the Board. The Human Resources Committee, as a committee of the Board, follows this procedure in considering nominations for directorships and does not receive nominations directly from shareholders.

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Audit Committee Report and the statements regarding the independence of the members of the Committee shall not be incorporated by reference into any such filings.

Audit Committee Report

     The role of the Audit Committee (Committee) is to assist our Board of Directors in its oversight of our financial reporting process. The Committee operates pursuant to a charter that was last amended and restated by the Board on July 17, 2001. As set forth in the Committee’s charter, management of First Tennessee is responsible for the preparation, presentation and integrity of our financial statements, and maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

     In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with our Chief Executive Officer and Chief Financial Officer their respective certifications that will be included in our Annual Report on Form 10-K for the year ended December 31, 2002. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to First Tennessee is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

     The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with the accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that our auditors are in fact “independent.”

     Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s charter, the Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002, to be filed with the Securities and Exchange Commission.

     Submitted by the Audit Committee of our Board of Directors.

Audit Committee

William B. Sansom, Chairman Joseph Orgill, III Luke Yancy III

VOTE ITEM NO. 2 — APPROVAL OF 2003 EQUITY COMPENSATION PLAN

General

     We retained a nationally recognized benefits and consulting firm to conduct a review of our existing compensation programs and to make appropriate recommendations. As a result of this review and the recommendations received, the Human Resources Committee and our Board of Directors (the “Board”) adopted the 2003 Equity Compensation Plan (the “Plan”), subject to the approval of our shareholders.

     The purpose of the Plan is to promote the interests of the Company by attracting, retaining and motivating officers, employees and non-employee directors of the Company and its subsidiaries by means of performance-related incentives designed to achieve long-range performance goals, and linking their compensation to the long-term interests of shareholders. All officers, employees and non-employee directors of the Company and its subsidiaries, and all “regional board members” (as defined under the Plan), will be eligible to receive awards (“Awards”) under the Plan, which may consist of grants of options, restricted stock, restricted stock units, and performance awards, or any combination thereof. As of February 24, 2003, the Company and its subsidiaries had approximately 1,699 officers, 9,410 employees and 9 non-employee directors, and there were approximately 131 regional board members. The following is a summary of the material features of the Plan, and is qualified in its entirety by reference to the complete text of the Plan set forth in Appendix A to this Proxy Statement.

Administration

     The Plan will be administered by a committee (the “Committee”) of the Board to be composed solely of not less than two non-employee directors, all of whom (i) satisfy the requirements of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) meet any independence requirements promulgated by any stock exchange on which the Company’s common stock, par value $0.625 per share (the “Common Stock”), is listed. The members of the Committee may be removed by the Board at its discretion. The Board, in its discretion, may also administer the Plan and, in such a case, has all of the rights, powers and authority of the Committee.

     Subject to certain limitations, the Committee has the power and authority in its discretion to, among other things, (i) select the persons to whom Awards will be made, (ii) determine the type, timing, terms and conditions of any Awards, including the number of shares of Common Stock subject to any Award, (iii) interpret and administer the Plan and any instrument or agreement relating to the Plan or any Awards granted pursuant to the Plan, and (iv) establish, amend, suspend or waive such rules and regulations as it shall deem appropriate for the proper administration of the Plan.

     Notwithstanding the immediately preceding paragraph, only the Board has the power and authority to make Awards to non-employee directors, and to determine the type, timing, terms and conditions of those Awards.

Amendment

     The Board may amend, alter, modify, suspend, discontinue or terminate the Plan at any time, except that the Board may not amend the Plan in violation of any law. However, no such action may materially prejudice the rights of any holder of an Award which was granted prior to the date of such action, without the consent of such holder.

Maximum Number of Shares Available

     Subject to adjustment as described below, the maximum number of shares of Common Stock which may be issued with respect to Awards is 3,000,000, of which no more than 300,000 may be issued with respect to Awards other than options, and no participant may, in any calendar year, receive options with respect to more than 500,000 shares of Common Stock.

     The maximum number of shares of Common Stock available for Awards under the Plan, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock that may be subject to Awards to any one participant and the price per share of Common Stock covered by each outstanding Award shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Common Stock, and may be proportionately adjusted, as determined by the Board in its sole discretion, for any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company or to reflect any distributions to holders of shares of Common Stock other than regular cash dividends.

     If any shares of Common Stock covered by an Award are forfeited, or if such Award is settled for cash or otherwise terminates, expires unexercised or is cancelled without delivery of such shares, such shares of Common Stock (or portion thereof) will again be available for issuance under the Plan. If any option or other Award granted under the Plan is exercised through the delivery of shares of Common Stock by a participant or if withholding tax liabilities arising from such Award are satisfied by the withholding of shares of Common Stock by the Company from the total number of shares that would otherwise have been delivered to the participant, the number of shares of Common Stock available for Awards under the Plan shall be increased by the number of shares so surrendered or withheld.

     Because the granting of Awards under the Plan will be entirely within the discretion of the Committee or the Board, it is not possible to determine those persons to whom Awards will be granted under the Plan or the number of shares of Common Stock that will be subject to Awards that are granted under the Plan, nor is it possible to determine those persons to whom Awards would have been granted or the number of shares of Common Stock that would have been subject to such Awards for the last completed fiscal year if the Plan had been in effect.

     On February 28, 2003, the closing price of the Common Stock on the New York Stock Exchange was $38.19 per share.

Types of Awards

     Options. The Committee may grant options to purchase a specified number of shares of Common Stock. Options granted under the Plan will not qualify as “incentive stock options” under Section 422 of the Code. The number of shares of Common Stock subject to any grant of options, the exercise price and all other conditions and limitations applicable to the exercise of any options will be determined by the Committee. Notwithstanding the preceding sentence, except in limited circumstances described in the Plan, the exercise price of an option may not be less than 100% of the fair market value of the shares of Common Stock with respect to which the option is granted on the date of such grant. No option shall be exercisable after the expiration of ten years from the date such option was granted.

     Restricted Stock and Restricted Stock Units. Awards of restricted stock and restricted stock units are grants of Common Stock or stock units that are subject to a risk of forfeiture or other restrictions that lapse upon the occurrence of certain events and the satisfaction of certain conditions, as determined by the Committee in its discretion. The value of a restricted stock unit must equal the fair market value of one share of Common Stock on the date of the grant. Any awards of restricted stock or restricted stock units will be subject to such conditions, restrictions and contingencies as the Committee determines. Restricted stock units are payable, at the Committee’s discretion, in cash, shares of Common Stock, other securities or other property.

     Performance Awards. The Committee may, in its discretion, grant a performance award consisting of a right that is denominated in cash and/or shares of Common Stock, valued in accordance with the achievement of certain performance goals during certain performance periods as determined by the Committee, and payable at such time and in such form as the Committee shall determine. In determining the performance goals applicable to any performance award, the Committee must select one or a combination of the following financial performance measures of the Company, its subsidiaries, or any operating unit, division, line of business, department, team or business unit thereof: stock price; dividends; total shareholder return; earnings per share; price/earnings ratio; market capitalization; book value; revenues; expenses; loans; deposits; non-interest income; net interest income; fee income; operating income before or after taxes; net income before or after taxes; net income before securities transactions; net or operating income excluding non-recurring charges; return on assets; return on equity; return on capital; cash flow; credit quality; service quality; market share; customer retention; efficiency ratio; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; and except in the case of a “covered officer” (as defined under the Plan), any other performance criteria established by the Committee. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company (consolidated or unconsolidated) and/or the past or current performance of other companies, the performance of other companies over one or more years or an index of the performance of other companies, markets or economic metrics over one or more years, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares of Common Stock outstanding, or to assets or net assets.

     The Committee may also grant restricted stock and restricted stock units to “covered officers” (as defined under the Plan) which vest or become exercisable upon the achievement of certain performance goals specified by the Committee, subject to the limitations described in the immediately preceding paragraph.

     The maximum annual number of shares of Common Stock in respect of which all performance-based Awards (whether restricted stock, restricted stock units or performance awards) may be granted to a participant under the Plan is 100,000 and the maximum annual amount of any Awards settled in cash to a participant under the Plan is $4,000,000.

Change in Control

     Upon a “change in control” (as defined under the Plan) of the Company, all Awards outstanding under the Plan will vest, become immediately exercisable or payable or have all restrictions lifted, as the case may be.

Effect of Termination of Employment

     The Committee has discretion to determine the terms and conditions that will apply to any outstanding Award upon the “termination of employment” (as defined under the Plan) of a participant, and such terms and conditions will be set forth in an Award agreement.

Federal Income Tax Consequences

     The following is a summary of the current federal income tax treatment related to grants of Awards under the Plan. This summary is not intended to, and does not, provide or supplement tax advice to participants. Participants in the Plan are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their receipt of any Awards under the Plan, including any state or local tax consequences and the effect, if any, of gift, estate and inheritance taxes.

     Options. No taxable income is realized by a participant upon the grant of an option under the Plan. Upon exercise of an option granted under the Plan, the participant would include in ordinary income an amount equal to the excess, if any, of the fair market value of the shares of Common Stock issued to the participant pursuant to such exercise (the “Option Shares”) at the time of exercise over the purchase price. The Company would be entitled to a deduction on exercise of the option for the amount includible in the participant’s income.

     Restricted Stock. No taxable income is realized by a participant upon the award of restricted Common Stock. Prior to the lapse of restrictions on such shares, any dividends received on such shares will be treated as ordinary compensation income. Upon the lapse of restrictions, the participant would include in ordinary income the amount of the fair market value of the shares of Common Stock at the time the restrictions lapse.

     Any participant may, however, make an election under Section 83(b) of the Code (an “83(b) election”) within 30 days after receipt of restricted Common Stock to take into income in the year the restricted Common Stock is transferred by the Company to such participant an amount equal to the fair market value of the restricted Common Stock on the date of such transfer (as if the restricted stock were unrestricted). If such election is made, the participant (i) will have no taxable income at the time the restrictions actually lapse, (ii) will have a capital gains holding period beginning on the transfer date and (iii) will have dividend income with respect to any dividends received on such shares. If the restricted Common Stock subject to the 83(b) election is subsequently forfeited, however, the participant is not entitled to a deduction or tax refund.

     Any appreciation or depreciation in such shares from the time the restrictions lapse (or the 83(b) election is made) to their subsequent disposition should be taxed as a short-term or long-term gain or loss, as the case may be.

     The Company would be entitled to a federal income tax deduction for the year in which the participant realizes ordinary income with respect to the restricted Common Stock in an amount equal to such income.

     Restricted Stock Units. No taxable income will be realized by a participant upon the grant of restricted stock units and no taxable income will be realized at the times the restricted stock units vest. At the time payment is made with respect to restricted stock units granted under the Plan, the participant will realize ordinary income in an amount equal to the cash received or the fair market value of the shares of Common Stock received. The Company would be entitled to a deduction at the time of payment in an amount equal to such income.

The Board of Directors unanimously recommends that the shareholders vote for Item No. 2.

Equity Compensation Plan Information

     The following table provides information as of December 31, 2002 with respect to shares of First Tennessee common stock that may be issued under our existing equity compensation plans, including the 1990 Stock Option Plan (the “1990 Plan”), the 1995 Employee Stock Option Plan (the “1995 Plan”), the 1997 Employee Stock Option Plan (the “1997 Plan”), the 2000 Employee Stock Option Plan (the “Executive Plan”), the 2000 Non-employee Directors’ Deferred Compensation Stock Option Plan (the “Directors’ Plan”), the 1995 Non-employee Directors’ Deferred Compensation Stock Option Plan (the “1995 Directors’ Plan”), the 1991, 1997 and 2002 Bank Director and Advisory Board Member Deferral Plans (the “Advisory Board Plans”) and the First Tennessee National Corporation 2002 Management Incentive Plan (the “MIP”).

     The table includes information with respect to shares subject to outstanding options granted under equity compensation plans that are no longer in effect. Footnotes (4) and (5) to the table set forth the total number of shares of First Tennessee common stock issuable upon the exercise of options under the expired plans as of December 31, 2002. No additional options may be granted under those expired plans. The table does not include information about the proposed First Tennessee National Corporation 2003 Equity Compensation Plan, which has been submitted for shareholder approval as Vote Item No. 2 in this proxy statement.

Equity Compensation Plan Information Table

			(c)
			Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities to be	Weighted Average	Future Issuance Under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(excluding securities reflected
Plan Category	Warrants and Rights	Warrants and Rights	in column (a))

Equity compensation plans approved by shareholders(1)	4,865,315 (4)	$22.04	1,145,527 (2)
Equity compensation plans not approved by shareholders(3)	17,433,428 (5)	$28.72	3,619,143
Total	23,213,959 (6)	$27.26	4,959,085 (7)

(1)	Consists of the Executive Plan, Directors’ Plan, 1995 Directors’ Plan, 1995 Plan, 1990 Plan and the MIP.

(2)	Includes shares available for future issuance under the MIP As of December 31, 2002, an aggregate of 200,000 shares of First Tennessee common stock were available for issuance under the MIP.

(3)	Consists of the 1997 Plan and the Advisory Board Plans.

(4)	Includes information for equity compensation plans that have expired. The Directors’ Plan and the 1990 Plan were approved by shareholders in 1995 and 1990, respectively. The plans expired June 1999 and April 2000. As of December 31, 2002, a total of 1,467,458 shares of First Tennessee common stock were issuable upon the exercise of outstanding options under these expired plans. No additional options may be granted under these expired plans.

(5)	Includes information for equity compensation plans that have expired. The 1997 First Tennessee National Corporation Bank Director and Advisory Board Member Deferral Plan and the 1991 First Tennessee National Corporation Bank Director and Advisory Board Member Deferral Plan expired in January 2002 and January 1997, respectively. As of December 31, 2002, a total of 127,113 shares of First Tennessee common stock were issuable upon the exercise of outstanding options under the expired plans. No additional options may be granted under those expired plans.

(6)	Includes 915,216 shares of First Tennessee common stock to be issued at the end of specified deferral periods set forth in individual deferral agreements.

(7)	Includes 194,415 shares of First Tennessee common stock underlying restricted stock units granted under the 1992 Restricted Stock Plan.

Description of Equity Compensation Plans Not Approved by Shareholders

     The 1997 Plan. The 1997 Plan was adopted by the Board of Directors on April 16, 1996 and will expire in April 2006. The 1997 Plan provides for granting of nonqualified stock options.

     Options granted under the 1997 Plan have been granted to all employees of the Company under our FirstShare and Management Option programs. The FirstShare program is a broad based employee plan, where all employees of the Company receive a stock option award annually, except for management level employees who receive annual stock option awards under the Management Option program. The FirstShare options vest

100% after three years and have a term of 10 years. The Management Options vest 50% after 3 years and 50% after 4 years, unless a specified stock price is achieved within the 3 year period. The Management Options have a term of 7 years. In addition to the above, certain employees may elect to defer a portion of their annual compensation into stock options. These options vest after 6 months and have a term of 20 years. The options vest on an accelerated basis in the event of a change in control of the Company. All options granted under the 1997 Plan have an exercise price equal to the fair market value on the date of grant. Notwithstanding the above, the option price per share may be less than 100% of the fair market value of the share at the time the option is granted if the employee has entered into an agreement with the Company to receive a stock option grant in lieu of compensation and that the amount of compensation foregone when added to the cash exercise price of the options equals at least the fair market value of the shares on the date of grant.

     As of December 31, 2002, options covering 17,301,136 shares of First Tennessee common stock were outstanding under the 1997 Plan, 3,424,362 shares remained available for future option grants, and options covering 2,109,684 shares had been exercised during the year. Of the options outstanding, approximately 62% were issued in connection with employee cash deferral elections. The Company received approximately $59,645,000 in cash deferrals to offset a portion of the exercise price. Of the 3,424,362 shares remaining available for future option grants, approximately 70% of options to be granted will have an option term of 10 years or less.

     The 1997 Plan is included as Exhibit 10(c) in our Form 10-Q for the quarter ended September 30, 2002, filed with the Securities and Exchange Commission.

     The Advisory Board Plans. The Advisory Board Plans were adopted by the Board of Directors in October 2001, January 1997 and January 1991. The 2002 Advisory Board Plan will expire on January 1, 2007 and the 1997 and 1991 plans expired in 2002 and 1997, respectively. The Advisory Board Plan provides granting of nonqualified stock options to bank regional and advisory board members, who choose to forego board fees and retainers, in exchange for stock options on shares of First Tennessee common stock.

     Options granted under the Advisory Board Plan have been granted only to regional and advisory board members who are non-employees of the bank. The options are granted in lieu of the participants receiving retainers or attendance fees for bank board meetings. The number of shares subject to grant will be the amount of fees/retainers earned divided by one half of the fair market value on the date of option grant. The exercise price plus the amount of fees foregone will equal the fair market value of the stock on the date of the grant. The options vest after 6 months and have a term of 20 years.

     As of December 31, 2002, options covering 132,292 shares of First Tennessee common stock were outstanding under the Advisory Board Plan. 194,781 shares remained available for future option grants, and options covering 6,319 shares had been exercised during the year.

VOTE ITEM NO. 3 — RATIFICATION OF APPOINTMENT OF AUDITORS

Appointment of Auditors for 2003

     KPMG LLP audited our annual financial statements for the year 2002. The Board of Directors has appointed, based on the recommendation of the Audit Committee, KPMG LLP to be our auditors for the year 2003. Although not required by law, regulation or the rules of the New York Stock Exchange, the Board has determined, as a matter of good corporate governance and consistent with past practice, to submit to the shareholders as Vote Item No. 3 the ratification of KPMG LLP’s appointment as our auditors for the year 2003, and the Board unanimously recommends that the shareholders vote for Item No. 3. Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement and to respond to appropriate questions.

Change in Auditors During 2002

     On May 15, 2002, we dismissed our independent public accountants, Arthur Andersen LLP (“Arthur Andersen”), and engaged KPMG LLP to serve as our independent public accountants for fiscal year 2002. The decision was approved by our Board of Directors upon the recommendation of the Audit Committee of the Board of Directors.

     Arthur Andersen’s reports on the consolidated financial statements of First Tennessee as of and for the years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     During the two fiscal years of First Tennessee ended December 31, 2001 and the subsequent interim period through May 15, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports.

     None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred within the two fiscal years of First Tennessee ended December 31, 2001 or within the subsequent interim period through May 15, 2002.

     We provided Arthur Andersen with a copy of the foregoing disclosures and attached a copy of Arthur Andersen’s letter, dated May 15, 2002, stating its agreement with such statements as an exhibit to the Form 8-K that we filed on May 16, 2002.

     During the two fiscal years of First Tennessee ended December 31, 2001, and the subsequent interim period through May 15, 2002, we did not consult with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

2002 Fees

     Fees billed by KPMG LLP for the year 2002 are described below. The Audit Committee of our Board of Directors has considered whether the provision of services other than professional services rendered for the audit of our financial statements and the quarterly review of the financial statements included in our Form 10-Q’s is compatible with maintaining KPMG LLP’s independence.

Audit Fees

     The aggregate fees billed to us by KPMG LLP for professional services rendered for the audit of our financial statements for the year 2002 and for the reviews of the financial statements in our Form 10-Q’s for the year 2002 were $751,500.

Financial Information Systems Design and
Implementation Fees

     No fees were billed to us by KPMG LLP for professional services for the year 2002 for designing or implementing hardware or software systems that aggregate service data underlying our financial statements or generate information that is significant to our financial statements taken as a whole.

All Other Fees

     The aggregate fees billed to us by KPMG LLP for services rendered for the year 2002 and not included in the fees disclosed in either of the two preceding subsections were $1,408,270. Included in this amount is $1 million for tax planning services rendered prior to KPMG LLP’s engagement as our auditor. The balance of this amount was provided in connection with the following audit-related services ($328,500): ERISA audits, audits for subsidiaries, compliance attestation, and other procedures and in connection with non-audit services, primarily tax compliance ($79,770).

OTHER MATTERS

     The Board of Directors, at the time of the preparation and printing of this proxy statement, knew of no other business to be brought before the meeting other than the matters described in this proxy statement. If any other business properly comes before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

SHAREHOLDER PROPOSAL DEADLINES

     If you intend to present a shareholder proposal at the 2004 annual meeting, it must be received by the Corporate Secretary, First Tennessee National Corporation, P. O. Box 84, Memphis, Tennessee, 38101, not later than November 19, 2003, for inclusion in the proxy statement and form of proxy relating to that meeting.

     In addition, Sections 2.8 and 3.6 of our Bylaws provide that a shareholder who wishes to nominate a person for election to the Board or submit a proposal at a shareholder meeting must comply with certain procedures whether or not the matter is included in our proxy statement. These procedures require written notification to us, generally not less than 90 nor more than 120 days prior to the date of the shareholder meeting. If, however, we give fewer than 100 days’ notice or public disclosure of the shareholder meeting date to shareholders, then we must receive the shareholder notification not later than 10 days after the earlier of the date notice of the shareholder meeting was mailed or publicly disclosed. The shareholder must disclose certain information about the nominee or item proposed, the shareholder and any other shareholders known to support the nominee or proposal. Section 2.4 of our Bylaws provides that the date and time of the annual meeting will be the third Tuesday in April (or, if that day is a legal holiday, on the next succeeding business day that is not a legal holiday) at 10:00 a.m. Memphis time or such other date and/or such other time as our Board may fix by resolution. The meeting date for 2004, determined according to the Bylaws, is April 20, 2004. Thus, shareholder proposals submitted outside the process that permits them to be included in our proxy statement must be submitted to the Corporate Secretary between December 22, 2003 and January 21, 2004, or the proposals will be considered untimely. Untimely proposals may be excluded by the Chairman or our proxies may exercise their discretion and vote on these matters in a manner they determine to be appropriate.

EXECUTIVE COMPENSATION

     The Summary Compensation Table provides information for the last three years about Mr. Horn and Mr. Glass, each of whom served during a portion of 2002 as Chief Executive Officer (“CEO”), our other four most highly compensated executive officers at year end 2002, and Mr. Thomas, who due to disability leave was not serving as an executive officer at year end 2002 but for whom disclosure is required. All of the named officers are officers of both First Tennessee and the Bank. The amounts include all compensation earned during each year, including amounts deferred (which, if deferred into options, are disclosed only in the notes to the table and in column (g)), by the named officers for all services rendered in all capacities to us and our subsidiaries. Information is provided for each entire year in which an individual served during any portion of the year as an executive officer. Additional information is provided in tabular form below about option grants and exercises in 2002, year-end option values, and pension benefits, along with a report of the Board’s Human Resources Committee on executive compensation and certain other information concerning compensation of executive officers and directors.

Summary Compensation Table

	Annual Compensation						Long-Term Compensation

							Award(s)			Payouts

(a)	(b)	(c)		(d)		(e)	(f)	(g)		(h)	(i)
								Securities
Name						Other	Restricted	Underlying
And						Annual	Stock	Options/		LTIP	All Other
Principal		Salary		Bonus		Compensation	Award(s)	SARs		Payouts	Compensation
Position (3)	Year	($)		($)		($)(7)	($)(1)	(#)(2)		$	($)(11)

Ralph Horn	2002	$912,411		$1,305,033		$11,913	$1,380,686	162,438		–	$376,286
Chairman	2001	861,122		1,076,403		11,544	–	76,416		–	383,335
of the Board	2000	814,346		–		11,554	–	205,547		–	355,997

J. Kenneth Glass	2002	683,923	(4)	1,014,420		11,913	1,065,269	237,353	(4)	–	193,229
President & CEO	2001	556,235	(4)	454,676	(4)	9,505	–	65,569	(4)	–	189,136
	2000	475,385	(4)	–		7,068	–	110,921	(4)	–	183,282

Charles G. Burkett	2002	381,615	(5)	432,692		6,376	600,016	14,390	(5)	–	47,005
President–Retail Fin Svs/	2001	246,923	(5)	155,952	(5)	6,376	–	19,194	(5)	–	33,812
Memphis Fin Svs

Larry B. Martin	2002	384,615		384,615	(8)	6,376	600,016	14,229		–	51,176
President–Business Fin	2001	267,641		160,260		6,376	–	7,101		–	38,167
Svs/Tennessee Fin Svs

John H. Hamilton	2002	262,692		253,738	(9)	5,478	397,469	15,122	(9)	–	36,583
Exec. Vice Pres.–Product
Mgmt & Delivery Svs

Sarah L. Meyerrose	2002	278,846		320,673		5,478	397,469	12,541		–	27,188
Exec. Vice Pres.–	2001	219,336		145,012	(10)	5,478	–	14,917	(10)	–	28,516
Corporate & Emp Svs	2000	183,885		–		–		10,121		–	17,648

Elbert L. Thomas, Jr.	2002	336,447		420,559			529,630	12,561		–	32,759
Exec. Vice Pres.	2001	317,098		267,098	(6)	–	–	22,275	(6)	–	35,247
	2000	288,962		–		–	–	19,086		–	27,620

(1)	Restricted stock awards are valued on the basis of the fair market value of a share of stock on the date of the award: $35.14 (2-26-02). On 12-31-02, the named officers held the following shares of restricted stock (including RSU’s described in the following sentence) with market values as indicated: Mr. Horn – 159,192 shares ($5,695,094); Mr. Glass – 85,961 shares ($3,075,255); Mr. Burkett – 23,742 shares ($849,370); Mr. Martin – 23,742 shares ($849,730); Mr Hamilton – 17,978 shares ($643,163); Ms. Meyerrose – 17,951 shares ($642,197), and Mr. Thomas – 43,822 shares ($1,567,732). The number of shares disclosed in the preceding sentence includes restricted stock units (“RSU’s”), described in note (2) to the Stock Ownership Table, with respect to which restrictions had not lapsed at 12-31-02, as follows: Mr. Horn – 99,967 RSU’s; Mr. Glass – 42,786 RSU’s; Mr. Thomas – 21,676 RSU’s; Messrs. Burkett, Martin and Hamilton and Ms. Meyerrose 0 RSU’s. Dividends are paid on restricted stock (and dividend equivalents are paid on RSU’s) at the same rate as all other shares of our common stock. Deferred dividend equivalents on RSU’s accrue interest at a 10-year Treasury rate and are settled only in cash.

(2)	All amounts represent shares subject to option. No stock appreciation rights (SAR’s) were awarded.

(3)	Mr. Horn served as CEO until Mr. Glass’s appointment by the Board as CEO on July 16, 2002. Mr. Thomas went on disability leave December 1, 2002. Prior to that date he served as Chief Financial Officer. Messrs. Burkett and Martin were designated by the Board as Executive Officers on July 17, 2001. Thus, no compensation is required to be provided for them for the 2000 fiscal year. Mr. Hamilton was designated by the Board as an Executive Officer on October 15, 2002. No compensation is required to be provided for him for the 2001 or 2000 fiscal years.

(4)	In 2001, 2000, and 1999 Mr. Glass elected to receive a deferred compensation stock option in lieu of $50,000, $50,000 and $50,000 of his salary earned for the following year. The amounts in column (c) do not include these amounts, in lieu of which options for 1,368 shares, 1,315 shares 3,482 shares, 3,546 shares, 4,441 shares, and 7,022 shares (included in the amounts in column (g)) were granted on 1-2-03, 7-1-02, 1-2-02, 7-2-01, 1-02-01 and 7-03-00, respectively. In 2001 Mr. Glass elected to receive a deferred compensation stock option in lieu of $151,559 of his 2001 annual bonus. The amount in column (d) for 2001 does not include this amount, in lieu of which options for 21,565 shares (included in the amount in column (g)) were granted on 2-26-02.

(5)	In 2001 and 2000 Mr. Burkett elected to receive a deferred compensation stock option in lieu of $3,000 and $3,000 of his salary earned for the following year. The amount in column (c) does not include this amount, in lieu of which options for 82, 79, 209 and 213 shares (included in the amount in column (g)) were granted on 1-2-03, 7-1-02, 1-2-02 and 7-2-01, respectively. In 2000 Mr. Burkett elected to receive a deferred compensation stock option in lieu of $47,001 of his annual bonus for the following year. The amount in column (d) for 2001 does not include this amount, in lieu of which an option for 6,686 shares was granted on 2-26-02. In 2001, Mr. Burkett received a deferred compensation stock option in lieu of $39,317 of his annual bonus for 2001. The amount in column (d) for 2001 does not include this amount, in lieu of which an option for 5,594 shares (included in the amount in column (g)) was granted on 2-26-02.

(6)	In 2000 Mr. Thomas elected to receive a deferred compensation stock option in lieu of a portion of his annual bonus for the following year. The amount in column (d) for 2001 does not include a bonus of $50,000, in lieu of which options for 7,112 shares (included in the amounts in column (g)) were granted on 2-26-02.

(7)	The amounts in column (e) for all years represent automobile allowance tax gross-up payments.

(8)	In 2002, Mr. Martin elected to defer $288,461 of his annual bonus for the following year into a deferral account that accrues interest at a 10-year U.S. Treasury rate. This amount is included in column (d) for the year 2002.

(9)	In 2002, Mr. Hamilton elected to receive a deferred compensation stock option in lieu of $50,000 of his annual bonus for 2002. The amount in column (d) for 2002 does not include this amount, in lieu of which an option for 2,581 shares (included in the amount in column (g)) was granted on 3-3-03. In addition, Mr. Hamilton elected to defer $177,804 of his annual bonus for 2002 into a deferral account that accrues interest at a 10-year U.S. Treasury rate. This amount is included in column (d) for the year 2002.

(10)	In 2000, Ms. Meyerrose elected to receive a deferred compensation stock option in lieu of $48,337 of her annual bonus for 2001. The amount in column (d) does not include this amount, in lieu of which an option for 6,876 shares (included in the amount in column (g)) was granted on 2-26-02.

(11)	Elements of “All Other Compensation” for 2002 consist of the following:

	Above Mkt Rate	SurBen/SERP	Flex $	401(k) Match	Auto Allowance	Total

Mr. Horn	$112,130	$236,466	$6,040	$5,500	$16,150	$376,286
Mr. Glass	73,927	91,612	6,040	5,500	16,150	193,229
Mr. Burkett	-	24,822	6,040	5,493	10,650	47,005
Mr. Martin	418	28,882	6,040	5,186	10,650	51,176
Mr. Hamilton	-	15,893	6,040	5,500	9,150	36,583
Ms. Meyerrose	984	5,802	6,040	5,212	9,150	27,188
Mr. Thomas	-	21,830	6,040	4,889	-	32,759

     “Above Mkt Rate” represents above-market interest accrued on deferred compensation.

     “Sur Ben/SERP” represents insurance premiums with respect to our supplemental life insurance and excess pension plans. Under our Survivor Benefits Plan a benefit of 2.5 times final annual base salary is paid upon the participant’s death prior to retirement (or 2 times final salary upon death after retirement).

     “Flex $” represents First Tennessee’s contribution to the Flexible Benefits Plan, based on salary, service and corporate performance.

     “401 (k) Match” represents First Tennessee’s 50% matching contribution to the 401 (k) Savings Plan, which is based on the amount of voluntary contributions by the participant to the FTNC stock fund, up to 6% of compensation.

     The following table provides information about stock options granted during 2002 to the officers named in the Summary Compensation Table. No stock appreciation rights (SAR’s) were granted during 2002.

Option/SAR Grants in Last Fiscal Year Table

Individual Grants

	(b) Number		(c)% of Total			(h) Alternatives to
	of Securities		Options/SARs			(f) and (g)
	Underlying		Granted to	(d) Exercise or	(e)	Grant Date Value.
	Options/SAR's		Employees in	Base Price(2)	Expiration	Grant Date Present
(a) Name	Granted(#)(1)		Fiscal Year	($ per share)(1)	Date	Value($)(4)

Mr. Horn	52,386		1.09%	$35.14	2/26/09	$458,378
	110,052		2.29%	35.14	2/26/09	962,955

Mr. Glass	3,482	(2)	0.07%	28.70	1/2/22	40,008
	35,369		0.74%	35.14	2/26/09	309,479
	74,301		1.55%	35.14	2/26/09	650,134
	21,565		0.45%	35.14	2/26/12	136,506
	125,000		2.60%	36.35	7/16/09	1,107,500
	1,315	(2)	0.03%	19.01	7/1/22	25,103

Mr. Burkett	209	(2)	0.00%	28.70	1/2/22	2,401
	14,229		0.30%	35.14	2/26/09	124,504
	5,594		0.12%	35.14	2/26/12	35,410
	6,686	(2)	0.14%	28.11	2/26/22	74,148
	79	(2)	0.00%	19.01	7/1/22	1,508

Mr. Martin	14,229		0.30%	35.14	2/26/09	124,504

Mr. Hamilton	2,437	(2)	0.05%	28.70	1/2/22	28,001
	7,541		0.16%	35.14	2/26/09	65,984
	5,000		0.10%	35.14	2/26/12	43,750
	2,134	(2)	0.04%	28.11	2/26/22	23,666

Ms. Meyerrose	7,541		0.16%	35.14	2/26/09	65,984
	5,000		0.10%	35.14	2/26/12	43,750
	6,876	(2)	0.14%	28.11	2/26/22	76,255

Mr. Thomas	16,081	(3)	0.33%	35.14	3/1/20	148,588
	12,561		0.26%	35.14	2/26/09	109,909
	7,112	(2)	0.15%	28.11	2/26/22	78,872
	6,900	(3)	0.14%	38.44	1/2/17	67,275
	8,924	(3)	0.19%	38.44	3/1/10	87,009

(1)	All options except those marked with footnote (2) or (3) were granted 2-26-02 and 7-16-02 and vest 50% after three years from the date of grant and 100% after four years, with accelerated vesting if certain performance criteria (for 2-26-02 grant, our stock price equals or exceeds $48.06 on 2-26-05 or on 5 consecutive days before 2-26-05 and for 7-16-02 grant, our stock price equals or exceeds $49.72 on 7-16-05 or on 5 consecutive days before 7-16-05) are met. No SAR’s were granted. The exercise price per share equals the fair market value of one share of our common stock on the date of grant. Under the terms of all options, including those marked with footnote (2) and (3), participants are permitted to pay the exercise price of the options with our stock; participants are permitted to defer receipt of shares upon an exercise and thereby defer gain; options exercised more than one year prior to the end of their term are eligible for a reload option grant when the exercise price is paid with our stock, with the reload option grant for the number of shares surrendered and having an exercise price equal to fair market value at the time of the first exercise and a term equal to the remainder of the first option’s term; the option plan provides for tax withholding rights upon approval of the plan committee; and upon a Change in Control (as defined in the subsection entitled “Employment Contracts and Termination of Employment and Change-in-Control Arrangements”), all options vest.

(2)	Options indicated by footnote (2) that were granted during 2002 were granted in lieu of compensation earned during 2001 and 2002. Mr. Glass was granted options for 3,482 shares on 1-2-02 in lieu of $25,000 of his 2001 salary and 1,315 shares on 7-1-02 in lieu of $25,000 of his 2002 salary. Mr. Burkett was granted an option for 209 shares on 1-2-02 in lieu of $1,500 of his 2001 salary and 79 shares on 7-1-02 in lieu of $1,502 of his 2002 salary. Mr. Burkett was granted 6,686 shares and 5,594 shares on 2-26-02 in lieu of $47,001 and $39,317, respectively, of his bonus for 2001. Mr. Thomas was granted 7,112 shares on 2-26-02 in lieu of $50,000 of his bonus for 2001. Ms. Meyerrose was granted 6,876 shares on 2-26-02 in lieu of $48,338 of her bonus for 2001. Mr. Hamilton was granted 2,437 shares on 1-2-02 in lieu of $17,498 of his 2001 salary. Mr. Hamilton was granted 2,134 shares on 2-26-02 in lieu of $15,000 of bonus for 2001. The exercise price per share equals 80% of the fair market value (“FMV”) of one share of our common stock on the 1-2-02 and 2-26-02 grant dates and equals 50% of FMV on the 7-1-02 grant date. The options vest 100% six months after the grant date. No SAR’s were granted. FMV on grant dates were $35.88, $35.14, and $38.02 on 1-2-02, 2-26-02 and 7-1-02, respectively.

(3)	Options indicated by footnote (3) were reload options, as described in footnote (1). Mr. Thomas was granted options for 16,081 shares 2-26-02 and 6,900 shares and 8,924 shares on 8-14-02. FMV on the grant date was $35.14 on 2/26/02 and $38.44 on 8-14-02.

(4)	A variation of the Black-Scholes option pricing model has been used. The following assumptions were made for purposes of calculating the Grant Date Value of the options granted 1-2-02 (options in lieu of compensation), 2-26-02 (options in lieu of bonus), 2-26-02 (management grants), 2-26-02 (options in lieu of bonus), 7-1-02 (options in lieu of compensation), 7-16-02 (management grant), and three reloads dated 2-26-02, 8-14-02 and 8-14-02, respectively: an exercise price of $28.70, $28.11, $35.14, $35.14, $19.01, $36.35, $35.14, $38.44 and $38.44; an option term of 20 years, 20 years, 7 or 10 years, 10 years, 20 years, 7 years, 18.02 years, 14.4 years and 7.55 years; an interest rate of 4.28%, 4.07%, 4.39%, 3.04%, 3.77%, 3.92%, 4.80%, 3.93%, and 3.93%; volatility of 31.07%, 31.07%, 29.42%, 33.83%, 31.07%, 29.42%, 26.04%, 26.04% and 26.04%; a dividend yield of 2.79%, 2.85%, 2.85%, 2.85%, 2.63%, 2.75%, 2.85%, 2.60% and 2.60%; a reduction of 4%, 2%, 3%, 0%, 1%, 0%, 0%, 0% and 0% to reflect the probability of forfeiture due to termination prior to vesting; and an expected life of 4, 4, 5, 2, 4, 5, 7, 7 and 7 years to reflect the probability of a shortened option term due to exercise prior to the option expiration date. The actual value if any, realized by a participant upon the exercise of an option may differ and will depend on the future market value of our common stock.

     The following table provides information about stock options and SAR’s held at December 31, 2002, and exercises during 2002 by the officers named in the Summary Compensation Table. The values in column (c) represent the difference between the fair market value of the shares on the exercise date and the exercise price of the option. The values in column (e) reflect the spread between the market value at December 31, 2002, of the shares underlying the option and the exercise price of the option.

Aggregated Option/SAR Exercises in Last Fiscal Year and
Fiscal Year-End Option/SAR Values Table

(a)	(b)		(c)		(d)		(e)
					Number of Securities
					Underlying Unexercised		Value of Unexercised
					Options/SARs at		In-the-Money Options/SARs
					Fiscal Year-End (1)		at Fiscal Year-End (1)

	Shares
	Acquired		Value
Name	On Exercise		Realized		Exercisable	Unexercisable	Exercisable	Unexercisable
			($)		(#)	(#)	($)	($)

Mr. Horn	40,824	(2)	$1,147,563	(2)	610,528	301,670	$10,271,243	$529,423

Mr. Glass	11,664	(2)	327,875	(2)	306,066	299,735	4,559,234	294,710

Mr. Burkett	-		-		26,887	28,018	182,711	47,036

Mr. Martin	6,128	(2)	171,737	(2)	68,965	29,226	1,115,838	49,152

Mr. Hamilton	5,832	(2)	163,938	(2)	69,026	26,861	972,189	32,895

Ms. Meyerrose	5,248		136,789		57,780	27,781	876,556	52,105

Mr. Thomas	133,813	(2)	2,888,386	(2)	170,708	41,216	1,187,335	91,140

(1)	No SAR’s are attached to any of the options in the table. Option values are based on $35.775 per share, the average of the high and low sales price on 12-31-02.

(2)	Messrs. Horn, Glass, Martin, and Hamilton did not realize this value in cash at the time of exercise, and Mr. Thomas did not realize any value in cash at the time of exercise with respect to 5,832 shares. They exercised options that were about to expire, deferred receipt of shares and will receive 31,277 shares, 8,936 shares, 4,691 shares, 4,468 shares and 4,423 shares, respectively, at the termination of the deferral period. The actual value ultimately received will depend on the future market value of our shares at the termination of the deferral period.

     The following table provides information about estimated combined benefits under both our Pension Plan and our Pension Restoration Plan.

Pension Plan Table

Covered			Years of Service*
Compensation
	15 Yrs.	20 Yrs.	25 Yrs.	30 Yrs.	35 Yrs.	40 Yrs.

$150,000	$62,019	$75,488	$88,957	$95,025	$101,094	$107,162
200,000	76,821	95,224	113,627	122,162	130,698	139,233
250,000	91,623	114,960	138,297	149,299	160,302	171,304
300,000	106,425	134,696	162,967	176,436	189,906	203,375
350,000	121,227	154,432	187,637	203,573	219,510	235,446
400,000	136,029	174,168	212,307	230,710	249,114	267,517
450,000	150,831	193,904	236,977	257,847	278,718	299,588
500,000	165,633	213,640	261,647	284,984	308,322	331,659
550,000	180,435	233,376	286,317	312,121	337,926	363,730
600,000	195,237	253,112	310,987	339,258	367,530	395,801
650,000	210,039	272,848	335,657	366,395	397,134	427,872
700,000	224,841	292,584	360,327	393,532	426,738	459,943
750,000	239,643	312,320	384,997	420,669	456,342	492,014
800,000	254,445	332,056	409,667	447,806	485,946	524,085
850,000	269,247	351,792	434,337	474,943	515,550	556,156
900,000	284,049	371,528	459,007	502,080	545,154	588,227
950,000	298,851	391,264	483,677	529,217	574,758	620,298

*	Benefit shown is subject to limitations fixed by the Secretary of the Treasury pursuant to Section 415 of the Internal Revenue Code of 1986, as amended. The limitation is $160,000 for 2002 or 100% of the employee’s average income in his three highest paid years, whichever is less.

     Our Pension Plan is integrated with social security under an “offset” formula, applicable to all participants. Retirement benefits are based upon a participant’s average base salary for the highest 60 consecutive months of the last 120 months of service (“Covered Compensation”), service, and social security benefits. Benefits are normally payable in monthly installments after age 65. The normal form of benefit payment for a married participant is a qualified joint and survivor annuity with the surviving spouse receiving for life 50 percent of the monthly amount the participant received. The normal form of benefit payment for an unmarried participant is an annuity payable for life and 10 years certain. For purposes of the plan, “compensation” is defined as the total cash remuneration reportable on the employee’s IRS form W-2, plus pre-tax contributions under the Savings Plan and employee contributions under the Flexible Benefits Plan, excluding bonuses, commissions, and incentive and contingent compensation. Our Pension Restoration Plan is an unfunded plan covering employees in the highest salary grades, including all executive officers, whose benefits under the Pension Plan have been limited under Tax Code Section 415, as described in the note to the Pension Table, and Tax Code Section 401 (a)(17), which limits compensation to $200,000 for purposes of certain benefit calculations. “Compensation” is defined in the same manner as it is for purposes of the Pension Plan. Under the Pension Restoration Plan participants receive the difference between the monthly pension payable, if tax code limitations did not apply, and the actual pension payable. The amounts shown in the table are annual benefits payable (including any social security payments) in the event of retirement on December 31, 2002, at age 65 of a participant with a spouse who is age 65, assuming receipt of a qualified joint and 50% survivor annuity. The estimated credited years of service and the compensation covered by the plans for each of the individuals named in the Summary Compensation Table are as follows: Mr. Horn, 39 ($788,537); Mr. Glass, 29 ($473,931); Mr. Burkett, 33 ($232,568); Mr. Martin, 33 ($224,403); Mr. Hamilton, 31, ($192,277); Ms. Meyerrose, 21, ($194,214) and Mr. Thomas, 13, ($217,319).

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     We have contracts with approximately 70 officers, including each of the named executive officers, which may be terminated upon three years’ prior notice. These contracts provide generally for a payment (which, for the named executive officers, is equal to three times annual base salary plus annual target bonus) in the event of a termination of the officer’s employment by us other than “for cause” or by the employee for “good reason” (as such terms are defined in the contracts) within 36 months after a “Change-in-Control” or the officer’s termination of employment for any reason (other than “cause”) during the 30-day period commencing one year after a Change-in-Control. The contracts provide generally for an excise tax gross-up with respect to any taxes incurred under Internal Revenue Code Section 4999 following a Change-in-Control and for 3 years continued welfare benefits. The term “Change-in-Control” is defined to include:

•	a merger or other business combination, unless (i) more than 50 percent of the voting power of the corporation resulting from the business combination is represented by our voting securities outstanding immediately prior thereto, (ii) no person or other entity beneficially owns 20 percent or more of the resulting corporation, and (iii) at least a majority of the members of the board of directors of the resulting corporation were our directors at the time of board approval of the business combination (solely for purposes of the severance contracts, but not for purposes of their 30-day termination period, the “50 percent” test in clause (i) is changed to “60 percent” and the “majority of the board” test in clause (iii) is changed to “two-thirds of the board”),

•	the acquisition by a person or other entity of 20 percent or more of our outstanding voting stock,

•	a change in a majority of the Board of Directors, or

•	shareholder approval of a plan of complete liquidation or a sale of substantially all of our assets.

     A Change-in-Control has the following effect on certain benefit plans in which the named executive officers participate:

•	Target annual bonuses are prorated through the date of the Change-in-Control and paid.

•	Restricted stock, restricted stock units, phantom stock units and unvested stock options vest.

•	Under our Pension Restoration Plan, a lump sum payout is made to participants of the present value, using a discount rate of 4.2 percent, of the participant’s scheduled projected benefits, assuming periodic distributions of the participant’s accrued benefit in the normal form under the plan, actuarially adjusted according to a formula for the participant’s age at the time of the Change-in-Control.

•	Excess funding in the Pension Plan is allocated, according to a formula, to participants and retirees.

•	Deferred compensation under individual deferral agreements which accrue interest based on the 10-year Treasury rate and certain other benefits are paid over to previously established rabbi trusts. Funds in such trusts will remain available for the benefit of our general creditors prior to distribution.

•	Our Survivor Benefits Plan generally cannot be amended to reduce benefits.

•	Under the Directors and Executives Deferred Compensation Plan under which new deferrals have not been permitted since 1995, a lump sum payout is made to participating employees and certain terminated employees of the present value, using a discount rate of 4.2 percent, of the participant’s scheduled projected distributions, assuming employment through normal retirement date and continued interest accruals at above-market rates, described in the “Compensation of Directors” section below.

Compensation Committee Interlocks
and Insider Participation

     Messrs. Haslam and Martin and Mrs. Palmer, all of whom are non-employee directors, served as members of the Board of Director’s Human Resources Committee (“Committee”), which is our compensation committee, during all or a portion of 2002. No interlocking relationships existed with respect to any of the members of the Committee. Mr. Horn was, however, during 2002, Chairman of the compensation committee of Mid-America Apartment Communities, Inc., of which Mr. Gates was Chairman through September 2002, and Mr. Horn served on the compensation committee of Gaylord Entertainment Company, of which Mr. Rose is Chairman.

Certain Relationships and Related Transactions

     Our banking subsidiaries have had banking transactions in the ordinary course of business with our executive officers, directors, nominees, and their associates which are reported in a note to our financial statements, and they expect to have such transactions in the future. Such transactions, which at December 31, 2002, amounted to 4.25 percent of our shareholders’ equity, have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and have not involved more than normal risk of collectibility or presented other unfavorable features.

     During 2002, the FTN Financial Capital Markets division of the Bank participated, in the ordinary course of business, in securities transactions with the clients of an independent investment adviser in which Darrell Horn, the son of Ralph Horn, has an equity interest and of which he is an officer. The aggregate dollar value of the securities involved in these transactions was approximately $40.6 million, less than .0025% of the division’s transactions during 2002. Our gross revenues from these transactions were approximately $87,000, and we paid the entity affiliated with Darrell Horn finders fees totaling $20,000, both amounts that were comparable to those that were involved in transactions with other unrelated third parties.

     During 2002, we paid Cook Systems International (“CSI”) $557,416 in the ordinary course of business for contract employees (computer personnel). Corey Glass, the son of J. Kenneth Glass, is employed by CSI and received from CSI, as part of his compensation, commissions totaling $15,673 in connection with $304,606 of the payments we made to CSI. The amounts paid to CSI were comparable to amounts we paid to unrelated third parties for similar services. Corey Glass is no longer compensated based on transactions between CSI and First Tennessee.

     During 2002, the Bank made lease payments on one of its branches to Lacy Mosby & Sons, Inc. (“LMSI”). Marlin L. Mosby, Jr., who is the owner and president of LMSI, is the father of Marlin L. Mosby, III, who was designated as an executive officer of First Tennessee in October 2002. The lease, which was an arm’s length transaction at market rates, commenced in 1997, has a 30 year term, provides for monthly payments of $3,000, increasing in increments to $7,000 per month in 2017, and has renewal options. The Bank has leased this location or an adjacent property from LMSI for over 30 years.

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Board Compensation Committee Report on Executive Compensation and the Total Shareholder Return Performance Graph shall not be incorporated by reference into any such filings.

Board Compensation Committee Report on Executive Compensation

     Our Bylaws require the Board of Directors or a Board committee to determine the compensation of executive officers. The Board has designated the Human Resources Committee (Committee) to perform this function. The Committee is composed entirely of independent, nonemployee directors who have no interlocking relationships with us. The Committee has set forth below its report on the compensation policies applicable to executive officers and the basis for the compensation of the Chief Executive Officer (CEO) during 2002.

     Our executive compensation programs are designed to align the interests of the executive officers with our performance and the interests of our shareholders. Approximately 60 to 70 percent of the executive officers’ annual compensation potential is at risk based on corporate performance and total shareholder return (defined below). Compensation programs have been designed to reward executive officers in both cash and our stock based on performance that also rewards shareholders. When corporate performance does not meet criteria established by the Committee, incentive compensation is reduced accordingly. In addition, the executive compensation program has been designed to attract and retain qualified executive officers. Executive compensation consists generally of the following components:

•	base salary
•	annual incentive bonus
•	long-term incentive awards
•	deferral of compensation through stock option grants or at market interest rates (or for compensation deferred before 1996 at above-market rates)
•	customary employee and other benefits typically offered to similarly situated executives

     Base salary and annual bonus are based on an evaluation of the individual’s position and responsibilities based on independent criteria and external market data and personal and corporate performance. The Committee does not assign a specific weight to any of the factors but places greater emphasis on corporate and personal performance in the overall mix.

     Long-term incentive awards consist of restricted stock awards containing provisions for acceleration of vesting upon achievement of corporate performance criteria and stock options. It is not our practice to “reprice” stock options or to price them at less than fair market value on the date of grant. Although deferred compensation options have an exercise price of 50 percent (80 percent for options granted for 2001 and 2000 and 85% for options granted for years prior to the year 2000) of fair market value on the grant date, to receive the option the participant must forego the right to receive cash compensation. Under our deferral option plans the amount of the foregone cash compensation plus the option exercise price must equal or exceed 100% of fair market value. In the past, we have offered deferred compensation at above-market rates and deferrals through the use of stock options. Deferrals since 1995 have been limited to stock options or a 10-year Treasury rate of interest. Executive officers may also defer the receipt of shares upon the exercise of stock options and defer the receipt of restricted stock prior to the lapse of restrictions. Except for our stock fund (ESOP) within our 401(k) plan, other benefits provided to the executive officers are not tied to corporate performance.

     The Committee reviewed external market data provided by an independent consulting firm that included some of the highest-performing companies in the American Banker Top 50, a peer group of banking organizations against which we measure our strategic performance, as well as other independent compensation surveys. We selected the highest-performing companies based generally on the following one and five-year return measures: earnings per share growth rate, historical earnings consistency, return on equity, and to a lesser degree return on assets, percentage of fee income versus total revenue, and net loan charge offs.

     The purpose of the review was to determine compensation levels of similar positions at these companies. The compensation peer group used by the independent consulting firm did not include all of the banking organizations listed in the Total Shareholder Return Performance Graph (“TSR graph”) for the 2002 peer group. The median asset size of the compensation high-performing peer group was $39.7 billion. In actual practice, the compensation of executive officers approximates the 75th percentile of the compensation of the high-performing peer group when performance goals that place First Tennessee among the top performing peers are met. We do not, however, have a specific policy that mandates how compensation will be determined relative to external market data.

     All compensation paid to executive officers during 2002 is fully deductible on our corporate federal income tax return. Section 162(m) of the Tax Code generally disallows a tax deduction to public companies, including us, for compensation exceeding $1 million paid during the year to the CEO and the four other highest paid executive officers at year end. Certain performance-based compensation is not, however, subject to the deduction limit. Under Tax Code regulations the salary and TARSAP (defined below) portions of compensation do not meet the performance-based compensation criteria of Section 162(m). The restricted stock plan permits deferral by participants of the receipt of restricted stock prior to the lapse of restrictions. Any such deferral does not represent compensation paid during the year, and thus, is not currently subject to the Section 162(m) limitation. The Committee’s practice is to continue to consider ways to maximize the deductibility of executive compensation while retaining the discretion deemed necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent.

(i) The CEO’s Compensation

     Mr. Horn was Chairman and CEO until Mr. Glass’ election as CEO, effective July 15, 2002, after which Mr. Horn retained the office of Chairman and Mr. Glass retained the office of President. References herein to CEO apply to both individuals.

     Base Salary: The Committee establishes the CEO’s base salary annually based on corporate performance, achievement of objectives in his individualized written personal plan, and competitive practices within the industry.

     The CEO develops his personal plan and submits it to the Committee for review and recommendation. The Board of Directors approves the plan, which generally contains strategic, quality and financial goals. A salary increase of 6.0 percent was approved for Mr. Horn and Mr. Glass in February of 2002 based on substantial achievement of personal plan objectives and competitive practices. Although no specific weight is assigned to these factors, the Committee places greater emphasis on personal performance than on competitive practices within the industry. In addition, a salary increase of 9.1 percent was approved for Mr. Glass in July of 2002 based on the significant increase in responsibilities due to his election as CEO. The Committee used multiple resources to obtain recommendations regarding the appropriate remuneration of Mr. Glass. Base salary is intended to represent approximately 20 percent to 30 percent of the CEO’s total compensation potential.

     Annual Bonus: The CEO’s annual bonus is based entirely on our corporate performance against financial objectives established by the Committee at the beginning of each year. The financial objectives for 2002 were based on EPS growth. The CEO may be awarded a target annual bonus of a maximum of 125 percent of his salary dollars earned during the year. The degree of success in reaching corporate objectives determines a payout of zero percent to 125 percent of the CEO’s target annual bonus. During 2002, corporate performance resulted in a payout of 125% of targeted bonus. Mr. Horn’s and Mr. Glass’ bonuses were prorated to reflect the period of time that each served as CEO. The portion of their target bonus earned while serving as CEO was calculated at a maximum of 125 percent. The remainder of their target bonus was calculated at a maximum of 100 percent.

     Long-term Awards: The CEO’s long-term incentive compensation consists of restricted stock and stock options.

     Our restricted stock program includes performance criteria as a condition to early vesting of awards to executive officers. The objective of this time accelerated restricted stock award plan (TARSAP) feature is to associate more closely the long-term compensation of executive officers with shareholder interests. Under the TARSAP feature, restricted stock is granted with accelerated vesting if performance criteria established by the Committee are met with respect to specified performance periods. Performance periods are for three years and overlap: e.g., 2000-2002, 2001-2003, 2002-2004. Performance criteria have always been based, for all participants, including the CEO, on total shareholder return (appreciation in the market value of our stock with dividends reinvested-TSR) targets established at the beginning of each performance period. Targets are based on our percentile ranking in a peer group (the “100-bank peer group”) of approximately the 100 largest banking organizations by asset size traded on U.S. exchanges, with the condition that TSR must be a positive number. The 100-bank peer group is different from the peer group used to compare shareholder returns. The 100-bank peer group was originally selected in 1990, prior to the adoption of SEC rules requiring disclosure of a shareholder return performance graph, because the Committee believed that it was an appropriate index with which to associate more closely long-term compensation of executives with shareholder interests. The restricted stock program which contains the 100-bank peer group has produced the desired results, and thus, the Committee has continued to use it for the restricted stock program. In addition to the TSR targets, the Committee adopted alternative criteria for the accelerated vesting of TARSAP awards made in 1996 and future years based upon our percentile ranking within the 100-bank peer group with respect to operating EPS growth rate (or exceeding a minimum operating EPS growth rate) and average operating ROE, with the condition that TSR must be a positive number. In January 2003, the Committee approved the accelerated vesting of the TARSAP shares for the 2000-2002 performance period because the primary criteria, as described above, were met.

     In addition to performance-based restricted stock awards, the Committee generally awards stock options to executive officers, including the CEO, as a part of a broad-based stock option program under which awards are made to all employees, both full-time and part-time. The CEO’s option award (which is disclosed in the “Option/SAR Grants in Last Fiscal Year Table”) was based on an estimated value of the option which in combination with the restricted stock award provides the basis for a competitive long-term incentive package. The option grant contained a performance-based, accelerated vesting feature, which is described in part (ii) of this report. Mr. Glass also received a special award of 125,000 options in July 2002 in recognition of his increased responsibilities as CEO. This option award has a term of 7 years and vests 50% after 3 years and 100% after 4 years. The exercise price of this special award is $36.35. Because the value of the option to the CEO is a function of the price growth of our stock, the amount realized by the CEO is tied directly to increases in shareholder value.

     Other Benefits: The CEO’s compensation reported in the Summary Compensation Table also includes accrual of above-market rates of interest on compensation deferred prior to 1996 and the cost of insurance to fund a supplemental retirement plan and life insurance benefit, which are not directly based on corporate performance. Above-market rates are accrued for deferred compensation of the CEO and other named executive officers, who deferred prior to 1996, for retention purposes. Generally, the plan under which this benefit was offered requires that the amount deferred be automatically recalculated at market rates if termination occurs prior to retirement.

(ii) Other Executive Officer Compensation

     Base Salary: The CEO recommends and the Committee approves the base salary for executive officers other than the CEO. Recommendations are generally based on corporate performance (as measured by financial, quality and strategic objectives), individual overall performance during the prior year, and competitiveness in the market place. It is our policy to maintain a competitive salary commensurate with the duties and responsibilities of the executive officers. Salary represents approximately 30 percent to 45 percent of an executive officer’s potential annual compensation.

     Annual Bonus: Executive officers’ annual bonus is based on achievement of corporate financial objectives and performance against personal objectives for the year, which are recorded in individualized written personal plans. Individual objectives must include financial, quality and strategic goals. The degree of completion of goals determines the award. Financial objectives for 2002 were based on EPS growth. Although the CEO has an individualized personal plan, his annual bonus is based entirely on corporate financial performance, and the Chief Credit Officer’s and Controller’s annual bonuses are based solely on individualized personal plans. The maximum target annual bonus of executive officers other than the CEO is between 45 percent and 100 percent of salary dollars earned during the year. During 2002, our corporate performance resulted in a payment of 125% of target annual bonus for any executive officer whose bonus was based on corporate performance.

     Long-term Awards: The executive officers named in the Summary Compensation Table and all but two of the other executive officers currently participate in the TARSAP program described above in part (i) of this report. The performance criteria are identical. The number of shares awarded for a three-year performance period is generally 50 percent of the greater of the participant’s salary or salary grade mid-point, based on market value of the shares at the time of the award. The Company does not provide a federal income tax gross-up to executive officers at the vesting of restricted stock.

     In addition to performance-based restricted stock awards, the Committee generally awards stock options on our stock annually to executive officers, including the CEO, as a part of the option program discussed in part (i) of this report. The number of shares awarded to executive officers is equal to a percentage of salary (ranging from 100 percent to 200 percent, with 200 percent used for the CEO) divided by the market value (or for the CEO and the COO/President, the Black-Scholes value) of one share of our stock at the time of grant. Executive officers may also be awarded shares in addition to those calculated as a percent of salary if in the opinion of the Committee additional shares are required to ensure a competitive compensation package. The exercise price is the market value at the time of grant. Options are awarded based on personal performance and to encourage future performance as well as for retention purposes (with a seven-year term and vesting at 50 percent after three years and 100 percent after four years). The February 2002 grant’s exercise price is $35.14. This grant contains a provision for accelerated vesting if the closing market price per share equals at least $48.06 for five consecutive business days in the three years following the grant or at the end of the three year period. Options granted annually beginning March 2000 to the Chairman and the CEO were based in part on prior corporate performance.

     Other Benefits: We have adopted certain broad-based employee benefit plans in which executive officers participate and certain other retirement, life and health insurance plans and we provide customary personal benefits. Except for our stock fund (ESOP) within our 401(k) plan, the benefits under these plans are not tied to corporate performance. The executive officers named in the Summary Compensation Table participate in the other benefits described above with respect to the CEO.

Human Resources Committee

R. Brad Martin, Chairman James A. Haslam Vicki R. Palmer

     The following graph compares the yearly percentage change in our cumulative total shareholder return with returns based on the Standard and Poor’s 500 index and a peer group index, which is described below and in a footnote to the graph. It should be noted that the “total shareholder return” reflected in the graph is not comparable to the “total shareholder return” described in the Compensation Committee Report because the former has a different measurement period and it has been adjusted and weighted for the market capitalization of the companies in the peer group, as required by SEC regulations. Our peer group consists of the American Banker Top 50 banking organizations (excluding First Tennessee) as measured by market capitalization as of the end of the most recent fiscal year.

	1997	1998	1999	2000	2001	2002

First Tennessee	$100	$117	$89	$95	$122	$124
S&P 500	100	139	133	143	123	93
American Banker	100	113	119	146	140	123
Top 50
The graph assumes $100 is invested on December 31, 1997, and dividends are reinvested Returns are market-capitalization weighted.

     The American Banker Top 50 consists of the following (with First Tennessee excluded): AmSouth Bancorporation, Associated Bane Corp, Banknorth Group, Inc., Bane One Corporation, BankAmerica Corporation, Bank of New York Co., Inc., Branch Banking and Trust Company, Charter One Financial, Inc., Citigroup Inc., City National Corp., Comerica Incorporated, Commerce Bancorp, Commerce Bancshares, Inc., Compass Bancshares, Inc., Fifth Third Bancorp, First Virginia Banks, Inc., First Merit Corp, Fleet Boston Financial Corp., Fulton Financial Corp., Hibernia Corporation, Huntington Bancshares Incorporated, J.P. Morgan Chase & Co., KeyCorp, M & T Bank Corporation, Marshall & Ilsley Corporation, Mellon Financial Corporation, Mercantile Bankshares Corporation, National City Corporation, National Commerce Bancorp, North Fork Bancorporation, Northern Trust Corporation, Pacific Century Financial Corp., PNC Financial Services, Popular Inc., Regions Financial Corp, Sky Financial Group, Inc. SouthTrust Corporation, State Street Corporation, SunTrust Banks, Inc., Synovus Financial Corporation, TCF Financial Corp, UnionBanCal Corporation, Union Planters Corporation, U.S. Bancorp, Valley National Bancorp, Wachovia Corporation, Wells Fargo & Company, Wilmington Trust, and Zions Bancorporation.

Compensation of Directors

     During 2002, each nonemployee director was paid a retainer quarterly at an annual rate of $25,000 plus a fee of $1,000 for each day of each Board and each committee meeting attended. The chairpersons of the Audit and Human Resources Committees were paid quarterly an additional retainer at an annual rate of $3,000 each. We also reimburse our directors for their expenses incurred in attending meetings. In addition, the following benefits have been approved by the Board as additional compensation to non-employee directors for service as a director: a personal account executive, a no fee personal checking account for the director and his or her spouse, a FirstCheck card, a 25% reduction in commissions charged by First Tennessee Brokerage, Inc., a no fee VISA gold card, no fee for a safe deposit box, no fee for traveler’s checks and cashier’s checks, and if the Board has authorized a stock repurchase program, the repurchase of shares of our common stock at the day’s volume-weighted average price with no payment of any fees or commissions if the repurchase of the director’s shares is otherwise permissible under the repurchase program that has been authorized. Our practice is to hold Board and committee meetings jointly with the Bank’s Board and committees. All of our directors are also directors of the Bank. Directors are not separately compensated for Bank Board or committee meetings except for those infrequent meetings that do not occur jointly. Directors who are officers are not separately compensated for their services as directors. Under the terms of our 1992 Restricted Stock Incentive Plan, which was approved by the shareholders and which terminated in April 2002, all nonemployee directors received an automatic, nondiscretionary award of 6,000 shares (adjusted for stock splits) of restricted stock on May 1, 1992, and all new nonemployee directors received such award upon election to the Board. Restrictions lapse at the rate of 10 percent annually. Such shares are forfeited if the director terminates for any reason other than death, disability, retirement, or the acquisition by a person of 20 percent of the voting power of our stock. Upon termination for any of the four listed reasons, all shares vest. Directors may elect to defer their retainers and fees. Under the 2000 Non-Employee Directors’ Deferred Compensation Stock Option Plan, all non-employee directors elected to receive stock options in lieu of fees through 2004. The exercise price per share is 80 percent (85% under a prior plan for options granted prior to the year 2000) of fair market value of one share of our common stock on the date of grant, and the number of shares subject to option granted equals the amount of fees deferred divided by 20 percent (15 percent under a prior plan with respect to options granted prior to the year 2000) of the fair market value of one share on the date of grant. The 2003 Equity Compensation Plan, under which nonemployee directors may receive awards, has been proposed for shareholder approval. For a description of that plan, see Vote Item No. 2 above. Under the Directors and Executives Deferred Compensation Plan, not offered with respect to compensation earned since 1995, under which up to six annual deferrals may be elected, amounts deferred accrue interest at rates ranging from 17-22 percent annually, based on age at the time of deferral, with a reduction to a guaranteed rate based on 10-year Treasury obligations if a participant terminates prior to a change-in-control for a reason other than death, disability or retirement. Interim distributions in an amount between 85 percent and 100 percent of the amount originally deferred are made in the eighth through the eleventh years following the year of deferral, with the amount remaining in a participant’s account and accrued interest generally paid monthly over the 15 years following retirement at age 65. Certain restrictions and limitations apply on payments and distributions. Under other deferral agreements, nonemployee directors have deferred and may defer amounts, which generally accrue interest at a rate tied to 10-year Treasury obligations.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) requires our directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of all forms filed.

     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the past fiscal year all Section 16(a) filing requirements applicable to our officers and directors were complied with except that Mr. Rose filed one report concerning one purchase of 288 shares through a custodial account late, and Mr. Larry Martin, an executive officer, filed one report concerning one transaction, a 27 share gift, late. Neither transaction created a short swing profit.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

     A copy of our Annual Report on Form 10-K, including the financial statements and schedules thereto, which is filed with the Securities and Exchange Commission, is available free of charge to each shareholder of record upon written request to the Treasurer, First Tennessee National Corporation, P. O. Box 84, Memphis, Tennessee, 38101. Each such written request must set forth a good faith representation that as of the record date specified in the notice of annual shareholders’ meeting the person making the request was a beneficial owner of a security entitled to vote at the annual meeting of shareholders.

     The exhibits to the Annual Report on Form 10-K will also be supplied upon written request to the Treasurer and payment to us of the cost of furnishing the requested exhibit or exhibits. A document containing a list of each exhibit to Form 10-K, as well as a brief description and the cost of furnishing each such exhibit, will accompany the Annual Report on Form 10-K.

BY ORDER OF THE BOARD OF DIRECTORS

Assistant Corporate Secretary March 18, 2003

Appendix A

FIRST TENNESSEE NATIONAL CORPORATION
2003 EQUITY COMPENSATION PLAN

SECTION 1 - Purpose

This plan shall be known as the “First Tennessee National Corporation 2003 Equity Compensation Plan” (the “Plan”). The purpose of the Plan is to promote the interests of First Tennessee National Corporation, a Tennessee corporation (the “Company”), and its shareholders by (i) attracting and retaining officers, employees, and non-employee directors of the Company and its Subsidiaries, (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking compensation to the long-term interests of shareholders. With respect to any awards granted under the Plan that are intended to comply with the requirements of “performance-based compensation” under Section 162(m) of the Code (as defined below), the Plan shall be interpreted in a manner consistent with such requirements.

SECTION 2 - Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

“Award” shall mean any Option, Restricted Stock, Restricted Stock Unit or Performance Award granted under the Plan, whether singly or in combination, to a Participant pursuant to such terms, conditions, restrictions and/or limitations, if any, as may be established from time to time.

“Award Agreement” shall mean any written or electronic agreement, contract, notice or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (i) a Participant’s conviction of, or plea of guilty or nolo contendere (or similar plea) to, (A) a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, (B) a felony charge or (C) an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations; (ii) the engaging by a Participant in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act); (iii) a Participant’s failure to perform his or her duties to the Company or its Subsidiaries; (iv) a Participant’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company or any of its Subsidiaries or affiliates is a member; (v) a Participant’s violation of any policy of the Company or its Subsidiaries concerning hedging or confidential or proprietary information, or a Participant’s material violation of any other policy of the Company or its Subsidiaries as in effect from time to time; (vi) the engaging by a Participant in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or its Subsidiaries; or (vii) the engaging by the Participant in any conduct detrimental to the Company or its Subsidiaries. The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion. The Committee shall also have the authority in its sole discretion to waive the consequences under the Plan or any Award Agreement of the existence or occurrence of any of the events, acts or omissions constituting Cause.

“Change in Control” shall mean, unless otherwise defined in the applicable Award Agreement, the occurrence of any one of (and shall be deemed to have occurred on the date of the earliest to occur of) the following events:

(i)	individuals who, on January 21, 1997, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 21, 1997, whose election or nomination for election was approved by a vote of at least three-fourths (3/4) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii)	any “Person” (for purposes of this definition only, as defined under Section 3(a)(9) of the Exchange Act as used in Section 13(d) or Section 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by an employee stock ownership or employee benefit plan or trust sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii) hereof);

(iii)	the shareholders of the Company approve a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

Computations required by paragraph (iii) shall be made on and as of the date of shareholder approval and shall be based on reasonable assumptions that will result in the lowest percentage obtainable. Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to have occurred solely because any Person acquires beneficial ownership of more than twenty percent (20%) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such Person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such Person, a Change in Control of the Company shall then occur.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean a committee of the Board composed solely of not less than two Non-Employee Directors, all of whom shall (i) satisfy the requirements of Rule 16b-3(b)(3) of the Exchange Act, (ii) be “outside directors” within the meaning of Section 162(m) and (iii) otherwise meet any “independence” requirements promulgated by any stock exchange on which the shares are listed. The members of the Committee shall be appointed by and serve at the pleasure of the Board.

“Company” shall mean First Tennessee National Corporation, a Tennessee corporation, and its successors and assigns.

“Covered Officer” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m); provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company, and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid.

“Disability” shall mean, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the long-term disability plan then in effect at the Employer employing the Participant at the onset of such total and permanent disability.

“Employee” shall mean an employee of any Employer.

“Employer” shall mean the Company or any Subsidiary.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” with respect to the Shares, shall mean, as of any date, (i) the mean between the high and low sales prices at which Shares were sold on the New York Stock Exchange, or, if the shares are not listed on the New York Stock Exchange, on any other such exchange on which the Shares are traded, on such date, or, in the absence of reported sales on such date, the mean between the high and low sales prices on the immediately preceding date on which sales were reported, or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined in good faith by the Committee in its sole discretion.

“Non-Employee Director” shall mean a member of the Board who is not an Employee.

“Option” shall mean an option to purchase Shares from the Company that is granted under Section 6 or 9 of the Plan and is not intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

“Option Price” shall mean the purchase price payable to purchase one Share upon the exercise of an Option.

“Participant” shall mean any Employee, Non-Employee Director or Regional Board Member who receives an Award under the Plan.

“Performance Award” shall mean any right granted under Section 8 of the Plan.

“Person” shall mean any individual, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Plan” shall mean this First Tennessee National Corporation 2003 Equity Compensation Plan.

“Regional Board Member” shall mean any First Tennessee Bank National Association regional board member and any member of the board of directors of any bank subsidiary of the Company, other than First Tennessee Bank National Association, in each case excluding any Employee.

“Restricted Stock” shall mean any Share granted under Section 7 or 9 of the Plan.

“Restricted Stock Unit” shall mean any unit granted under Section 7 or 9 of the Plan.

“Retirement” shall mean, unless otherwise defined in the applicable Award Agreement, the Termination of Employment of a Participant after the Participant has fulfilled all age and service requirements for retirement under the terms of the First Tennessee National Corporation Pension Plan, as amended from time to time.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

“Section 162(m)” shall mean Section 162(m) of the Code and the rules promulgated thereunder or any successor provision thereto as in effect from time to time.

“Shares” shall mean shares of the common stock, $0.625 par value, as adjusted from time to time for stock splits or reverse stock splits, of the Company.

“Subsidiary” shall mean any Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

“Substitute Awards” shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a Person acquired by the Company or with which the Company or one of its Subsidiaries combines.

“Termination of Employment” shall mean the termination of the employee-employer relationship between a Participant and the Employer for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Workforce Reduction or Retirement, but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of the Participant by another Employer; (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship; and (iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by an Employer with the Participant. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for Cause, and all questions of whether particular leaves of absence constitute Terminations of Employment. However, notwithstanding any provision of this Plan, an Employer has an absolute and unrestricted right to terminate an Employee’s employment at any time for any reason whatsoever, with or without Cause.

“Workforce Reduction” shall mean any termination of the employee-employer relationship between a Participant and the Employer as a result of the discontinuation by the Company of a business or line of business or a realignment of the Company, or a part thereof, or any other similar type of event, provided that the Committee or the Board has designated such discontinuation, realignment or other event as a “Workforce Reduction” for purposes of this Plan.

SECTION 3 - Administration

(A)	Authority of Committee. Except as provided by Section 9 hereof, the Plan shall be administered by the Committee, it being understood that the Board retains the right to make Awards under the Plan. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the timing, terms, and conditions of any Award; (v) accelerate the time at which all or any part of an Award may be settled or exercised; (vi) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) amend or modify the terms of any Award after grant; (x) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan subject to the exclusive authority of the Board under Section 13 hereunder to amend, suspend or terminate the Plan.

(B)	Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including any Employer, any Participant, any holder or beneficiary of any Award, any Employee, any Non-Employee Director and any Regional Board Member.

(C)	Action by the Committee. Except as otherwise provided by the Board, the provisions of this Section 3(C) shall apply to the Committee. The Committee shall select one of its members as its chairperson and shall hold its meetings at such times and places and in such manner as it may determine. A majority of its members shall constitute a quorum. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable.

(D)	Delegation. Subject to the terms of the Plan, the Board or the Committee may, to the extent permitted by law, delegate to (i) a subcommittee of the Committee, (ii) one or more officers or managers of an Employer or (iii) a committee of such officers or managers, the authority, subject to such terms and limitations as the Board or the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to or to alter, discontinue, suspend, or terminate Awards held by, Participants who are not officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to Section 16, and who are not Covered Officers.

(E)	Indemnification. No member of the Board or the Committee or any Employee (each such person a “Covered Person”) shall have any liability to any person (including any grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Restated Charter or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

SECTION 4 - Shares Available for Awards

(A)	Shares Available. Subject to the provisions of Section 4(B) hereof, the stock to be subject to Awards under the Plan shall be Shares and the maximum number of Shares which may be issued with respect to Awards shall be 3,000,000, of which no more than 300,000 shall be issued with respect to Awards other than Options. If, after the effective date of the Plan, any Shares covered by an Award granted under this Plan, or to which such an Award relates, are forfeited, or if such an Award is settled for cash or otherwise terminates, expires unexercised, or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares which may be issued with respect to Awards, to the extent of any such settlement, forfeiture, termination, expiration, or cancellation, shall again become Shares which may be issued with respect to Awards. In the event that any Option or other Award granted hereunder is exercised through the delivery of Shares by the Participant or in the event that withholding tax liabilities arising from such Award are satisfied by the withholding of Shares by the Company from the total number of Shares that otherwise would have been delivered to the Participant, the number of Shares which may be issued with respect to Awards shall be increased by the number of Shares so surrendered or withheld. Notwithstanding the foregoing and subject to adjustment as provided in Section 4(B) hereof, the number of Shares with respect to which Options may be granted to any one Participant in any one calendar year shall be no more than 500,000 Shares.

(B)	Adjustments. The number of Shares covered by each outstanding Award, the number of Shares available for Awards, the number of Shares that may be subject to Awards to any one Participant, and the price per Share covered by each such outstanding Award shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Shares, and may be proportionately adjusted, as determined in the sole discretion of the Board, for any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company or to reflect any distributions to holders of Shares other than regular cash dividends. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. After any adjustment made pursuant to this paragraph, the number of Shares subject to each outstanding Award shall be rounded to the nearest whole number.

(C)	Substitute Awards. Any Shares issued by the Company as Substitute Awards shall not reduce the Shares available for Awards under the Plan.

(D)	Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.

SECTION 5 - Eligibility

Any Employee (including any officer or employee-director of an Employer), Non-Employee Director or Regional Board Member shall be eligible to be designated a Participant; provided, however, that Non-Employee Directors shall only be eligible to receive Awards granted pursuant to Section 9 hereof.

SECTION 6 - Stock Options

(A)	Grant. Except as provided by Sections 3 and 9 hereof, the Committee shall have sole and complete authority to determine the Participants to whom Options shall be granted, the number of Shares subject to each Award, the exercise price and the conditions and limitations applicable to the exercise of an Option. A person who has been granted an Option under this Plan may be granted additional Options under the Plan if the Committee shall so determine.

(B)	Option Price. The Committee, in its sole discretion, shall establish the Option Price at the time each Option is granted. Except in the case of Substitute Awards, the Option Price of an Option may not be less than 100% of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option. Notwithstanding the prior sentence, the Option Price of an Option may be less than 100% of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option if (i) the grantee of the Option has entered into an agreement with the Company pursuant to which the grant of the Option is in lieu of the payment of compensation and (ii) the amount of such compensation when added to the Option Price of the Option equals at least 100% of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option. Notwithstanding the foregoing and except as provided by Sections 4(B) and 13(C) hereof, the Committee shall not have the power to (i) amend the terms of previously granted Options to reduce the Option Price of such Options, or (ii) cancel such Options and grant substitute Options with a lower Option Price than the cancelled Options, without shareholder approval.

(C)	Term. Subject to the Committee’s authority under Section 3(A) hereof, each Option and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options granted under the Plan. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of ten (10) years from the date such Option was granted.

(D)	Transfer Restrictions. Except as otherwise provided in this Section 6(D), no Option shall be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, hedged or disposed of, in any manner, whether voluntarily or involuntarily, including by operation of law (other than by will or the laws of descent and distribution). The Committee may in its discretion permit the transfer of an Option by a Participant to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The foregoing right to transfer the Option shall apply to the right to consent to amendments to any Award Agreement evidencing such Option and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Option. For purposes of this paragraph, the term “Immediate Family” shall mean the Participant’s spouse, parents, children, stepchildren, adopted relations, sisters, brothers, grandchildren and step-grandchildren.

(E)	Exercise.

(i)	Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine whether an Option will be exercisable in full at any time or from time to time during the term of the Option, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option as the Committee may determine.

(ii)	The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws, as determined by the Committee in its sole discretion.

(iii)	An Option may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option, delivered to the Company at its principal office, and payment in full to the Company at said office of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised.

(iv)	Payment of the Option Price shall be made in cash or cash equivalents, or, at the discretion of the Committee, (i) by tendering, either by way of actual delivery of Shares or attestation, whole Shares that have been owned by the Option holder for not less than six (6) months, if acquired directly from the Company, or that have been owned for any period of time, if acquired on the open market, prior to the date of exercise, valued at the Fair Market Value of such Shares on the date of exercise, together with any applicable withholding taxes, (ii) by a combination of such cash (or cash equivalents) and such Shares or (iii) by such other method of exercise as may be permitted from time to time by the Committee; provided, however, that the optionee shall not be entitled to tender Shares pursuant to successive, substantially simultaneous exercises of an Option or any other stock option of the Company. Subject to applicable securities laws and at the discretion of the Committee, an Option may also be exercised by delivering a notice of exercise of the Option and simultaneously selling the Shares thereby acquired, pursuant to a brokerage or similar agreement or program approved in advance by the Committee. Until the optionee has been issued the Shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such Shares and shall not be entitled to any dividend or distribution the record date of which is prior to the date of issuance of such Shares.

(v)	Notwithstanding anything in this Plan to the contrary, a Participant shall be required to pay to the Company an amount equal to the spread realized in connection with the Participant’s exercise of an Option within six months prior to such Participant’s termination of employment by resignation in the event that such Participant, within six months following such Participant’s termination of employment by resignation, engages directly or indirectly in any activity determined by the Committee, in its sole discretion, to be competitive with any activity of the Company or any of its Subsidiaries. This subsection (v) shall be void and of no legal effect upon a Change in Control.

SECTION 7 - Restricted Stock and Restricted Stock Units

(A)	Grant.

(i)	Except as provided by Sections 3 and 9 hereof, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Stock and Restricted Stock Units shall be granted, the number of shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Stock and Restricted Stock Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

(ii)	Each Restricted Stock or Restricted Stock Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the agreement containing the terms of such Restricted Stock or Restricted Stock Unit Award. Such agreement shall set forth a period of time during which the grantee must remain in the continuous employment of one or more Employers in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Stock or Restricted Stock Unit Award. The agreement may also, in the discretion of the Committee, set forth performance or other conditions that, if satisfied, will result in the lapsing of any applicable forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Stock and Restricted Stock Unit Awards.

(B)	Delivery of Shares and Transfer Restrictions. The Company may implement the grant of a Restricted Stock Award by (i) book-entry issuance of Shares to the Participant in an account maintained by the Company at its transfer agent or (ii) delivery of certificates for Shares to the Participant who must execute appropriate stock powers in blank and return the certificates and stock powers to the Company. Such certificates and stock powers shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and the certificate shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. Unless otherwise determined by the Committee, the grantee shall have all rights of a shareholder with respect to the shares of Restricted Stock, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions: (i) in the case of certificated Shares, the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, hedged or disposed of, in any manner, whether voluntarily or involuntarily, including by operation of law (other than by will or the laws of descent and distribution) until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; and (iii) except as otherwise determined by the Committee, all of the Shares shall be forfeited and all rights of the grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of one or more Employers for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Stock Award are met. Any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Shares subject to Restricted Stock Awards shall be subject to the same restrictions, terms and conditions as such Restricted Stock.

(C)	Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Stock Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Stock Award or in the Plan shall lapse as to the restricted Shares subject thereto, and, if certificated, a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend imposed thereon by the Committee as described in the second sentence of Subsection (B) of this Section 7, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be.

(D)	Payment of Restricted Stock Units. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. The Committee may, in its sole and absolute discretion, credit Participants with dividend equivalents on any Restricted Stock Units credited to the Participant’s account at the time of any payment of dividends to shareholders on Shares. The amount of any such dividend equivalents shall equal the amount that would have been payable to the Participant as a shareholder in respect of a number of Shares equal to the number of Restricted Stock Units then credited to him. Any such dividend equivalents shall be credited to the Participant’s account as of the date on which such dividend would have been payable and shall be converted into additional Restricted Stock Units based upon the Fair Market Value of a Share on the date of such crediting. Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, hedged or disposed of, in any manner, whether voluntarily or involuntarily, including by operation of law (other than by will or the laws of descent and distribution) until the expiration of the applicable restricted period and the fulfillment of any other restrictive conditions relating to the Restricted Stock Unit Award. Except as otherwise determined by the Committee, all Restricted Stock Units and all rights of the grantee to such Restricted Stock Units shall terminate, without further obligation on the part of the Company, unless the grantee remains in continuous employment of one or more Employers for the entire restricted period in relation to which such Restricted Stock Units were granted and unless any other restrictive conditions relating to the Restricted Stock Unit Award are met.

SECTION 8 - Performance Awards

(A)	Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash and/or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine. The Committee may, in its sole and absolute discretion, designate whether any Performance Award being granted to any Participant is intended to be “performance-based compensation” as that term is used in Section 162(m). Any Performance Awards designated by the Committee as “performance-based compensation” shall be subject to the terms and provisions of Section 10 hereof.

(B)	Terms and Conditions. Subject to the terms of the Plan, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may change specific provisions of the Performance Award, provided, however, that such change may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the change.

(C)	Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. If a Participant ceases to be employed by any Employer during a performance period because of death, Disability, Retirement or other circumstance in which the Committee in its discretion finds that a waiver would be appropriate, that Participant, as determined by the Committee, may be entitled to a payment of a Performance Award, or a portion thereof, at the end of the performance period; provided, however, that the Committee may provide for an earlier payment in settlement of such Performance Award in such amount and under such terms and conditions as the Committee deems appropriate or desirable. Unless otherwise determined by the Committee, Termination of Employment prior to the end of any performance period will result in the forfeiture of the Performance Award, and no payments will be made. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, hedged or disposed of in any manner, whether voluntarily or involuntarily, including by operation of law (other than by will or the laws of descent and distribution).

SECTION 9 - Non-Employee Director Awards

The Board may provide that all or a portion of a Non-Employee Director’s annual retainer and/or meeting fees, or other forms of compensation, be payable (either automatically or at the election of a Non-Employee Director) in the form of Options, Restricted Stock or Restricted Stock Units. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

SECTION 10 - Provisions Applicable to Covered Officers and Performance-Based Awards

Notwithstanding anything in the Plan to the contrary, unless the Committee determines otherwise, all performance-based Restricted Stock Awards, Restricted Stock Unit Awards or Performance Awards shall be subject to the terms and provisions of this Section 10.

(A)	Restricted Stock Awards, Restricted Stock Unit Awards and Performance Awards to Covered Officers shall vest or become exercisable upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this Section 10, performance goals shall be limited to one or a combination of the following Employer, operating unit, division, line of business, department, team or business unit financial performance measures: stock price; dividends; total shareholder return; earnings per share; price/earnings ratio; market capitalization; book value; revenues; expenses; loans; deposits; non-interest income; net interest income; fee income; operating income before or after taxes; net income before or after taxes; net income before securities transactions; net or operating income excluding non-recurring charges; return on assets; return on equity; return on capital; cash flow; credit quality; service quality; market share; customer retention; efficiency ratio; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; and, except in the case of a Covered Officer, any other performance criteria established by the Committee. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company (consolidated or unconsolidated) and/or the past or current performance of other companies, the performance of other companies over one or more years or an index of the performance of other companies, markets or economic metrics over one or more years, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or Shares outstanding, or to assets or net assets.

(B)	The maximum annual number of Shares in respect of which all performance-based Restricted Stock Awards, Restricted Stock Unit Awards and Performance Awards may be granted to a Participant under the Plan is 100,000 and the maximum annual amount of any Awards settled in cash to a Participant under the Plan is $4,000,000.

(C)	To the extent necessary to comply with Section 162(m), with respect to performance-based Restricted Stock Awards, Restricted Stock Unit Awards and Performance Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m)), the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

SECTION 11 - Termination of Employment

The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a Termination of Employment and shall provide such terms in the Award Agreement. Notwithstanding the foregoing and subject to the limitation contained in the last sentence of Section 6(c) hereof, upon the Termination of Employment as a result of a Workforce Reduction of an Employee who has received an Award of Options, such Options shall expire on the date specified by the Committee at the time of the Termination of Employment, not to exceed five (5) years after the date of such Termination of Employment.

SECTION 12 – Change in Control

Upon a Change in Control, all outstanding Awards shall vest, become immediately exercisable or payable or have all restrictions lifted, as the case may be.

SECTION 13 – Amendment, Suspension and Termination

(A)	Termination, Suspension or Amendment of the Plan. The Board may amend, alter, modify, suspend, discontinue, or terminate the Plan or any portion thereof at any time, except that the Board shall not amend the Plan in violation of law. No such amendment, alteration, modification, suspension, discontinuation or termination shall materially and adversely affect any right acquired by any Participant or beneficiary of a Participant under the terms of an Award granted before the date of such amendment, alteration, modification, suspension, discontinuation or termination, unless such Participant or beneficiary shall consent.

(B)	Termination, Suspension or Amendment of Awards. Subject to the restrictions of Section 6(B) hereof, the Committee may waive any conditions or rights under, amend any terms of, or modify, alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, modification, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary; provided, however, that it shall be conclusively presumed that any adjustment for changes in capitalization as provided in Section 4 hereof does not materially and adversely affect any such rights.

(C)	Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(B) hereof) affecting the Company, any Subsidiary, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee is required to make such adjustments pursuant to section 4(B) hereof or whenever the Board, in its sole discretion, determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, with respect to Awards intended to comply with Section 162(m), no such adjustment shall be authorized to the extent that such authority would be inconsistent with having either the Plan or any Awards granted hereunder meeting the requirements of Section 162(m).

SECTION 14 – General Provisions

(A)	Dividend Equivalents. In the sole and complete discretion of the Committee, an Award (other than an Option) may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award. The total number of Shares available for Awards under Section 4 hereof shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance Awards.

(B)	No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Non-Employee Directors, Regional Board Members or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

(C)	Share Certificates. All certificates for Shares or other securities of the Company or any Subsidiary delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal, state or foreign laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(D)	Withholding. A Participant may be required to pay to an Employer, and each Employer shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(E)	Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall specify the terms and conditions of the Award and any rules applicable thereto. An Award shall be effective only upon delivery to a Participant, either electronically or by paper means, of an Award Agreement. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail.

(F)	No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Stock, Shares and other types of Awards provided for hereunder.

(G)	No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of any Employer. Further, an Employer may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(H)	No Rights as Shareholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until such Shares are issued to such Participant, holder or beneficiary and shall not be entitled to any dividend or distribution the record date of which is prior to the date of such issuance.

(I)	Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to the conflict of law principles thereof.

(J)	Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be, invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(K)	Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal or non-U.S. securities laws and any other laws to which such offer, if made, would be subject.

(L)	No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

(M)	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(N)	Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(O)	Binding Effect. The terms of the Plan shall be binding upon the Company and its successors and assigns and the Participants and their legal representatives, and shall bind any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations hereunder, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(P)	No Third Party Beneficiaries. Except as expressly provided herein or therein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of any Award any rights or remedies hereunder or thereunder. The exculpation and indemnification provisions of Section 3(E) shall inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

(Q)	Additional Transfer Restrictions. No transfer or an Award by a grantee by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

SECTION 15 -Term of the Plan

(A)	Effective Date. The Plan shall be effective as of the date it has been approved by the Company’s shareholders (the “Effective Date”).

(B)	Expiration Date. No new Awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, modify, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

FINANCIAL INFORMATION AND DISCUSSION

Selected Financial and Operating Data	F-2

Management’s Discussion and Analysis	F-3

General Information	F-3

Forward Looking Statements	F-4

Financial Summary	F-4

Critical Accounting Policies	F-4

Income Statement Analysis (2002 compared to 2001)	F-13

Cumulative Effect of Changes in Accounting Principles	F-26

Business Line Review	F-26

Income Statement Analysis (2001 compared to 2000)	F-30

Balance Sheet Review	F-31

Risk Management	F-38

Other	F-50

Accounting Changes	F-51

Glossary	F-53

Consolidated Statements of Condition	F-56

Consolidated Statements of Income	F-57

Consolidated Statements of Shareholders’ Equity	F-58

Consolidated Statements of Cash Flows	F-59

Notes to Consolidated Financial Statements	F-60

Independent Auditors Report	F-107

Consolidated Average Balance Sheets and Related Yields and Rates	F-108

Consolidated Historical Statements of Income	F-110

First Tennessee National Corporation	F-1

SELECTED FINANCIAL AND OPERATING DATA

(Dollars in millions except per share data)	2002		2001		2000		1999		1998		1997

Net income before cumulative adjustment*	$376.5		$326.4		$232.6		$247.5		$226.4		$197.5
Net income	376.5		318.2		232.6		247.5		226.4		197.5

Common Stock Data
Earnings per share before cumulative adjustment*	$2.97		$2.55		$1.79		$1.90		$1.77		$1.54
Earnings per share	2.97		2.49		1.79		1.90		1.77		1.54
Diluted earnings per share before cumulative adjustment*	2.89		2.48		1.77		1.85		1.72		1.50
Diluted earnings per share	2.89		2.42		1.77		1.85		1.72		1.50
Cash dividends declared per share	1.05		.91		.88		.79		.685		.615
Year-end book value per share	13.35		11.66		10.70		9.52		8.50		7.44
Closing price of common stock per share:
High	40.45		37.25		29.06		45.19		38.06		33.75
Low	30.05		27.38		16.06		27.56		23.81		18.38
Year-end	35.94		36.26		28.94		28.50		38.06		33.38
Dividends per share/year-end closing price	2.9%		2.5%		3.0%		2.8%		1.8%		1.8%
Dividends per share/diluted earnings per share	36.3		36.7		49.7		42.7		39.8		41.0
Price/earnings ratio	12.4	x	15.0	x	16.3	x	15.4	x	22.1	x	22.3	x
Market capitalization	$4,553.9		$4,597.0		$3,744.7		$3,715.1		$4,920.8		$4,279.0
Average shares outstanding (thousands)	126,714		127,777		129,865		130,573		128,235		128,365
Period-end shares outstanding (thousands)	125,600		125,865		128,745		129,878		128,974		128,209
Volume of shares traded (thousands)	139,946		110,154		99,469		96,207		107,837		135,205

Selected Average Balances
Total assets	$20,704.0		$19,227.2		$19,325.3		$18,625.3		$16,724.7		$13,284.6
Total loans**	10,634.5		10,104.3		9,932.0		8,818.8		8,242.1		7,945.1
Investment securities	2,466.4		2,595.3		2,862.7		2,702.7		2,425.8		2,139.4
Earning assets	17,397.4		16,125.4		16,095.5		15,583.7		14,320.5		11,512.1
Deposits	13,495.2		12,421.7		12,860.8		12,302.1		10,996.4		9,207.1
Term borrowings	685.5		521.5		384.3		371.1		252.7		185.5
Shareholders’ equity	1,568.3		1,401.3		1,276.6		1,186.8		996.0		878.8

Selected Period-End Balances
Total assets	$23,823.1		$20,621.6		$18,559.6		$18,378.0		$18,738.1		$14,391.9
Total loans**	11,345.4		10,283.1		10,239.5		9,363.2		8,557.1		8,311.4
Investment securities	2,700.3		2,525.9		2,839.0		3,101.3		2,426.3		2,186.5
Earning assets	19,999.8		17,085.7		15,193.3		14,944.2		15,694.6		12,220.2
Deposits	15,713.9		13,606.3		12,188.7		11,358.7		11,723.0		9,671.8
Term borrowings	929.7		550.4		409.7		358.7		414.5		168.9
Shareholders’ equity	1,691.2		1,477.8		1,384.2		1,241.5		1,099.5		954.1

Selected Ratios
Return on average shareholders’ equity before cumulative adjustment	24.00%		23.29%		18.22%		20.86%		22.73%		22.47%
Return on average shareholders’ equity	24.00		22.71		18.22		20.86		22.73		22.47
Return on average assets before cumulative adjustment	1.82		1.70		1.20		1.33		1.35		1.49
Return on average assets	1.82		1.66		1.20		1.33		1.35		1.49
Net interest margin	4.33		4.27		3.73		3.80		3.80		4.23
Allowance for loan losses to loans**	1.27		1.46		1.36		1.44		1.54		1.47
Net charge-offs to average loans**	.93		.80		.62		.59		.46		.54
Average shareholders’ equity to average assets	7.58		7.29		6.61		6.37		5.96		6.62
Average tangible equity to average tangible assets	6.70		6.66		5.98		5.70		5.23		5.81
Average shareholders’ equity to average net loans	14.96		14.07		13.04		13.67		12.28		11.23

Return to Shareholders
Stock appreciation	(.9)%		25.3%		1.5%		(25.1)%		14.0%		78.0%
Dividend yield	2.9		3.1		3.1		2.1		2.1		3.3
Total return	2.0		28.4		4.6		(23.0)		16.1		81.3

*	Cumulative adjustment reflects the effect of changes in accounting principles related to derivatives.
**	Net of unearned income.
See accompanying notes to consolidated financial statements. Common stock data reflects the 1998 two-for-one stock split.

F-2	First Tennessee National Corporation

MANAGEMENT’S DISCUSSION AND ANALYSIS (MD&A) OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

GENERAL INFORMATION

First Tennessee National Corporation (First Tennessee) is headquartered in Memphis, Tennessee, and is a nationwide, diversified financial services institution which provides banking and other financial services to its customers through various regional and national business lines. Effective January 1, 2002, the business segment information has been adapted to better reflect First Tennessee’s strategic alignment and positioning and to conform to similar changes in internal segment reporting. Prior periods have been restated for comparability. The new segments are FTN Banking Group, First Horizon, FTN Financial, Transaction Processing, Corporate and Strategic Initiative Items. FTN Banking Group includes the Retail/Commercial Bank, Investments, Insurance, Financial Planning, Trust Services and Asset Management, Credit Card and Cash Management. This segment offers traditional banking financial services and products and also promotes comprehensive financial planning to address customer needs and desires for investments, insurance, estate planning, education funding, cash reserves and retirement goals. First Horizon includes First Horizon Home Loans, First Horizon Equity Lending and First Horizon Money Centers (the last two were previously included in the Retail/Commercial Bank). These business lines were combined to create a common focus and a stronger presence in the national market. During third quarter 2002, First Tennessee sold the loan portfolio and closed the offices of First Horizon Money Centers as part of an ongoing plan to improve long-term growth by enhancing overall business mix. See also Business Line Review and Note 2 – Divestitures/Acquisitions for additional detail. As part of the segment realignment, FTN Financial added Strategic Alliances and Correspondent Services to the existing business mix that included Capital Markets, Equity Research and Investment Banking. Strategic Alliances is a customer relationship service group formed to enhance a portfolio of innovative investment services. Correspondent Services was previously a part of the Retail/Commercial Bank. Transaction Processing continues to offer credit card merchant processing, nationwide bill payment processing, check clearing operations and other products and services. The Corporate segment includes certain corporate expenses, interest expense on trust preferred and REIT preferred stock, select components of SFAS 133 hedge ineffectiveness (see Other – Accounting for Derivative Instruments and Hedging Activities), and other items not allocated or not specifically assigned to business segments. The Strategic Initiative Items segment isolates items occurring in 2001 that were related to a strategic initiative to enhance growth and business mix, as announced by First Tennessee in 2000 (see Business Line Review for additional details).

Based on management’s best estimates, certain revenues and expenses are allocated and equity is assigned to the various segments to reflect the inherent risk in each business line. These allocations are periodically reviewed and may be revised from time to time to more accurately reflect current business conditions and risks; the previously reported amounts have been adjusted to ensure comparability.

For the purpose of this management discussion and analysis (MD&A), noninterest income (also called fee income) and total revenue exclude securities gains and losses. Net interest income has been adjusted to a fully taxable equivalent (FTE) basis for certain tax-exempt loans and investments included in earning assets. Earning assets, including loans, have been expressed as averages, net of unearned income. First Tennessee Bank National Association, the primary bank subsidiary, is also referred to as FTBNA in this discussion.

The following financial discussion should be read with the accompanying consolidated financial statements and notes. A glossary is included at the end of the MD&A to assist with terminology.

First Tennessee National Corporation	F-3

FORWARD-LOOKING STATEMENTS

Management’s discussion and analysis may contain forward-looking statements with respect to First Tennessee’s beliefs, plans, goals, expectations, and estimates. Forward-looking statements are statements that are not a representation of historical information but rather are related to future operations, strategies, financial results or other developments. The words “believe”, “expect”, “anticipate”, “intend”, “estimate”, “should”, “is likely”, “will”, “going forward”, and other expressions that indicate future events and trends identify forward-looking statements. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond a company’s control, and many of which, with respect to future business decisions and actions (including acquisitions and divestitures), are subject to change. Examples of uncertainties and contingencies include, among other important factors, general and local economic and business conditions; expectations of and actual timing and amount of interest rate movements (which can have a significant impact on a financial services institution); market and monetary fluctuations; inflation; the financial condition of borrowers and other counterparties; competition within and outside the financial services industry; geo-political developments including possible terrorist activity; technology; and new products and services in the industries in which First Tennessee operates. Other factors are those inherent in originating and servicing loans, including prepayment risks and fluctuation of collateral values and changes in customer profiles. Additionally, the actions of the Securities and Exchange Commission (SEC), the Financial Accounting Standards Board (FASB), the Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System, and other regulators; regulatory and judicial proceedings and changes in laws and regulations applicable to First Tennessee; and First Tennessee’s success in executing its business plans and strategies and managing the risks involved in the foregoing, could cause actual results to differ. First Tennessee assumes no obligation to update any forward-looking statements that are made from time to time.

FINANCIAL SUMMARY

Earnings for 2002 were $376.5 million, or $2.89 diluted earnings per share. This represents 18 percent growth from 2001 earnings of $318.2 million, or $2.42 diluted earnings per share. Return on average shareholders’ equity and return on average assets for 2002 were 24.0 percent and 1.82 percent, respectively, and were 22.7 percent and 1.66 percent in 2001. Total assets were $23.8 billion, shareholders’ equity was $1.7 billion and market capitalization was $4.6 billion on December 31, 2002, compared to $20.6 billion, $1.5 billion and $4.6 billion, respectively, on December 31, 2001.

CRITICAL ACCOUNTING POLICIES

APPLICATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

First Tennessee’s accounting policies are fundamental to understanding management’s discussion and analysis of financial condition and results of operations. The consolidated financial statements of First Tennessee are prepared in conformity with accounting principles generally accepted in the United States and follow general practices within the industries in which it operates. The preparation of the financial statements requires management to make certain judgments and assumptions in determining accounting estimates. Accounting estimates are considered critical if (a) the estimate requires management to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (b) different estimates reasonably could have been used in the current period, or changes in the accounting estimate are reasonably likely to occur from period to period, that would have a material impact on the presentation of First Tennessee’s financial condition, changes in financial condition or results of operations. Management believes that the items discussed below are properly recorded in the financial statements for all periods presented.

F-4	First Tennessee National Corporation

Management believes the following critical accounting policies are both important to the portrayal of the company’s financial condition and results of operations and require subjective or complex judgments. Management has discussed with the Board of Directors’ Audit Committee these critical accounting policies, including the development, selection and disclosure of the critical accounting estimates. These judgments about critical accounting estimates are based on information available as of the date of the financial statements.

Mortgage Servicing Rights and Other Related Retained Interests

When First Horizon Home Loans sells mortgage loans in the secondary market to investors, it generally retains the right to service the loans sold in exchange for a servicing fee that is collected over the life of the loan as the payments are received from the borrower. The expected present value of the anticipated cash flows received for servicing the loan, net of the estimated costs of servicing the loan, is capitalized as an asset known as mortgage servicing rights (MSR’s) on the Consolidated Statements of Condition. In certain cases, when First Horizon Home Loans sells mortgage loans in the secondary market, it retains an interest in the mortgage loans sold primarily through interest-only certificates. Interest-only certificates are financial assets, which represent rights to receive earnings from serviced assets that exceed contractually specified servicing fees.

MSR Estimated Fair Value

The fair value of MSR’s typically rises as market interest rates increase and declines as market interest rates decrease; however, the extent to which this occurs depends in-part on (1) the magnitude of changes in market interest rates, and (2) the differential between the then current market interest rates for mortgage loans and the mortgage interest rates included in the mortgage servicing portfolio.

Since sales of MSR’s tend to occur in private transactions and the precise terms and conditions of the sales are typically not readily available, there is a limited market to refer to in determining the fair value of MSR’s. As such, like other participants in the mortgage banking business, First Horizon Home Loans relies primarily on a discounted cash flow model to estimate the fair value of its MSR’s. This model calculates estimated fair value of the MSR’s using numerous tranches of MSR’s, which share similar key characteristics, such as interest rates, type of product (fixed vs. variable), age (new, seasoned, moderate), agency type and other factors. First Horizon Home Loans uses assumptions in the model that it believes are comparable to those used by other participants in the mortgage banking business and reviews estimated fair values and assumptions with third-party brokers and other service providers on a quarterly basis. First Horizon Home Loans also compares its estimates of fair value and assumptions to recent market activity and against its own experience.

Estimating the cash flow components of net servicing income from the loan and the resultant fair value of the MSR requires First Horizon Home Loans to make several critical assumptions based upon current market and loan production data.

Prepayment speeds: Generally, when market interest rates decline and other factors favorable to prepayments occur there is a corresponding increase in actual and expected borrower prepayments as customers refinance existing mortgages under more favorable interest rate terms. When a mortgage loan is prepaid, or is expected to prepay faster than originally expected, the anticipated cash flows associated with servicing that loan are terminated or reduced, resulting in a reduction, or impairment, to the fair value of the capitalized MSR. To estimate prepayment speeds, First Horizon Home Loans utilizes a third-party prepayment model, which is based upon statistically derived data linked to certain key principal indicators involving historical borrower prepayment activity associated with mortgage loans in the secondary market, current market interest rates and other factors. For purposes of model valuation, estimates are made for each product type within the MSR portfolio on a monthly basis.

Discount rate: Represents the rate at which the expected cash flows are discounted to arrive at the net present value of servicing income. Estimated discount rates will change with market conditions (i.e., supply vs. demand) and be reflective of the yields expected to be earned by market participants investing in MSR’s.

First Tennessee National Corporation	F-5

Cost to service: Expected costs to service are estimated based upon the costs that a market participant would use in evaluating the potential acquisition of MSR’s.

Float income: Estimated float income is driven by expected float balances (principal and interest payments that are held pending remittance to the investor) and current market interest rates, including the thirty day London Inter-Bank Offered Rate (LIBOR) and five-year swap interest rates, which are updated on a monthly basis for purposes of estimating the fair market value of MSR’s.

First Horizon Home Loans engages in a process referred to as “price discovery” on a monthly basis to assess the reasonableness of the estimated fair value of MSR’s. Price discovery is conducted through a process of obtaining the following information: (a) monthly informal valuation of the servicing portfolio by a prominent mortgage-servicing broker, and (b) a collection of surveys and benchmarking data available through third party participants in the mortgage banking business. Although there is no single source of market information that can be relied upon to assess the fair value of MSR’s, First Horizon Home Loans reviews all information obtained during price discovery to determine whether the estimated fair value of MSR’s is reasonable when compared to market information. On December 31, 2002, 2001 and 2000, based upon the information obtained through price discovery, First Horizon Home Loans determined that its MSR’s valuations and assumptions were within the acceptable range compared to its peers.

The overall assessment of the estimated fair value of MSR’s is submitted monthly for review by the First Horizon Risk Management Committee (FHRMC). The FHRMC is responsible for approving the critical assumptions used by management to determine the estimated fair value of First Horizon Home Loans’ MSR’s. Each quarter, First Tennessee’s MSR Committee reviews the original valuation, impairment, and the initial capitalization rates for newly originated MSR’s. In addition, the Executive Committee of First Tennessee’s board of directors reviews the initial capitalization rates and approves the calculation of amortization expense.

MSR’s are included on the Consolidated Statements of Condition, net of accumulated amortization. The changes in fair value of MSR’s are included as a component of Mortgage Banking – Noninterest Income on the Consolidated Statements of Income.

Hedging the Fair Value of MSR’s

In order to provide protection from a decline in the fair value of MSR’s, First Horizon Home Loans employs a hedging strategy. This strategy uses derivative financial instruments expected to change in fair value in response to changes in a certain benchmark interest rate (specifically, the 10-year LIBOR) in amounts which will substantially offset the change in fair value of certain MSR’s. On December 31, 2002 and 2001, hedged MSR’s approximated 90 percent and 99 percent of the total MSR portfolio, as measured on a dollar at risk basis. In order to substantially hedge the change in fair value of the hedged MSR’s, First Horizon Home Loans generally maintains a coverage ratio (the ratio of the notional amount of derivatives to the carrying amount of the hedged MSR’s) approximating 100 percent of the hedged MSR portfolio. As noted above, to the extent that actual borrower prepayments do not react as anticipated by the prepayment model (i.e., the historical data observed in the model does not correspond to actual market activity), it is possible that the prepayment model could fail to accurately predict mortgage prepayments and could result in significant earnings volatility. Pursuant to SFAS No. 133, in any hedge period the difference between the change in fair value of the hedged MSR, attributed to the change in the benchmark interest rate, and the change in fair value of the derivatives used to hedge the change in fair value of the MSR’s is recognized as gains or losses in current earnings. First Horizon Home Loans generally attempts to hedge 100 percent of the exposure to a change in the fair value of the hedged MSR’s attributed to a change in the benchmark interest rate, which requires a regular assessment of the amount of derivative financial instruments required to maintain a 100 percent hedge ratio. On December 31, 2002 and 2001, the hedge coverage ratio was approximately 100 percent of the hedged MSR portfolio.

As further discussed in the Notes to Consolidated Financial Statements, certain components of the fair value of derivatives used to hedge certain MSR’s are excluded from the assessment of hedge effectiveness. Although those amounts are excluded from the assessment of hedge effectiveness, they are included as a component of current earnings in the Consolidated Statements of Income.

F-6	First Tennessee National Corporation

The derivative financial instruments used to hedge the change in fair value of hedged MSR’s primarily include interest rate floors, interest rate swaps, swaptions and forward purchase contracts of mortgage backed securities (known as “to be announced” mortgage backed securities, or TBA’s).

First Horizon Home Loans generally experiences increased loan origination and production in periods of low interest rates, which result in the capitalization of new MSR’s associated with new production – this provides for a “natural hedge” in the mortgage banking business cycle. The “replenishment rate” during 2002 – meaning the ratio of new loans originated for every existing customer mortgage loan that prepays – was almost two to one, which includes the retention of existing First Horizon Home Loans customers who prepay their mortgage loans. First Horizon Home Loans capitalized $401.9 million of MSR’s during 2002, thereby providing a significant offset to the impairment charges recognized related to MSR’s. This new production volume contributed significantly to the overall positive results experienced during 2002, despite record prepayments and significant MSR’s impairment charges (see Table 1 for additional information). New production and origination does not prevent First Horizon Home Loans from recognizing impairment expense on existing servicing rights as a result of prepayments; rather, the new production volume results in loan origination fees and the capitalization of MSR’s as a component of realized gains related to the sale of such loans in the secondary market, thus the “natural hedge” which tends to offset a portion of the MSR’s impairment charges during a period of low interest rates. In a period of increased borrower prepayments, impairment can be significantly offset by a strong replenishment rate and strong net margins on new loan originations. To the extent that First Horizon Home Loans is unable to maintain a strong replenishment rate, or in the event that the net margin on new loan originations declines from historical experience, the value of the natural hedge may diminish, thereby significantly impacting the results of operations in a period of increased borrower prepayments.

First Horizon Home Loans does not specifically hedge the change in fair value of MSR’s attributed to other risks, including anticipated prepayments (representing the difference between actual prepayment experience and estimated prepayments derived from the model, as described above), basis risk (meaning, the risk that changes in the benchmark interest rate may not correlate to changes in the mortgage market interest rates), discount rates, cost to service and other factors. To the extent that these other factors result in changes to the fair value of MSR’s, First Horizon Home Loans experiences volatility in current earnings due to the fact that these risks are not currently hedged.

Actual vs. Estimated MSR’s Critical Assumptions

As discussed above, the estimate of the cash flow components of net servicing income associated with MSR’s requires management to make several critical assumptions based upon current market and loan production data, including prepayment speeds, discount rate, cost to service and float income. Inherent in estimating such assumptions are uncertainties associated with the mortgage banking business (primarily, the change in market interest rates which vary significantly due to multiple economic and non-economic factors) as well as the composition of the MSR portfolio, which is not static and changes significantly based upon the production and sale of new loans, customer prepayment experience and other factors. As a result, the estimated assumptions used to value MSR’s – particularly the estimate of prepayment speeds – can vary significantly from actual experience, resulting in the recognition of additional impairment charges in current earnings. Table 1 provides a summary of actual and estimated weighted average prepayment speeds and float income used in determining the estimated fair value of MSR’s for the years ended December 31, 2002, 2001 and 2000.

During 2002, 2001 and 2000, impairment charges associated with MSR’s of $150.2 million, $115.4 million and $31.2 million, respectively, were recognized, which were principally associated with differences between actual and estimated prepayment speeds and other factors, including basis risk associated with benchmark interest rates and actual float income earnings. The decrease in value of MSR’s was significantly offset by an expected increase in value of the derivative financial instruments used to hedge the change in fair value of the hedged MSR’s (see Table 6 - MSR’s net hedge results).

Although the estimates of discount rates, cost to service and float income assumptions used in determining the estimated fair value of MSR’s can vary from actual experience, such differences have not been material for the years ended December 31, 2002, 2001 and 2000.

First Tennessee National Corporation	F-7

Table 1 summarizes First Horizon Home Loans’ MSR’s activity and critical assumptions for the years ended December 31, 2002, 2001 and 2000.

Table 1 - MSR’s Activity and Critical Assumptions

(Dollars in millions)	2002	2001	2000

Mortgage servicing income	$168.0	$157.1	$161.5
Originated mortgage servicing rights, net	401.9	232.3	169.9
Amortization	(117.8)	(109.3)	(81.6)
Impairment	(150.2)	(115.4)	(31.2)
MSR net hedge loss	-	-	(47.7)
MSR hedge ineffectiveness, net*	100.8	33.8	-

Prepayment speeds
Actual	42.7%	34.5%	9.6%
Estimated**	42.9	24.8	9.7
Float income
Actual	$41.7	$45.2	$37.7
Estimated	36.8	38.5	39.4

*	MSR hedge ineffectiveness is expressed net of time decay of MSR’s hedges.
**	Estimated prepayment speeds represent monthly average prepayment speed estimates for each of the years presented.

Interest-Only Certificates Fair Value

Consistent with MSR’s, the fair value of an interest-only certificate typically rises as market interest rates increase and declines as market interest rates decrease. Additionally, similar to MSR’s, the market for interest-only certificates is limited, and the precise terms of transactions involving interest-only certificates are not typically readily available. Accordingly, First Horizon Home Loans relies primarily on a discounted cash flow model to estimate the fair value of its interest-only certificates.

Estimating the cash flow components and the resultant fair value of the interest-only certificates requires First Horizon Home Loans to make certain critical assumptions based upon current market and loan production data. The primary critical assumptions used by First Horizon Home Loans to estimate the fair value of interest-only securities include prepayment speeds and discount rates, as discussed above. First Horizon Home Loans interest-only certificates are included as a component of trading securities on the Consolidated Statements of Condition, with realized and unrealized gains and losses included in current earnings as a component of mortgage banking income on the Consolidated Statements of Income.

Hedging the Fair Value of Interest-Only Certificates

First Horizon Home Loans employs an economic hedging strategy, which uses derivative financial instruments expected to change in fair value in response to changes in a certain benchmark interest rate (specifically, the 10-year LIBOR) in amounts which will substantially offset the change in fair value of certain interest-only certificates. First Horizon Home Loans’ hedging strategy for interest-only certificates does not qualify for hedge accounting under SFAS No. 133 and, accordingly, realized and unrealized gains and losses associated with the change in fair value of derivatives used to hedge interest-only securities are included in current earnings on the Consolidated Statements of Income. The extent to which the change in fair value of interest-only securities is offset by the change in fair value of the derivatives used to hedge these instruments depends primarily on the hedge coverage ratio maintained by First Horizon Home Loans. Also, as noted above, to the extent that actual borrower prepayments do not react as anticipated by the prepayment model (i.e., the historical data observed in the model does not correspond to actual market activity), it is possible that the prepayment model could fail to accurately predict mortgage prepayments, which could significantly impact First Horizon Home Loans’ ability to effectively hedge certain components of the change in fair value of interest-only certificates and could result in

F-8	First Tennessee National Corporation

significant earnings volatility. The derivative financial instruments used to hedge the change in fair value of hedged interest-only certificates primarily include interest rate floors, interest rate swaps, swaptions and TBA’s.

Pipeline and Warehouse

During the period of loan origination, and prior to the sale of mortgage loans in the secondary market, First Horizon Home Loans has exposure to mortgage loans that are in the “mortgage pipeline” and the “mortgage warehouse”. The mortgage pipeline consists of loan applications that have been received, but have not yet closed as loans. Pipeline loans are either “floating” or “locked”. A floating pipeline loan is one on which an interest rate has not been locked by the borrower. A locked pipeline loan is one on which the potential borrower has set the interest rate for the loan by entering into an interest rate lock commitment (IRLC) resulting in interest rate risk to First Horizon Home Loans. Once a mortgage loan is closed and funded, it is included within the mortgage warehouse, or the “inventory” of mortgage loans that are awaiting sale and delivery into the secondary market. First Horizon Home Loans is also exposed to credit risk while a mortgage loan is in the warehouse.

An IRLC binds First Horizon Home Loans to lend funds to the potential borrower at the set interest rate, which expires on a fixed date regardless of whether or not interest rates change in the market. IRLC’s generally have a term of up to 60-days before the closing of the loan. The IRLC, however, does not bind the potential borrower to entering into the loan, nor does it guarantee that First Horizon Home Loans will approve the potential borrower for the loan. Therefore, First Horizon Home Loans makes estimates of expected “fallout” (locked pipeline loans not expected to close), to estimate expected exposure to interest rate risk. Fallout can occur for a variety of reasons including falling rate environments when a borrower will abandon an IRLC at one lender and enter into a new lower IRLC at another, when a borrower is not approved as an acceptable credit by the lender, or for a variety of other non-economic reasons. Expected fallout is estimated by management based upon actual cumulative historical fallout rates. Note that once a loan is closed, the risk of fallout is eliminated and the associated mortgage loan is included in the mortgage loan warehouse. Under SFAS No. 133, IRLC’s qualify as derivative financial instruments and, therefore, the changes in fair value of IRLC’s are included in current earnings in the Consolidated Statements of Income.

Like other participants in the mortgage banking business, First Horizon Home Loans relies primarily on an internal valuation model and one of several industry valuation techniques to estimate the fair value of IRLC’s and the mortgage warehouse. This model calculates the estimated fair value using tranches of mortgage loans that are determined to share similar key characteristics, including product type and interest rate bands. For purposes of determining the market interest rates for forward commitments to sell mortgage loans in the secondary market, First Horizon Home Loans obtains market interest rates from independent third parties, which represent actual trade activity in the secondary market. For purposes of determining the fair value of IRLC’s, management utilizes the median broker price information obtained in the secondary market, resulting in an asset with an estimated fair value of $59.9 million and a liability with an estimated fair value of $2.0 million on December 31, 2002 and 2001, respectively.

To hedge against changes in fair value of the mortgage pipeline and warehouse due to changes in interest rates, First Horizon Home Loans utilizes various derivative financial instruments, which management expects will experience changes in fair value opposite to the change in fair value of the loans in the pipeline and warehouse, thus minimizing earnings volatility. The instruments and techniques used to hedge the pipeline and warehouse include forward sales commitments and other interest rate derivatives. The extent to which First Horizon Home Loans is able to economically hedge changes in the mortgage pipeline depends largely on the hedge coverage ratio that is maintained relative to mortgage loans in the pipeline. The hedge ratio can change significantly due to changes in market interest rates and the associated forward commitment prices for sales of mortgage loans in the secondary market. Increases or decreases in the hedge coverage ratio can result in significant earnings volatility to First Horizon Home Loans. First Horizon Home Loans does not specifically hedge the change in fair value of the mortgage pipeline attributed to other risks, including basis risk and other factors.

First Tennessee National Corporation	F-9

Foreclosure Reserves

As discussed above, First Horizon Home Loans typically originates mortgage loans with the intent to sell those loans to Government Sponsored Enterprises (GSE’s) and other private investors in the secondary market. Certain of the mortgage loans are sold with limited or full recourse in the event of foreclosure. On December 31, 2002 and 2001, approximately $4.5 billion and $5.1 billion of mortgage loans were outstanding which were sold under limited recourse arrangements. On December 31, 2002 and 2001, approximately $175.9 million and $211.1 million of mortgage loans were outstanding which were sold under full recourse arrangements.

Loans sold with limited recourse include loans sold under government guaranteed mortgage loan programs including Department of Housing and Urban Development (HUD), Federal Housing Administration (FHA) and Veterans Administration (VA). First Horizon Home Loans continues to absorb limited risk of credit losses in the event of foreclosure of the mortgage loan sold. Generally, the amount of recourse liability in the event of foreclosure is determined based upon the respective government program and/or the sale or disposal of the foreclosed property collateralizing the mortgage loan. Another instance of limited recourse is the VA/No bid. In this case, the VA guarantee is limited and First Horizon Home Loans may be required to fund any deficiency in excess of the VA guarantee if the loan goes to foreclosure.

Loans sold with full recourse generally include mortgage loans sold to investors in the secondary market which are uninsurable under government guaranteed mortgage loan programs, due to issues associated with underwriting activities, documentation or other concerns.

Management closely monitors historical experience, borrower payment activity, current economic trends and other risk factors, and establishes a reserve for foreclosure losses for loans sold with limited and full recourse which management believes is sufficient to cover incurred foreclosure losses in the portfolio. The reserve for foreclosure losses is based upon a historical progression model using a rolling 12-month average, which predicts the probability of a mortgage loan entering foreclosure. In addition, other factors are considered, including qualitative and quantitative factors (e.g., current economic conditions, past collection experience, risk characteristics of the current portfolio and other factors), which are not defined by historical loss trends. Table 2 provides a summary of reserves for foreclosure losses for the years ended December 31, 2002, 2001 and 2000.

Table 2 - Reserves for Foreclosure Losses

(Dollars in millions)	2002	2001	2000

Beginning balance	$25.2	$17.8	$14.1
Provision for foreclosure losses	19.1	15.7	10.1
Charge-offs	(17.5)	(11.2)	(10.1)
Recoveries	6.2	2.9	3.7

Ending balance	$33.0	$25.2	$17.8

Allowance for Loan Losses

Management’s policy is to maintain the allowance for loan losses at a level sufficient to absorb estimated probable incurred losses in the loan portfolio. Management performs periodic and systematic detailed reviews of its loan portfolio to identify trends and to assess the overall collectibility of the loan portfolio. Accounting standards require that loan losses be recorded when management determines it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Management believes the accounting estimate related to the allowance for loan losses is a “critical accounting estimate” because: changes in it can materially affect the provision for loan losses and net income, it requires management to predict borrowers’ likelihood or capacity to repay, and it requires management to distinguish between losses incurred as of a balance sheet date and losses expected to be incurred in the future. Accordingly, this is a highly subjective process and requires significant judgment since it is often difficult to determine when specific loss events may

F-10	First Tennessee National Corporation

actually occur. The allowance for loan losses is increased by the provision for loan losses and recoveries and is decreased by charged-off loans. This critical accounting estimate applies primarily to the FTN Banking Group, First Horizon and FTN Financial business segments.

First Tennessee’s methodology for estimating the allowance for loan losses is not only critical to the accounting estimate, but to the credit risk management function as well. Key components of the estimation process are as follows: (1) commercial loans determined by management to be individually impaired loans are evaluated individually and specific reserves are determined based on the difference between the outstanding loan amount and the estimated net realizable value of the collateral (if collateral dependent) or the present value of expected future cash flows; (2) individual commercial loans not considered to be individually impaired are segmented based on similar credit risk characteristics (a summary is provided in Table 21) and evaluated on a pool basis; (3) retail loans are segmented based on loan types; (4) reserve rates for each portfolio segment are calculated based on historical charge-offs and are adjusted by management to reflect current events, trends and conditions (including economic factors and trends); and (5) management’s estimate of probable incurred losses reflects the reserve rate applied against the balance of loans in each segment of the loan portfolio.

Principal loan amounts are charged off against the allowance for loan losses in the period in which the loan or any portion of the loan is deemed to be uncollectible.

First Tennessee believes that the critical assumptions underlying the accounting estimate made by management include: (i) the commercial loan portfolio has been properly risk graded based on information about borrowers in specific industries and specific issues with respect to single borrowers; (ii) borrower specific information made available to First Tennessee is current and accurate; (iii) the loan portfolio has been segmented properly and individual loans have similar credit risk characteristics and will behave similarly; (iv) no significant loss events have occurred that management should consider at the time of assessing the adequacy of the allowance for loan losses; (v) the economic factors utilized in the allowance for loan losses estimate are used as a measure of actual incurred losses; (vi) the period of history used for historical loss factors is indicative of the current environment; and (vii) the reserve rates, as well as other adjustments estimated by management for current events, trends, and conditions, utilized in the process reflect an estimate of losses that have been incurred as of the date of the financial statements.

While management uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses and methodology may be necessary if economic or other conditions differ substantially from the assumptions used in making the estimates or, if required by regulators, based upon information at the time of their examinations. Such adjustments (discussed below) to original estimates, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels vary from previous estimates.

On December 31, 2001, and in all prior periods, management recorded as a component of its allowance for loan losses a general reserve to reflect management’s estimate of additional probable losses that have been incurred but not specifically identified in the commercial portfolio. This reserve helped to minimize the risks related to the imprecision inherent in the underwriting and grading process and provided for other factors not considered in computation of reserve rates applied to loan pools. In 2002 management decided to specifically quantify risks previously identified and provided for by the general reserve and adjust reserve rates accordingly to reserve for these items in the appropriate pools, and will no longer separately present a general reserve as a component of the allowance for loan losses. As a result of this decision, management has presented the prior period’s reserve to reflect this methodology change (see Table 21). Except as noted in this paragraph, there have been no significant changes to the methodology for the three years in the period ended December 31, 2002. The change in reserve rates is a function of the consistent application of the current methodology and those changes are further discussed in the Credit Risk Management/Asset Quality section.

First Tennessee National Corporation	F-11

Goodwill and Assessment of Impairment

First Tennessee’s policy is to assess goodwill for impairment at the reporting unit level on an annual basis or between annual assessments if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. Accounting standards require management to estimate the fair value of each reporting unit in making the annual assessment of impairment. Upon adoption of the new accounting standards on January 1, 2002, goodwill is no longer amortized with a periodic charge to earnings. First Tennessee performed the initial impairment test as of January 1, 2002. Subsequent to the initial evaluation, the annual impairment test will be performed each year as of October 1. The valuations as of January 1, 2002, and October 1, 2002, indicated no goodwill impairment for any of the reporting units.

Management believes the accounting estimates associated with determining fair value as part of the goodwill impairment test is a “critical accounting estimate” because estimates and assumptions are made about First Tennessee’s future performance and cash flows, as well as other prevailing market factors (interest rates, economic trends, etc.). First Tennessee’s policy allows management to make the determination of fair value using internal cash flow models or by engaging independent third parties. If a charge to operations for impairment results, this amount would be reported separately as a component of noninterest expense. This critical accounting estimate applies to the FTN Banking Group, First Horizon, FTN Financial, and Transaction Processing business segments. Reporting units have been defined as the same level as the operating business segments.

The impairment testing process conducted by First Tennessee begins by assigning net assets and goodwill to each reporting unit. First Tennessee then completes “step one” of the impairment test by comparing the fair value of each reporting unit (as determined based on the discussion below) with the recorded book value (or “carrying amount”) of its net assets, with goodwill included in the computation of the carrying amount. If the fair value of a reporting unit exceeds its carrying amount, goodwill of that reporting unit is not considered impaired, and “step two” of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its fair value, step two of the impairment test is performed to determine the amount of impairment. Step two of the impairment test compares the carrying amount of the reporting unit’s goodwill to the “implied fair value” of that goodwill. The implied fair value of goodwill is computed by assuming all assets and liabilities of the reporting unit would be adjusted to the current fair value, with the offset as an adjustment to goodwill. This adjusted goodwill balance is the implied fair value used in step two. An impairment charge is recognized for the amount by which the carrying amount of goodwill exceeds its implied fair value.

As noted above, a key estimate made by management during the assessment of impairment is the fair value of each reporting unit. During first quarter 2002, First Tennessee engaged an independent valuation firm to compute the fair value estimates of each reporting unit as part of its initial impairment assessment as of January 1, 2002. The independent valuation utilized three separate valuation methodologies and applied a weighted average to each methodology in order to determine fair value for each reporting unit. As of October 1, 2002, First Tennessee performed an internal analysis of each reporting unit to determine whether impairment existed at that date.

In connection with obtaining the independent valuation, management provided certain data and information that was utilized by the third party in their determination of fair value. This information included the 2002 budget and forecasted earnings of First Tennessee. Management believes that this information is a critical assumption underlying the estimate of fair value. The independent third party made other assumptions critical to the process, including discount rates, asset and liability growth rates, and other income and expense estimates, through discussions with management. Even though the January 1, 2002, impairment analysis was obtained from an independent third party, management may elect to perform these valuations internally in the future.

While management uses the best information available to estimate future performance for each reporting unit, future adjustments to management’s projections may be necessary if economic conditions differ substantially from the assumptions used in making the estimates.

F-12	First Tennessee National Corporation

Contingent Liabilities

A liability is contingent if the amount is not presently known, but may become known in the future as a result of the occurrence of some uncertain future event. First Tennessee estimates its contingent liabilities based on management’s estimates about the probability of outcomes and their ability to estimate the range of exposure. Accounting standards require that a liability be recorded if management determines that it is probable that a loss has occurred and the loss can be reasonably estimated. In addition, it must be probable that the loss will be confirmed by some future event. As part of the estimation process, management is required to make assumptions about matters that are by their nature highly uncertain.

The assessment of contingent liabilities, including legal contingencies and income tax liabilities, involves the use of critical estimates, assumptions and judgments. Management’s estimates are based on their belief that future events will validate the current assumptions regarding the ultimate outcome of these exposures. However, there can be no assurance that future events, such as court decisions or I.R.S. positions, will not differ from management’s assessments. Whenever practicable, management consults with third party experts (attorneys, accountants, claims administrators, etc.) to assist with the gathering and evaluation of information related to contingent liabilities. Based on internally and/or externally prepared evaluations, management makes a determination whether the potential exposure requires accrual in the financial statements.

Note 1 – Summary of Significant Accounting Policies provides more detail on the accounting policies applied in the preparation of First Tennessee’s financial statements.

INCOME STATEMENTS ANALYSIS – 2002 COMPARED TO 2001

Earnings in 2002, were $376.5 million, an increase of 18 percent from $318.2 million earned in 2001. Diluted earnings per common share were $2.89 in 2002, an increase of 19 percent from the $2.42 earned in 2001. Earnings per common share were $2.97 in 2002, up 19 percent from the $2.49 earned in 2001. Return on average assets (ROA) was 1.82 percent in 2002 compared with 1.66 percent in 2001. Return on average shareholders’ equity (ROE) was 24.0 percent in 2002 compared with 22.7 percent in 2001.

On December 31, 2002, First Tennessee was ranked as one of the top 50 bank holding companies nationally in market capitalization ($4.6 billion) and total assets ($23.8 billion). On December 31, 2001, market capitalization was $4.6 billion and total assets were $20.6 billion.

Total revenue grew 18 percent to $2,304.3 million from $1,952.4 million in 2001, with a 23 percent increase in fee income (noninterest income excluding securities gains and losses) and a 10 percent increase in net interest income.

NONINTEREST INCOME

Fee income provides the majority of First Tennessee’s revenue. During 2002 fee income increased 23 percent, to $1,550.3 million from $1,263.9 million, and contributed 67 percent to total revenue in 2002 compared with 65 percent in 2001. The December 31, 2001, acquisition of Synaxis Group, Inc. (Synaxis), a commercial insurance broker, impacted the results of 2002, adding $39.0 million to noninterest income. Excluding the impact of Synaxis in 2002, total fee income would have increased 20 percent. Table 3 provides six years of detailed information concerning First Tennessee’s noninterest income. The following discussion provides additional information on various line items reported in the table.

First Tennessee National Corporation	F-13

Table 3 - Analysis of Noninterest Income

							Compound Annual
							Growth Rates (%)

(Dollars in thousands)	2002	2001	2000	1999	1998	1997	02/01	02/97

Noninterest income:
Mortgage banking	$665,837	$449,647	$238,031	$479,886	$449,514	$287,812	48.1 +	18.3 +
Capital markets	447,359	343,647	117,870	126,835	147,353	98,310	30.2 +	35.4 +
Deposit transactions and cash management	143,315	133,631	116,080	106,240	90,444	86,047	7.2 +	10.7 +
Insurance premiums and commissions	50,446	16,844	12,203	10,912	8,725	6,457	199.5 +	50.9 +
Merchant processing	48,403	45,426	48,232	49,711	37,462	32,111	6.6 +	8.6 +
Trust services and investment management	48,369	56,705	65,817	59,807	51,198	40,941	14.7 -	3.4 +
Divestitures	4,550	80,357	157,635	4,246	567	–	NM	NM
Equity securities gains/(losses), net	(9,435)	(3,290)	754	2,313	3,940	(854)	NM	NM
Debt securities gains/(losses), net	255	(1,041)	(4,961)	(56)	36	141	NM	NM
All other income:
Other service charges	21,204	24,932	23,199	17,430	14,863	10,474	15.0 -	15.1 +
Cardholder fees	20,145	20,137	29,666	25,579	21,046	19,833	–	.3 +
Check clearing fees	13,180	11,615	11,129	11,143	9,199	13,043	13.5 +	.2 +
Other	87,437	81,026	97,019	76,173	42,304	31,496	7.9 +	22.7 +

Total other income	141,966	137,710	161,013	130,325	87,412	74,846	3.1 +	13.7 +

Total noninterest income	$1,541,065	$1,259,636	$912,674	$970,219	$876,651	$625,811	22.3 +	19.8 +

Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Due to the variable nature of these items the growth rate is considered to be not meaningful.

Mortgage Banking

First Horizon Home Loans, an indirect subsidiary of First Tennessee and the major component of the First Horizon business segment, offers residential mortgage banking products and services to customers, which consist primarily of the origination or purchase of single-family residential mortgage loans for sale to secondary market investors and the subsequent servicing of those loans.

First Horizon Home Loans originates mortgage loans through its retail and wholesale operations and also purchases mortgage loans from third-party mortgage bankers (known as “correspondent brokers”). Table 4 provides a summary of First Horizon Home Loans’ production/origination of mortgage loans during 2002, 2001 and 2000.

Table 4 - Production/Origination of Mortgage Loans

	2002	2001	2000

Retail channel	57.0%	55.0%	53.0%
Wholesale channel	33.0	33.0	33.0
Correspondent brokers	10.0	12.0	14.0

In 2002, First Horizon Home Loans received fees derived from the mortgage origination process (loan origination fees, profits from the sale of loans, flow sales of MSR’s, and other secondary marketing activities) of

F-14	First Tennessee National Corporation

$642.9 million (weighted average origination fee of 181.7 basis points) and incurred direct costs of $446.8 million (weighted average origination expense of 126.3 basis points). This compares with fees from the mortgage origination process of $469.9 million (weighted average origination fee of 178.9 basis points) and incurred direct costs of $343.1 million (weighted average origination expense of 130.7 basis points) in 2001.

The secondary market for mortgages allows First Horizon Home Loans to sell mortgage loans to investors, including GSE’s, such as Freddie Mac, Fannie Mae and Ginnie Mae. Many private investors are also active in the secondary market as issuers and investors. The majority of First Horizon Home Loans’ mortgage loans are sold through transactions with GSE’s. The risk of credit loss with regard to the principal amount of the loans sold is generally transferred to investors upon sale to the secondary market. To the extent that transferred mortgage loans are subsequently determined not to meet the agreed-upon qualifications or criteria, the purchaser has the right to return those loans to First Horizon Home Loans. In addition, certain mortgage loans are sold to investors with limited or full recourse in the event of mortgage foreclosure. (Refer to discussion of foreclosure reserves under Critical Accounting Policies.)

When First Horizon Home Loans sells mortgage loans in the secondary market to investors, it generally retains the right to service the loans sold in exchange for a servicing fee that is collected over the life of the loan as the payments are received from the borrower. The expected present value of the anticipated cash flows received for servicing the loan, net of the estimated costs of servicing the loan, is capitalized as an asset known as MSR’s on the Consolidated Statements of Condition (refer to discussion of MSR’s under Critical Accounting Policies). During 2002, First Horizon Home Loans originated $401.9 million of MSR’s in connection with sales of mortgage loans in the secondary market compared to $232.3 million in 2001. During 2001 a significant portion of the rights to service mortgage loans was sold under a flow servicing sale agreement. On December 31, 2002 and 2001, the total outstanding principal amount of First Horizon Home Loans’ servicing portfolio aggregated $56.0 billion and $45.5 billion, respectively, which places them among the top 20 servicers in the mortgage industry as reported by Inside Mortgage Finance.

In certain cases, when mortgage loans are sold in the secondary market, First Horizon Home Loans retains an interest in the mortgage loans sold through an interest-only or principal-only certificate. During 2002, $124.8 million and $1.5 million of interest-only and principal-only certificates, respectively, were retained through the sale of mortgage loans in the secondary markets. This compares to $98.3 million of interest-only and no principal-only certificates retained in 2001.

Table 5 provides the fair value of First Horizon Home Loans’ retained interests in mortgage loans sold in the secondary market on December 31, 2002, 2001 and 2000.

Table 5 - Fair Value of Retained Interests

(Dollars in millions)	2002	2001	2000

Mortgage servicing rights*	$464.1	$685.0	$765.1
Interest-only securities**	109.7	125.8	146.9
Principal-only securities	3.9	4.9	4.2

*	Excludes hedge assets and liabilities with a net asset balance of $288.0 million and $69.2 million as of December 31, 2002 and 2001, respectively, which are included as components of capital markets receivables and other assets and capital markets payables and other liabilities.
**	Excludes derivative assets and liabilities with a net asset balance of $53.1 million and $10.8 million as of December 31, 2002 and 2001, respectively, which are included as components of capital markets receivables and other assets and capital markets payables and other liabilities.

Origination fees and gains or losses from the sale of loans are recognized at the time a mortgage loan is sold into the secondary market. A portion of the gain or loss is recognized at the time an IRLC is made to the customer. Secondary marketing activities include gains or losses from secondary marketing trading gains, product pricing decisions, and gains or losses from the sale of loans into the secondary market including the capitalized net present value of the MSR’s. As discussed under Critical Accounting Policies, First Horizon Home

First Tennessee National Corporation	F-15

Loans employs hedging strategies intended to counter a change in the value of its MSR’s through changing interest rate environments. MSR’s hedge gains/(losses) reflect effects of hedging including servicing rights net value changes (see Other - Accounting for Derivative Instruments and Hedging Activities). Other income includes income from the foreclosure repurchase program, bulk sales of MSR’s, and other miscellaneous items. Mortgage trading securities gains/(losses) relate to market value adjustments primarily on interest-only strips that are classified as trading securities beginning in 2001 and related hedges. As shown in Table 6, total mortgage banking fee income increased 48 percent in 2002.

Table 6 - Mortgage Banking

				Compound Annual
				Growth Rates (%)

(Dollars and volume in millions)	2002	2001	2000	02/01	02/00

Noninterest income:
Loan origination fees	$243.6	$190.9	$127.2	27.6+	38.4+
Secondary marketing activities	399.3	279.0	115.3	43.1+	86.1+
Mortgage servicing fees	168.0	157.1	161.5	7.0+	2.0+
MSR’s net hedge results*	122.0	48.0	(47.7)	NM	NM
Other income	33.1	22.6	32.6	46.4+	.8+
Mortgage trading securities net losses	(11.0)	(9.1)	–	20.7+	N/A
Amortization of MSR’s	(117.8)	(109.3)	(81.6)	7.8+	20.2+
MSR’s impairment loss	(150.2)	(115.4)	(31.2)	30.1+	119.4+
Time decay and amortization of MSR’s hedges	(21.2)	(14.2)	(38.0)	49.9+	25.3-

Total mortgage noninterest income	$665.8	$449.6	$238.1	48.1+	67.2+

Refinance originations	$22,094	$15,373	$2,700	43.7+	186.1+
New loan originations	10,837	9,991	11,774	8.5+	4.1-

Mortgage loan originations	$32,931	$25,364	$14,474	29.8+	50.8+

Servicing portfolio	$55,993	$45,460	$47,394	23.2+	8.7+

*	For 2002 and 2001, subsequent to the adoption of SFAS No. 133, MSR’s net hedge results represent the net gain or loss resulting from the change in value of the hedged component of MSR’s and the offsetting change in value of servicing hedges exclusive of time decay of MSR’s hedges (see Note 1 -Summary of Significant Accounting Policies).
NM - Due to the variable nature of these items the growth rate is considered to be not meaningful.

Origination activity increased 30 percent to $32.9 billion compared to $25.4 billion in 2001. Driven by low mortgage interest rates, refinance activity increased 44 percent to $22.1 billion and represented 67 percent of total originations during 2002 compared to 61 percent in 2001. Due to the high origination volumes, loan sales into the secondary market increased 42 percent to $30.8 billion in 2002 compared to last year. Fees derived from the mortgage origination process increased 37 percent in 2002, to $642.9 million from $469.9 million in 2001. The revenue growth was primarily due to increases in origination fees, in revenue recognized on loans sold, in the value recognized on loans in process and higher net secondary marketing trading gains. Secondary marketing activities increased $120.3 million primarily due to an increase of $112.8 million in net secondary marketing trading gains resulting primarily from increased production and the favorable interest rate environment experienced during 2002.

While the growth in refinance activity produced increased origination fee income, it also substantially increased actual and projected MSR’s prepayment speeds. As a result of the increased mortgage prepayment speeds experienced in 2002, the expected future cash flows that support the carrying values of MSR’s were substantially reduced, resulting in an 8 percent increase, to $117.8 million in MSR’s amortization expense and a $150.2 million impairment loss in 2002. MSR’s amortization was $109.3 million in 2001 and there was a MSR’s impairment loss of $115.4 million in 2001. The decrease in fair value of MSR’s attributed to declining interest rates was significantly offset by an expected increase in the value of the derivative financial instruments used to hedge the change in fair value of the hedged MSR’s. Net MSR’s hedging gains (MSR’s net hedge results less time decay of MSR’s hedges) were $100.8 million in 2002 compared to $33.8 million in 2001 (both years represent an increase in the value of hedges offset by a decrease in the value of hedged MSR’s).

F-16	First Tennessee National Corporation

The mortgage-servicing portfolio (which includes servicing for ourselves and others) totaled $56.0 billion on December 31, 2002, compared to $45.5 billion on December 31, 2001 (see Note 6 – Mortgage Servicing Rights for information summarizing changes in MSR’s). As a result of the strong originations, there was a “natural hedge” (see Critical Accounting Policies), which generated an increase in capitalized MSR’s during 2002 of $401.9 million, net of sales. Mortgage servicing fee income increased 7 percent to $168.0 million in 2002 primarily due to an 8 percent increase in the average mortgage-servicing portfolio.

Other mortgage income increased 46 percent to $33.1 million for 2002 compared with $22.6 million in 2001. The increase was primarily due to the agency insured foreclosure repurchase program, under which First Horizon Home Loans buys delinquent loans to reduce future foreclosure costs, which increased 49 percent in 2002 to $25.7 million from $17.2 million in 2001.

In 2002 mortgage trading securities net losses were $11.0 million compared to net losses of $9.1 million in 2001. Mortgage trading securities net gains or losses represent market value adjustments on interest-only and principal-only strips and related hedges.

Going forward, fee income from refinance loan originations will depend on mortgage interest rates. An increase in rates should reduce origination fees and profit from the sale of loans, but should also reduce MSR amortization expense and impairment losses, while a decrease in rates should increase this net revenue. Flat to rising interest rates should reduce net secondary marketing trading gains, while falling rates should increase this net revenue. Home purchase-related originations should reflect the relative strength or weakness of the economy. Actual results could differ because of several factors, including those presented in the Forward-Looking Statements section of the MD&A discussion.

Capital Markets

Capital markets fee income, the major component of revenue in the FTN Financial segment, is primarily generated from the purchase and sale of securities as both principal and agent and from investment banking, portfolio advisory and equity research services. Inventory positions are limited to the procurement of securities solely for distribution to customers by the sales staff. Inventory is hedged to protect against movements in interest rates.

For 2002, capital markets fee income increased 30 percent to $447.4 million from $343.7 million in 2001. This increase reflects continued growth and penetration into the targeted institutional customer base through expanded products, services, sales force and marketing efforts. This growth has also been influenced by the increased liquidity our depository institution customers have experienced as deposit growth has exceeded loan growth. In addition, revenue has been favorably impacted by changes in the interest rate environment and the equity markets. As shown in Table 7, revenue from depository and non-depository customers as well as from other sources has increased in 2002. Total securities bought and sold increased 19 percent to $1.7 trillion from $1.4 trillion in 2001.

Going forward, revenues will fluctuate based on factors which include the expansion or contraction of the customer base, the volume of investment banking transactions and the introduction of new products, as well as the strength of loan growth in the U.S. economy and volatility in the interest rate environment and the equity markets. Actual results could differ because of several factors, including those presented in the Forward-Looking Statements section of the MD&A discussion.

First Tennessee National Corporation	F-17

Table 7 – Capital Markets

				Compound Annual
				Growth Rates (%)

(Dollars in millions)	2002	2001	2000	02/01	02/00

Noninterest income:
Fixed income – depository	$182.2	$142.1	$51.4	28.2 +	88.3 +
Fixed income – non-depository	119.9	88.5	41.7	35.5 +	69.6 +
Other products	145.3	113.1	24.8	28.5 +	142.1 +

Total capital markets noninterest income	$447.4	$343.7	$117.9	30.2 +	94.8 +

Securities bought and sold (billions)	$1,669.8	$1,408.5	$774.5	18.6 +	48.2 +

Deposit Transactions and Cash Management

Deposit transactions include services related to retail deposit products (such as service charges on checking accounts), cash management products and services such as electronic transaction processing (automated clearing house and Electronic Data Interchange), account reconciliation services, cash vault services, lockbox processing, and information reporting (Prime Connection). Noninterest income from deposit transactions and cash management increased 7 percent in 2002, to $143.3 million from $133.6 million primarily due to growth in cash management fees related primarily to a lower earnings credit rate on corporate deposits.

Insurance Premiums and Commissions

Insurance premiums and commissions come from the sale of insurance products and annuities. During 2002 total noninterest income from insurance premiums and commissions increased 199 percent, to $50.4 million from $16.8 million in 2001. This increase is due to the acquisition of Synaxis, a Nashville-based insurance broker operating through a network of major regional and community-based insurance agencies in Georgia, Kentucky and Tennessee, on December 31, 2001. Synaxis contributed $38.8 million to insurance premiums and commissions in 2002.

Merchant Processing

Merchant processing involves converting transactions from plastic media such as debit cards, credit cards, purchase cards, and private label credit cards into cash for merchants that sell goods and services to consumers and businesses. Fee income from merchant processing increased 7 percent in 2002, to $48.4 million from $45.4 million in 2001, primarily due to a portfolio acquisition in second quarter 2002, the impact of which was partially offset by the negative effect of a slowdown in the hospitality industry.

Trust Services and Investment Management

Trust services and investment management fees come from the product lines of investment management, personal trust, employee benefits and custodial trust services. During 2002 total noninterest income from trust services and investment management decreased 15 percent, to $48.4 million from $56.7 million. This decrease was primarily due to declining asset management fees related to a contraction in equity market valuations. Assets under management fell 15 percent to $7.3 billion on December 31, 2002, from $8.7 billion on December 31, 2001. The net decrease in fee income was as follows: the asset management business lines decreased 14 percent; personal trust was down 13 percent; and employee benefits decreased 19 percent primarily due to exiting less profitable product lines. Going forward, fee income from trust services and investment management should increase if the equity market improves and should decrease if the equity market experiences further declines.

F-18	First Tennessee National Corporation

Divestitures

Gains from divestitures totaled $4.6 million in 2002 and $80.4 million in 2001. The gain in 2002 reflects First Horizon Money Centers’ loan portfolio sale and an adjustment to the gain recognized on the sale of Check Solutions Company in 2001. The gains in 2001 reflect First Tennessee’s divestitures of its interests in Check Solutions Company ($42.7 million); the sale of Peoples and Union Bank ($13.1 million); the sale of a portfolio of student loans ($11.8 million); the final phase of the sale of certain single relationship credit card accounts ($8.2 million); and an earn-out related to the 2000 divestiture of First Tennessee’s corporate and municipal trust business ($4.6 million) (see Note 2 – Acquisitions/Divestitures).

All Other Noninterest Income

All other noninterest income increased 3 percent in 2002, to $142.0 million from $137.7 million. Other service charges decreased 15 percent, or $3.7 million, due to declines in revenues from securitizations. Check clearing fees increased 13 percent, or $1.6 million, in 2002. Other noninterest income increased 8 percent, or $6.4 million, in 2002 with the growth being spread over several categories.

SECURITIES GAINS/(LOSSES)

In 2002 there were $9.2 million of net securities losses compared to $4.3 million of net securities losses for 2001. In 2002 and 2001, the losses were primarily related to impairment of equity investments held by First Tennessee’s venture capital subsidiaries. The fair value of the securities portfolio for the venture capital subsidiaries was $33.3 million on December 31, 2002, compared to $37.2 million on December 31, 2001.

NET INTEREST INCOME

During 2002, net interest income increased 10 percent to $754.0 million from $688.4 million in 2001. Earning asset growth of 8 percent generated most of this increase and was primarily related to rising levels of mortgage originations pushing the mortgage warehouse higher and the increase in home equity lines of credit primarily originated across the markets served by First Horizon Home Loans. The consolidated net interest spread for 2002 was 3.93 percent compared with 3.61 percent for 2001. The consolidated net interest margin (margin) increased to 4.33 percent for 2002 compared with 4.27 percent for 2001.

As shown in Table 8, the margin is affected by the activity levels and related funding for First Tennessee’s mortgage production and servicing and capital markets activities. These activities typically produce different margins than traditional banking activities. Mortgage production and servicing activities can affect the overall margin based on a number of factors, including the size of the mortgage warehouse, the time it takes to deliver loans into the secondary market, the amount of custodial balances, and the level of MSR’s. Capital markets activities tend to compress the margin because of its strategy to reduce market risk by hedging its inventory in the cash markets, which effectively eliminates net interest income on these positions. As a result, First Tennessee’s consolidated margin cannot be readily compared to that of other bank holding companies. Going forward, the consolidated margin will continue to be influenced by the activity levels of mortgage production and servicing and capital markets. Over the near term, if interest rates remain at current low levels, the net interest margin is likely to compress further. Over the long term, the margin could be unfavorably impacted if the yield curve flattens significantly. Actual results could differ because of several factors, including those presented in the Forward-Looking Statements section of the MD&A discussion.

Table 8 details the computation of the net interest margin for First Tennessee and the impact that mortgage production and capital markets had on the consolidated margin for the years 2000 through 2002.

First Tennessee National Corporation	F-19

Table 8 - Net Interest Margin

	2002	2001	2000

Traditional banking activities - NIM	4.73%	4.86%	3.83%
Mortgage production and servicing activities	(.15)	(.37)	.13
Capital markets activities	(.25)	(.22)	(.23)

FTNC - NIM	4.33%	4.27%	3.73%

Consolidated yields and rates:
Investment securities	5.83%	6.53%	6.99%
Loans, net of unearned income	6.07	7.83	9.01
Other earning assets	5.43	6.47	7.64

Yields on earning assets	5.88	7.33	8.37

Interest-bearing core deposits	1.91	3.36	4.08
Certificates of deposit $100,000 and more	2.08	4.36	6.44
Federal funds purchased and securities sold under agreements to repurchase	1.45	3.66	5.84
Commercial paper and other short-term borrowings	4.02	5.11	6.55
Term borrowings	4.17	5.79	6.34

Rates paid on interest-bearing liabilities	2.04	3.84	5.33

Net interest spread	3.84	3.49	3.04
Effect of interest-free sources	.40	.67	.59
Loan fees	.10	.12	.11
FRB interest and penalties	(.01)	(.01)	(.01)

FTNC - NIM	4.33%	4.27%	3.73%

Interest rate sensitivity is primarily a function of the repricing structure of First Tennessee’s balance sheet (Consolidated Statements of Condition). Table 9 shows the assets and liabilities as of year-end, subject to repricing in specified time intervals with each maturity interval referring to the earliest repricing opportunity (i.e., the earlier of scheduled contractual maturity or repricing date) for each asset and liability category. The resulting gap is one tool, though not a predominant management tool, used to measure the sensitivity of net interest income to changes in interest rates. It should be noted that the required gap analysis does not take into account future management actions that could be undertaken to alter the simulated results, the effect of interest-free sources, or a change in the slope of the yield curve. (For additional information see the Risk Management - Interest Rate Risk Management section.)

In order to reflect more appropriately the repricing structure of First Tennessee’s balance sheet, management has made certain adjustments to the balances shown in the table from their actual contractual terms. Based on historical and industry data, an estimate of the expected prepayments on retail loans and investment securities is reflected in the balances in Table 9. Changes in the economic and interest rate environments may also affect these expected prepayments.

Similarly, an adjustment to deposits is made to reflect the behavioral characteristics of certain core deposits that do not have specified contractual maturities (i.e., interest checking, savings and money market deposit accounts). Historically, balances on these deposit accounts have remained relatively stable despite changes in market interest rates. Management has classified certain of these accounts as non-interest sensitive based on management’s historical pricing practices and runoff experience. Table 9 does not take into account the effect of interest-free sources, which can be significant to First Tennessee.

Simulation analysis is the primary tool used by First Tennessee to manage the exposure of net interest income and margin to volatile interest rates, changing market spreads, forecasted changes in balance sheet mix, and rate sensitivity. This type of analysis computes the amount of net interest income at risk from dynamic changes

F-20	First Tennessee National Corporation

in the market place and related rate, pricing and balance sheet movements. The simulation models create various at-risk scenarios looking at increases and/or decreases in interest rates from an instantaneous movement, or a staggered movement over a certain time period. Management reviews these different scenarios to determine probable actions. The models are then updated to incorporate management action. A level of acceptable net interest income at risk based on a staggered increase or decrease in interest rates of 300 basis points is a component of internal guidelines. Due to the current abnormally low level of rates, the Fed funds rate was modeled into the simulation analysis using a floor of 75 basis points starting in the second half of 2002. Based on First Tennessee’s rate sensitivity position during 2002, net interest income at risk in 2002 when modeling a staggered change in rates was estimated to be less than 1 percent. Based on the rate sensitivity position on December 31, 2002, net interest income exposure over the next 12 months to a 300 basis point staggered increase in interest rates is estimated to be approximately 1 percent of projected 2003 net interest income. Net interest income exposure to a 50 basis point staggered decrease in interest rates is projected to be approximately a .5 percent decrease of projected 2003 net interest income. A 300 basis point staggered increase or 50 basis point staggered decrease in interest rates is a hypothetical rate scenario. These scenarios are used as one estimate of risk, and do not necessarily represent management’s current view of future interest rates or market developments and may well vary from actual results for a number of reasons, including those presented in the Forward-Looking Statements section of the MD&A. Table 10 provides rate and volume changes in interest income and interest expense for earning assets and interest-bearing liabilities for the past three years.

First Tennessee National Corporation	F-21

Table 9 - Rate Sensitivity Analysis on December 31, 2002

	Within 3	After 3 Months	After 6 Months	After 1 Year	After
(Dollars in millions)	Months	Within 6 Months	Within 12 Months	Within 5 Years	5 Years	Total

Earning assets:
Loans	$7,380	$336	$570	$2,610	$449	$11,345
Investment securities	397	224	355	1,298	426	2,700
Loans held for sale	4,798	–	–	–	–	4,798
Federal funds sold and securities purchased under agreements to resell	261	–	–	–	–	261
Other earning assets	782	–	–	–	114	896

Total earning assets	$13,618	$560	$925	$3,908	$989	$20,000

Earning asset funding:
Savings	$10	$10	$20	$190	$67	$297
Checking interest	63	63	127	75	1,043	1,371
Money market	1,913	–	–	–	260	2,173
CD’s under $100,000 and other time	429	332	294	785	70	1,910
CD’s $100,000 and more	4,581	46	53	102	31	4,813
Short-term borrowed funds	3,388	–	100	–	–	3,488
Term borrowings	555	50	5	84	236	930

Total earning asset funding	$10,939	$501	$599	$1,236	$1,707	$14,982

Rate sensitivity gap:
Period	$2,679	$59	$326	$2,672	$(718)
Cumulative	2,679	2,738	3,064	5,736	5,018

Rate sensitivity gap adjusted
for interest rate swaps
Period	$2,629	$109	$326	$2,672	$(718)
Cumulative	2,629	2,738	3,064	5,736	5,018

Rate sensitivity gap adjusted for
interest rate swaps and mortgage
custodials*
Period	$1,169	$109	$326	$2,672	$(1,201)
Cumulative	1,169	1,278	1,604	4,276	3,075

Adjusted gap as a percentage of total earning assets:
Period	5.8%	.6%	1.6%	13.4%	(6.0)%
Cumulative	5.8	6.4	8.0	21.4	15.4

*	As a result of the refinance market at year-end, mortgage custodial balances included a significant amount of loan payoffs not yet remitted to investors.
Interest-sensitive categories represent ranges in which assets and liabilities can be repriced, not necessarily their actual maturities. The ‘After 5 Years’ column includes assets and liabilities with interest sensitivity of more than five years or with indefinite repricing schedules. Noninterest earning/bearing balances have been excluded from this analysis but are included in management’s internal analysis of interest income.

F-22	First Tennessee National Corporation

Table 10 - Analysis of Changes in Net Interest Income

	2002 Compared to 2001			2001 Compared to 2000
	Increase/(Decrease) Due to*			Increase/(Decrease) Due to*
(Fully taxable equivalent)
(Dollars in thousands)	Rate**	Volume**	Total	Rate**	Volume**	Total

Interest income - FTE:
Loans	$(187,119)	$40,698	$(146,421)	$(118,634)	$15,259	$(103,375)
Investment securities:
U.S. Treasury and other U.S. government agencies	(13,504)	3,975	(9,529)	(4,560)	2,847	(1,713)
States and municipalities	(113)	(1,168)	(1,281)	25	150	175
Other	(4,121)	(10,639)	(14,760)	(7,990)	(21,267)	(29,257)

Total investment securities	(17,440)	(8,130)	(25,570)	(12,530)	(18,265)	(30,795)

Other earning assets:
Loans held for sale	(22,318)	40,456	18,138	(26,393)	(5,021)	(31,414)
Investment in bank time deposits	(81)	(10)	(91)	30	(11)	19
Federal funds sold and securities purchased under agreements to resell	(5,195)	3,685	(1,510)	(8,028)	(5,041)	(13,069)
Mortgage banking trading securities	90	368	458	-	12,088	12,088
Capital markets securities inventory	(8,070)	2,661	(5,409)	(7,566)	9,472	1,906

Total other earning assets	(39,209)	50,795	11,586	(39,561)	9,091	(30,470)

Total earning assets	(249,807)	89,402	(160,405)	(167,103)	2,463	(164,640)

Total interest income - FTE			$(160,405)			$(164,640)

Interest expense:
Interest-bearing deposits:
Savings	$(1,631)	$(22)	$(1,653)	$(1,191)	$(506)	$(1,697)
Checking interest and money market	(48,031)	221	(47,810)	(31,426)	5,489	(25,937)
Certificates of deposit under $100,000 and other time	(32,100)	(7,748)	(39,848)	(6,099)	(12,010)	(18,109)
Certificates of deposit $100,000 and more	(83,024)	25,773	(57,251)	(71,651)	(46,134)	(117,785)

Total interest-bearing deposits	(165,947)	19,385	(146,562)	(121,566)	(41,962)	(163,528)

Federal funds purchased and securities sold under agreements to repurchase	(69,122)	(1,027)	(70,149)	(67,896)	14,128	(53,768)
Commercial paper and other short-term borrowings	(6,311)	(1,418)	(7,729)	(12,692)	(27,952)	(40,644)
Term borrowings	(9,668)	8,093	(1,575)	(2,192)	8,033	5,841

Total interest-bearing liabilities	(250,264)	24,249	(226,015)	(202,546)	(49,553)	(252,099)

Total interest expense			$(226,015)			$(252,099)

Net interest income - FTE			$65,610			$87,459

*	The changes in interest due to both rate and volume have been allocated to change due to rate and change due to volume in proportion to the absolute amounts of the changes in each.
**	Variances are computed on a line-by-line basis and are non-additive.

First Tennessee National Corporation	F-23

PROVISION FOR LOAN LOSSES

The provision for loan losses is the charge to operating earnings that management determines to be necessary to maintain the allowance for loan losses at an adequate level reflecting management’s estimate of probable incurred losses in the loan portfolio. An analytical model based on historical loss experience adjusted for current events, trends and economic conditions is used by management to determine the amount of provision to be recognized and to assess the adequacy of the loan loss allowance. The provision for loan losses decreased 1 percent, to $92.2 million in 2002 compared with $93.2 million in 2001, reflecting improvement in asset quality of retail loans, the impact of whole-loan insurance being provided for a segment of the retail loan portfolio and the change in risk profile after the sale of the Money Center loans. These positive impacts were largely offset by deterioration in commercial credits resulting primarily from the impact on our customer base of a weakened economy. The ratio of allowance for loan losses to total loans, net of unearned income, was 1.27 percent in 2002, compared to 1.46 percent in 2001, primarily reflecting improvement in the retail loan portfolio’s risk profile and the transfer of certain classified and nonperforming residential mortgage loans to held for sale. A more detailed discussion follows in the Risk Management - Credit Risk Management/Asset Quality section.

NONINTEREST EXPENSE

Total noninterest expense for 2002 increased 20 percent to $1,643.3 million from $1,364.1 million in 2001. The acquisition of Synaxis impacted the results of 2002, adding $34.2 million to noninterest expense. Excluding the impact of Synaxis in 2002 and Strategic Initiative Items in 2001 (see Business Line Review – Strategic Initiative Items below), total noninterest expense would have increased 22 percent. Expenses in First Horizon and FTN Financial fluctuate significantly based on the type and level of activity. Excluding First Horizon and FTN Financial in both periods, Synaxis in 2002 and Strategic Initiative Items in 2001, total operating expense would have increased 15 percent. Also impacting noninterest expense growth in 2002 was a $45.0 million contribution to First Tennessee Foundation (see Business Line Review – Corporate for further discussion of the First Tennessee Foundation). Excluding this expense in addition to the items previously mentioned, total operating expense would have increased 7 percent. Going forward, the level of activity in FTN Financial and First Horizon will continue to influence the level of noninterest expense. Table 11 provides detail by category for the past six years with growth rates.

F-24	First Tennessee National Corporation

Table 11 - Analysis of Noninterest Expense

							Compound Annual
							Growth Rates (%)

(Dollars in thousands)	2002	2001	2000	1999	1998	1997	02/01	02/97

Noninterest expense:
Employee compensation, incentives and benefits	$998,562	$797,841	$598,017	$633,640	$563,576	$409,783	25.2 +	19.5 +
Occupancy	76,669	69,069	80,453	73,052	51,421	42,848	11.0 +	12.3 +
Equipment rentals, depreciation and maintenance	68,736	74,106	68,230	57,807	45,771	40,093	7.2 -	11.4 +
Operations services	60,238	59,635	70,875	64,545	58,505	49,879	1.0 +	3.8 +
Communications and courier	53,448	48,771	47,337	51,937	41,468	34,899	9.6 +	8.9 +
Amortization of intangible assets	6,200	10,805	11,738	10,492	11,114	9,631	42.6 -	8.4 -
All other expense:
Charitable contributions	48,337	1,745	1,188	1,335	1,499	1,167	NM	110.6 +
Legal and professional fees	37,340	32,087	26,794	22,492	24,551	13,999	16.4 +	21.7 +
Advertising and public relations	35,982	35,508	26,693	30,187	25,184	18,722	1.3 +	14.0 +
Contract employment	32,799	32,115	28,868	43,685	35,937	17,420	2.1 +	13.5 +
Computer software	26,140	25,107	19,205	15,410	11,629	6,731	4.1 +	31.2 +
Travel and entertainment	22,501	17,489	13,891	18,698	19,485	13,802	28.7 +	10.3 +
Foreclosed real estate	21,479	25,452	16,080	6,585	31,019	10,827	15.6 -	14.7 +
Supplies	17,946	16,200	18,170	22,006	20,195	15,267	10.8 +	3.3 +
Fed service fees	9,597	7,761	7,112	6,471	5,307	5,799	23.7 +	10.6 +
Distributions on guaranteed preferred securities	8,070	8,070	8,070	8,070	8,070	8,070	-	-
Distributions on preferred stock of subsidiary	4,564	4,535	1,178	-	-	-	.6 +	N/A
Deposit insurance premium	2,393	2,463	2,589	1,790	1,578	1,485	2.8 -	10.0 +
Other	112,333	95,369	60,044	54,682	56,672	41,215	17.8 +	22.2 +

Total other expense	379,481	303,901	229,882	231,411	241,126	154,504	24.9 +	19.7 +

Total noninterest expense	$1,643,334	$1,364,128	$1,106,532	$1,122,884	$1,012,981	$741,637	20.5 +	17.2 +

Certain previously reported amounts have been reclassified to agree with current presentation.
NM - not meaningful

Employee compensation, incentives and benefits (personnel expense), the largest component of noninterest expense, increased 25 percent to $998.5 million from $797.8 million in 2001. This increase is primarily due to higher activity levels for both FTN Financial and First Horizon and the Synaxis acquisition. Excluding the two business lines in both periods and Synaxis in 2002, total personnel expense increased 3 percent.

Occupancy expense increased 11 percent to $76.7 million compared to $69.1 million in 2001 primarily related to costs associated with the opening of new offices by First Horizon Home Loans due to increased origination volume and expenses incurred by Synaxis in 2002. Equipment rentals, depreciation and maintenance expense decreased 7 percent in 2002 to $68.7 million from $74.1 million in 2001, primarily due to fixed asset write-offs in 2001 which were in part related to office closings and divestitures. Operations services remained relatively flat at $60.2 million compared to $59.6 million in 2001. Communications and courier expense increased 10 percent to $53.5 million in 2002 from $48.8 million in 2001 primarily due to the increased activity levels of FTN Financial. Amortization of intangible assets decreased 43 percent to $6.2 million from $10.8 million in 2001 due to the implementation of new accounting standards (see Note 1 – Summary of Significant Accounting Policies and Note 7 – Intangible Assets for additional detail). All other expense increased 25 percent to $379.5 million in 2002 from $303.9 million. This increase includes the $45.0 million contribution to First Tennessee Foundation and increased costs for First Horizon related to the origination volume in 2002. Also included in both periods are debt restructurings that resulted in pre-tax losses of $3.7 million in 2002 and $5.1 million in 2001. The adoption of

First Tennessee National Corporation	F-25

SFAS No. 145 in 2002 resulted in the debt restructuring loss for 2001 being presented on a pre-tax basis in all other expense. Previously, pursuant to SFAS No. 4, the debt restructuring was classified as an extraordinary item, net of related income tax effect (see Note 1 – Summary of Significant Accounting Policies). Additional information related to expenses by business line is provided in Table 12 (see also Business Line Review for additional information).

Table 12 – Noninterest Expense Composition

(Dollars in millions)	2002	2001	2000

First Horizon	$632.2	$510.4	$431.9
FTN Banking Group	473.9	423.3	427.6
FTN Financial	329.6	247.7	93.4
Transaction Processing	108.0	92.9	92.0
Corporate	99.6	46.4	27.7
Strategic Initiative Items	–	43.4	33.9

Total noninterest expense	$1,643.3	$1,364.1	$1,106.5

INCOME TAXES

The effective tax rate for 2002 was 32.5 percent compared to 33.2 percent for 2001. Contributing to this variance was a change in tax status of a subsidiary of FTBNA, which resulted in a $7.5 million decrease in 2002 tax expense. This change will not affect 2003 tax expense.

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES

SFAS No. 133 and EITF 99-20 were adopted on January 1, 2001. At that date all freestanding derivative instruments were measured at fair value with differences between the previous book value and fair value reported as a one-time accounting adjustment. Likewise, offsetting gains and losses on hedged assets, liabilities and firm commitments were recognized as adjustments of their respective book values at the adoption date as part of this accounting adjustment, except to the extent that they related to hedges of the variable cash flow exposure of a forecasted transaction. To the extent the adoption adjustment related to hedges of the variable cash flow exposure of a forecasted transaction, the accounting adjustment, a $1.4 million after-tax gain, was reported as a cumulative effect adjustment of comprehensive income (see Note 17 – Earnings Per Share). Additionally, the rules regarding the recognition of impairment and income of interest-only strips were adopted. The net one-time accounting adjustments reported on the income statement as the cumulative effect of changes in accounting principles were a $13.0 million pre-tax ($8.2 million after-tax) loss.

BUSINESS LINE REVIEW

There were several revenue and expense items in 2001 that make it difficult to compare this year’s results with last year’s results. The items were related to an initiative announced in 2000 to enhance growth and business mix (Strategic Initiative Items). The initiative, completed in fourth quarter 2001, resulted in net pre-tax revenues in excess of expenses of $33.7 million for the year 2001. In the discussions of business segment performance, these 2001 Strategic Initiative Items are excluded, but are disclosed separately as a segment. Total revenues for the segments include securities gains and losses.

FTN BANKING GROUP

Pre-tax income for FTN Banking Group decreased 16 percent to $210.5 million for 2002, compared to $250.4 million for 2001. Total revenues for the segment were $748.6 million, an increase of 3 percent from $724.9 million in 2001. Total noninterest expense increased 12 percent in 2002 to $473.9 million from $423.3 million last year.

F-26	First Tennessee National Corporation

The acquisition of Synaxis Group, Inc. (Synaxis), a commercial insurance broker, on December 31, 2001, impacted the results of operations for 2002. The following discussion of FTN Banking Group’s performance is adjusted to exclude this acquisition.

Total revenues decreased 2 percent to $713.5 million for 2002. Net interest income remained flat at $457.5 million in 2002, compared to $457.4 million in 2001. The net interest margin from traditional banking activities has declined 13 basis points since 2001 primarily due to a change in the mix of the loan portfolio to floating rate products and the repricing of term assets in this low interest rate environment. Fee income (noninterest income excluding securities gains and losses) decreased 1 percent to $265.2 million in 2002, reflecting declining trust and investment management fees resulting from a contraction in equity market valuations. The effect of these declining revenues was largely negated by increased revenues from cash management fees. Net securities losses were $9.2 million in 2002, compared with net losses of $1.0 million in 2001. The losses in 2002 were primarily related to permanent impairment of equity investments held by First Tennessee’s venture capital subsidiaries.

The provision for loan losses increased to $64.2 million in 2002 from $51.2 million in 2001 primarily due to the continued impact on our customer base of an ongoing economic period of slow growth. Going forward the level of provision for loan losses should fluctuate primarily with the strength or weakness of the Tennessee economy.

Total noninterest expense increased 4 percent to $439.7 million in 2002 compared to $423.3 million in 2001. Contributing to this increase were personnel, marketing, consulting and contract termination expenses associated with First Tennessee’s ongoing emphasis on improving long-term growth by making investments designed to enhance future performance.

Going forward, as term assets continue to reprice to lower rates, net interest margin should decline further in the near-term. Over the long term First Tennessee’s relatively neutral balance sheet position should allow the net interest margin to stabilize after the effect of this repricing has occurred. Going forward, fee income from trust services and investment management should increase if the equity market improves and should decrease if the equity market experiences further declines.

FIRST HORIZON

Pre-tax income for First Horizon increased 186 percent to $277.7 million for 2002, compared to $97.2 million for 2001. The sale in 2002 of a portfolio of loans originated through First Horizon Money Centers and the closing of the related Money Center offices, were responsible for $7.0 million of this increase. The loan portfolio sale and the closing of offices will have a nominal impact on the future earnings of First Horizon.

Total revenues were $937.2 million, an increase of 45 percent from $647.2 million in 2001. Net interest income increased 34 percent to $241.6 million in 2002, reflecting the benefits of lower funding costs and a larger portfolio of loans held for sale (warehouse). Net interest spread on the warehouse, which was positively impacted by the lower funding costs and the relative steepness of the yield curve, increased to 4.39 percent in 2002 from 3.20 percent in 2001. Total fee income increased 49 percent to $695.6 million in 2002. Fee income consists primarily of mortgage banking-related fees from the origination process, fees from mortgage servicing and MSR’s net hedge gains or losses. Total fee income is net of amortization, impairment and other expenses related to MSR’s and related hedges.

Origination activity increased 30 percent to $32.9 billion compared to $25.4 billion in 2001. Driven by low mortgage interest rates, refinance activity increased 44 percent to $22.1 billion and represented 67 percent of total originations during 2002 compared to 61 percent in 2001. Due to the high origination volumes, loan sales into the secondary market increased 42 percent to $30.8 billion in 2002 compared to last year. Fees derived from the mortgage origination process increased 37 percent in 2002, to $642.9 million from $469.9 million in 2001. The fee growth was primarily due to increases in origination fees, in revenue recognized on loans sold, in the value recognized on loans in process and higher net secondary marketing trading gains. Secondary marketing activities increased $120.3 million primarily due to an increase of $112.8 million in net secondary

First Tennessee National Corporation	F-27

marketing trading gains resulting primarily from increased production and the favorable interest rate environment experienced during 2002.

While the growth in refinance activity produced increased origination fee income, it also substantially increased actual and projected MSR’s prepayment speeds. As a result of the increased mortgage prepayment speeds experienced in 2002, the expected future cash flows that support the carrying values of MSR’s were substantially reduced, resulting in an 8 percent increase, to $117.8 million in MSR’s amortization expense and a $150.2 million impairment loss in 2002. MSR’s amortization was $109.3 million in 2001 and there was a MSR’s impairment loss of $115.4 million. The decrease in fair value of MSR’s attributed to declining interest rates was significantly offset by an expected increase in the value of the derivative financial instruments used to hedge the change in fair value of the hedged MSR’s. Net MSR’s hedging gains (MSR’s net hedge results less time decay of MSR’s hedges) were $106.6 million in 2002 compared to $28.8 million in 2001 (both years represent an increase in the value of hedges offset by a decrease in the value of hedged MSR’s).

The mortgage-servicing portfolio (which includes servicing for ourselves and others) totaled $56.0 billion on December 31, 2002, compared to $45.5 billion on December 31, 2001 (see Note 6 – Mortgage Servicing Rights for information summarizing changes in MSR’s). As a result of the strong originations, there was a “natural hedge” (see Critical Accounting Policies), which generated an increase in capitalized MSR’s during 2002 of $401.9 million, net of sales. Mortgage servicing fee income increased 7 percent to $168.0 million in 2002 primarily due to an 8 percent increase in the average mortgage-servicing portfolio.

The provision for loan losses decreased to $27.3 million in 2002 compared to $39.6 million in 2001. This reduction resulted from improvement in asset quality of retail loans, the change in risk profile caused by the sale of the Money Center loans, from certain classified and nonperforming residential mortgage loans being transferred to held for sale and from whole-loan insurance being provided for a segment of the retail loan portfolio. Going forward, the provision for loan losses should benefit from the improvements in the retail loan portfolio’s risk profile while expected loan growth may lessen this impact.

Total noninterest expense increased 24 percent to $632.2 million in 2002. The increase was primarily the result of a 33 percent increase in personnel expense that includes the impact of increased salary and commission expense related to the increased mortgage origination volume produced during 2002. The impact of investments made by First Horizon in growing the retail sales force is also reflected in this expense growth. In 2002, the sales force increased by approximately 48 percent.

Going forward, fee income from refinance loan originations will depend on mortgage interest rates. An increase in rates should reduce origination fees and profit from the sale of loans, but should also reduce MSR amortization expense and impairment losses, while a decrease in rates should increase this net revenue. Flat to rising interest rates should reduce net secondary marketing trading gains, while falling rates should increase this net revenue. If total origination volume increases and/or the yield curve steepens, net interest income from the warehouse should increase, while if volume decreases and/or the yield curve flattens, this revenue should decrease. Home purchase-related originations should reflect the relative strength or weakness of the economy and will also be influenced by the size of the sales force. The continuing success of national cross-sell strategies should increase revenues from products other than traditional mortgage origination and servicing. Actual results could differ because of various factors, including those presented in the Forward-Looking Statements section of the MD&A discussion.

FTN FINANCIAL

Pre-tax income for FTN Financial increased 22 percent to $159.8 million for 2002, compared to $131.3 million for 2001.

Total revenues were $490.1 million, an increase of 28 percent from $381.4 million in 2001. Fee income increased 30 percent to $455.2 million in 2002. This increased revenue reflects continued growth and penetration into FTN

F-28	First Tennessee National Corporation

Financial’s targeted institutional customer base through expanded products, services, sales force and marketing efforts. FTN Financial’s enhanced institutional product and service lines experienced revenue growth of 30 percent in 2002. Revenue growth has also been influenced by the increased liquidity that our capital markets depository customers have experienced as deposit growth has exceeded loan growth. Also impacting our capital markets revenue growth has been the favorable interest rate environment and the recent volatile nature of the equity markets. Total securities bought and sold increased 19 percent to $1.7 trillion from $1.4 trillion in 2001.

The provision for loan losses was $.7 million in 2002 compared to $2.4 million in 2001.

Total noninterest expense increased 33 percent to $329.6 million in 2002 primarily due to an increase in personnel expense, the largest component of noninterest expense, resulting from commissions and incentives associated with the higher fee income this year.

Going forward, revenues will fluctuate based on factors which include the expansion or contraction of the customer base, the volume of investment banking transactions and the introduction of new products, as well as the strength of loan growth in the U.S. economy and volatility in the interest rate environment and the equity markets.

TRANSACTION PROCESSING

Pre-tax income for Transaction Processing was $12.4 million in 2002, compared to $17.0 million in 2001. Processing errors in the check clearing operation resulted in losses of $6.8 million in 2002, related to uncollectible return items. In addition, expenses of $1.6 million were incurred to support initiatives intended to remedy the impact of a processing error to credit card merchant processing customers.

CORPORATE

The Corporate segment’s results showed a pre-tax net decrease of $61.9 million from 2001. Included in this decline is a $45.0 million contribution to First Tennessee Foundation, a non-profit entity dedicated to supporting charitable causes in the diverse communities where First Tennessee does business. The additional funding provided by First Tennessee will enable the Foundation to provide increased ongoing support to communities reached through First Tennessee’s nationwide expansion strategy. Without the contributions from the Foundation, First Tennessee’s obligation to its communities would be funded in the future solely from noninterest expense. In addition, select components of SFAS 133 hedge ineffectiveness (see Other – Accounting for Derivative Instruments and Hedging Activities) and consulting fees caused further declines from 2001. Also included in both periods are debt restructurings that resulted in pre-tax losses of $3.7 million in 2002 and $5.1 million in 2001. The adoption of SFAS No. 145 in 2002 resulted in the debt restructuring loss for 2001 being presented on a pretax basis in noninterest expense. Previously, pursuant to SFAS No. 4, the debt restructuring was classified as an extraordinary item, net of related income tax effect (see Note 1 – Summary of Significant Accounting Policies).

STRATEGIC INITIATIVE ITEMS

First Tennessee’s third quarter 2000 earnings press release dated October 18, 2000, announced an ongoing initiative to enhance growth and business mix, in which several slower growth businesses were being considered for divestiture. Several strategic divestitures occurred in 2000 and 2001 – the corporate and municipal trust business and the MONEY BELT ATM network in fourth quarter 2000; the single relationship credit card portfolio in fourth quarter 2000 and first quarter 2001; and the student loan portfolio, Peoples and Union Bank, and a partnership interest in Check Solutions Company in second quarter 2001. In connection with this announced initiative, First Tennessee also announced plans to incur costs and expenses associated with various revenue and expense enhancement programs. First Tennessee has disclosed these revenue and expense items (“Strategic Initiative Items”) separately in order to enhance the comparability of period-to-period results. Table 13 provides information on the items included in this initiative. This initiative was completed in 2001.

First Tennessee National Corporation	F-29

Table 13 - Strategic Initiative Items

(Dollars in thousands)	2001	2000

Strategic Initiative Items:
Divestiture gains	$80,357	$116,714
MSR hedge restructuring loss	-	(49,889)
MSR delinquent loan valuation loss	-	(13,737)
Securities losses	(3,250)	(6,209)
Expenses related to strategic initiatives*	(43,381)	(23,905)
Cumulative effect of changes in accounting principles**	(12,994)	-

Net pre-tax income/(expense) items	20,732	22,974
Applicable income tax	(7,714)	(8,542)

Net after-tax income/(expense) items	$13,018	$14,432

*	Includes marketing, litigation, severance, asset write-offs, professional fees, process workflow, divestiture costs and other expenses.
**	Reflecting the effect of adopting accounting principles related to derivatives (SFAS No. 133 and EITF 99-20).

INCOME STATEMENT ANALYSIS – 2001 COMPARED TO 2000

Earnings in 2001 were $318.2 million, an increase of 37 percent from $232.6 million earned in 2000. Diluted earnings per common share increased 37 percent to $2.42 in 2001 from $1.77 in 2000. Earnings per common share increased 39 percent to $2.49 in 2001 from $1.79 in 2000. ROA was 1.66 percent in 2001 compared with 1.20 percent in 2000, and ROE was 22.7 percent in 2001 compared with 18.2 percent in 2000.

Noninterest income increased 38 percent during 2001, to $1,264.0 million from $916.9 million and contributed 65 percent to total revenue in 2001 compared to 61 percent in 2000. During 2001 mortgage-banking fees increased 89 percent, to $449.6 million from $238.1 million due to increased origination volumes resulting from declining interest rates. This increased activity resulted in higher fees from the mortgage origination process, which increased 94 percent to $469.9 million in 2001 primarily due to the higher volumes, improved pricing margin management and an improvement in the results in pipeline and warehouse hedging and other loan sale activities. While growth in refinance activity produced increased origination fee income, it also substantially increased actual and projected MSR’s prepayment speeds, which was the primary reason for the 34 percent increase, to $109.3 million, in MSR’s amortization expense and a $115.4 million impairment loss in 2001 compared to a $31.2 million loss in 2000. The decrease in fair value of MSR’s attributed to declining interest rates was significantly offset by an expected increase in the value of the derivative financial instruments used to hedge the change in fair value of the hedged MSR’s. Net MSR’s hedging gains, (MSR’s net hedge results less amortization and time decay of MSR’s hedges) were $33.8 million in 2001 (an increase in the value of hedges offset by a decrease in the value of hedged MSR’s). In 2000 net MSR’s hedging losses of $85.7 million included a $49.9 million loss related to the repositioning of the mortgage servicing hedge portfolio in preparation for the adoption of SFAS No. 133. See Table 6 for a breakout of mortgage banking fee income. Gains from divestitures totaled $80.4 million and $157.6 million in 2001 and 2000, respectively. The gains in 2001 reflect First Tennessee’s divestitures of its interests in Check Solutions Company ($42.7 million); the sale of Peoples and Union Bank ($13.1 million); the sale of a portfolio of student loans ($11.8 million); the final phase of the sale of certain single relationship credit card accounts ($8.2 million); and an earn-out related to the 2000 divestiture of First Tennessee’s corporate and municipal trust business ($4.6 million). The gains in 2000 reflect First Tennessee’s divestitures of single relationship credit card accounts ($50.2 million); the sale of the corporate and municipal trust business ($33.4 million); the sale of the MONEY BELT® ATM network ($33.1 million); and the sale of the HomeBanc mortgage division ($40.9 million) (see Note 2 – Acquisitions/Divestitures). Capital market’s fee income increased 192 percent in 2001, to $343.7 million from $117.9 million, while securities bought and sold increased 85 percent, to $1.4 trillion from $.8 trillion in 2000. The increase in fee income reflects continued growth and penetration into our targeted institutional customer base and changes in product mix. Additionally, fee income was favorably impacted in 2001 by an enhanced institutional product and service line that experienced revenue growth of 356 percent to $113.1 million from $24.8 million in 2000. Additionally, capital markets fee income in 2001 benefited from an improvement in the distressed market conditions experienced in 2000. During 2001 deposit transactions and cash management fees increased 15 percent, to $133.6 million from

F-30	First Tennessee National Corporation

$116.1 million, primarily due to growth in return check charges and cash management fees. During 2001 total noninterest income from trust services and investment management decreased 14 percent, to $56.7 million from $65.8 million. This decrease was primarily due to the divestiture of corporate and municipal trust in fourth quarter 2000 and a decline in market values of managed portfolios, which fell 11 percent to $8.7 billion on December 31, 2001, from $9.8 billion on December 31, 2000. During 2001, insurance premiums and commissions increased 38 percent, to $16.8 million from $12.2 million. Merchant processing fees decreased 6 percent, to $45.4 million from $48.2 million, which reflects the slowdown in the hospitality industry. All other noninterest income decreased 14 percent in 2001, to $137.7 million from $161.0 million primarily due to divestitures.

In 2001 there were $4.3 million of net securities losses compared with $4.2 million of net securities losses for 2000. In 2001, the majority of the security losses were related to equity investments at First Tennessee’s venture capital subsidiaries. In 2000 First Tennessee recognized $4.6 million of security losses as a result of the sale of lower-yielding securities in the investment portfolio.

During 2001 net interest income increased 15 percent to $688.4 million from $600.9 million primarily due to lower funding costs. The consolidated net interest margin increased to 4.27 percent for 2001 compared with 3.73 percent for 2000. Lower funding costs and a reduction in the amount of purchased funds used to fund the balance sheet as core deposits grew, positively impacted the margin. See Table 8 for detailed computation of the net interest margin for First Tennessee and the impact that mortgage production and capital markets had on the consolidated margin for the years 2001 and 2000.

The provision for loan losses increased 38 percent, to $93.2 million in 2001 compared with $67.5 million in 2000, reflecting economic conditions including the impact of increased nonperforming loans and higher charge-offs. In 2001 the provision increased $9.1 million due to the classification as nonperforming of two large commercial credits totaling approximately $20 million and increased approximately $4 million due to further deterioration of an existing commercial credit classified as nonperforming in 2000. The remaining $13 million increase was primarily due to deterioration in economic conditions and increased charge-offs of retail loans with higher risk and reward profiles.

Total noninterest expense for 2001 increased 23 percent, to $1,364.1 million from $1,106.5 million in 2000. Expenses in First Horizon and FTN Financial fluctuate based on the type and level of activity. Excluding First Horizon and FTN Financial in both periods, total operating expense increased 4 percent. Employee compensation, incentives and benefits increased 33 percent to $797.8 million from $598.0 million in 2000. This increase is primarily due to higher activity levels for both FTN Financial and First Horizon. Equipment rentals, depreciation and maintenance expense increased 9 percent in 2001 to $74.1 million from $68.2 million in 2000 due primarily to losses on disposals of fixed assets including those related to office closings. Occupancy expense decreased 14 percent, or $11.4 million, due to the closure of less profitable mortgage production offices during 2000. Operations services decreased 16 percent to $59.6 million from $70.9 million in 2000 due principally to First Tennessee internalizing certain of its operations, which resulted in increased expenses in various other expense line items. All other expense increased 32 percent to $303.9 million in 2001 from $229.9 million in 2000 primarily due to increased expenses in contract employment, foreclosed real estate, software, dividends on preferred stock, marketing, litigation and professional fees.

BALANCE SHEET REVIEW

On December 31, 2002, First Tennessee reported total assets of $23.8 billion compared with $20.6 billion at the end of 2001 and $18.6 billion at the end of 2000. Average assets were $20.7 billion in 2002 compared with $19.2 billion in 2001 and $19.3 billion in 2000. In 2002 an increase in earning assets accounted for 86 percent of the growth in average assets.

EARNING ASSETS

Earning assets primarily consist of loans, loans held for sale and investment securities. During 2002, earning assets averaged $17.4 billion compared with $16.1 billion for 2001 and 2000. Average earning assets were 84 percent of total average assets in 2002, 84 percent in 2001 and 83 percent in 2000.

First Tennessee National Corporation	F-31

Loans

Average loans increased 5 percent to $10.6 billion during 2002 principally as a result of the 16 percent increase in retail residential loans, and grew 2 percent to $10.1 billion during 2001. First Tennessee sold approximately $200 million of loans originated through its Money Centers in 2002, approximately $300 million of its single-relationship credit card receivables in 2001 and 2000, approximately $340 million of student loans in 2001, and Peoples and Union Bank with total loans of approximately $110 million in 2001. Average loans represented 61 percent of average earning assets in 2002; 63 percent in 2001; and 62 percent in 2000. During years prior to 2001 certain retail loans were securitized. The securities resulting from the securitization of residential real estate loans from the loan portfolio are owned by subsidiaries of First Tennessee, including FTBNA, and are classified as investment securities (see Note 24 – Securitizations). Additional loan information is provided in Table 14 and Note 4 – Loans.

Table 14 - Average Loans

			2002			2001
		Percent	Growth		Percent	Growth		Percent
(Dollars in millions)	2002	of Total	Rate	2001	of Total	Rate	2000	of Total

Commercial:
Commercial, financial and industrial	$3,986.6	37%	(2.2)%	$4,075.2	40%	7.5%	$3,792.0	38%
Real estate commercial	1,028.7	10	9.3	941.2	9	7.1	878.5	9
Real estate construction	516.7	5	18.4	436.2	4	8.9	400.5	4
Retail:
Real estate residential	4,185.1	39	15.8	3,613.6	36	12.0	3,227.3	32
Real estate construction	261.9	2	40.4	186.5	2	22.1	152.7	2
Other retail	390.7	4	(32.2)	575.9	6	(37.8)	926.4	9
Credit card receivables	264.8	3	(4.0)	275.7	3	(50.3)	554.6	6

Total loans, net of unearned	$10,634.5	100%	5.2%	$10,104.3	100%	1.7%	$9,932.0	100%

Commercial loans, consisting of commercial, financial and industrial; commercial real estate; and commercial construction loans, averaged $5.5 billion and grew 1 percent, or $79.4 million during 2002, and averaged $5.5 billion and grew 8 percent, or $381.6 million in 2001. Commercial, financial and industrial loans continued as the single largest loan category in 2002 and represented 72 percent of the commercial loan portfolio in 2002 and 75 percent in both 2001 and 2000. Commercial real estate loans grew 9 percent, or $87.5 million in 2002 and grew 7 percent, or $62.7 million in 2001. Commercial construction loans grew 18 percent in 2002, or $80.5 million after increasing 9 percent, or $35.7 million in 2001. Commercial real estate construction lending increased in 2002 primarily from growth in loans to single-family residential builders, reflecting the strong demand for single-family housing. Additional commercial loan information is provided in Table 15.

Table 15 - Contractual Maturities of Commercial Loans on December 31, 2002

		After 1 Year
(Dollars in thousands)	Within 1 Year	Within 5 Years	After 5 Years	Total

Commercial, financial and industrial	$2,359,120	$1,540,056	$234,982	$4,134,158
Real estate commercial	405,794	534,614	96,933	1,037,341
Real estate construction	417,255	131,632	2,562	551,449

Total commercial loans, net of unearned income	$3,182,169	$2,206,302	$334,477	$5,722,948

For maturities over one year:
Interest rates - floating		$1,140,343	$1,106,832	$1,247,175
Interest rates - fixed		1,065,959	227,645	1,293,604

Total		$2,206,302	$334,477	$2,540,779

The retail loan portfolio consists of residential real estate (principally secured by first and/or second liens on residential property), other retail (automobile and other retail installment loans requiring periodic payments of principal and

F-32	First Tennessee National Corporation

interest), credit card, and retail construction loans. In 2002 retail loans averaged $5.1 billion and increased 10 percent, or $450.8 million, and in 2001 averaged $4.6 billion and decreased 4 percent, or $209.3 million.

Residential real estate loans accounted for 82 percent of the retail loan portfolio in 2002, 78 percent in 2001 and 66 percent in 2000. The residential real estate loan portfolio grew 16 percent, or $571.5 million in 2002 and grew 12 percent, or $386.3 million in 2001 primarily due to growth in home equity lines of credit. The retail real estate construction portfolio increased 40 percent, or $75.4 million in 2002 after growing 22 percent, or $33.8 million in 2001. Retail real estate residential construction loans are made to individuals for the purpose of constructing a home where First Horizon Home Loans is committed to make the permanent mortgage. The increase in these loans reflects the expansion of this product line and the favorable housing environment. Other retail loans decreased 32 percent, or $185.2 million in 2002 due in part to the divestiture of the Money Centers’ loans in 2002 and decreased 38 percent, or $350.5 million in 2001 due to the sale of the student loan portfolio (See Note 2 – Acquisitions/ Divestitures for additional information).

Total credit card receivables (Visa and MasterCard) averaged $264.8 million in 2002, and decreased 4 percent, or $10.9 million in 2002, and in 2001 averaged $275.7 million, and decreased 50 percent, or $278.9 million due to First Tennessee’s decision to focus on core multi-relationship customers and sell almost $300 million of affinity, co-branded and certain single relationship credit card receivables which did not fit this strategic focus (see Note 2 – Acquisitions/Divestitures for additional information).

Going forward, First Tennessee expects loan growth to reflect the relative strength of the economy. First Tennessee will continue to evaluate alternative sources of funding which may include loan sales, securitizations, syndications, and debt offerings.

Investment Securities

The investment portfolio of First Tennessee consists principally of debt securities used as a source of income, liquidity and collateral for repurchase agreements or public fund deposits. Additionally, the investment portfolio is used as a tool to manage risk from movements in interest rates. On December 31, 2002, the investment portfolio totaled $2.7 billion. The investment portfolio is classified into two categories: securities available for sale (AFS) and securities held to maturity (HTM). Table 16 shows information pertaining to the composition, yields and contractual maturities of the investment securities portfolio.

Table 16 - Contractual Maturities of Investment Securities on December 31, 2002 (Amortized Cost)

			After 1 Year		After 5 Years
	Within 1 Year		Within 5 Years		Within 10 Years		After 10 Years

(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount		Yield

Securities held to maturity (HTM):
States and municipalities*	$1,473	6.07%	$3,252	6.48%	$1,577	7.32%	$-		-%
Privately issued CMO’s	-	-	-	-	132,777	6.53	141,298		6.81

Total	$1,473	6.07%	$3,252	6.48%	$134,354	6.54%	$141,298		6.81%

Securities available for sale (AFS):
Mortgage-backed securities and collateralized mortgage obligations**	$210	6.97%	$2,259	7.45%	$43,987	4.48%	$2,036,643		5.43%
U.S. Treasury and other U.S government agencies	55,213	2.77	26,847	5.62	1,451	5.20	112		3.24
States and municipalities*	1,865	4.61	2,063	5.45	-	-	19,035		7.31
Other	2,371	7.89	11,538	6.22	4,310	5.90	166,458	***	4.12

Total	$59,659	3.05%	$42,707	5.87%	$49,748	4.62%	$2,222,248		5.35%

*	Weighted average yields on tax-exempt obligations have been computed by adjusting allowable tax-exempt income to a fully taxable equivalent basis using a tax rate of 39 percent.
**	Represents government agency issued mortgage-backed securities and collateralized mortgage obligations which, when adjusted for early paydowns, have an estimated average life of 2.3 years.
***	Represents equity securities with no stated maturity.

First Tennessee National Corporation	F-33

Average investment securities decreased 5 percent, or $128.9 million in 2002 to $2.5 billion primarily due to the declining balances of retained securitization interests, which are paying down without being replenished. During 2001 average investment securities decreased 9 percent, or $267.4 million. The decrease in 2001 was primarily due to the transfer of mortgage banking’s interest-only strips to trading securities and the declining balances of privately issued CMO’s, which are paying down without being replenished. Investment securities represented 14 percent of earning assets in 2002, 16 percent of earning assets in 2001 and 18 percent in 2000.

On December 31, 2002, the AFS securities totaled $2.4 billion and had an average life of 2.3 years. AFS securities consisted primarily of mortgage-backed securities, collateralized mortgage obligations (CMO’s), U.S. Treasuries, U.S. government agencies, and equities. On December 31, 2002, these securities had approximately $45.5 million of net unrealized gains that resulted in an increase in book equity of approximately $28.0 million, net of $17.5 million of deferred income taxes (see Note 3 – Investment Securities for additional detail). On December 31, 2001, the AFS securities portfolio totaled $2.1 billion and had approximately $39.9 million of net unrealized gains that resulted in an increase in book equity of approximately $24.5 million, net of $15.4 million of deferred income taxes. On December 31, 2000, the AFS securities portfolio totaled $2.2 billion and had approximately $23.9 million of net unrealized gains that resulted in an increase in book equity of approximately $14.6 million, net of $9.3 million of deferred income taxes.

On December 31, 2002, the HTM securities totaled $280.4 million and had an average life of 1.6 years. HTM securities include privately issued CMO’s and municipal securities. The privately issued CMO’s represent retail real estate loans that have been securitized and retained through the use of a Real Estate Mortgage Investment Conduit (REMIC).The HTM securities portfolio had a net unrealized gain on December 31, 2002, of $4.1 million. On December 31, 2001, the HTM securities totaled $461.3 million and had a net unrealized loss of $2.2 million, and on December 31, 2000, the HTM securities portfolio totaled $638.3 million and had a net unrealized loss of $18.6 million.

Loans Held for Sale

Loans held for sale consist of the mortgage warehouse and student loans. The warehouse accounts for the majority of loans held for sale. Loans held for sale represented 17 percent of total earning assets in 2002 compared with 15 percent in 2001 and 2000. During 2002 loans held for sale averaged $3.0 billion and increased 27 percent or $636.2 million from 2001 as a result of a higher level of originations. During 2001 loans held for sale averaged $2.4 billion and decreased 3 percent or $62.8 million from 2000. Since the mortgage warehouse loans are generally held in inventory for a short period of time, there may be significant differences between average and period-end balances. At year-end 2002, loans held for sale totaled $4.8 billion compared with $3.4 billion and $1.7 billion at year-end 2001 and 2000, respectively.

DEPOSITS, OTHER SOURCES OF FUNDS AND LIQUIDITY MANAGEMENT

Deposits

During 2002 core deposits increased 4 percent, or $373.2 million, and averaged $9.7 billion. This compares to an increase of 4 percent, or $377.9 million, and an average balance of $9.3 billion in 2001. In 2000, these deposits averaged $8.9 billion. Interest-bearing core deposits, which averaged $5.8 billion in 2002, decreased 2 percent, or $147.6 million, primarily due to the loss of funds related to one institutional investor. Interest-bearing core deposits averaged $6.0 billion in 2001 and 2000. Noninterest-bearing core deposits grew 16 percent, or $520.9 million, during 2002, due to growth in a cash management investment product, demand deposit accounts and mortgage escrow accounts, and averaged $3.9 billion. In 2001, noninterest-bearing core deposits grew 16 percent, or $452.1 million, primarily from expanded usage of a cash management investment product and growth in mortgage escrow accounts, and averaged $3.3 billion. Noninterest-bearing core deposits averaged $2.9 billion in 2000.

F-34	First Tennessee National Corporation

Other Sources of Funds

Short-term purchased funds averaged $7.5 billion for 2002, up 9 percent, or $644.0 million, from the previous year. Short-term purchased funds decreased 13 percent, or $1,038.8 million in 2001 and averaged $6.9 billion and $7.9 billion during 2001 and 2000, respectively. Short-term purchased funds accounted for 42 percent of First Tennessee’s funding (core deposits plus purchased funds and term borrowings) in 2002, 41 percent in 2001, and 46 percent in 2000 (see Note 9 – Short-Term Borrowings for additional information).

Term borrowings include senior and subordinated borrowings and advances with maturities greater than one year. On average, term borrowings increased 31 percent, or $164.0 million, during 2002 and averaged $685.5 million, compared to an increase of 36 percent, or $137.2 million, and an average balance of $521.5 million in 2001. Term borrowings averaged $384.3 million in 2000. Term borrowings on December 31, 2002, were $929.7 million, an increase of 69 percent, or $379.4 million from 2001 year-end. This increase was due to the issuance of additional bank notes to maintain liquidity as assets, primarily loans in the portfolio and the warehouse, increased $3.2 billion from 2001 year-end (see Note 10 – Term Borrowings for additional information).

Liquidity Management

The objective of liquidity management is to ensure the continuous availability of funds to meet the demands of depositors, other creditors and borrowers and the requirements of ongoing operations. The Asset/Liability Committee, a committee consisting of senior management that meets regularly, is responsible for managing these needs by taking into account the marketability of assets; the sources, stability and availability of funding; and the level of unfunded commitments (see Note 18 – Restrictions, Contingencies, Commitments, and Other Disclosures). Core deposits are First Tennessee’s primary source of funding and have been a stable source of liquidity for banks. These deposits are insured by the Federal Deposit Insurance Corporation to the maximum extent authorized by law. For 2002, the average total loan to core deposit ratio was 110 percent compared with 109 percent and 112 percent in 2001 and 2000, respectively. FTBNA has a bank note program available for additional liquidity, under which the bank may borrow funds from time to time, at maturities of 30 days to 30 years. On December 31, 2002, approximately $1.6 billion was available under current conditions through the bank note program as a long-term (greater than one year) funding source compared to $1.4 billion in 2001. First Tennessee also evaluates alternative sources of funding, including loan sales, securitizations, syndications, Federal Home Loan Bank borrowings and debt offerings in its management of liquidity.

First Tennessee has a loan funding arrangement with a commercial paper conduit facility. The majority of loans made under this facility would qualify for First Tennessee’s highest grades of low risk commercial loans if First Tennessee had made these loans. First Tennessee provides a liquidity facility and a credit enhancement to the conduit. Loans referred to the conduit totaled $232.6 million and $215.4 million on December 31, 2002 and 2001, respectively. The loans in the conduit are not reflected on First Tennessee’s Statement of Condition. Given the relatively small volume of loans currently referred to the conduit, this facility does not represent a critical element of First Tennessee’s liquidity. Upon adoption of the provisions of Interpretation No. 46, “Consolidation of Variable Interest Entities”, First Tennessee believes it is reasonably possible that consolidation of the conduit facility will be required (see Note 1 – Summary of Significant Accounting Policies for additional detail).

First Horizon Home Loans originates conventional conforming and federally insured single-family residential mortgage loans. Likewise, First Tennessee Capital Assets Corporation frequently purchases the same types of loans from our customers. Substantially all of these mortgage loans are exchanged for securities, which are issued through GNMA for federally insured loans and FNMA and FHLMC for conventional loans, and then sold in the secondary markets. In many cases First Horizon Home Loans retains the right to service and receive servicing fees on these loans. After sale, these loans are not reflected on the Consolidated Statement of Condition. Each of these GSE’s has specific guidelines and criteria for sellers and servicers of loans backing their respective securities. First Tennessee’s use of these GSE’s as an efficient outlet for our mortgage loan production is an essential source of liquidity for First Tennessee and other participants in the housing industry. During 2002 and 2001, approximately $23.9 billion and $16.1 billion, respectively, of conventional and federally insured mortgage loans were securitized and sold by First Horizon Home Loans through these GSE’s.

First Tennessee National Corporation	F-35

Certain of First Horizon Home Loans’ originated loans do not conform to the requirements for sale or securitization by FNMA and FHLMC due to exceeding the maximum loan size of approximately $301 thousand (jumbo loans). First Horizon Home Loans pools and securitizes these jumbo loans in proprietary transactions. After securitization and sale, these loans are not reflected on the Consolidated Statements of Condition except as described hereafter. These transactions, which are conducted through single-purpose business trusts, are the most efficient way for First Horizon Home Loans and other participants in the housing industry to monetize these assets. In most cases First Horizon Home Loans retains the right to service and receive servicing fees on these loans and, on occasion, has retained senior principal-only certificates that are classified on the Consolidated Statement of Condition as trading securities. On December 31, 2002 and 2001, the outstanding principal amount of loans in these off-balance sheet business trusts was $4.5 billion and $2.8 billion, respectively. Given the significance of First Horizon Home Loans’ origination of non-conforming loans, the use of single-purpose business trusts to securitize these loans is an important source of liquidity to First Tennessee (see Note 24 – Securitizations).

Other securitization activity includes an automobile loan securitization in 2000. There was $24.0 million and $62.6 million in unpaid principal balance of loans in the securitization trust on December 31, 2002 and 2001, respectively. This securitization is not an essential element of First Tennessee’s liquidity (see Note 24 – Securitizations).

In addition to these transactions, liquidity has been obtained in prior years through issuance of guaranteed preferred beneficial interests in First Tennessee’s junior subordinated debentures through a consolidated Delaware business trust wholly owned by First Tennessee ($100.0 million on December 31, 2002 and 2001 – see Note 11 – Guaranteed Preferred Beneficial Interests in First Tennessee’s Junior Subordinated Debentures) and through preferred stock issued by an indirect wholly owned subsidiary of First Tennessee ($44.4 million and $44.2 million on December 31, 2002 and 2001, respectively – see Note 12 – Preferred Stock of Subsidiary).

First Tennessee has a lease arrangement with a single-purpose entity for First Horizon Home Loans’ main office headquarters in Dallas. Under this arrangement, First Tennessee has guaranteed a significant portion of the residual value of the Dallas property through the end of the lease term in 2011. Approximately $41 million of the construction cost of the property is not reflected on First Tennessee’s Consolidated Statements of Condition but is rather owned by the single-purpose entity. If at the end of the lease, the lessor decides to sell the property to another party and the sales price of the building is below the original construction cost, First Tennessee would be obligated to reimburse the single-purpose entity for a portion of the deficiency, if any, up to a maximum of $29.8 million. On December 31, 2002, the impact of fulfilling this guarantee would have been immaterial to the financial condition and results of operations of First Tennessee. The use of this leasing arrangement is not an essential element of First Tennessee’s liquidity. Upon adoption of the provisions Interpretation No. 46, “Consolidation of Variable Interest Entities”, First Tennessee believes it is reasonably possible that consolidation of the lease arrangement will be required (see Note 1 – Summary of Significant Accounting Policies for additional detail).

Parent company liquidity is maintained by cash flows stemming from dividends and interest payments collected from subsidiaries, which represent the primary source of funds to pay dividends to shareholders and interest to debtholders. The amount of dividends from bank subsidiaries is subject to certain regulatory restrictions that are described in Note 18 – Restrictions, Contingencies, Commitments, and Other Disclosures. The parent company statements are presented in Note 25 – Parent Company Financial Information. The parent company also has the ability to enhance its liquidity position by raising equity or incurring debt. Under an effective shelf registration statement on file with the SEC, First Tennessee, as of December 31, 2002, may offer from time to time at its discretion, debt securities, and common and preferred stock aggregating up to $225 million. In addition, First Tennessee also has an effective capital securities shelf registration statement on file with the SEC under which up to $200 million of capital securities is available for issuance.

Maintaining adequate credit ratings on debt issues is critical to liquidity because it affects the ability of First Tennessee to attract funds from various sources, such as brokered deposits or wholesale borrowings of which First Tennessee had $3.5 billion and $2.9 billion on December 31, 2002 and 2001, respectively, on a cost-competitive basis. The various credit ratings are detailed in Table 17. The availability of funds other than core deposits is also dependent upon marketplace perceptions of the financial soundness of First Tennessee, which include such issues as capital, asset quality and reputation. The availability of core deposit funding is dependent

F-36	First Tennessee National Corporation

upon federal deposit insurance, which can be removed only in extraordinary circumstances, but may also be affected to some extent by the same factors as affect other funding sources.

Table 17 - Credit Ratings

	Standard & Poor's	Moody's	Fitch

First Tennessee National Corporation
Overall credit rating Subordinated debt Capital securities*	A-/Stable BBB+ BBB	A2/Stable A3 A3	A/Positive/F1 A- A-

First Tennessee Bank National Association
Overall credit rating Long-term/short-term deposits Other long-term/short-term funding** Subordinated debt	A/Stable/A- 1 A/A-1 A A-	A1 /Stable A1/P-1 A1/P-1 A2	A/Positive/F1 A+/F1 A A-

FT Real Estate Securities Company, Inc.
Preferred stock	BBB+	A3

*	Guaranteed preferred beneficial interests in First Tennessee’s subordinated debentures.
**	Other funding includes senior bank notes.
A rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time and should be evaluated independently of any other rating.

CAPITAL

Capital adequacy is an important indicator of financial stability and performance. Management’s objectives are to maintain a level of capitalization that is sufficient to sustain asset growth, take advantage of profitable growth opportunities and promote depositor and investor confidence. Overall, First Tennessee’s capital position remained strong as shown in Table 18. Unrealized market valuations had no material effect on the ratios.

Table 18 - Capital Ratios

	2002	2001	2000

Average shareholders’ equity to average assets	7.58%	7.29%	6.61%
Period-end shareholders’ equity to assets	7.10	7.17	7.46
Period-end double leverage	106.6	105.9	107.2

Banking regulators define minimum capital ratios for bank holding companies and their bank subsidiaries. Based on the capital rules and definitions prescribed by the banking regulators, should any depository institution’s capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions. The system categorizes a depository institution’s capital position into one of five categories ranging from well-capitalized to critically under-capitalized. For an institution to qualify as well-capitalized, Tier 1 Capital, Total Capital and Leverage capital ratios must be at least 6 percent, 10 percent and 5 percent, respectively. As of December 31, 2002, First Tennessee and all of its banking affiliates had sufficient capital to qualify as well-capitalized institutions as shown in Note 13 – Regulatory Capital. As discussed in Deposits, Other Sources of Funds and Liquidity Management, First Horizon Home Loans uses single-purpose business trusts to securitize and sell non-conforming (due to exceeding the FNMA and FHLMC allowable size of loans) loans, which, therefore, are not reflected on First Tennessee’s Statement of Condition. Even if these loans had not been securitized and sold, and were included on the Statement of Condition, First Tennessee and all of its banking affiliates would have been well capitalized.

Shareholders’ equity was $1.7 billion at year-end 2002, up 14 percent from 2001, which increased 7 percent from year-end 2000. The increase in shareholders’ equity during 2002 and 2001 came from retention of net income after dividends and the effects of stock option exercises reduced by shares repurchased. The Consolidated Statements of Shareholders’ Equity highlights the changes in equity since December 31, 1999.

First Tennessee National Corporation	F-37

On December 31, 2002, the closing sales price of First Tennessee’s common stock was $35.94 per share. The annual dividend yield for 2002 was 2.9 percent based on dividends declared in 2002 and the closing market price of $36.26 on December 31, 2001. Management has authority to repurchase common stock from time to time for various benefit programs. During 2002, First Tennessee repurchased 3.1 million shares while 2.6 million were issued for benefit plans. During 2001, First Tennessee repurchased 7.2 million shares while 4.4 million were issued for benefit plans. During 2000, 2.5 million shares were repurchased while 1.3 million were issued for benefit plans. First Tennessee’s board has previously approved the purchase of shares authorized for issuance under its stock option plans. On October 16, 2001, the board of directors extended from June 30, 2002, until December 31, 2004, the non-stock option plan-related repurchases of up to 9.5 million shares, previously approved in October 2000. Through December 31, 2002, 2.5 million shares have been repurchased pursuant to this authority. Pursuant to board authority, First Tennessee plans to continue to repurchase shares from time to time and will evaluate the level of capital and take action designed to generate or use capital as appropriate for the interests of the shareholders. Repurchases will be made in the open market or through privately negotiated transactions and will be subject to market conditions, accumulation of excess equity and prudent capital management.

On December 31, 2002, book value per common share was $13.35 compared with $11.66 for 2001 and $10.70 for 2000. Average shares outstanding for the three-year period were: 126.7 million in 2002, 127.8 million in 2001 and 129.9 million in 2000. Period-end shares outstanding for this same three-year period were: 125.6 million, 125.9 million and 128.7 million, respectively. The decline in shares outstanding in 2001 was due to more shares repurchased than shares issued for stock option exercises. First Tennessee’s shares are traded on The New York Stock Exchange under the symbol FTN. The sales price ranges, net income per share and dividends declared by quarter, for each of the last two years, are presented in Table 26.

RISK MANAGEMENT

INTEREST RATE RISK MANAGEMENT

The primary purpose of managing interest rate risk is to minimize the volatility to earnings from changes in interest rates and preserve the value of First Tennessee’s capital. The Asset/Liability Committee is responsible for coordinating the financial management of net interest income, liquidity, mortgage banking interest rate risk, investment portfolio, hedging and other such activities. Interest rate risk is managed by structuring the balance sheet to attempt to maximize overall profitability, increase revenue, and achieve the desired level of net interest income while managing interest sensitivity risk and liquidity. Derivative financial instruments are used to aid in managing the exposure of the balance sheet, net interest income, fee income, and expenses to changes in interest rates. Interest rate sensitivity risk is defined as the risk that future changes in interest rates will impact income.

First Tennessee’s net interest income and its financial condition are affected by changes in the level of market interest rates as the repricing characteristics of its loans and other assets do not necessarily match those of its deposits, other borrowings and capital. To the extent that the interest rates on earning assets reprice less quickly than liabilities, this position will benefit net interest income in a declining interest rate environment and will negatively impact net interest income in a rising interest rate environment. The converse also applies. In the case of floating-rate assets and liabilities, First Tennessee may also be exposed to basis risk, which results from changing spreads between loans and deposit rates.

The interest rate sensitivity analysis cannot be used in isolation to determine the level of interest rate risk because it does not fully capture the impact of changes in the balance sheet mix, administered rates (such as the prime lending rate), embedded options, lagged interest rate changes, and certain other factors. Accordingly, First Tennessee uses simulation analysis as its primary tool to manage interest rate risk exposure. This type of analysis computes net interest income at risk under a variety of market interest rate scenarios to more dynamically identify interest rate risk exposures. This simulation, which considers forecasted balance sheet changes, prepayment speeds, deposit mix, pricing impacts, and other changes in the net interest spread, provides an estimate of the annual net interest income at risk for given changes in interest rates. This estimate

F-38	First Tennessee National Corporation

includes assumptions that are inherently uncertain and, as a result, the model cannot precisely estimate net interest income or precisely predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions, and management’s strategies, among other factors, including those presented in the Forward-Looking Statements section of this MD&A.

Rate shock analysis using multiple interest rate movements up and down is used by mortgage banking to determine the amount of interest rate risk and market value exposure of loan commitments in the pipeline, loans in the mortgage warehouse and MSR’s. Various factors are used in this analysis including the magnitude and direction of interest changes, prepayment speeds, and other factors that could affect mortgage banking. As discussed in Critical Accounting Policies, derivative financial instruments are used by mortgage banking for two purposes. Forward contracts and option contracts are used to protect the value of the pipeline and mortgage warehouse against rises in interest rates between the time an interest rate is committed to the customer and the mortgage is sold into the secondary market. Interest rate contracts are utilized to protect against the prepayment risk of the MSR’s that generally accompanies declines in interest rates. As interest rates fall, the value of the MSR’s should decrease and the value of the servicing hedge should increase. Conversely, as interest rates rise, the value of MSR’s should increase and the value of the servicing hedge should decrease. Under SFAS No. 133 hedge accounting, ineffectiveness in these hedging strategies is reflected immediately in noninterest income.

FTN Financial buys and sells various types of securities for its customers. When these securities settle on a delayed basis, they are considered forward contracts. Inventory positions are limited to the procurement of securities solely for distribution to customers by the sales staff, and ALCO policies and guidelines have been established to limit the risk in managing this inventory.

The derivative financial instruments listed in Table 19 are shown at both notional and fair values. Table 19 also details First Tennessee’s interest rate sensitivity profile on December 31, 2002, based on projected cash flows using anticipated sale date on loans held for sale, contractual maturity for loans and expected repayment dates for securities. See Net Interest Income discussion for additional assumptions and information. The information provided in this section including the discussion regarding simulation analysis and rate shock analysis is forward-looking. Actual results could differ because of interest rate movements, the ability of management to execute its business plans and other factors, including those presented in the Forward-Looking Statements section of this MD&A.

First Tennessee National Corporation	F-39

Table 19 - Risk Sensitivity Analysis
Capital Markets

								Fair
(Dollars in millions)	2003	2004	2005	2006	2007	2008+	Total	Value

Assets:
Capital markets securities inventory:
Floating	$780	-	-	-	-	-	$780	$780
Average interest rate	3.29%	-	-	-	-	-	3.29%

Interest Rate Derivatives (notional value):
Forward contracts:
Commitments to buy	$(2,754)	-	-	-	-	-	$(2,754)	$17
Weighted average settlement price	86.27%	-	-	-	-	-	86.27%
Commitments to sell	$2,879	-	-	-	-	-	$2,879	$(18)
Weighted average settlement price	86.92%	-	-	-	-	-	86.92%
Caps purchased	$285	$70	$70	$10	-	-	$435	$(2)
Weighted average strike price	6.08%	6.23%	5.36%	3.50%	-	-	5.93%
Caps written	$(285)	$(70)	$(70)	$(10)	-	-	$(435)	$2
Weighted average strike price	6.08%	6.23%	5.36%	3.50%	-	-	5.93%
Floors purchased	$105	$55	$20	-	-	-	$180	$4
Weighted average strike price	6.67%	2.39%	6.25%	-	-	-	5.31%
Floors written	$(105)	$(55)	$(20)	-	-	-	$(180)	$(4)
Weighted average strike price	6.67%	2.39%	6.25%	-	-	-	5.31%
Option contracts purchased	$11	-	-	-	-	-	$11	*
Weighted average strike price	101.48%	-	-	-	-	-	101.48%
Option contracts written	$(11)	-	-	-	-	-	$(11)	*
Weighted average strike price	101.48%	-	-	-	-	-	101.48%
Swap contracts	$25	$70	-	$13	$29	$25	$162	$(1)
Average pay rate (floating)	4.57%	4.38%	-	4.66%	4.51%	2.35%	4.15%
Average receive rate (fixed)	6.34%	7.06%	-	6.88%	7.75%	7.37%	7.11%
Swap contracts	$(25)	$(70)	-	$(13)	$(29)	$(25)	$(162)	$1
Average pay rate (fixed)	6.34%	7.06%	-	6.88%	7.75%	7.37%	7.11%
Average receive rate (floating)	4.57%	4.38%	-	4.66%	4.51%	2.35%	4.15%

*	Amount is less than $500,000.

F-40	First Tennessee National Corporation

Table 19 - Risk Sensitivity Analysis (continued)
Held For Purposes Other Than Trading

								Fair
(Dollars in millions)	2003	2004	2005	2006	2007	2008+	Total	Value

Assets:
Loans, net of unearned income*:
Floating	$3,030	$465	$227	$187	$247	$2,830	$6,986	$6,989
Average interest rate	4.52%	3.71%	3.68%	3.76%	3.65%	4.46%	4.36%
Fixed	$746	$443	$350	$589	$556	$1,617	$4,301	$4,407
Average interest rate	6.39%	7.38%	7.15%	7.11%	7.09%	8.04%	7.36%
Loans held for sale - floating	$658	-	-	-	-	-	$658	$658
Average interest rate	4.82%	-	-	-	-	-	4.82%
Loans held for sale - fixed	$4,134	-	-	-	-	-	$4,134	$4,174
Average interest rate	6.13%	-	-	-	-	-	6.13%
Investment securities - fixed	$975	$507	$417	$239	$134	$428	$2,700	$2,704
Average interest rate	5.73%	5.37%	5.06%	5.16%	4.96%	4.61%	5.29%
Liquid assets - floating**	$262	-	-	-	-	$114	$376	$376
Average interest rate	.86%	-	-	-	-	9.48%	3.47%

Liabilities:
Interest-bearing deposits:
Floating	$2,623	-	-	-	-	$260	$2,883	$2,883
Average interest rate	1.12%	-	-	-	-	.98%	1.11%
Fixed	$5,321	$362	$429	$161	$199	$1,209	$7,681	$7,738
Average interest rate	1.66%	3.24%	3.91%	3.05%	3.61%	.71%	1.79%
Short-term borrowings:
Floating	$3,462	-	-	-	-	-	$3,462	$3,462
Average interest rate	1.20%	-	-	-	-	-	1.20%
Fixed	$26	-	-	-	-	-	$26	$26
Average interest rate	.98%	-	-	-	-	-	.98%
Term borrowings - fixed	$610	$3	$77	$3	$2	$235	$930	$963
Average interest rate	1.79%	5.16%	6.89%	4.31%	5.74%	6.04%	3.31%
Guaranteed preferred beneficial interests in First Tennessee’s junior subordinated debentures - fixed	-	-	-	-	-	$100	$100	$107
Average interest rate	-	-	-	-	-	8.07%	8.07%
Preferred stock of subsidiary - fixed	-	-	-	-	-	$44	$44	$48
Average interest rate	-	-	-	-	-	9.50%	9.50%

*	Excludes nonaccrual loans.
**	Consists of federal funds sold, securities purchased under agreements to resell, investments in time deposits, and mortgage banking trading securities.

First Tennessee National Corporation	F-41

Table 19 - Risk Sensitivity Analysis (continued)
Held For Purposes Other Than Trading (continued)

								Fair
(Dollars in millions)	2003	2004	2005	2006	2007	2008+	Total	Value

Derivatives (notional value):
Mortgage banking:
Pipeline and warehouse hedging
Forward contracts-
Commitments to sell	$6,721	-	-	-	-	-	$6,721	$(79)
Weighted average settlement price	100.49%	-	-	-	-	-	100.49%
Servicing portfolio hedging
Swaps	-	-	-	-	-	$2,875	$2,875	$328
Average pay rate (floating)	-	-	-	-	-	1.56%	1.56%
Average receive rate (fixed)	-	-	-	-	-	5.53%	5.53%
Forward contracts purchased	$775	-	-	-	-	-	$775	$13
Weighted average strike price	5.50%	-	-	-	-	-	5.50%
Other
Floors purchased	$5,350	-	-	-	-	-	$5,350	$36
Weighted average strike price	4.48%	-	-	-	-	-	4.48%
Floors written	$(5,350)	-	-	-	-	-	$(5,350)	$(36)
Weighted average strike price	4.48%	-	-	-	-	-	4.48%
Interest rate lock commitments	$5,270	-	-	-	-	-	$5,270	$60
Average locked rate	5.83%	-	-	-	-	-	5.83%

Interest rate risk management:
Swaps	$20	-	$29	$17	$10	$54	$130	$7
Average pay rate (floating)	1.77%	-	1.44%	1.80%	1.44%	1.41%	1.67%
Average receive rate (fixed)	2.30%	-	5.42%	5.50%	4.15%	5.09%	4.71%
Swaps	$50	-	$29	$17	$10	$54	$160	$(7)
Average pay rate (fixed)	5.28%	-	5.12%	5.48%	3.93%	4.93%	5.07%
Average receive rate (floating)	1.40%	-	1.44%	1.80%	1.44%	1.41%	1.49%
Swaps	$50	-	-	-	-	-	$50	*
Average pay rate (floating)	1.80%	-	-	-	-	-	1.80%
Average receive rate (floating)	1.96%	-	-	-	-	-	1.96%
Caps:
Purchased	-	-	$9	-	-	-	$9	*
Weighted average strike price	-	-	4.00%	-	-	-	4.00%
Written	-	-	$(9)	-	-	-	$(9)	*
Weighted average strike price	-	-	4.00%	-	-	-	4.00%
Equity options purchased	$2	-	-	-	-	-	$2	*
Weighted average strike price	$1,117	-	-	-	-	-	$1,117

*	Amount is less than $500,000.

CREDIT RISK MANAGEMENT / ASSET QUALITY

Credit risk is the potential for financial loss due to borrower or counterparty default. First Tennessee has processes and management committees in place that are designed to ensure that credit risks are properly assessed and continuously monitored. Management’s Asset Quality Committee has responsibility to evaluate its assessment of current asset quality for each lending product. In addition, the Asset Quality Committee evaluates the projected changes in classified loans, non-performing assets and charge-offs. A primary objective of this

F-42	First Tennessee National Corporation

committee is to provide information about changing trends in asset quality by region or loan product, and to provide to senior management a current assessment of credit quality as part of the estimation process for determining the allowance for loan losses. Management’s Credit Policy Committee and Senior Credit Policy Advisory Committee have developed policies to manage the level and composition of credit risk in its loan portfolio and review performance relative to those policies. The Credit Policy Committee has primary responsibility to enforce proper loan risk grading, to identify credit problems, and to monitor actions to rehabilitate certain credits. The Senior Credit Policy Advisory Committee is responsible for the corporate viewpoint and provides a forum for addressing management issues and setting policy limits for risk taking. In addition, the Financial Counterparty Credit Committee, composed of senior managers, assesses the credit risk of financial counterparties and sets limits for exposure based upon the credit quality of the counterparty. First Tennessee’s goal is to manage risk and price loan products based on risk management decisions and strategies. Management strives to proactively identify potential problem and nonperforming loans early enough to correct the deficiencies. It is management’s objective that both charge-offs and asset write-downs are recorded promptly, based on management’s assessments of current collateral values and the borrower’s ability to repay.

On December 31, 2002, First Tennessee did not have any concentrations of 10 percent or more of total loans in any single industry.

Allowance for Loan Losses and Charge-offs

Management’s policy is to maintain the allowance for loan losses at a level sufficient to reflect the estimated probable incurred losses in the loan portfolio. The allowance for loan losses is increased by the provision for loan losses and recoveries and is decreased by charged-off loans. The adequacy of the allowance for loan losses is analyzed quarterly. The Chief Credit Officer has the responsibility for performing a comprehensive review of the allowance for loan losses and making a recommendation to the Executive Committee of the Board for formal approval of the allowance for loan losses at each quarterly reporting period. An analytical model based on historical loss experience, as adjusted for current events, trends and economic conditions are used to assess the adequacy of the allowance for loan losses. This methodology determines an estimated loss percentage (reserve rate), which is applied against the balance of loans in each segment of the loan portfolio at the evaluation date. The nature of the process by which First Tennessee determines the appropriate allowance for loan losses requires the exercise of considerable judgment. After review of all relevant factors, management believes the allowance for loan losses is considered adequate and reflects its best estimate of probable incurred losses.

Components of the Allowance for Loan Losses

The allowance for loan losses is composed of the following components: reserves for individually impaired commercial loans, reserves for commercial loans evaluated based on pools of credit graded loans, and reserves for pools of smaller-balance homogeneous retail and commercial loans. Reserves for individually impaired commercial loans are computed in accordance with SFAS No. 114, and are based on either the estimated collateral value less selling costs (if the loan is a collateral dependent loan), or the present value of expected future cash flows discounted at the loan’s effective interest rate. Reserves for commercial loans evaluated based on pools of credit graded loans and reserves for pools of smaller-balance homogeneous retail and commercial loans are determined in accordance with SFAS No. 5. The reserve factors applied to these pools are an estimate of probable incurred losses based on management’s evaluation of historical losses from loans with similar characteristics, adjusted for current economic factors and trends. Table 21 gives a breakdown of the allowance allocation by major loan types and commercial loan grades on December 31, 2002 compared with December 31, 2001.

Commercial and commercial real estate loans

To assess the quality of individual commercial loans, all commercial loans are internally assigned a credit rating, ranging from grades 1 to 10. The credit grading system is intended to identify and measure the credit quality of lending relationships by analyzing the migration of loans between grading categories. It is also integral to the estimation methodology utilized in determining the allowance for loan losses since an allowance is established

First Tennessee National Corporation	F-43

for pools of commercial loans based on the credit grade assigned. The appropriate relationship manager performs the process of classifying commercial loans into the appropriate credit grades initially as a component of the approval of the loan and has responsibility for insuring that the loan is properly graded throughout the life of the loan. The proper loan grade for all commercial loans in excess of $1 million is confirmed by a senior credit officer in the approval process. To determine the most appropriate credit grade for each loan, based on the size of the loan, credit officers examine and consider both financial and non-financial data as discussed in the credit grade definitions disclosed in Table 21. Loan grades are frequently reviewed by commercial loan review to determine if any changes in the circumstances of the loan require a different risk grade.

A reserve rate is established for each loan grade based on a historical three-year moving average of actual charge-offs. The reserve rate is then adjusted for current events, trends, and economic conditions that affect the asset quality of the loan portfolio. Some of the factors considered in making these adjustments include: levels of and trends in delinquencies; classified loans and nonaccrual loans; trends in outstandings and maturities; effects of changes in lending policies and underwriting guidelines; introduction of new loan products with different risk characteristics; experience, ability and depth of lending management and staff; migration trends of loan grades; and charge-off trends that may skew the historical three-year moving average. Finally, the reserve rates for each loan grade are reviewed quarterly to reflect local, regional and national economic trends; concentrations of cyclical industries; and the economic prospects for industry concentrations. To supplement management’s process in setting these additional adjustments, an economic model is used that evaluates the correlation between historical charge-offs and a number of state and national economic indicators. Also, all classified loans $1 million and greater are reviewed individually in accordance with SFAS No. 114, and a specific reserve is set based on the exposure (the difference between the outstanding loan amount and either the present value of expected future cash flows of the borrower’s or the estimated net realizable value of the collateral) and the probability of loss.

Table 20 shows the reserve rates (percentage of allowance for loan losses to outstanding balances) by loan category. The average reserve rate for all commercial loans remained relatively flat at 1.29 percent in 2002, 1.31 percent in 2001 and 1.29 percent in 2000. The level of the reserve rate in 2002 was favorably impacted by improvement in Watch List loans (see Table 21 – grades 6 & 7). The reserve rate for impaired loans decreased to 30.61 percent in 2002 from 44.74 percent in 2001 and 36.59 percent in 2000. This decline reflects the improved collateral position of the impaired loans, therefore, less reserves are required even though the level of impaired loans has increased. The commercial charge-off ratio (see Table 23) increased to .75 percent in 2002 from .47 percent in 2001, and .08 percent in 2000.

Table 20 – Average Reserve Rates

	2002	2001	2000	1999	1998

Commercial, commercial real estate and commercial construction*	1.29%	1.31%	1 .29%	1 .30%	1 .33%
Impaired	30.61	44.74	36.59	42.86	50.00
Retail real estate	.77	.99	.69	.92	.78
Other retail	1.05	1.96	1.67	1.77	2.24
Credit card receivables	5.13	4.63	5.02	4.12	4.21

*	Excludes impaired loans.
Certain previously reported amounts have been revised to agree with current presentation.

Retail loans

The allowance for loan losses for smaller-balance homogenous loans (retail loans) is determined based on pools of similar loan types that have similar credit risk characteristics, which is consistent with industry practice. First Tennessee manages retail loan credit risk on a portfolio basis. Reserve rates are established for each segment of the retail loan portfolio based on historical loss experience and are adjusted to reflect current events, trends and economic conditions. Some of the factors for making these adjustments include: changes in underwriting guidelines or credit scoring models; trends in consumer payment patterns, delinquencies and personal

F-44	First Tennessee National Corporation

bankruptcies; staffing levels in the collection area; changes in the mix of loan products outstanding; experience, ability and depth of lending management and staff; value of underlying collateral; and charge-off trends.

The average reserve rate for retail real estate loans was .77 percent in 2002 as compared to .99 percent in 2001 and .69 percent in 2000. The decrease in the retail real estate loan reserve rate for 2002 was impacted primarily by the improvement in the retail loan portfolio’s risk profile including the effect of providing whole loan insurance on real estate residential loans. The retail real estate charge-off ratio was .64 percent in 2002 compared to ..65 percent in 2001 and .33 percent in 2000. The reserve rate for other retail loans decreased to 1.05 percent in 2002 from 1.96 percent in 2001 primarily due to the change in risk profile after the sale of loans from the Money Centers. The other retail loans reserve rate was 1.67 percent in 2000. The other retail charge-off ratio increased to 3.47 percent in 2002 from 2.72 percent in 2001 and 1.83 percent in 2000.

The reserve rate for the credit card portfolio increased in 2002 to 5.13 percent from 4.63 percent in 2001 and 5.02 percent in 2000. The increase in the reserve rate for credit card portfolio is primarily due to the continuing impact on our customer base of a weakened economy. The credit card receivables net charge-off ratio increased to 4.35 percent in 2002 from 4.22 percent in 2001 and 4.25 percent in 2000.

Total loans

The total allowance for loan losses decreased 4 percent, or $6.3 million, from year-end 2001, at which time it had increased 8 percent, or $11.4 million, since year-end 2000. Period-end loans increased 10 percent in 2002 after remaining relatively flat in 2001 due to divestitures. The ratio of allowance for loan losses to loans, net of unearned income, decreased to 1.27 percent on December 31, 2002, from 1.46 percent on December 31, 2001, primarily reflecting improvement in the retail loan portfolio’s risk profile, the effect of providing whole loan insurance on $484.8 million of real estate residential loans and the transfer of certain classified and nonperforming residential mortgage loans to held for sale. The ratio of allowance for loan losses to loans was 1.36 percent on December 31, 2000.

Table 22 summarizes by category loans charged off and recoveries of loans previously charged off. This table also shows the additions to the reserve (provision), which have been charged against operating earnings. Net charge-offs increased to $98.5 million for the year ended December 31, 2002. Net charge-offs were $80.5 million for 2001 and $61.1 million for 2000. The increase in the 2002 level of net charge-offs was due to the deterioration of commercial credits, some of which were provided for in prior periods. Total commercial and commercial real estate related loan net charge-offs increased to $41.4 million in 2002 from $25.5 million in 2001. The commercial loan net charge-offs were not concentrated in any one industry or region. Residential real estate loan net charge-offs increased to $32.0 million in 2002 from $27.7 million in 2001. Other retail loan net charge-offs decreased to $13.6 million in 2002 from $15.7 million in 2001. Credit card receivables net charge-offs remained relatively flat at $11.5 million for 2002 compared to $11.6 million for 2001. The ratio of net charge-offs to average loans increased to .93 percent for 2002 from .80 percent for 2001 and .62 percent for 2000.

First Tennessee National Corporation	F-45

Table 21 - Loans and Foreclosed Real Estate on December 31

	2002						2001

		Construction			%	Allowance		%	Allowance
		and	Commercial		of	for Loan		of	for Loan
(Dollars in millions)	Commercial	Development	Real Estate	Total	Total	Losses	Total	Total	Losses

Internal grades:
1	$206	$-	$4	$210	2%	$1	$257	2%	$1
2	326	-	33	359	3	3	452	4	3
3	367	-	13	380	3	4	339	3	3
4	2,393	520	740	3,653	32	35	3,367	33	32
5	658	25	194	877	8	12	879	9	12
6	72	2	16	90	1	5	137	1	7
7	40	-	6	46	-	5	69	1	6
8, 9, 10 (Classifieds)	48	-	11	59	1	8	60	1	9

	4,110	547	1,017	5,674	50	73	5,560	54	73
Impaired loans:
Contractually past due	23	4	17	44	-	13	16	-	4
Contractually current	2	-	3	5	-	2	22	-	13

Total commercial and commercial real estate loans	4,135	551	1,037	5,723	50	88	5,598	54	90

Retail:
Real estate residential				4,721	42	37	3,733	36	38
Real estate construction				342	3	2	211	2	1
Other retail				286	3	3	460	5	9
Credit card receivables				273	2	14	281	3	13

Total retail loans				5,622	50	56	4,685	46	61

Total loans				$11,345	100%	$144	$10,283	100%	$151

Foreclosed real estate:
Commercial	$-	$-	$2	$2			$3
Consumer				5			6
Mortgage banking				4			13

Total foreclosed real estate				$11			$22

Loans are expressed net of unearned income. All amounts in the Allowance for Loan Losses columns have been rounded to the nearest million dollars. Certain previously reported amounts have been reclassified to agree with current presentation. All data is based on internal loan classifications. Definitions of each credit grade are provided below:

Grade 1:	Established, stable companies with excellent earnings, liquidity, and capital. Possess many of the same characteristics as Standard & Poor’s (S&P) AA rated companies.
Grade 2:	Well established, stable companies with good to very good earnings, liquidity, and capital. Possess many of the same characteristics as S&P A rated companies.
Grade 3:	Reasonably well established, stable companies with above average to good earnings, liquidity, and capital and with consistent, positive trends relative to industry norms.
Grade 4:	Reasonably well established, stable companies with average earnings, liquidity, and capital.
Grade 5:	New and established companies with some potential weakness. Capital considered less than average and history of average to below average earnings without consistent positive trends. Overall acceptable credits with minor weaknesses which warrant additional servicing.
Grade 6:	Financial condition adversely affected by temporary lack of earnings or liquidity or changes in the operating environment. An action plan is required to rehabilitate the credit or have it refinanced elsewhere.
Grade 7:	Significant developing weaknesses or adverse trends in earnings, liquidity, capital, or operating environment. Limited alternate financing is available.
Grade 8:	Significantly higher than normal probability that: (1) legal action will be required; (2) liquidation of collateral will be required; (3) there will be a loss; or all three will occur. This grade is believed to be substantially equivalent to the regulators’ classification of substandard.
Grade 9:	Excessive degree of risk. Financial and management deficiencies are well defined and make the obligor’s ability to repay from anticipated sources under existing terms and conditions uncertain. Collateral shortfall and/or undeterminable collateral values exist. Timing and amount of loss are uncertain. This grade is believed to be substantially equivalent to the regulators’ classification of doubtful.
Grade 10:	Borrowers are deemed incapable of repayment and debt is deemed uncollectible. Loans should no longer be carried as an active bank asset. This grade is believed to be substantially equivalent to the regulators’ classification of loss.
Impaired:	A loan for which it is probable that all amounts due, according to the contractual terms of the loan agreement, will not be collected and the loan is placed on non-accrual status. Reserves for impaired loans are based on the value of the collateral or the cash flow of the entity compared to the outstanding balance.

F-46	First Tennessee National Corporation

Table 22 - Analysis of Allowance for Loan Losses

(Dollars in thousands)	2002	2001	2000	1999	1998	1997

Allowance for loan losses:
Beginning balance	$150,614	$139,210	$134,979	$131,906	$121,816	$112,617
Provision for loan losses*	92,184	93,220	67,491	57,406	51,287	52,203
Allowance from acquisitions	-	-	-	-	140	-
Securitizations/divestitures	-	(1,337)	(2,173)	(2,683)	(3,575)	-
Charge-offs:
Commercial:
Commercial, financial and industrial	37,241	22,596	6,583	9,714	5,379	6,238
Real estate commercial	2,966	4,156	857	510	-	150
Real estate construction	3,367	968	47	-	442	136
Retail:
Real estate residential**	36,726	30,532	17,348	9,742	8,725	6,541
Real estate construction	-	-	-	-	-	109
Other retail	19,979	20,603	20,868	17,392	9,734	13,681
Credit card receivables	12,862	13,369	25,485	22,867	24,242	27,420

Total charge-offs	113,141	92,224	71,188	60,225	48,522	54,275

Recoveries:
Commercial:
Commercial, financial and industrial	2,136	1,991	2,903	2,082	2,751	1,717
Real estate commercial	41	280	480	228	641	2,623
Real estate construction	-	-	-	8	148	171
Retail:
Real estate residential	4,693	2,788	857	510	788	654
Other retail	6,419	4,953	3,937	3,725	4,253	4,417
Credit card receivables	1,352	1,733	1,924	2,022	2,179	1,689

Total recoveries	14,641	11,745	10,101	8,575	10,760	11,271

Net charge-offs	98,500	80,479	61,087	51,650	37,762	43,004

Ending balance	$144,298	$150,614	$139,210	$134,979	$131,906	$121,816

Loans, outstanding on December 31***	$11,345,445	$10,283,143	$10,239,450	$9,363,158	$8,557,064	$8,311,350

Average loans, outstanding during the year***	$10,634,530	$10,104,277	$9,931,955	$8,818,766	$8,242,135	$7,945,143

Ratios***:
Allowance to loans	1.27%	1.46%	1.36%	1.44%	1.54%	1.47%
Net charge-offs to average loans	.93	.80	.62	.59	.46	.54
Net charge-offs to allowance	68.3	53.4	43.9	38.3	28.6	35.3

*	Provision was reduced by $7.4 million in 2002 related to the change in First Tennessee’s risk profile after the sale of a portfolio of loans originated through First Horizon Money Centers. Provision was also reduced by $1.3 million in 2001 and $10.7 million in 2000 related to credit card loans sold.
**	Real estate residential charge-offs include $3.6 million, $3.2 million, $5.2 million, $2.1 million, $3.4 million and $3.2 million of charge-offs for 2002, 2001, 2000, 1999, 1998, and 1997, respectively, related to loans classified as nonperforming from the warehouse and the repurchase of loans originated and previously sold by First Horizon Home Loans.
***	Net of unearned income.
Certain previously reported amounts have been reclassified to agree with current presentation, including the reclassification of reserve amounts related to off-balance sheet commitments to other liabilities on the Consolidated Statements of Condition.

First Tennessee National Corporation	F-47

Within the course of normal mortgage banking activities, a small percentage of mortgage loan originations are classified as nonperforming assets when FHA/VA borrowers are delinquent in their monthly payments prior to the completion of the insuring process. Additionally, loans that have been sold may be required to be repurchased if they are found not to meet an investor’s origination criteria. From this pool, there were net charge-offs of $3.6 million in 2002, up from $3.2 million in 2001 which was down from $5.2 million in 2000. These net charge-offs had the effect of adding 4 basis points to the total net charge-off ratio in 2002. Due to changes in the disposition of repurchased mortgages, these assets are currently classified as held for sale and will not impact net charge-offs in future periods.

Going forward, asset quality indicators should reflect the relative strength of the economy and the resolution of existing asset quality issues. In addition, asset quality ratios could be affected by balance sheet strategies and shifts in loan mix to and from products with different risk/return profiles. Actual results could differ because of several factors, including those presented in the Forward-Looking Statements section of this MD&A discussion.

Table 23 - Net Charge-off Ratios*

	2002	2001	2000

Commercial	.75%	.47%	.08%
Retail real estate**	.64	.65	.33
Other retail	3.47	2.72	1.83
Credit card receivables	4.35	4.22	4.25
Total net charge-offs	.93	.80	.62

Loans are averages expressed net of unearned income.
*	Table 14 provides information on the relative size of each loan portfolio.
**	Excludes $3.6 million, $3.2 million and $5.2 million of charge-offs for 2002, 2001 and 2000, respectively, related to loans classified as nonperforming from the warehouse and the repurchase of loans originated and previously sold by First Horizon Home Loans.

Nonperforming Assets

Nonperforming loans consist of impaired, other nonaccrual and restructured loans. These, along with foreclosed real estate and other assets, represent nonperforming assets. Impaired loans are those loans for which it is probable that all amounts due, according to the contractual terms of the loan agreement, will not be collected and for which recognition of interest income has been discontinued. Other nonaccrual loans are residential and other retail loans on which recognition of interest income has been discontinued. Restructured loans generally take the form of an extension of the original repayment period and/or a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower.

Nonperforming assets decreased 11 percent to $75.7 million in 2002. This change was due to a 63 percent, or $21.9 million, decrease in nonperforming assets related to mortgage production activities. The decline in nonperforming assets, the increase in payments and the increase in additions to nonperforming assets predominately resulted from the disposition of $36.8 million of loans and foreclosed assets related to repurchased mortgages. This transaction resulted in a reduction of First Horizon Home Loans’ credit risk on its full recourse portfolio from $211.1 million to $175.9 million on December 31, 2001 and 2002, respectively. Nonperforming assets related to lending activities increased 25 percent, or $12.5 million, due to the deterioration in commercial credits resulting primarily from the impact on our customer base of a weakened economy.

Information regarding nonperforming assets and loans is presented in Table 25. As shown in the table, the ratio of nonperforming assets to total loans related to lending activities was .56 percent on December 31, 2002. Table 24 gives additional information related to changes in nonperforming assets for 2000 through 2002.

F-48	First Tennessee National Corporation

Table 24 - Changes in Nonperforming Assets

(Dollars in millions)	2002	2001	2000

Beginning balance	$85.1	$77.7	$47.1
Additional nonperforming assets	165.5	134.2	115.0
Payments	(130.6)	(97.2)	(73.3)
Charge-offs	(44.3)	(29.6)	(11.1)

Ending balance	$75.7	$85.1	$77.7

Table 25 - Nonperforming Assets on December 31

(Dollars in thousands)	2002	2001	2000	1999	1998	1997

Lending activities*:
Nonperforming loans*	$55,060	$41,539	$41,541	$7,753	$12,246	$10,239
Foreclosed real estate	7,891	8,852	3,997	5,777	5,091	4,499
Other assets	33	130	97	91	199	235

Total lending activities	62,984	50,521	45,635	13,621	17,536	14,973

Mortgage production activities*:
Nonperforming loans*	9,127	21,417	19,761	21,365	15,561	28,176
Foreclosed real estate	3,560	13,137	12,293	12,093	11,151	7,703

Total mortgage production activities	12,687	34,554	32,054	33,458	26,712	35,879

Total nonperforming assets	$75,671	$85,075	$77,689	$47,079	$44,248	$50,852

Loans and leases 30 to 89 days past due	$104,084	$117,298	$105,705	$88,389	$87,832	$104,946
Loans and leases 90 days past due	37,083	37,665	42,606	29,849	31,603	32,074
Potential problem assets**	128,657	123,535	107,605	75,001	63,307	70,282

Ratios:
Allowance to nonperforming loans	225%	239%	227%	464%	474%	317%
Nonperforming assets to total loans plus foreclosed real estate and other assets (lending activities only)	.56	.49	.45	.15	.21	.18
Nonperforming assets to unpaid principal balance of servicing portfolio (mortgage production activities only)	.02	.08	.07	.07	.07	.13

*	Total impaired loans included in nonperforming loans were $49.3 million, $37.8 million, $41.2 million, $7.5 million, $12.1 million, and $8.7 million for the years 2002 through 1997, respectively.
**	Includes loans and leases 90 days past due.
Certain previously reported amounts have been adjusted to agree with current presentation.

Past Due Loans and Potential Problem Assets

Past due loans are loans contractually past due 90 days or more as to interest or principal payments, but which have not yet been put on nonaccrual status. The ratio of past due loans to total loans was .33 percent at year-end 2002, down from .37 percent on December 31, 2001. Additional historical past due loan information can be found in Table 25. Loans 30 to 89 days past due decreased to $104.1 million, or .92 percent of total loans, on December 31, 2002, from $117.3 million, or 1.14 percent of total loans, on December 31, 2001.

Potential problem assets, which are not included in nonperforming assets, increased to $128.7 million, or 1.13 percent of total loans, on December 31, 2002, from $123.5 million, or 1.20 percent of total loans, on December 31, 2001. Potential problem assets represent those assets where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower’s ability to comply with present repayment terms. This definition is believed to be substantially consistent with the standards established by the Office of the Comptroller of the Currency for loans classified substandard.

First Tennessee National Corporation	F-49

QUARTERLY FINANCIAL INFORMATION

Table 26 - Summary of Quarterly Financial Information

	2002				2001

(Dollars in millions except	Fourth	Third	Second	First	Fourth	Third	Second	First
per share data)	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Summary income information:
Interest income	$271.8	$260.6	$248.7	$258.0	$282.5	$288.1	$307.2	$321.1
Interest expense	69.5	71.9	71.6	73.6	87.3	115.2	140.3	169.8
Provision for loan losses	22.8	20.2	23.3	25.9	34.0	22.8	17.5	18.9
Noninterest income before securities transactions	494.4	392.1	338.9	324.9	351.5	302.3	337.0	273.1
Securities gains /(losses)	(6.8)	(.1)	(2.3)	-	(.8)	-	(3.4)	(.1)
Noninterest expense	514.6	421.4	354.6	352.7	381.9	321.1	350.5	310.6
Income before cumulative adjustment*	103.4	95.6	90.4	87.1	89.2	89.0	85.8	62.4
Cumulative adjustment, net of tax	-	-	-	-	-	-	-	(8.2)
Net income	103.4	95.6	90.4	87.1	89.2	89.0	85.8	54.2

Earnings per common share before cumulative adjustment*	$.82	$.75	$.71	$.69	$.70	$.70	$.67	$.48
Earnings per common share	.82	.75	.71	.69	.70	.70	.67	.42
Diluted earnings per common share before cumulative adjustment*	.80	.73	.69	.67	.68	.68	.65	.47
Diluted earnings per common share	.80	.73	.69	.67	.68	.68	.65	.41

Common stock information:
Closing price per share:
High	$37.95	$39.70	$40.45	$36.06	$37.25	$37.04	$36.80	$33.00
Low	30.05	32.62	34.55	33.49	31.80	31.29	30.14	27.38
Period-end	35.94	34.67	38.30	35.05	36.26	37.00	34.71	30.90
Dividends declared per share	.30	.25	.25	.25	.25	.22	.22	.22

*	The cumulative adjustment reflects the effects of changes in accounting principles.

OTHER

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

SFAS No. 133, which was adopted on January 1, 2001, establishes accounting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. It requires that changes in the instrument’s fair value be recognized currently in earnings or directly to equity as other comprehensive income. If certain criteria are met, changes in the fair value of the asset or liability being hedged are also recognized currently in earnings. The initial impact of adopting SFAS No. 133 resulted in a net transition adjustment that was recognized as the cumulative effect of a change in accounting principle.

Fair value is determined on the last business day of a reporting period. This point in time measurement of derivative fair values and the related hedged item fair values may be well suited to the measurement of hedge effectiveness, as well as reported earnings, when hedge time horizons are short. The same measurement, however, may not consistently reflect the effectiveness of longer-term hedges and, in First Tennessee’s view, can

F-50	First Tennessee National Corporation

distort short-term measures of reported earnings. First Tennessee uses a combination of derivative financial instruments to hedge certain components of the interest-rate risk associated with its portfolio of MSR’s, which currently have an average life of three to four years. Over this long-term time horizon this combination of derivatives can be effective in significantly mitigating the effects of interest rate changes on the value of the servicing portfolio. However, these derivative financial instruments can and do demonstrate significant price volatility depending upon prevailing conditions in the financial markets. If a reporting period ends during a period of volatile financial market conditions, the effect of such point-in-time conditions on reported earnings does not reflect the underlying economics of the transactions or the true value of the hedges to First Tennessee over their estimated lives. The fact that the fair value of a particular derivative is unusually low or high on the last day of the reporting period is meaningful in evaluating performance during the period only if First Tennessee sells the derivative within the period of time before fair value changes and does not replace the hedge coverage with another derivative. First Tennessee believes the effect of such volatility on short-term measures of earnings is not indicative of the expected long-term performance of this hedging practice.

First Tennessee believes a review of the trend, if any, of the servicing rights net value changes under SFAS No. 133 over a long period of time, preferably over an interest-rate business cycle, is a more meaningful measure to determine the effectiveness of hedging strategies.

For its internal evaluation of performance for an applicable period, First Tennessee reclassified select components of SFAS 133 hedge ineffectiveness from the reported net income of the First Horizon segment to the Corporate segment. The internal evaluation of long-term performance will include the long-term trend, if any, in these select components of SFAS 133 hedge ineffectiveness.

FURTHER INTERPRETATIONS OF SFAS NO. 133

Certain provisions of SFAS No. 133 continue to undergo significant discussion and debate by the FASB. One such potential issue involves the assessment of hedge effectiveness (and its impact on qualifying for hedge accounting) when hedging fair value changes of prepayable assets due to changes in the benchmark interest rate. As the FASB continues to deliberate interpretation of the new rules, the potential exists for a difference between First Tennessee’s interpretation and that of the FASB, the effects of which cannot presently be anticipated but failure to obtain hedge accounting treatment could be significant to results of operations.

ACCOUNTING CHANGES

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities”, which requires consolidation by a business enterprise of variable interest entities which have either (1) insufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) no equity investor with the essential characteristics of a controlling financial interest, as defined in the interpretation. When an entity meets either of these criteria, a business enterprise with a variable interest (as defined in the interpretation) in the entity must evaluate whether it should be consolidated into the enterprise’s financial statements. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

Upon adoption of the provisions of this interpretation, First Tennessee believes it is reasonably possible that consolidation of two variable interest entities will be required. First Tennessee has a lease arrangement with a single purpose entity for First Horizon Home Loans main office headquarters in Dallas. Also, First Tennessee has a loan funding arrangement with a commercial paper conduit facility. See Footnote 18 – Restrictions, Contingencies, Commitments and Other Disclosures for further details regarding both of these entities.

First Tennessee National Corporation	F-51

In addition, First Tennessee continues to evaluate its interest in other entities to determine if this guidance will result in consolidation.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. This interpretation elaborates on the disclosures to be made by a guarantor in interim and annual financial statements about obligations assumed under certain guarantees it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation does not prescribe a specific approach for subsequently measuring the guarantor’s liability over the term of the related guarantee. This interpretation also incorporates, without change, the guidance in FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, which is being superceded. The initial recognition and measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. As of December 31, 2002, First Tennessee has adopted the disclosure requirements of this Interpretation. (See Footnote 18 - Restrictions, Contingencies, Commitments and Other Disclosures for further details.) First Tennessee expects the impact of adopting the remaining provisions of this standard to be immaterial.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement requires that a liability for the cost associated with an exit or disposal activity be recognized and measured initially at fair value in the period in which the liability is incurred. Prior to the effective date of this statement, costs associated with an exit or disposal plan were recognized at the date of commitment, as required under EITF Issue 94-3. This statement does not apply to costs associated with an exit activity that involves an entity newly acquired in a business combination or with a disposal activity covered by SFAS No. 144. This statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. First Tennessee expects the impact of adopting this standard to be immaterial.

F-52	First Tennessee National Corporation

GLOSSARY

Allowance for Loan Losses - Valuation reserve representing the amount considered by management to be adequate to cover estimated probable incurred losses in the loan portfolio.

Basis Point - The equivalent of one-hundredth of one percent (0.01). One hundred basis points equals one percent. This unit is generally used to measure movements in interest yields and rates.

Basis Risk - Refers to changes in the relationship between various interest rate segments (e.g. the difference between the Prime and the Fed Funds Rates).

Book Value Per Common Share - A ratio determined by dividing shareholders’ equity at the end of a period by the number of common shares outstanding at the end of that period.

Bulk Sales - Refers to sales of mortgage servicing rights that are transacted separately from the sale of the related loans.

Charge-Offs - The amount charged against the allowance for loan losses to reduce specific loans to their net realizable value.

Classified Loan - A loan that has caused management to have serious doubts about the borrower’s ability to comply with present repayment terms. Included in this category are grades 8, 9 and 10 performing and nonperforming loans. In compliance with the standards established by the Office of the Comptroller of the Currency (OCC) these loans are classified as substandard, doubtful, and loss depending on the severity of the loan’s deterioration.

Commercial Paper - A short-term unsecured debt obligation of the parent company with maturities typically of 30 days to 270 days.

Commercial and Standby Letters of Credit - Commercial letters of credit are issued or confirmed by an entity to ensure the payment of its customers’ payables and receivables. Standby letters of credit are issued by an entity to ensure its customers’ performance in dealing with others.

Commitment to Extend Credit - Agreements to make or acquire a loan or lease as long as agreed-upon terms (e.g., expiration date, covenants, or notice) are met. Generally these commitments have fixed expiration dates or other termination clauses and may require payment of a fee.

Core Deposits - Core deposits consist of all interest-bearing and noninterest-bearing deposits, except certificates of deposit over $100,000. They include checking interest deposits, money market deposit accounts, time and other savings, plus demand deposits.

Derivative Financial Instrument - A contract or agreement whose value is derived from changes in interest rates, foreign exchange rates, prices of securities or commodities, or financial or commodity indices.

Diluted Earnings Per Common Share - Net income, divided by average shares outstanding plus the number of shares that would be outstanding if all dilutive common shares had been issued. Dilutive common shares, for example, would represent outstanding options where the average stock price exceeds the price at which the option was granted.

Double Leverage Ratio - A ratio that measures the degree to which parent company debt supports investments in subsidiaries. It is calculated by dividing the parent company’s investment in subsidiaries by total consolidated equity.

Earning Assets - Assets that generate interest or dividend income or yield-related fee income, such as loans and investment securities.

Earnings Per Common Share - Net income, divided by the average number of common shares outstanding in the period. (See also diluted earnings per share)

Federal Funds Sold/Purchased - Excess balances of depository institutions which are loaned to each other, generally on an overnight basis.

First Tennessee National Corporation	F-53

Flow Sales - Refers to sales of loans where the servicing right is released at the time the related loan is sold.

Fully Taxable Equivalent Income (FTE) - Income which has been adjusted by increasing tax-exempt income to a level that would yield the same after-tax income had that income been subject to taxation.

Hedge - An instrument used to reduce risk by entering into a transaction which offsets existing or anticipated exposures to changes in interest rates or fair value of assets or liabilities.

Interest Free Sources - Noninterest bearing liabilities (such as demand deposits, other liabilities, and shareholders’ equity) net of nonearning assets (such as cash, fixed assets, and other assets).

Interest Only Strip - Mortgage security consisting of the interest rate portion of a stripped mortgage backed security.

Interest Rate Caps and Floors - Contracts with notional principal amounts that require the seller, in exchange for a fee, to make payments to the purchaser if a specified market interest rate exceeds a fixed upper “capped” level or falls below a fixed lower “floor” level on specified future dates.

Interest Rate Forward Contracts - Contracts representing commitments either to purchase or sell at a specified future date a specified security or financial instrument at a specified price, and may be settled in cash or through delivery. These obligations are generally short term in nature.

Interest Rate Options - A contract that grants the holder (purchaser), for a fee, the right to either purchase or sell a financial instrument at a specified price within a specified period of time or on a specified date from the writer (seller) of the option.

Interest Rate Sensitivity - The relationship of changes in interest income and interest expense to fluctuations in interest rates over a defined period of time.

Interest Rate Swap - An agreement in which two entities agree to exchange, at specified intervals, interest payment streams calculated on an agreed upon notional principal amount with at least one stream based on a floating rate index.

Interest Sensitivity Gap - The difference between interest-rate sensitive assets and interest-rate sensitive liabilities over a designated time period. A net asset exists when interest-rate sensitive assets exceed interest-rate sensitive liabilities. A net liability position exists when liabilities exceed assets.

Leverage Ratio - Tier 1 capital divided by quarterly average assets excluding any adjustments for available for sale securities unrealized gains/(losses), goodwill, and certain other intangible assets.

Liquidity - The ability of a corporation to generate adequate funds to meet its cash flow requirements. It is measured by the ability to quickly convert assets into cash with minimal exposure to interest rate risk, by the size and stability of the core deposit base, and by additional borrowing capacity within the money markets.

Market Capitalization - Market value of a company computed by multiplying the number of shares outstanding by the current stock price.

Mortgage Backed Securities – Investment securities backed by a pool of mortgages or trust deeds. Principal and interest payments on the underlying mortgages are used to pay principal and interest on the securities.

Mortgage Pipeline - Interest rate commitments made to customers on mortgage loans that have not yet been closed and funded.

Mortgage Warehouse - A mortgage loan that has been closed and funded and is awaiting sale and delivery into the secondary market.

Mortgage Servicing Rights (MSR’s) - The right to service mortgage loans, generally owned by someone else, for a fee. Loan servicing includes collecting payments; remitting funds to investors, insurance companies, and taxing authorities; collecting delinquent payments; and foreclosing on properties when necessary.

Net Interest Income (NII) - Interest income less interest expense.

F-54	First Tennessee National Corporation

Net Interest Margin - A measurement of how effectively the bank utilizes its earning assets in relationship to the interest cost of funding them. It is computed by dividing fully taxable-equivalent net interest income by average earning assets.

Net Interest Spread - The difference between the average yield earned on earning assets on a fully taxable equivalent basis and the average rate paid for interest-bearing liabilities.

Nonaccrual Loans - Loans on which interest accruals have been discontinued due to the borrower’s financial difficulties. Interest income on these loans is reported on a cash basis as it is collected after recovery of principal.

Nonperforming Assets - Interest earning assets on which interest income is not being accrued, restructured loans on which interest rates or terms of repayment have been materially revised, real estate properties acquired through foreclosure, and repossessed assets.

Notional Principal Amount - An amount on which payments for interest rate swaps and interest rate options, caps and floors are based. The “notional amount” is not paid or received.

Provision for Loan Losses - The periodic charge to earnings for potential losses in the loan portfolio.

Principal Only Strip - Mortgage security consisting of the principal portion of a stripped mortgage backed security.

Purchased Funds - The combination of certificates of deposit greater than $100,000, federal funds purchased, securities sold under agreement to repurchase, bank notes, commercial paper, and other short-term borrowings.

Recoveries - The amount added to the allowance for loan losses when funds are received on a loan which was previously charged off.

Repurchase Agreement - A method of short-term financing where one party agrees to buy back, at a future date (generally overnight) and an agreed-upon price, a security it sells to another party.

Restructured Loans - Loans where the institution, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider.

Return on Average Assets (ROA) - A measure of profitability that indicates how effectively an institution utilized its assets. It is calculated by dividing annualized net income by total average assets.

Return on Average Equity (ROE) - A measure of profitability that indicates what an institution earned on its shareholders’ investment. ROE is calculated by dividing net income by total average shareholders’ equity.

Revenue - The sum of net interest income and noninterest income. For some comparisons, securities gains/losses are excluded.

Risk-Adjusted Assets - A regulatory risk-based calculation that takes into account the broad differences in risks among a banking organization’s assets and off-balance sheet instruments.

Securitized Assets or Securitization - The process by which financial assets are packaged, underwritten and sold as securities.

Tier 1 Capital Ratio - Ratio consisting of shareholders’ equity before any adjustments for available for sale securities unrealized gains/(losses), reduced by goodwill, certain other intangible assets and the disallowable portion of mortgage servicing rights divided by risk-adjusted assets.

Total Capital Ratio - Tier 1 capital plus the allowable portion of the allowance for loan losses and qualifying subordinated debt divided by risk-adjusted assets.

First Tennessee National Corporation	F-55

CONSOLIDATED STATEMENTS OF CONDITION

	December 31

(Dollars in thousands)	2002	2001

Assets:
Cash and due from banks (Note 18)	$1,068,110	$885,183
Federal funds sold and securities purchased under agreements to resell	260,607	229,440

Total cash and cash equivalents	1,328,717	1,114,623

Investment in bank time deposits	1,906	1,740
Trading securities	893,997	646,179
Loans held for sale	4,797,565	3,399,309
Securities available for sale (Note 3)	2,419,908	2,064,611
Securities held to maturity (fair value of $284,510 on December 31, 2002, and $459,109 on December 31, 2001) (Note 3)	280,377	461,259
Loans, net of unearned income (Note 4)	11,345,445	10,283,143
Less: Allowance for loan losses	144,298	150,614

Total net loans	11,201,147	10,132,529

Premises and equipment, net (Note 5)	254,132	251,504
Real estate acquired by foreclosure	11,451	21,989
Mortgage servicing rights, net (Note 6)	440,482	665,005
Goodwill (Note 7)	164,617	143,147
Other intangible assets, net (Note 7)	29,648	41,857
Capital markets receivables and other assets	1,999,148	1,677,798

Total assets	$23,823,095	$20,621,550
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing (Note 8)	$10,564,489	$9,596,230
Noninterest-bearing	5,149,414	4,010,104

Total deposits	15,713,903	13,606,334

Federal funds purchased and securities sold under agreements to repurchase (Note 9)	3,126,350	2,921,543
Commercial paper and other short-term borrowings (Note 9)	361,208	449,151
Capital markets payables and other liabilities	1,856,347	1,472,212
Term borrowings (Note 10)	929,715	550,361

Total liabilities	21,987,523	18,999,601

Guaranteed preferred beneficial interests in First Tennessee’s junior subordinated debentures (Note 11)	100,000	100,000
Preferred stock of subsidiary (Note 12)	44,392	44,187

Shareholders’ equity:
Preferred stock - no par value (5,000,000 shares authorized, but unissued)	-	-
Common stock - $.625 par value (shares authorized - 400,000,000; shares issued - 125,600,024 on December 31, 2002 and 125,865,188 on December 31, 2001)	78,500	78,666
Capital surplus	119,318	106,682
Undivided profits	1,461,946	1,263,649
Accumulated other comprehensive income (Note 15)	26,487	23,278
Deferred compensation on restricted stock incentive plans	(5,796)	(2,126)
Deferred compensation obligation	10,725	7,613

Total shareholders’ equity	1,691,180	1,477,762

Total liabilities and shareholders’ equity	$23,823,095	$20,621,550

See accompanying notes to consolidated financial statements.

F-56	First Tennessee National Corporation

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31

(Dollars in thousands except per share data)	2002	2001	2000

Interest income:
Interest and fees on loans	$662,878	$809,105	$912,372
Interest on investment securities:
Taxable	142,197	166,774	196,864
Tax-exempt	812	1,451	1,946
Interest on loans held for sale	184,038	165,900	197,314
Interest on trading securities	43,679	48,551	34,410
Interest on other earning assets	5,489	7,090	20,140

Total interest income	1,039,093	1,198,871	1,363,046

Interest expense:
Interest on deposits:
Savings	2,187	3,840	5,537
Checking interest and money market	37,055	84,865	110,802
Certificates of deposit under $100,000 and other time	71,254	111,102	129,211
Certificates of deposit $100,000 and more	79,844	137,095	254,880
Interest on short-term borrowings	67,657	145,535	239,947
Interest on term borrowings	28,584	30,159	24,318

Total interest expense	286,581	512,596	764,695

Net interest income	752,512	686,275	598,351
Provision for loan losses	92,184	93,220	67,491

Net interest income after provision for loan losses	660,328	593,055	530,860

Noninterest income:
Mortgage banking	665,837	449,647	238,031
Capital markets	447,359	343,647	117,870
Deposit transactions and cash management	143,315	133,631	116,080
Insurance premiums and commissions	50,446	16,844	12,203
Merchant processing	48,403	45,426	48,232
Trust services and investment management	48,369	56,705	65,817
Divestitures	4,550	80,357	157,635
Equity securities gains/(losses), net	(9,435)	(3,290)	754
Debt securities gains/(losses), net	255	(1,041)	(4,961)
All other income (Note 14)	141,966	137,710	161,013

Total noninterest income	1,541,065	1,259,636	912,674

Adjusted gross income after provision for loan losses	2,201,393	1,852,691	1,443,534

Noninterest expense:
Employee compensation, incentives and benefits	998,562	797,841	598,017
Occupancy	76,669	69,069	80,453
Equipment rentals, depreciation and maintenance	68,736	74,106	68,230
Operations services	60,238	59,635	70,875
Communications and courier	53,448	48,771	47,337
Amortization of intangible assets	6,200	10,805	11,738
All other expense (Note 14)	379,481	303,901	229,882

Total noninterest expense	1,643,334	1,364,128	1,106,532

Income before income taxes	558,059	488,563	337,002
Applicable income taxes (Note 16)	181,608	162,186	104,421

Income before cumulative effect of changes in accounting principles	376,451	326,377	232,581
Cumulative effect of changes in accounting principles, net of tax	-	(8,168)	-

Net income	$376,451	$318,209	$232,581

Earnings per common share before cumulative effect of changes in accounting principles (Note 17)	$2.97	$2.55	$1.79

Earnings per common share (Note 17)	$2.97	$2.49	$1.79

Diluted earnings per common share before cumulative effect of changes in accounting principles (Note 17)	$2.89	$2.48	$1.77

Diluted earnings per common share (Note 17)	$2.89	$2.42	$1.77

Weighted average common shares outstanding	126,714,413	127,777,356	129,865,065

See accompanying notes to consolidated financial statements.

First Tennessee National Corporation	F-57

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

						Accumulated	Deferred	Deferred
						Other	Compen-	Compen-
	Common		Common	Capital	Undivided	Comprehensive	sation	sation
(Amounts in thousands)	Shares	Total	Stock	Surplus	Profits	Income	Asset	Liability

Balance, December 31, 1999	129,878	$1,241,467	$81,174	$130,636	$1,053,722	$(21,752)	$(5,674)	$3,361
Net income	-	232,581	-	-	232,581	-	-	-
Other comprehensive income:
Unrealized market adjustments on securities available for sale, net of tax	-	36,350	-	-	-	36,350	-	-

Comprehensive income	-	268,931	-	-	232,581	36,350	-

Cash dividends declared ($.88/share)	-	(113,755)	-	-	(113,755)	-	-	-
Common stock issued for exercise of stock options	1,309	17,310	818	15,557	-	-	-	935
Common stock repurchased	(2,461)	(48,476)	(1,539)	(46,937)	-	-	-	-
Amortization on restricted stock incentive plans	-	2,019	-	-	-	-	2,019	-
Other	19	16,660	12	16,519	-	-	(528)	657

Balance, December 31, 2000	128,745	1,384,156	80,465	115,775	1,172,548	14,598	(4,183)	4,953
Net income	-	318,209	-	-	318,209	-	-	-
Other comprehensive income:
Unrealized market adjustments on securities available for sale, net of tax	-	8,680	-	-	-	8,680	-	-

Comprehensive income	-	326,889	-	-	318,209	8,680	-	-

Cash dividends declared ($.91/share)	-	(115,260)	-	-	(115,260)	-	-	-
Common stock issued for exercise of stock options	4,346	77,114	2,716	71,738	-	-	-	2,660
Tax benefit from non-qualified stock options	-	28,293	-	28,293	-	-	-	-
Common stock repurchased	(7,217)	(238,701)	(4,510)	(122,343)	(111,848)	-	-	-
Amortization on restricted stock incentive plans	-	2,168	-	-	-	-	2,168	-
Other	(9)	13,103	(5)	13,219	-	-	(111)	-

Balance, December 31, 2001	125,865	1,477,762	78,666	106,682	1,263,649	23,278	(2,126)	7,613
Net income	-	376,451	-	-	376,451	-	-	-
Other comprehensive income:
Unrealized market adjustments on cash flow hedges, net of tax	-	(137)	-	-	-	(137)	-	-
Unrealized market adjustments on securities available for sale, net of tax	-	4,735	-	-	-	4,735	-	-
Minimum pension liability, net of tax	-	(1,389)	-	-	-	(1,389)	-	-

Comprehensive income	-	379,660	-	-	376,451	3,209	-	-

Cash dividends declared ($1.05/share)	-	(131,982)	-	-	(131,982)	-	-	-
Common stock issued for exercise of stock options	2,613	50,700	1,633	45,955	-	-	-	3,112
Tax benefit from non-qualified stock options	-	11,395	-	11,395	-	-	-	-
Common stock repurchased	(3,053)	(111,187)	(1,909)	(63,106)	(46,172)	-	-	-
Amortization on restricted stock incentive plans	-	2,499	-	-	-	-	2,499	-
Other	175	12,333	110	18,392	-	-	(6,169)	-

Balance, December 31, 2002	125,600	$1,691,180	$78,500	$119,318	$1,461,946	$26,487	$(5,796)	$10,725

See accompanying notes to consolidated financial statements.

F-58	First Tennessee National Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Year Ended December 31

(Dollars in thousands)		2002	2001	2000

Operating	Net income	$376,451	$318,209	$232,581
Activities	Adjustments to reconcile net income to net cash
	provided/(used) by operating activities:
	Provision for loan losses	92,184	93,220	67,491
	Provision/(benefit) for deferred income tax	42,248	(157,870)	40,082
	Depreciation and amortization of premises and equipment	55,396	56,906	58,854
	Amortization and impairment of mortgage servicing rights	268,003	224,775	150,746
	Amortization of intangible assets	6,200	10,805	11,738
	Net other amortization and accretion	24,073	14,480	1,350
	Net (increase)/decrease in net derivative product assets	(186,734)	87,970	(24,860)
	Market value adjustment on foreclosed property	18,811	14,442	9,911
	Loss on sale of securitized auto loans	-	-	1,315
	Loss/(gain) on early retirement of debt	3,724	5,107	-
	Equity securities (gains)/losses	9,435	3,290	(754)
	Debt securities losses	(255)	1,041	4,961
	Net losses/(gains) on disposals of fixed assets	936	5,528	5,367
	Gains on divestitures	(4,550)	(80,357)	(157,635)
	Net (increase)/decrease in:
	Trading securities	(247,818)	(237,659)	(106,755)
	Loans held for sale	(1,398,256)	(1,664,239)	410,999
	Capital markets receivables	137,820	(272,601)	(28,428)
	Interest receivable	8,535	26,430	(9,994)
	Other assets	(260,014)	(134,061)	(198,732)
	Net increase/(decrease) in:
	Capital markets payables	(7,732)	293,452	37,920
	Interest payable	(6,799)	(32,497)	(7,194)
	Other liabilities	289,922	299,358	(10,730)

	Total adjustments	(1,154,871)	(1,442,480)	255,652

	Net cash provided/(used) by operating activities	(778,420)	(1,124,271)	488,233

Investing	Held to maturity securities:
Activities	Maturities	179,628	175,856	131,720
	Purchases	-	-	(500)
	Available for sale securities:
	Sales	170,819	124,632	887,188
	Maturities	1,247,002	810,913	515,589
	Purchases	(1,768,354)	(945,823)	(1,241,976)
	Premises and equipment:
	Sales	8,032	6,514	1,549
	Purchases	(56,794)	(27,694)	(44,883)
	Net increase in loans	(1,394,641)	(646,859)	(1,408,077)
	Proceeds from auto loan securitizations	-	-	184,379
	Net (increase)/decrease in investment in bank time deposits	(166)	1,889	(366)
	Proceeds from divestitures, net of cash and cash equivalents	206,664	453,279	455,832
	Acquisitions, net of cash and cash equivalents acquired	(13,433)	(11,495)	-

	Net cash used by investing activities	(1,421,243)	(58,788)	(519,545)

Financing	Common stock:
Activities	Exercise of stock options	51,015	78,183	16,639
	Cash dividends paid	(125,736)	(112,093)	(113,958)
	Repurchase of shares	(111,187)	(238,701)	(48,542)
	Term borrowings:
	Issuance	481,816	324,151	101,200
	Payments	(106,569)	(245,595)	(50,392)
	Net increase/(decrease) in:
	Deposits	2,107,554	1,565,300	820,100
	Short-term borrowings	116,864	(33,962)	(968,950)

	Net cash (used)/provided by financing activities	2,413,757	1,337,283	(243,903)

	Net (decrease)/increase in cash and cash equivalents	214,094	154,224	(275,215)

	Cash and cash equivalents at beginning of period	1,114,623	960,399	1,235,614

	Cash and cash equivalents at end of period	$1,328,717	$1,114,623	$960,399

	Total interest paid	$292,618	$544,336	$771,189
	Total income taxes paid	123,071	250,607	96,693

See accompanying notes to consolidated financial statements.

First Tennessee National Corporation	F-59

Notes to Consolidated Financial Statements

Note 1 ❑ Summary of Significant Accounting Policies

Basis of accounting. The consolidated financial statements of First Tennessee National Corporation (First Tennessee), including its subsidiaries, are prepared in conformity with accounting principles generally accepted in the United States and follow general practices within the industries in which it operates. This preparation requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and assumptions are based on information available as of the date of the financial statements and could differ from actual results.

Principles of consolidation and basis of presentation. The consolidated financial statements include the accounts of First Tennessee and its majority-owned subsidiaries. Affiliates that are not majority owned are accounted for by the equity method. All significant intercompany transactions and balances have been eliminated. For purposes of comparability, certain prior period amounts have been reclassified to conform to current year presentation. None of these reclassifications had any effect on net income or earnings per share for any of the periods presented. Early adoption of Statement of Financial Accounting Standards (SFAS) No. 145 (see Accounting Changes section) eliminated the calculation of earnings per share before debt restructurings.

Business combinations accounted for as purchases are included in the financial statements from the respective dates of acquisition.

Revenue recognition. First Tennessee derives a significant portion of its revenues from fee based services. Revenues from transaction based fees are recognized when the transactions are completed. Revenues for service based fees are recognized over the period in which First Tennessee provides the service.

Statements of cash flows. For purposes of these statements, cash and due from banks, federal funds sold, and securities purchased under agreements to resell are considered cash and cash equivalents. Federal funds are usually sold for one-day periods, and securities purchased under agreements to resell are short-term, highly liquid investments.

Trading securities. Inventories purchased in connection with underwriting or dealer activities are carried at market value. Gains and losses, both realized and unrealized, on these inventories are reflected in noninterest income as capital markets income. In addition, retained interests, in the form of interest-only and principal-only strips, from mortgage banking securitizations are recognized at fair value with gains and losses both realized and unrealized, recognized in mortgage banking income.

Investment securities. Securities that First Tennessee has the ability and positive intent to hold to maturity are classified as securities held to maturity and are carried at amortized cost. The amortized cost of all securities is adjusted for amortization of premium and accretion of discount to maturity, or earlier call date if appropriate, using the level yield method. Such amortization and accretion is included in interest income from securities. Realized gains and losses and declines in value judged to be other than temporary are determined by the specific identification method and reported in noninterest income.

Securities that may be sold prior to maturity for asset/liability management purposes and equity securities are classified as securities available for sale and are carried at fair value. The unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of tax, as a component of other comprehensive income within shareholders’ equity.

Securities purchased under resale agreements and securities sold under repurchase agreements. FTN Financial enters into short-term purchases of securities under agreements to resell which are accounted for as collateralized financings except where First Tennessee does not have an agreement to sell the same or

F-60	First Tennessee National Corporation

Note 1 ❑ Summary of Significant Accounting Policies (continued)

substantially the same securities before maturity at a fixed or determinable price. Securities delivered under these transactions are delivered to either the dealer custody account at the Federal Reserve Bank or to the applicable counterparty. Collateral is valued daily and First Tennessee may require counterparties to deposit additional collateral or return collateral pledged when appropriate.

Securities sold under agreements to repurchase (securities sold) are offered to cash management customers as an automated, collateralized investment account. Securities sold are also used by the FTN banking group to obtain favorable borrowing rates on its purchased funds. Under these transactions, securities are delivered to the counterparty’s custody account.

Mortgage banking. First Tennessee’s mortgage lenders originate first-lien mortgage loans primarily for the purpose of selling them in the secondary market. Mortgage loans held for sale (the warehouse) are recorded at the lower of aggregate cost or market value adjusted for offsetting gains or losses resulting from hedging activities. The carrying value of mortgage loans held for sale is net of deferred origination fees and costs. Also included in the lower of cost or market analysis are the estimated costs and market values of the mortgage loan commitments. Gains and losses realized from the sale of these assets and adjustments to market value are included in noninterest income. Some of these loans are sold with provisions of recourse.

As of December 31, 2002 and 2001, respectively, the outstanding principal amount of these single-family residential loans that were sold on a recourse basis was $175.9 million and $211.1 million. In the event of borrower nonperformance, First Tennessee would assume losses to the extent they exceed the value of the collateral and private mortgage insurance, Federal Housing Administration (FHA) insurance or Veterans Administration (VA) guarantees. In addition, First Tennessee originates, sells and services loans guaranteed by the VA. In the event of foreclosure, First Tennessee, as a servicer of VA loans, has credit risk to the extent that the outstanding loan balance exceeds the VA guarantee and the value of the underlying real estate. As of December 31, 2002 and 2001, the outstanding principal balance of VA loans serviced was $4.5 billion and $5.1 billion, respectively. These loans are reviewed on a regular basis, and a reserve has been established to cover estimated probable incurred losses.

In certain cases, mortgage banking continues to service securitized mortgage loans and has also retained interest-only strips or principal-only strips. The retained interests are initially valued by allocating the total cost basis of the securitized assets between the assets sold and the retained interests based on their relative fair values at the time of securitization. The interest-only strips are financial assets that represent rights to receive cash flows from serviced assets that exceed contractually specified servicing fees and are recognized on the balance sheet in trading securities at fair value. Principal only strips are financial assets which represent principal cash flow tranches retained as a result of First Tennessee’s securitization transactions. The fair value of the interest-only strips is determined using market prices from closely comparable assets such as mortgage servicing rights (MSR’s) that are tested against prices determined using a valuation model that calculates the present value of estimated future cash flows. To determine the fair value of the principal-only strips, First Tennessee uses the market prices from comparable assets such as publicly traded FNMA trust principal-only strips that are adjusted to reflect the relative risk difference between readily marketable securities and privately issued securities.

First Horizon Home Loan Corporation (FHHLC), an indirect wholly-owned subsidiary of First Tennessee, has also completed proprietary securitizations of loans from the warehouse with prime quality jumbo fixed rate loans through its subsidiary First Horizon Asset Securities, Inc. The resulting securities are sold as senior and subordinate bonds, while servicing rights and in certain cases a principal cashflow tranche (principal-only strip) have been retained. Gain or loss on sale of the securities is recognized in noninterest income. The fair value of the principal-only strips is determined using key market indicators to establish a benchmark that is adjusted to reflect the difference between readily marketable securities and privately issued securities.

First Tennessee National Corporation	F-61

Note 1 ❑ Summary of Significant Accounting Policies (continued)

Servicing rights related to the mortgages sold have historically been mostly retained; however, a significant portion of the MSR’s was sold in 2001 under a flow servicing sale agreement. MSR’s are initially valued by allocating the total cost between the loan and the servicing right based on their relative fair values. Since sales of MSR’s tend to occur in private transactions and the precise terms and conditions of the sales are typically not readily available, there is a limited market to refer to in determining the fair value of MSR’s. As such, like other participants in the mortgage banking business, FHHLC relies primarily on a discounted cash flow model to estimate the fair value of its MSR’s. This model calculates estimated fair value of the MSR’s using numerous tranches of MSR’s, which share similar key characteristics such as interest rates, type of product (fixed vs. variable), age (new, seasoned, moderate), agency type and other factors. FHHLC uses assumptions in the model that it believes are comparable to those used by brokers and other service providers on a quarterly basis. FHHLC also compares its estimates of fair value and assumptions to recent market activity and against its own experience.

For purposes of impairment evaluation and measurement, the MSR’s are stratified based on the predominant risk characteristics of the underlying loans. These strata currently include adjustable and fixed-rate loans. The fixed-rate loans are further stratified by 150 basis-point interest rate bands. In 2000, the strata included adjustable rate conventional and government and fixed rate conventional and government by interest rate band. The MSR’s are amortized over the period of and in proportion to the estimated net servicing revenues. A quarterly value impairment analysis is performed using a discounted cash flow methodology that is disaggregated by predominant risk characteristics. Impairment, if any, is recognized through a valuation allowance for individual strata. However, if the impairment is determined to be other than temporary, a direct write-off of the asset is made.

Loans. Loans are stated at principal amounts outstanding, net of unearned income. Interest on loans is recognized at the applicable interest rate on the principal amount outstanding. Impaired loans are generally carried on a nonaccrual status. Commercial loans are ordinarily placed on nonaccrual status when, in management’s opinion, the collection of principal or interest is unlikely, the loan has been classified as “doubtful”, or when the collection of principal or interest is 90 days or more past due. Retail real estate loans and other retail loans are not placed on nonaccrual status, but any uncollectible portions of these loans are charged off when that portion of the loan is deemed to be uncollectible.

Accrued but uncollected interest is reversed and charged against interest income when the loan is placed on nonaccrual status. On retail loans, accrued but uncollected interest is reversed when the loan is fully or partially charged-off. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to recover the principal balance and accrued interest. Interest payments received on nonaccrual and impaired loans are normally applied to principal. Once all principal has been received, additional interest payments are recognized on a cash basis as interest income.

First Tennessee has securitized automobile loans and retained interest-only strips and servicing rights, both of which are retained interests in the securitized receivables. Gain or loss on sale of the loans was recognized in noninterest income based on the carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. Subsequent to the sale, the retained interests are recognized on the balance sheet in “Other intangible assets”.

Allowance for loan losses. The allowance for loan losses is maintained at a level that management determines is adequate to absorb estimated probable incurred losses in the loan portfolio. Management’s evaluation process to determine the adequacy of the allowance utilizes an analytical model based on historical loss experience, as adjusted for current events, trends and economic conditions. The actual amounts realized could differ in the near term from the amounts assumed in arriving at the allowance for loan losses reported in the financial statements.

All losses of principal are charged to the allowance for loan losses in the period in which the loan is deemed to be uncollectible. Additions are made to the allowance through periodic provisions charged to current operations and recovery of principal on loans previously charged off.

F-62	First Tennessee National Corporation

Note 1 ❑ Summary of Significant Accounting Policies (continued)

Premises and equipment. Premises and equipment are carried at cost less accumulated depreciation and amortization and include additions that materially extend the useful lives of existing premises and equipment. All other maintenance and repair expenditures are expensed as incurred. Gains and losses on dispositions are reflected in noninterest income and expense.

Depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets and are expensed to noninterest expense. Leasehold improvements are amortized over the lesser of the lease periods or the estimated useful lives using the straight-line method. Useful lives utilized in determining depreciation for furniture, fixtures and equipment and buildings are three to fifteen and seven to forty-five years, respectively.

Real estate acquired by foreclosure. Real estate acquired by foreclosure consists of properties that have been acquired in satisfaction of debt. These properties are carried at the lower of the outstanding loan amount or the estimated fair market value minus the estimated cost to sell the real estate. Losses arising at foreclosure are charged to the allowance for loan losses. Required developmental costs associated with foreclosed property under construction are capitalized and included in determining the estimated net realizable value of the property, which is reviewed periodically, and any write-downs are charged against current earnings. During the normal course of business, FHHLC may purchase real estate at foreclosure sale. Losses arising from the purchase of real estate at foreclosure sale are charged to the foreclosure reserve.

Intangible assets. Intangible assets consist of “Other intangible assets” and “Goodwill.” The “Other intangible assets” represents identified intangible assets, including customer lists, covenants not to compete, retained interests from securitizations and premium on purchased deposits, which are amortized over their estimated useful lives, except for those assets related to deposit bases that are primarily amortized over 10 years. Management evaluates whether events or circumstances have occurred that indicate the remaining useful life or carrying value of amortizing intangibles should be revised. “Goodwill” represents the excess of cost over net assets of acquired subsidiaries less identifiable intangible assets. Prior to the January 1, 2002, adoption of SFAS No. 142 (see Accounting Changes section) goodwill was amortized to noninterest expense using the straight-line method over periods ranging from 15 to 40 years. Beginning in 2002, goodwill amortization was ceased. On an annual basis, First Tennessee tests goodwill for impairment.

Derivative financial instruments. First Tennessee utilizes, through its mortgage banking, capital markets and risk management operations, various derivative financial instruments, which include interest rate forward contracts, interest rate floors and caps, options and interest rate swap agreements, as part of its risk management strategy and as a means to meet customers’ needs. These instruments are subject to credit and market risks. Controls and monitoring procedures for these instruments have been established and are routinely reevaluated. The Asset/Liability Committee (ALCO) monitors the usage and effectiveness of these derivative financial instruments. ALCO, in conjunction with credit officers, also periodically reviews counterparty credit worthiness.

Credit risk represents the maximum potential loss due to possible non-performance by obligors and counterparties under the terms of contracts. First Tennessee manages credit risk by entering into financial instrument transactions through national exchanges, primary dealers or approved counterparties, and using mutual margining agreements whenever possible to limit potential exposure. With exchange-traded contracts, the credit risk is limited to the clearinghouse used. For non-exchange traded instruments, credit risk may occur when there is a gain in the fair value of the financial instrument and the counterparty fails to perform according to the terms of the contract and/or when the collateral proves to be of insufficient value.

Market risk represents the potential loss due to the decrease in the value of a financial instrument caused primarily by changes in interest rates, mortgage loan prepayment speeds or the prices of debt instruments.

First Tennessee National Corporation	F-63

Note 1 ❑ Summary of Significant Accounting Policies (continued)

Interest rate forward contracts are over-the-counter contracts where two parties agree to purchase and sell a specific quantity of a financial instrument at a specified price, with delivery or settlement at a specified date. Interest rate option contracts give the purchaser the right, but not the obligation, to buy or sell a specified quantity of a financial instrument, at a specified price, during a specified period of time. Caps and floors are options that are linked to a notional principal amount and an underlying indexed interest rate. Interest rate swaps involve the exchange of interest payments at specified intervals between two parties without the exchange of any underlying principal. Notional amounts are used in such contracts to calculate interest payments and do not represent credit exposure. Exposure to interest rate contracts will increase or decrease as interest rates fluctuate.

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, which was adopted on January 1, 2001, establishes accounting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. Fair value is defined as the amount First Tennessee would receive or pay in the market to replace the derivatives as of the valuation date. Fair value is determined using available market information and appropriate valuation methodologies. SFAS No. 133 requires that changes in the instrument’s fair value be recognized currently in earnings or other comprehensive income. If certain criteria are met, changes in the fair value of the asset or liability being hedged are also recognized currently in earnings. The initial impact of adopting SFAS No. 133 resulted in a net transition adjustment that was recognized as the cumulative effect of a change in accounting principle.

Adoption of SFAS No. 133 was not retroactive, therefore, the manner in which derivatives historically have been accounted for was not affected, but significant changes have been made in accounting policies related to derivatives and hedges beginning in 2001. The following accounting policies reflect the adoption of SFAS No. 133.

Mortgage Banking

Mortgage banking interest rate lock commitments, which have been determined to be derivative instruments, are recorded at fair value with changes in fair value recorded currently in earnings and are not a hedgable asset. Mortgage banking enters into forward sales commitments to protect the value of mortgage banking’s short-term commitments to fund mortgage loan applications in process (the pipeline) and mortgage loans held for sale (the warehouse) from changes in fair value due to fluctuations in interest rates. These forward contracts are derivatives that are recorded at fair value under SFAS No. 133. The forward contracts related to loans in the warehouse are fair value hedges used to hedge the risk of change in the total fair value of the warehouse. Forward contracts used by mortgage banking operations to hedge against interest rate risk in the warehouse are reviewed periodically for correlation with expected changes in value. For 2002 and 2001, losses of $9.8 million and gains of $12.1 million, respectively, that represent the amount of hedge ineffectiveness for these fair value hedges were recognized in mortgage banking noninterest income.

Mortgage banking also enters into interest rate contracts (including swaps, swaptions, principal-only swaps, floors, and mortgage forward sales (TBA’s)) to hedge against the effects of changes in fair value of its MSR’s due solely to changes in the benchmark rate (10-year LIBOR). For purposes of measuring effectiveness of the hedge, volatility and time decay are excluded from the effectiveness measurement of option-based derivatives. Interest rate derivative contracts used to hedge against interest rate risk in the servicing portfolio are designated to specific risk tranches of servicing. First Tennessee enters into hedges of the MSR’s to minimize the effects of loss in value of MSR’s associated with increased prepayment activity that generally results from declining interest rates. In a rising interest rate environment, the value of the MSR’s generally will increase while the value of the hedge instruments will decline. For purposes of measuring hedge effectiveness under SFAS No. 133, increases in values of hedge instruments exceeded the change in value of hedged MSR’s by $122.0 million in 2002 and $48.0 million in 2001. This amount, after reductions of $21.2 million in 2002 and $14.2 million in 2001 representing the component of the derivative instruments’ losses excluded from the assessment of hedge effectiveness, was recognized in mortgage banking noninterest income. The increase in the value of the derivative financial instruments used to hedge the change in value of the hedged MSR’s was significantly offset by increased amortization and impairment charges (see also Note 6 - Mortgage Servicing Rights). FHHLC utilizes financial

F-64	First Tennessee National Corporation

Note 1 ❑ Summary of Significant Accounting Policies (continued)

instruments that change in value inversely to the movement of interest rates to protect the value of its interest-only securities. Interest-only securities do not qualify for hedge accounting under SFAS No. 133 and therefore, gains and losses are recognized currently in earnings.

Fair value is determined on the last business day of a reporting period. This point in time measurement of derivative fair values and the related hedged item fair values may be well suited to the measurement of hedge effectiveness, as well as reported earnings, when hedge time horizons are short. The same measurement however may not consistently reflect the effectiveness of longer-term hedges and, in First Tennessee’s view, can distort short-term measures of reported earnings. First Tennessee uses a combination of derivative financial instruments to hedge certain components of the interest rate risk associated with its portfolio of capitalized mortgage servicing rights, which currently have an average life of three to four years. Over this long-term time horizon this combination of derivatives can be effective in significantly mitigating the effects of interest rate changes on the value of the servicing portfolio. However, these derivative financial instruments can and do demonstrate significant price volatility depending upon prevailing conditions in the financial markets. If a reporting period ends during a period of volatile financial market conditions, the effect of such point in time conditions on reported earnings does not reflect the underlying economics of the transactions or the true value of the hedges to First Tennessee over their estimated lives. The fact that the fair value of a particular derivative is unusually low or high on the last day of the reporting period is meaningful in evaluating performance during the period only if First Tennessee sells the derivative within the period of time before fair value changes and does not replace the hedge coverage with another derivative. First Tennessee believes the effect of such volatility on short-term measures of earnings is not indicative of the expected long-term performance of this hedging practice.

For its internal evaluation of performance, First Tennessee reclassifies select components of SFAS 133 hedge ineffectiveness from the First Horizon segment to the Corporate segment for all periods presented (see Note 22 – Business Segment Information). The internal evaluation of First Horizon’s long-term performance will include the long-term trend, if any, in these select components of SFAS 133 hedge ineffectiveness.

Capital Markets

Capital markets buys and sells treasuries, agencies, mortgage securities, municipal bonds and other securities for resale to customers. When these securities settle on a delayed basis, they are considered forward contracts. Capital markets also enters into interest rate contracts, including options, caps, swaps and floors for its customers. These transactions are measured at fair value, with changes in fair value recognized currently in capital markets noninterest income. Related assets are recorded on the balance sheet as capital markets securities inventory or receivables and any liabilities are recognized as capital markets payables. Capital markets utilizes futures contracts, from time to time, to manage exposure arising from the inventory position. Credit risk related to these transactions is controlled through credit approvals, risk control limits and on-going monitoring procedures through ALCO.

Interest Rate Risk Management

First Tennessee’s ALCO focuses on managing market risk by controlling and limiting earnings volatility attributable to changes in interest rates. Interest rate risk exists to the extent that interest-earning assets and liabilities have different maturity or repricing characteristics. First Tennessee uses derivatives, including swaps, caps, options, and collars, that are designed to moderate the impact on earnings as interest rates change. First Tennessee’s interest rate risk management policy is to use derivatives not to speculate but to hedge interest rate risk or market value of assets or liabilities.

Interest rate risk management uses interest rate swaps to hedge the interest rate risk of certain liabilities that qualify as fair value and cash flow hedges. Interest paid or received for swaps is recognized as an adjustment of the interest expense of the liabilities whose risk is being managed. For 2002 and 2001, there was no hedge ineffectiveness for qualifying fair value or cash flow hedges. Interest rate swaps and caps not designated

First Tennessee National Corporation	F-65

Note 1 ❑ Summary of Significant Accounting Policies (continued)

as hedging instruments are also used to moderate the impact on earnings as interest rates change. Any contracts that fail to qualify for hedge accounting are measured at fair value with any gains or losses included in current earnings in noninterest income. For derivatives designated as cash flow hedges, the effective portion of the gain or loss on derivatives is reported as a component of accumulated other comprehensive income.

In addition to these derivative instruments, First Tennessee also entered into an equity collar in 2000 to protect the value of stock that was to be received from an equity investment. This transaction qualified as a cash flow hedge under SFAS No. 133 and matured during first quarter 2001.

Cash flows from derivative contracts are reported as operating activities on the Consolidated Statements of Cash Flows.

In 2000, prior to the adoption of SFAS No. 133, the following accounting policies were in effect for derivatives.

To qualify as a hedge used to manage interest rate risk, the following criteria had to be met: (1) the asset or liability to be hedged exposed First Tennessee to interest rate risk; (2) the instrument altered or reduced sensitivity to interest rate changes; and (3) the instrument was designated and effective as a hedge.

For interest rate contracts used to hedge interest rate risk, income and expense were deferred and amortized over the lives of the hedged assets or liabilities. The amortization of this income and expense was an adjustment to interest income or expense of the hedged item. Fees were deferred and amortized over the lives of the contracts.

For those derivatives used to manage interest rate risk that terminated prior to maturity, realized gains and losses were deferred and amortized straight-line over the remaining original life of the agreement as an adjustment to the hedged asset or liability. If the underlying hedged asset or liability was sold or prepaid, the related portion of any unrecognized gain or loss on the derivative was recognized in earnings as part of the gain or loss on the sale or prepayment.

Forward and option contracts used by mortgage banking operations to hedge against interest rate risk in the warehouse and the pipeline were reviewed periodically for correlation with expected changes in value. Option contracts used to hedge against interest rate risk in the servicing portfolio were designated to specific risk tranches of servicing.

Forward and option contracts used to hedge the pipeline and the warehouse were considered in the lower of cost or market valuation of the pipeline and the warehouse with any related gains or losses being recognized in mortgage banking noninterest income. Premiums paid for purchased options were deferred and amortized over the lives of the contracts to mortgage banking noninterest income.

Options used to hedge the servicing portfolio were adjusted for changes in intrinsic value with gains and losses recognized as a basis adjustment of the related MSR risk tranche. Premiums were deferred and amortized on a straight-line basis over the contract life to other noninterest expense.

For derivatives hedging the warehouse and pipeline that terminated prior to maturity, gains and losses were recognized in current earnings as mortgage banking noninterest income unless such gains and losses related to future loan deliveries, in which case they were deferred and recognized at the time the related loans were sold. For derivatives hedging the servicing portfolio that terminated prior to maturity, gains and losses were split between the return of time value premium and the intrinsic value. Gains or losses from the change in the intrinsic value were deferred as a basis adjustment to the related MSR risk tranche, and the gains or losses resulting from the return of time value premium were recognized in mortgage banking noninterest income.

Income taxes. The provision for income taxes is based on income reported for consolidated financial statement purposes and includes deferred taxes resulting from the recognition of certain revenues and expenses in different periods for tax reporting purposes. First Tennessee files a consolidated federal income tax return except for a credit life insurance company and a real estate investment trust which both file separate returns.

F-66	First Tennessee National Corporation

Note 1 ❑ Summary of Significant Accounting Policies (continued)

Earnings per share. Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for each period. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares outstanding adjusted to include the number of additional common shares that would have been outstanding if the dilutive potential common shares resulting from options granted under First Tennessee’s stock option plans had been issued. First Tennessee utilizes the treasury stock method in this calculation.

Stock options. First Tennessee accounts for its employee stock-based compensation plans under the intrinsic value based method in accordance with Accounting Principals Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Had compensation cost for these plans been determined consistent with SFAS No. 123, First Tennessee’s net income and earnings per share would have been reduced to the following pro forma amounts:

	December 31

(Dollars in thousands except per share data)	2002	2001	2000

Net income, as reported	$376,451	$318,209	$232,581
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	7,548	8,282	8,940
Less: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	27,823	19,727	25,077

Pro forma net income	$356,176	$306,764	$216,444

Earnings per share, as reported	2.97	2.49	1.79
Pro forma earnings per share	2.81	2.40	1.67
Diluted earnings per share, as reported	2.89	2.42	1.77
Pro forma diluted earnings per share	2.74	2.33	1.64

Accounting changes. In December 2002, First Tennessee adopted SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”. This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods for voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As First Tennessee continues to account for stock-based employee compensation under APB 25, the adoption of this statement did not have a material impact on the financial statements or results of operations.

In December 2002, First Tennessee adopted the disclosure provisions of Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. This interpretation elaborates on the disclosures to be made by a guarantor in interim and annual financial statements about obligations assumed under certain guarantees it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation does not prescribe a specific approach for subsequently measuring the guarantor’s liability over the term of the related guarantee. This interpretation also incorporates, without change, the guidance in FASB Interpretation No. 34, “Disclosure of Indirect Guarantees of Indebtedness of Others”, which is being superceded. The initial recognition and measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. First Tennessee expects the impact of adopting the remaining provisions of this standard to be immaterial.

On October 1, 2002, First Tennessee adopted SFAS No. 147, “Acquisitions of Certain Financial Institutions (an amendment of FASB Statement No. 72 and 144 and FASB Interpretation No. 9)”. This statement requires acquisitions of all or part of a financial institution meeting the definition of a business combination to be

First Tennessee National Corporation	F-67

Note 1 ❑ Summary of Significant Accounting Policies (continued)

accounted for by the purchase method in accordance with SFAS No. 141. Any previously recorded unidentified intangible asset related to the acquisition of a financial institution must now be classified as goodwill and is subject to the impairment testing provisions of SFAS No. 142. Impairment testing of previously identified long-term customer-relationship intangible assets will be subject to the impairment testing provisions of SFAS No 144. Provisions of this statement were effective for acquisitions on or after October 1, 2002. The impact of adopting this statement was immaterial to First Tennessee.

On October 1, 2002, First Tennessee adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. SFAS No. 145 rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be classified as an extraordinary item, net of related income tax effect, if material in the aggregate. Due to the rescission of SFAS No. 4, the criteria in Opinion 30 are now used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4, and is no longer necessary because of the rescission of SFAS No. 4. SFAS No. 44, is no longer necessary because the transition of the Motor Carrier Act of 1980 has been completed. SFAS No. 145 also amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. In addition this statement also makes technical corrections to existing pronouncements which are generally not substantive in nature. The adoption of this standard resulted in a loss of $5.1 million related to a 2001 debt restructuring being reclassified as noninterest expense. This item had previously been presented, net of taxes ($1.9 million), as an extraordinary item on the Consolidated Statements of Income. In 2002, a debt restructuring resulted in a $3.7 million pre-tax loss.

On January 1, 2002, First Tennessee adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 addresses accounting and reporting issues related to the impairment of long-lived assets and for long-lived assets to be disposed of. The impact of adopting this statement was immaterial to First Tennessee.

On January 1, 2002, First Tennessee adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. Under SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life, but is subject to an assessment for impairment using a fair-value-based test at least annually. First Tennessee has not recognized any impairment of the goodwill currently on its books during 2002. The impact of adopting this statement resulted in no goodwill amortization in 2002 compared to $6.3 million in 2001 and $5.8 million in 2000. See Note 6 – Mortgage Servicing Rights and Note 7 – Intangible Assets for additional information.

On January 1, 2002, First Tennessee adopted the final provisions of SFAS No. 141, “Business Combinations” which requires that all business combinations initiated after June 30, 2001, be accounted for using the purchase method. The impact of adopting this statement was immaterial to First Tennessee.

On April 1, 2001, First Tennessee adopted the final provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This statement replaces SFAS No. 125, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires substantial disclosures, but carries over most of SFAS No. 125’s provisions without reconsideration. This statement provided accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provided consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The disclosure provisions of the statement were adopted by First Tennessee in 2000. The adoption of SFAS No. 140 did not have a material impact on First Tennessee’s consolidated financial position or results of operations.

F-68	First Tennessee National Corporation

Note 1 ❑ Summary of Significant Accounting Policies (continued)

On January 1, 2001, First Tennessee adopted SFAS No. 133 and EITF Issue 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets”. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative instrument’s fair value be recognized currently in earnings or other comprehensive income. Special accounting for qualifying hedges allows a derivative instrument’s gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

In anticipation of adopting this standard, First Tennessee repositioned the portfolio of mortgage banking derivatives during 2000, which involved terminating certain derivative contracts or taking offsetting positions to nullify existing contracts and allocating others to trading securities. In accordance with the provisions of SFAS No. 133, First Tennessee designated anew all hedging relationships on January 1, 2001. Also, in connection with the adoption of SFAS No. 133, $155 million of securities available for sale were moved to trading at which point in time gross losses of $3.6 million were recognized. On January 1, 2001, First Tennessee measured all derivative instruments at fair value and differences between the previous book value and fair value were reported as part of a cumulative effect adjustment on the income statement, except to the extent that they related to hedges of the variable cash flow exposure of forecasted transactions. Offsetting gains and losses on hedged assets and liabilities were recognized as adjustments of their respective book values at the adoption date as part of this cumulative effect adjustment. Additionally, EITF Issue 99-20, which provides impairment and interest income recognition and measurement guidance for interests retained in a securitization transaction accounted for as a sale, was adopted. The initial impact of adopting SFAS No. 133 and EITF Issue 99-20 was an $8.2 million loss (after-tax) net transition adjustment that was recognized as the cumulative effect of a change in accounting principle in first quarter 2001. The adoption adjustment related to hedges of the variable cash flow exposure of a forecasted transaction, a $1.4 million gain (after-tax), was reported as a cumulative effect adjustment of comprehensive income in first quarter 2001.

Certain provisions of SFAS No. 133 continue to undergo significant discussion and debate by the Financial Accounting Standards Board (FASB). One such potential issue involves the assessment of hedge effectiveness (and its impact on qualifying for hedge accounting) when hedging fair value changes of prepayable assets due to changes in the benchmark interest rate. As the FASB continues to deliberate interpretation of the new rules, the potential exists for a difference between First Tennessee’s interpretation and that of the FASB, the effects of which cannot presently be anticipated, but failure to obtain hedge accounting treatment could be significant to results of operations.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” which requires consolidation by a business enterprise of variable interest entities which have either (1) insufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) no equity investor with the essential characteristics of a controlling financial interest, as defined in the interpretation. When an entity meets either of these criteria, a business enterprise with a variable interest (as defined in the interpretation) in the entity must evaluate whether it should be consolidated into the enterprise’s financial statements. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

Upon adoption of the provisions of this interpretation, First Tennessee believes it is reasonably possible that consolidation of two variable interest entities will be required. First Tennessee has a lease arrangement with a

First Tennessee National Corporation	F-69

Note 1 ❑ Summary of Significant Accounting Policies (continued)

single purpose entity for FHHLC’s main office headquarters in Dallas. Also, First Tennessee has a loan funding arrangement with a commercial paper conduit facility. (See Note 18 – Restrictions, Contingencies, Commitments and Other Disclosures for further details regarding both of these entities.) In addition, First Tennessee continues to evaluate its interests in other entities to determine if this guidance will result in consolidation.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This statement requires that a liability for the cost associated with an exit or disposal activity be recognized and measured initially at fair value in the period in which the liability is incurred. Prior to the effective date of this statement, costs associated with an exit or disposal plan were recognized at the date of commitment, as required under EITF Issue 94-3. This statement does not apply to costs associated with an exit activity that involves an entity newly acquired in a business combination or with a disposal activity covered by SFAS No. 144. This statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. First Tennessee expects the impact of adopting this statement to be immaterial.

Note 2 ❑ Acquisitions/Divestitures

On September 16, 2002, First Tennessee Bank National Association (FTBNA), the primary banking subsidiary of First Tennessee, sold a portfolio of loans originated through First Horizon Money Centers totaling $208.3 million to American General Finance, Inc. of Evansville, Indiana and closed the related Money Center offices. This transaction resulted in a divestiture gain of $2.3 million.

On June 1, 2002, First Horizon Home Loan Corporation (FHHLC), a wholly owned subsidiary of FTBNA, acquired certain assets and assumed certain liabilities of Real Estate Financial Services (REFS), a mortgage lending company based in Alpharetta, Georgia, for approximately $2.2 million in cash. This transaction was immaterial to First Tennessee.

On April 1, 2002, First Tennessee acquired First Premier Financial Services, Inc. (First Premier), a South Dakota based merchant processor, for approximately $11.9 million in cash. First Premier was merged into First Horizon Merchant Services, Inc., a wholly owned subsidiary of FTBNA. The acquisition was immaterial to First Tennessee.

On December 31, 2001, FTBNA acquired Synaxis Group, Inc., a Nashville-based insurance broker operating through a network of major regional and community-based insurance agencies in Georgia, Kentucky and Tennessee. This transaction was completed for approximately $29.0 million and was immaterial to First Tennessee.

On June 6, 2001, FTBNA completed the sale of its interests in Check Solutions Company to Carreker Corporation of Dallas, Texas. First Tennessee recognized a divestiture gain of $42.7 million in 2001. An additional gain of $2.3 million was recognized in 2002.

On April 27, 2001, First Tennessee completed the sale of its wholly owned subsidiary, Peoples and Union Bank, of Lewisburg, Tennessee to First Farmers & Merchants National Bank, of Columbia, Tennessee. First Tennessee recognized a divestiture gain of $13.1 million.

On April 2, 2001, FTBNA sold its existing portfolio of education loans totaling $342.1 million to Educational Funding of the South, Inc. The transaction resulted in a divestiture gain of $11.8 million.

On January 17, 2001, FTBNA completed the sale of $31.4 million of its affinity, co-branded, and certain single relationship credit card accounts and assets to MBNA Corporation. On December 27, 2000, FTBNA sold $265.8 million of its single relationship credit card accounts and assets to MBNA Corporation. These transactions resulted in divestiture gains of $8.2 million in 2001 and $50.2 million in 2000.

F-70	First Tennessee National Corporation

Note 2 ❑ Acquisitions/Divestitures (continued)

On January 2, 2001, First Tennessee Securities Corporation (FTSC), a wholly owned subsidiary of FTBNA, acquired certain assets of Midwest Research-Maxus Group Limited, a Cleveland-based institutional equity research firm. This transaction was completed for approximately $13.7 million and was immaterial to First Tennessee.

On December 18, 2000, FTBNA sold its MONEY BELT, ATM network to Genpass Inc. This transaction was completed for $34.6 million and resulted in a divestiture gain of $33.1 million.

On October 18, 2000, FTBNA sold its corporate and municipal trust business to The Chase Manhattan Bank. This transaction was completed for $35.1 million and resulted in a divestiture gain of $33.4 million in fourth quarter 2000. An additional divestiture gain of $4.6 million due to an earn-out was recognized in first quarter 2001.

On April 28, 2000, First Horizon Home Loan Corporation, a wholly owned subsidiary of FTBNA, sold its HomeBanc mortgage division. The sales price for the division was $57.6 million and resulted in a divestiture gain of $40.9 million.

First Tennessee National Corporation	F-71

Note 3 ❑ Investment Securities

The following tables summarize First Tennessee’s securities held to maturity and available for sale on December 31, 2002 and 2001:

	On December 31, 2002*

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(Dollars in thousands)	Cost	Gains	Losses	Value

Securities held to maturity:
States and municipalities	$6,302	$166	$(4)	$6,464
Private issued CMOs**	274,075	8,811	(4,840)	278,046

Total securities held to maturity	$280,377	$8,977	$(4,844)	$284,510

Securities available for sale:
U.S. Treasury and other U.S. government agencies	$83,623	$959	$(7)	$84,575
Government agency issued MBSs	450,504	12,173	-	462,677
Government agency issued CMOs	1,632,595	27,881	(698)	1 ,659,778
States and municipalities	22,963	418	(793)	22,588
Other	18,219	1,075	(39)	19,255
Equity	166,458	13,336	(8,759)	171,035

Total securities available for sale	$2,374,362	$55,842	$(10,296)	$2,419,908

*	Includes $2.1 billion of securities pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes.
**	Represents First Tennessee’s Real Estate Mortgage Investment Conduit.

	On December 31, 2001*

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(Dollars in thousands)	Cost	Gains	Losses	Value

Securities held to maturity:
States and municipalities	$14,036	$249	$(8)	$14,277
Private issue CMOs**	447,223	5,197	(7,588)	444,832

Total securities held to maturity	$461,259	$5,446	$(7,596)	$459,109

Securities available for sale:
U.S. Treasury and other U.S government agencies	$133,604	$3,267	$(44)	$136,827
Government agency issued MBSs	151,576	3,791	(117)	155,250
Government agency issued CMOs	1,520,931	30,741	(1,133)	1,550,539
States and municipalities	30,334	1,046	-	31,380
Other	17,742	521	(349)	17,914
Equity	170,484	11,899	(9,682)	172,701

Total securities available for sale	$2,024,671	$51,265	$(11,325)	$2,064,611

*	Includes $1.7 billion of securities pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes.
**	Represents First Tennessee’s Real Estate Mortgage Investment Conduit.

F-72	First Tennessee National Corporation

Note 3 ❑ Investment Securities (continued)

Provided below are the amortized cost and estimated fair value by contractual maturity for the securities portfolios on December 31, 2002:

	Held to Maturity		Available for Sale

		Estimated		Estimated
By Contractual Maturity	Amortized	Fair	Amortized	Fair
(Dollars in thousands)	Cost	Value	Cost	Value

Within 1 year	$1,473	$1,489	$59,449	$59,596
After 1 year; within 5 years	3,252	3,339	40,448	41,876
After 5 years; within 10 years	1,577	1,636	5,761	6,239
After 10 years	-	-	19,147	18,707

Subtotal	6,302	6,464	124,805	126,418

Mortgage-backed securities and CMOs	274,075	278,046	2,083,099	2,122,455
Equity securities	-	-	166,458	171,035

Total	$280,377	$284,510	$2,374,362	$2,419,908

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The table below provides information on realized gross gains and realized gross losses on sales from the available for sale portfolio for the years ended December 31:

(Dollars in thousands)	AFS Debt*	AFS Equity*	Total

2002
Gross gains on sales	$1,309	$43	$1,352
Gross losses on sales	(1,056)	-	(1,056)

2001
Gross gains on sales	$311	$991	$1,302
Gross losses on sales	(208)	(26)	(234)

2000
Gross gains on sales	$1,518	$1,586	$3,104
Gross losses on sales	(4,926)	(269)	(5,195)

*	AFS - Available for sale

Losses totaling $9.5 million, $5.5 million and $2.2 million for the years 2002, 2001 and 2000, respectively, were recognized for securities that, in the opinion of management, have been permanently impaired.

First Tennessee National Corporation	F-73

Note 4 ❑ Loans

A summary of the major categories of loans outstanding on December 31 is shown below:

(Dollars in thousands)	2002	2001

Commercial:
Commercial, financial and industrial	$4,134,158	$4,176,738
Real estate commercial	1,037,341	929,036
Real estate construction	551,449	492,531
Retail:
Real estate residential*	4,721,307	3,732,767
Real estate construction	342,127	211,429
Other retail	286,069	459,510
Credit card receivables	272,994	281,132

Loans, net of unearned income	11,345,445	10,283,143
Allowance for loan losses	144,298	150,614

Total net loans	$11,201,147	$10,132,529

*	Includes $1.1 billion of loans pledged to secure FHLB borrowings and letters of credit.

Nonperforming loans consist of loans which management has identified as impaired, other nonaccrual loans and loans which have been restructured. On December 31, 2002 and 2001, there were no outstanding commitments to advance additional funds to customers whose loans had been restructured. The following table presents nonperforming loans on December 31:

(Dollars in thousands)	2002	2001

Impaired loans	$49,346	$37,785
Other nonaccrual loans	14,841	25,171

Total nonperforming loans	$64,187	$62,956

Interest income received during 2002 for impaired loans was $1.6 million and for other nonaccrual loans was $.4 million. Under their original terms, interest income would have been approximately $4.7 million for the impaired loans and $1.3 million for the other nonaccrual loans outstanding on December 31, 2002. Interest income received during 2001 for impaired loans was $.5 million and for other nonaccrual loans was $.4 million. Under their original terms, interest income would have been approximately $2.5 million for the impaired loans and $1.8 million for the other nonaccrual loans outstanding on December 31, 2001. Interest income received during 2000 for impaired loans was $2.8 million and for other nonaccrual loans was $1.3 million. Under their original terms, interest income would have been approximately $4.0 million for the impaired loans and $1.7 million for the other nonaccrual loans outstanding on December 31, 2000. The average balance of impaired loans was approximately $44.1 million for 2002, $49.8 million for 2001 and $14.7 million for 2000.

F-74	First Tennessee National Corporation

Note 4 ❑ Loans (continued)

Activity in the allowance for loan losses related to non-impaired and impaired loans for years ended December 31 is summarized as follows:

(Dollars in thousands)	Non-impaired	Impaired	Total

Balance on December 31, 1999	$132,354	$2,625	$134,979
Transfer of allowance due to securitizations	(2,173)	–	(2,173)
Provision for loan losses*	51,594	15,897	67,491
Charge-offs	(64,662)	(6,526)	(71,188)
Loan recoveries	6,740	3,361	10,101

Net charge-offs	(57,922)	(3,165)	(61,087)

Balance on December 31, 2000	123,853	15,357	139,210

Adjustment due to divestiture	(1,337)	–	(1,337)
Provision for loan losses*	67,612	25,608	93,220
Charge-offs	(66,100)	(26,124)	(92,224)
Loan recoveries	9,640	2,105	11,745

Net charge-offs	(56,460)	(24,019)	(80,479)

Balance on December 31, 2001	133,668	16,946	150,614

Provision for loan losses*	54,955	37,229	92,184
Charge-offs	(72,973)	(40,168)	(113,141)
Loan recoveries	13,579	1,062	14,641

Net charge-offs	(59,394)	(39,106)	(98,500)

Balance on December 31, 2002	$129,229	$15,069	$144,298

*	Provision was reduced by $7.4 million in 2002 related to the change in First Tennessee’s risk profile after the sale of a portfolio of loans originated through First Horizon Money Centers. Provision was also reduced by $1.3 million in 2001 and $10.7 million in 2000 related to credit card loans sold.

Certain executive officers and directors (and their associates) of First Tennessee were loan customers during 2002 and 2001. Such loans are at normal credit terms, including interest rates and collateral, and do not represent more than a normal risk of collection. The following is a summary of related party loans outstanding and the activity for the years ended December 31:

(Dollars in thousands)	2002	2001

Balance at beginning of year	$52,898	$62,240
Additions	163,026	238,083
Deletions:
Repayments	(153,183)	(247,423)
No longer related	(816)	(2)

Total deletions	(153,999)	(247,425)

Balance at end of year	$61,925	$52,898

Included in other assets and in other liabilities on the Consolidated Statements of Condition are amounts due from customers on acceptances and bank acceptances outstanding of $5.6 million and $4.8 million on December 31, 2002 and 2001, respectively.

First Tennessee National Corporation	F-75

Note 5 ❑ Premises, Equipment and Leases

Premises and equipment on December 31 are summarized below:

(Dollars in thousands)	2002	2001

Land	$35,185	$35,447
Buildings	184,637	177,104
Leasehold improvements	50,397	51,475
Furniture, fixtures and equipment	290,238	270,113

Premises and equipment, at cost	560,457	534,139
Less accumulated depreciation and amortization	306,325	282,635

Premises and equipment, net	$254,132	$251,504

First Tennessee is obligated under a number of noncancelable operating leases for premises and equipment with terms up to 18 years, which may include the payment of taxes, insurance and maintenance costs.

Minimum future lease payments for noncancelable operating leases on premises and equipment on December 31, 2002, are shown below:

(Dollars in thousands)

2003	$55,402
2004	41,882
2005	31,933
2006	25,391
2007	19,611
2008 and after	48,319

Total minimum lease payments	$222,538

Payments required under capital leases are not material.

Aggregate minimum income under sublease agreements for these periods is $10.0 million.

Rent expense incurred under all operating lease obligations was as follows for the years ended December 31:

(Dollars in thousands)	2002	2001	2000

Rent expense, gross	$67,457	$58,166	$61,835
Rent income	(7,388)	(7,994)	(4,158)

Rent expense, net	$60,069	$50,172	$57,677

F-76	First Tennessee National Corporation

Note 6 ❑ Mortgage Servicing Rights

Following is a summary of changes in capitalized MSR’s, net of accumulated amortization, included in the Consolidated Statements of Condition:

(Dollars in thousands)

December 31, 1999	$826,210
Addition of mortgage servicing rights	230,168
Amortization	(81,568)
Net hedge gains applied	(125,058)
Sales of mortgage servicing rights	(60,307)
Impairment	(31,158)
Conversion to interest only strip*	(14,573)

December 31, 2000	743,714
Addition of mortgage servicing rights	378,810
Amortization	(109,343)
Market value adjustments	(68,966)
Sales of mortgage servicing rights	(146,501)
Impairment	(115,432)
Cumulative adjustment due to adoption of SFAS No. 133	(17,277)

December 31, 2001	665,005
Addition of mortgage servicing rights	401,972
Amortization	(117,841)
Market value adjustments	(358,492)
Impairment	(150,162)

December 31, 2002	$440,482

*	Excess of servicing fair value over the contractually specified servicing.

MSR’s on December 31, 2002 and 2001, had estimated market values of approximately $464.1 million and $685.0 million, respectively. These balances represent the rights to service approximately $50.0 billion and $40.7 billion of mortgage loans on December 31, 2002 and 2001. In addition, First Tennessee had approximately $1.4 billion in unpaid principal balance of mortgage loans for which the servicing rights were not capitalized on December 31, 2002 and 2001. These MSR’s had estimated market values of $4.2 million and $5.6 million, respectively. On December 31, 2002 and 2001, a valuation allowance due to impairment of $33.7 million and $15.3 million, respectively, was required.

Estimated MSR’s amortization expense for the years ending 2003, 2004, 2005, 2006 and 2007 are $87.1 million, $64.9 million, $54.0 million, $44.2 million and $35.8 million, respectively. The assumptions underlying these estimates are subject to modification based on changes in market conditions and portfolio behavior (such as prepayment speeds). As a result, these estimates are subject to change in a manner and amount that is not presently determinable by management.

First Tennessee National Corporation	F-77

Note 7 ❑ Intangible Assets

Following is a summary of intangible assets, net of accumulated amortization, included in the Consolidated Statements of Condition:

		Other
(Dollars in thousands)	Goodwill	Intangible Assets*

December 31, 1999	$112,296	$21,272
Amortization expense	(5,802)	(5,125)
Impairment	(811)	-
Divestitures	(3,297)	-
Acquisitions	1,379	1,712

December 31, 2000	103,765	17,859

Amortization expense	(6,340)	(4,465)
Acquisitions**	45,722	28,463

Balance on December 31 , 2001	143,147	41,857

Amortization expense	-	(6,200)
Reclass**	12,359	(12,359)
Acquisitions**	9,111	6,350

Balance on December 31, 2002	$164,617	$29,648

*	Represents premium on purchased deposits, customer list, covenants not to compete and retained interests from securitizations.
**	Preliminary purchase price allocations on acquisitions are based upon estimates of fair value and are subject to change.

The gross carrying amount of other intangible assets subject to amortization is $93.6 million on December 31, 2002, net of $64.0 million of accumulated amortization. Estimated aggregate amortization expense is expected to be $5.9 million, $5.3 million, $3.9 million, $2.5 million and $2.4 million for 2003, 2004, 2005, 2006, and 2007, respectively.

On January 1, 2002, First Tennessee adopted the provisions of SFAS No. 142 (see Note 1 - Summary of Significant Accounting Policies). The following table presents on a proforma basis net income and related per share amounts exclusive of amortization expense (net of tax effect) recognized in 2001 and 2000 related to goodwill no longer being amortized.

(Dollars in thousands)	2002	2001	2000

Reported net income	$376,451	$318,209	$232,581
Goodwill amortization (net of tax effect)	-	5,787	6,012

Adjusted net income	$376,451	$323,996	$238,593

Earnings per common share:
Reported net income	$2.97	$2.49	$1.79
Goodwill amortization (net of tax effect)	-	.05	.05

Adjusted net income	$2.97	$2.54	$1.84

Diluted earnings per common share:
Reported net income	$2.89	$2.42	$1.77
Goodwill amortization (net of tax effect)	-	.04	.04

Adjusted net income	$2.89	$2.46	$1.81

F-78	First Tennessee National Corporation

Note 7 ❑ Intangible Assets (continued)

The following is a summary of goodwill, net of accumulated amortization, detailed by reportable segments for the three years ended December 31, 2002:

	FTN Banking	First	FTN	Transaction
(Dollars in thousands)	Group	Horizon	Financial	Processing	Total

December 31, 1999	$48,834	$58,952	$-	$4,510	$112,296
Amortization expense	(2,751)	(2,866)	-	(185)	(5,802)
Impairment	-	-	-	(811)	(811)
Divestitures	-	(3,297)	-	-	(3,297)
Acquisitions	-	1,379	-	-	1,379

December 31, 2000	46,083	54,168	-	3,514	103,765
Amortization expense	(2,693)	(2,815)	(682)	(150)	(6,340)
Acquisitions*	32,072	-	13,650	-	45,722

December 31, 2001	75,462	51,353	12,968	3,364	143,147

Reclass*	12,359	-	-	-	12,359
Acquisitions*	249	1,025	326	7,511	9,111

December 31 , 2002	$88,070	$52,378	$13,294	$10,875	$164,617

*	Preliminary purchase price allocations on acquisitions are based upon estimates of fair value and are subject to change.

Note 8 ❑ Time Deposit Maturities

Following is a table of maturities for time deposits outstanding on December 31, 2002, which include “Certificates of deposit under $100,000 and other time” and “Certificates of deposit $100,000 and more”. “Certificates of deposit $100,000 and more” totaled $4.8 billion on December 31, 2002. Time deposits are included in “Interest-bearing” deposits on the Consolidated Statements of Condition.

(Dollars in thousands)

2003	$5,512,518
2004	446,858
2005	433,411
2006	95,744
2007	133,101
2008 and after	101,613

Total	$6,723,245

First Tennessee National Corporation	F-79

Note 9 ❑ Short-Term Borrowings

Short-term borrowings include federal funds purchased and securities sold under agreements to repurchase, commercial paper, and other borrowed funds which include term federal funds purchased, short-term bank notes, and advances from the Federal Home Loan Bank.

Federal funds purchased and securities sold under agreements to repurchase and commercial paper generally have maturities of less than 90 days. Other short-term borrowings have original maturities of one year or less.

The detail of these borrowings for the years 2002, 2001 and 2000 is presented in the following table:

	Federal Funds
	Purchased and
	Securities Sold		Other
	Under Agreements	Commercial	Short-term
(Dollars in thousands)	to Repurchase	Paper	Borrowings

2002
Average balance	$3,134,379	$19,899	$517,499
Year-end balance	3,126,350	25,695	335,513
Maximum month-end outstanding	4,283,364	26,461	625,299
Average rate for the year	1.45%	1.31%	4.24%
Average rate at year-end	.99	.98	3.14

2001
Average balance	$3,162,728	$19,704	$545,602
Year-end balance	2,921,543	22,273	426,878
Maximum month-end outstanding	4,065,909	22,391	733,202
Average rate for the year	3.66%	3.62%	5.36%
Average rate at year-end	1.31	1.44	3.37

2000
Average balance	$2,899,428	$17,050	$1,033,406
Year-end balance	2,981,026	19,169	437,366
Maximum month-end outstanding	3,844,312	19,169	1,684,125
Average rate for the year	5.84%	5.31%	6.74%
Average rate at year-end	5.92	5.64	6.62

On December 31, 2002, $50 million of borrowings under unsecured lines of credit from non-affiliated banks were available to the parent company to provide for general liquidity needs at an annual facility fee of .10 percent.

F-80	First Tennessee National Corporation

Note 10 ❑ Term Borrowings

The following table presents information pertaining to term borrowings (debt with original maturities greater than one year) for First Tennessee and its subsidiaries on December 31:

(Dollars in thousands)	2002	2001

First Tennessee National Corporation:
Subordinated capital notes (qualifies for total capital under the Risk-
Based Capital guidelines):
Matures on November 15, 2005 -- 6.75%	$74,765	$74,683
First Tennessee Bank National Association:
Subordinated notes (qualifies for total capital under the Risk-Based Capital guidelines):
Matures on December 1, 2008 -- 5.75%	140,729	140,577
Matures on April 1, 2008 -- 6.40%	89,630	89,560
Bank notes:*
Matures on October 6, 2003 -- 1.75%	150,000	-
Matures on October 8, 2004 -- 1.84%	149,947	-
Matures on November 26, 2004 -- 1.51%	74,971	-
Matures on July 6, 2004 -- 1.96% and 2.68%
on December 31, 2002 and 2001, respectively	59,957	59,928
Matures on April 17, 2003 -- 1.387%	50,000	-
Matures on July 9, 2004 -- 1.96% and 2.68%
on December 31, 2002 and 2001, respectively	50,000	50,000
Matures on March 6, 2007 -- 1.65%	49,920	-
Matures on May 23, 2003 -- 1.55% and 2.26%
on December 31, 2002 and 2001, respectively	19,998	69,971
Federal Home Loan Bank borrowings**	4,181	52,692
Other***	6,692	6,692
First National Bank of Springdale:
Federal Home Loan Bank borrowings**	8,925	6,258

Total	$929,715	$550,361

*	FTBNA has an ongoing bank note program under which the bank may offer an aggregate principal amount of up to $3.0 billion. Bank notes with original maturities of one year or less are included in other short-term borrowings. Bank notes with original maturities greater than one year are classified as term borrowings. On December 31, 2002, unused capacity under this program was $1.6 billion.
**	The Federal Home Loan Bank (FHLB) borrowings were issued with fixed interest rates and terms of 2 to 27 years. These borrowings had weighted average interest rates of 4.44 percent and 4.24 percent for FTBNA and 4.56 percent and 5.77 percent for Springdale on December 31, 2002 and December 31, 2001, respectively. Borrowings from the FHLB were collateralized with $405.5 million first-lien permanent mortgage loans on December 31, 2002.
***	Other long-term debt is comprised of unsecured obligations issued with fixed interest rates and terms of 2 to 3 years. These borrowings had a weighted average interest rate of 4.60 percent on December 31, 2002 and December 31, 2001.

Annual principal repayment requirements as of December 31, 2002, are as follows:

(Dollars in thousands)

2003	$225,418
2004	337,535
2005	77,248
2006	3,294
2007	51,694
2008 and after	236,234

All subordinated notes are unsecured and are subordinate to other present and future senior indebtedness. These notes qualify as Tier 2 risk-based capital under the Federal Reserve Board and Office of the Comptroller of the Currency guidelines for assessing capital adequacy. The subordinated capital and bank notes may not be redeemed or prepaid prior to maturity.

First Tennessee National Corporation	F-81

Note 11 ❑ Guaranteed Preferred Beneficial Interests in First Tennessee’s Junior Subordinated Debentures

On December 30, 1996, First Tennessee, through its underwriters, sold to institutional investors $100 million of capital securities. First Tennessee Capital I (Capital I), a Delaware business trust wholly owned by First Tennessee, issued $100 million of Capital Securities, Series A at 8.07%. The proceeds were upstreamed to First Tennessee as junior subordinated debt under the same terms and conditions. First Tennessee has, through various contractual arrangements, fully and unconditionally guaranteed all of Capital I’s obligations with respect to the capital securities. These capital securities qualify as Tier I capital and are presented in the Consolidated Statements of Condition as “Guaranteed Preferred Beneficial Interests in First Tennessee’s Junior Subordinated Debentures”. The sole asset of Capital I is $103 million of junior subordinated debentures issued by First Tennessee. These junior subordinated debentures also carry an interest rate of 8.07 percent. Both the capital securities of Capital I and the junior subordinated debentures of First Tennessee will mature on January 6, 2027; however, under certain circumstances, the maturity of both may be shortened to a date not earlier than January 6, 2017.

Note 12 ❑ Preferred Stock of Subsidiary

On September 14, 2000, FT Real Estate Securities Company, Inc. (FTRESC), an indirect wholly owned subsidiary of First Tennessee, issued 50 shares of 9.50% Cumulative Preferred Stock, Series B (Series B Preferred Shares), with a liquidation preference of $1.0 million per share to other wholly owned subsidiaries of First Tennessee. These securities qualify as Tier II capital and are presented in the Consolidated Statements of Condition as “Preferred Stock of Subsidiary”. FTRESC is a real estate investment trust (REIT) established for the purpose of acquiring, holding and managing real estate mortgage assets. An aggregate total of 47 of the Series B Preferred Shares have been sold privately to nonaffiliates. These shares were sold for essentially no gain or loss. Dividends on the Series B Preferred Shares are cumulative and are payable semi-annually. The dividends are recorded in noninterest expense.

The Series B Preferred Shares are mandatorily redeemable on March 31, 2031, and redeemable at the discretion of FTRESC in the event that the Series B Preferred Shares cannot be accounted for as Tier 2 regulatory capital or there is more than an insubstantial risk that dividends paid with respect to the Series B Preferred Shares will not be fully deductible. They are not subject to any sinking fund and are not convertible into any other securities of FTRESC, First Tennessee or any of its subsidiaries. The shares are, however, automatically exchanged at the direction of the Office of the Comptroller of the Currency for preferred stock of FTBNA, having substantially the same terms as the Series B Preferred Shares in the event FTBNA becomes undercapitalized, insolvent or in danger of becoming undercapitalized. The total amount of “Preferred stock of subsidiary” publicly issued and outstanding on December 31, 2002 and 2001, as reported on the Consolidated Statements of Condition, was $44.4 million and $44.2 million, respectively.

F-82	First Tennessee National Corporation

Note 13 ❑ Regulatory Capital

First Tennessee is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First Tennessee’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of assets, liabilities and certain derivatives as calculated under regulatory accounting practices must be met. Capital amounts and classification are also subject to qualitative judgment by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require First Tennessee to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (leverage). Management believes, as of December 31, 2002, that First Tennessee met all capital adequacy requirements to which it was subject.

The actual capital amounts and ratios of First Tennessee, FTBNA (the primary banking subsidiary of First Tennessee) and First National Bank of Springdale are presented in the table below. In addition, FTBNA must also calculate its capital ratios after excluding financial subsidiaries as defined by the Gramm-Leach-Bliley Act of 1999. Based on this calculation FTBNA’s Total Capital, Tier 1 Capital and Leverage ratios were 10.96 percent, 8.67 percent and 6.80 percent, respectively, on December 31, 2002, and were 10.76 percent, 8.09 percent and 6.59 percent, respectively, on December 31 2001.

	First Tennessee National			First Tennessee Bank			First National Bank
	Corporation			National Association			of Springdale

(Dollars in thousands)	Amount		Ratio	Amount		Ratio	Amount		Ratio

On December 31, 2002:
Actual:
Total Capital	$2,014,888		11.54%	$1,944,850		11.23%	$28,567		12.71%
Tier 1 Capital	1,558,505		8.93	1,521,425		8.78	25,754		11.45
Leverage	1,558,505		6.91	1,521,425		6.86	25,754		7.56

For Capital Adequacy Purposes:
Total Capital	1,396,931	>	8.00	1,385,680	>	8.00	17,987	>	8.00
Tier 1 Capital	698,466	>	4.00	692,840	>	4.00	8,993	>	4.00
Leverage	902,711	>	4.00	886,992	>	4.00	13,629	>	4.00

To Be Well Capitalized Under Prompt Corrective Action Provisions:
Total Capital	1,746,164	>	10.00	1,732,100	>	10.00	22,484	>	10.00
Tier 1 Capital	1,047,698	>	6.00	1,039,260	>	6.00	13,490	>	6.00
Leverage	1,128,388	>	5.00	1,108,739	>	5.00	17,036	>	5.00

On December 31, 2001:
Actual:
Total Capital	$1,822,617		11.41%	$1,699,906		10.83%	$37,513		16.31%
Tier 1 Capital	1,347,112		8.43	1,272,117		8.11	34,638		15.06
Leverage	1,347,112		6.86	1,272,117		6.61	34,638		9.84

For Capital Adequacy Purposes:
Total Capital	1,277,687	>	8.00	1,255,586	>	8.00	18,399	>	8.00
Tier 1 Capital	638,843	>	4.00	627,793	>	4.00	9,199	>	4.00
Leverage	785,861	>	4.00	769,942	>	4.00	14,076	>	4.00

To Be Well Capitalized Under Prompt Corrective Action Provisions:
Total Capital	1,597,108	>	10.00	1,569,482	>	10.00	22,998	>	10.00
Tier 1 Capital	958,265	>	6.00	941,689	>	6.00	13,799	>	6.00
Leverage	982,326	>	5.00	962,428	>	5.00	17,595	>	5.00

First Tennessee National Corporation	F-83

Note 14 ❑ Other Income and Other Expense

Following is detail concerning “All other income” and “All other expense” as presented in the Consolidated Statements of Income:

(Dollars in thousands)	2002	2001	2000

All other income:
Other service charges	$21,204	$24,932	$23,199
Cardholder fees	20,145	20,137	29,666
Check clearing fees	13,180	11,615	11,129
Other	87,437	81,026	97,019

Total	$141,966	$137,710	$161,013

All other expense:
Charitable contributions	$48,337	$1,745	$1,188
Legal and professional fees	37,340	32,087	26,794
Advertising and public relations	35,982	35,508	26,693
Contract employment	32,799	32,115	28,868
Computer software	26,140	25,107	19,205
Travel and entertainment	22,501	17,489	13,891
Foreclosed real estate	21,479	25,452	16,080
Supplies	17,946	16,200	18,170
Fed service fees	9,597	7,761	7,112
Distributions on guaranteed preferred securities	8,070	8,070	8,070
Distributions on preferred stock of subsidiary	4,564	4,535	1,178
Deposit insurance premium	2,393	2,463	2,589
Other	112,333	95,369	60,044

Total	$379,481	$303,901	$229,882

F-84	First Tennessee National Corporation

Note 15 ❑ Components of Other Comprehensive Income

Following is detail of “Accumulated other comprehensive income” as presented in the Consolidated Statements of Condition:

			Accumulated
		Tax	Other
	Before-Tax	(Expense)/	Comprehensive
(Dollars in thousands)	Amount	Benefit	Income

December 31, 1999			$(21,752)
Other comprehensive income:
Unrealized market adjustments on securities available for sale	$55,400	$(21,621)	33,779
Less: adjustment for net losses included in net income	(4,207)	1,636	(2,571)

December 31, 2000	$59,607	$(23,257)	14,598

Other comprehensive income:
Cumulative effect of change in accounting principle	$2,307	$(858)	1,449
Realized gain on cash flow hedge	(2,307)	858	(1,449)
Unrealized market adjustments on securities available for sale	6,212	(2,459)	3,753
Less: adjustment for net losses included in net income	(7,970)	3,043	(4,927)

December 31, 2001	$14,182	$(5,502)	23,278

Other comprehensive income:
Unrealized market adjustments on cash flow hedge	(224)	87	(137)
Minimum pension liability	(2,196)	807	(1,389)
Unrealized market adjustments on securities available for sale	(1,613)	739	(874)
Less: adjustment for net losses included in net income	(9,180)	3,571	(5,609)

December 31, 2002	$5,147	$(1,938)	$26,487

First Tennessee National Corporation	F-85

Note 16 ❑ Income Taxes

The components of income tax expense/(benefit) are as follows:

(Dollars in thousands)	2002	2001	2000

Current:
Federal	$119,258	$299,100	$38,781
State	20,102	22,838	25,558
Deferred:
Federal	44,191	(143,273)	59,155
State	(1,943)	(14,597)	(19,073)

Total	$181,608	$164,068	$104,421

The effective tax rates for 2002, 2001 and 2000 were 32.54 percent, 33.23 percent and 30.99 percent, respectively. Income tax expense was different than the amounts computed by applying the statutory federal income tax rate to income before income taxes because of the following:

(Dollars in thousands)	2002	2001	2000

Federal income tax rate	35%	35%	35%

Tax computed at statutory rate	$195,321	$172,785	$117,951
Increase/(decrease) resulting from:
Tax-exempt interest	(1,155)	(1,330)	(1,219)
State income taxes	11,936	5,472	4,223
Sale of preferred stock by subsidiary	-	(1,082)	(10,739)
Other	(24,494)	(11,777)	(5,795)

Total	$181,608	$164,068	$104,421

A deferred tax asset or liability is recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax consequence is calculated by applying enacted statutory tax rates, applicable to future years, to these temporary differences. Temporary differences which gave rise to deferred tax (assets)/liabilities on December 31, 2002 and 2001, were as follows:

(Dollars in thousands)	2002	2001

Deferred tax assets:
Loss reserves	$(73,276)	$(71,609)
Net operating loss carryforwards	(5,309)	(9,944)
Interest rate derivatives	-	(12,730)
Employee benefits	(11,325)	(8,312)
Accrued expenses	(11,830)	(7,712)
Other	(5,170)	(7,306)

Gross deferred tax assets	(106,910)	(117,613)

Deferred tax liabilities:
Capitalized mortgage servicing rights	198,809	185,821
Interest rate derivatives	10,317	-
Depreciation and amortization	16,698	20,861
Investments in loans and securities	31,615	30,844
Deferred fees and expenses	29,157	4,584
Federal Home Loan Bank stock	9,103	8,409
Capitalized computer software	4,012	3,810
Other	10,343	22,243

Gross deferred tax liabilities	310,054	276,572

Net deferred tax liabilities	$203,144	$158,959

F-86	First Tennessee National Corporation

Note 17 ❑ Earnings per Share

The following table shows a reconciliation of earnings per common share to diluted earnings per common share.

(Dollars in thousands, except per share data)	2002	2001	2000

Income before cumulative effect of changes in accounting principles	$376,451	$326,377	$232,581
Cumulative effect of changes in accounting principles, net of tax	-	(8,168)	-

Net income	$376,451	$318,209	$232,581

Weighted average common shares outstanding	125,682,766	126,982,073	129,296,245
Shares attributable to deferred compensation	1,031,647	795,283	568,820

Total weighted average shares	126,714,413	127,777,356	129,865,065

Earnings per common share:
Income before cumulative effect of changes in accounting principles	$2.97	$2.55	$1.79
Cumulative effect of changes in accounting principles, net of tax	-	(0.06)	-

Net income	$2.97	$2.49	$1.79

Weighted average shares outstanding	126,714,413	127,777,356	129,865,065
Dilutive effect due to stock options	3,506,756	3,760,267	1,798,166

Total weighted average shares, as adjusted	130,221,169	131,537,623	131,663,231

Diluted earnings per common share:
Income before cumulative effect of changes in accounting principles	$2.89	$2.48	$1.77
Cumulative effect of changes in accounting principles, net of tax	-	(0.06)	-

Net income	$2.89	$2.42	$1.77

Note 18 ❑ Restrictions, Contingencies, Commitments and Other Disclosures

Restrictions on cash and due from banks. The commercial banking subsidiaries of First Tennessee are required to maintain average reserve and clearing balances with the Federal Reserve Bank under the Federal Reserve Act and Regulation D. The balances required on December 31, 2002 and 2001, were $215.5 million and $192.3 million, respectively. These reserves are included in “Cash and due from banks” on the Consolidated Statements of Condition.

Restrictions on dividends. Dividends are paid by First Tennessee from its assets, which are mainly provided by dividends from its subsidiaries. Certain regulatory restrictions exist regarding the ability of the banking subsidiaries to transfer funds to First Tennessee in the form of cash, dividends, loans or advances. As of December 31, 2002, the banking subsidiaries had undivided profits of $1,352.6 million of which $367.0 million was available for distribution to First Tennessee as dividends without prior regulatory approval.

Restrictions on intercompany transactions. Under Federal banking law, banking subsidiaries may not extend credit to the parent company in excess of 10 percent of the banks’ capital stock and surplus, as defined, or $196.8 million on December 31, 2002. The parent company had borrowings of $43.2 million from FTBNA on December 31, 2002. Certain loan agreements also define other restricted transactions related to additional borrowings.

Contingencies. Contingent liabilities arise in the ordinary course of business, including those related to litigation. Various claims and lawsuits, in addition to those listed below, are pending against First Tennessee and its subsidiaries. Although First Tennessee cannot predict the outcome of these lawsuits, after consulting with counsel, it is management’s opinion that when resolved, these lawsuits will not have a material adverse effect on the consolidated financial statements of First Tennessee.

First Tennessee National Corporation	F-87

Note 18 ❑ Restrictions, Contingencies, Commitments and Other Disclosures (continued)

Three cases alleging that First Tennessee engaged in unfair and deceptive practices in connection with the financing of satellite dish television systems are pending in Mississippi courts. First Tennessee has reached an agreement to settle one of these cases filed by fifty plaintiffs and pending in federal court. The remaining two cases, each filed by one plaintiff, are pending in Choctaw Tribal Court.

Many mortgage lenders, including a First Tennessee subsidiary, have been sued in putative class actions on the theory that yield spread premiums paid to mortgage brokers are referral fees banned by the Real Estate Settlement Practices Act (RESPA). In June 2001, the Eleventh Circuit Court of Appeals upheld certification of a class in a yield spread premium case against a lender unaffiliated with First Tennessee. In October 2001, the U.S. Department of Housing and Urban Development (HUD) published a policy statement disagreeing with the Eleventh Circuit’s decision. Subsequently, applying HUD’s policy statement, the Eleventh Circuit reversed class certification in a case against another unaffiliated lender, overruled its prior opinion, and followed its most recent decision in two related cases. The U.S. Supreme Court has also declined to review two similar cases from the Eighth and Ninth Circuits, where class certification had been denied. First Tennessee believes its subsidiary’s yield spread premium payments are consistent with industry practices, are lawful, and intends to defend, vigorously, the lawsuits against it.

Loan Commitments. First Tennessee enters into fixed and variable loan commitments with customers. When these commitments have contract rate adjustments that lag changes in market rates, the financial instruments have characteristics similar to option contracts. First Tennessee follows the same credit policies and underwriting practices in making commitments as it does for on-balance sheet instruments. Each counterparty’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if any, is based on management’s credit evaluation of the counterparty.

Commitments to extend credit are contractual obligations to lend to a customer as long as all established contractual conditions are met. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The majority of First Tennessee’s loan commitments have maturities less than one year and reflect the prevailing market rates at the time of the commitment. Since commitments may expire without being fully drawn upon, the total contract amount does not necessarily represent future cash requirements.

Other commitments include standby and commercial letters of credit and other credit enhancements. Standby and commercial letters of credit and other credit enhancements are conditional commitments issued by First Tennessee to guarantee the performance and/or payment of a customer to a third party in connection with specified transactions. The credit risk involved in issuing these commitments is essentially the same as that involved in extending loan facilities to customers, as performance under any of the facilities would result in a loan being funded to the customer.

The following is a summary of the maximum credit exposure of each class of lending related off-balance sheet financial instruments outstanding on December 31:

(Dollars in millions)	2002	2001

Commitments to extend credit:
Consumer credit card lines	$1,552.8	$1,188.0
Consumer home equity	2,446.2	1,196.4
Commercial real estate and construction and land development	1,050.3	1,055.2
Commercial and other	2,272.0	1,358.2

Total loan commitments	7,321.3	4,797.8
Other commitments:
Standby letters of credit	476.2	389.2
Other	264.4	223.9

Total loan and other commitments	$8,061.9	$5,410.9

F-88	First Tennessee National Corporation

Note 18 ❑ Restrictions, Contingencies, Commitments and Other Disclosures (continued)

Other disclosures - Company Owned Life Insurance. First Tennessee has purchased life insurance on certain of its employees and is the beneficiary on these policies. On December 31, 2002, the cash surrender value of these policies, which is included in “Capital markets receivables and other assets” on the Consolidated Statements of Condition, was $225.2 million. There are no restrictions on the proceeds from these benefits, and First Tennessee has not borrowed against the cash surrender value of these policies.

Other disclosures - Lease arrangement. First Tennessee has a lease arrangement with a single-purpose entity for FHHLC’s main office headquarters in Dallas. Under this arrangement, First Tennessee has guaranteed a significant portion of the residual value of the Dallas property through the end of the lease term in 2011. Approximately $41 million of the construction cost of the property is not reflected on First Tennessee’s Statements of Condition but is owned by the single-purpose entity. If, at the end of the lease, the lessor decides to sell the property to another party and the sales price of the building is below the original construction cost, First Tennessee would be obligated to reimburse the single-purpose entity for a portion of the deficiency, if any, up to a maximum of $29.8 million. On December 31, 2002, the impact of fulfilling this guarantee would have been immaterial to the financial condition and results of operations of First Tennessee. Upon adoption of the provisions of Interpretation No. 46, “Consolidation of Variable Interest Entities”, First Tennessee believes it is reasonably possible that consolidation of the lease arrangement will be required (see Note 1 - Summary of Significant Accounting Policies for additional detail).

Other disclosures - Indemnification agreements and guarantees. In the ordinary course of business, First Tennessee enters into indemnification agreements for legal proceedings against its directors and officers and standard representation warranties for underwriting agreements, merger and acquisition agreements, sold loans and other similar types of arrangements. It is not possible to estimate a maximum potential amount of payouts that could be required with such agreements.

FHHLC services a mortgage loan portfolio of approximately $56.0 billion as of December 31, 2002, a significant portion of which is held by Government Sponsored Enterprises (GSE’s) or private security holders. In connection with its servicing activities, FHHLC guarantees the receipt of the scheduled principal and interest payments on the underlying loans. In the event of customer non-performance on the loan, FHHLC is obligated to make the payment to the security holder. Under the terms of the servicing agreements, FHHLC can utilize payments received from other prepaid loans in order to make the security holder whole. In the event payments are ultimately made by FHHLC to satisfy this obligation, for loans sold with no recourse, all funds are recoverable from the GSE’s at foreclosure sale. See Note 24 - Securitizations for additional information on loans sold with recourse.

FHHLC is also subject to losses in its loan servicing portfolio due to loan foreclosures and other recourse obligations. Certain agencies have the authority to limit their repayment guarantees on foreclosed loans resulting in certain foreclosure costs being borne by servicers. In addition, FHHLC has exposure on all loans sold with recourse. FFHLC has various claims for reimbursement, repurchase obligations, and/or indemnification requests outstanding with government agencies or private investors. FHHLC has evaluated all of its exposure under recourse obligations based on factors, which include loan delinquency status, foreclosure expectancy rates and claims outstanding. Accordingly, FHHLC had an allowance for losses on the mortgage servicing portfolio of approximately $33.0 million and $25.2 million as of December 31, 2002 and 2001, respectively. FFHLC has sold certain mortgage loans with an agreement to repurchase the loans upon default. As of December 31, 2002 and 2001, FHHLC had single-family residential loans with outstanding balances of $175.9 million and $211.1 million, respectively, that were sold on a recourse basis. For the single-family residential loans, in the event of borrower nonperformance, FHHLC would assume losses to the extent they exceed the value of the collateral and private mortgage insurance, FHA insurance or VA guarantees. As of December 31, 2002 and 2001, the outstanding principal balance of loans sold with limited recourse and serviced by FHHLC was $4.5 billion and $5.1 billion, respectively.

First Tennessee National Corporation	F-89

Note 18 ❑ Restrictions, Contingencies, Commitments and Other Disclosures (continued)

Other disclosures - Commercial paper conduit facility. First Tennessee has a loan funding arrangement with a commercial paper conduit facility. The majority of loans made under this facility would qualify for First Tennessee’s highest grades of low risk commercial loans if First Tennessee had made these loans. First Tennessee provides a liquidity facility and a credit enhancement to the conduit. Loans referred to the conduit totaled $232.6 million and $215.4 million on December 31, 2002 and 2001, respectively. The loans in the conduit are not reflected on First Tennessee’s Consolidated Statements of Condition. Given the relatively small volume of loans currently referred to the conduit, this facility does not represent a critical element of First Tennessee’s liquidity. Upon adoption of the provisions of Interpretation No. 46, “Consolidation of Variable Interest Entities”, First Tennessee believes it is reasonably possible that consolidation of the conduit facility will be required (see Note 1 - Summary of Significant Accounting Policies for additional detail).

Note 19 ❑ Shareholder Protection Rights Agreement

On October 20, 1998, First Tennessee adopted a Shareholder Protection Rights Agreement (the “Agreement”) and declared a dividend of one right on each outstanding share of common stock held on November 2, 1998, or issued thereafter and prior to the time the rights separate and thereafter pursuant to options and convertible securities outstanding at the time the rights separate.

The Agreement provides that until the earlier of the tenth business day (subject to certain adjustments by the board of directors) after a person or group commences a tender or exchange offer that will, subject to certain exceptions, result in such person or group owning 10 percent or more of First Tennessee’s common stock, or the tenth business day (subject to certain adjustments by the board) after the public announcement by First Tennessee that a person or group owns 10 percent or more of First Tennessee’s common stock, the rights will be evidenced by the common stock certificates, will automatically trade with the common stock, and will not be exercisable. Thereafter, separate rights certificates will be distributed, and each right will entitle its holder to purchase one one-hundredth of a share of participating preferred stock having economic and voting terms similar to those of one share of common stock for an exercise price of $150.

If any person or group acquires 10 percent or more of First Tennessee’s common stock, then each right (other than rights beneficially owned by holders of 10 percent or more of the common stock or affiliates, associates or transferees thereof, which rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of First Tennessee common stock or participating preferred stock having a market value of twice the exercise price. Also, if there is a 10 percent shareholder and First Tennessee is involved in certain significant transactions, each right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the other party having a market value of twice the exercise price. If any person or group acquires 10 percent or more (but not more than 50 percent) of First Tennessee’s common stock, First Tennessee’s board of directors may, at its option, exchange one share of First Tennessee common stock or one one-hundredth of a share of participating preferred stock for each right (other than rights which have become void). The board of directors may amend the Agreement in any respect prior to the tenth business day after announcement by First Tennessee that a person or group has acquired 10 percent or more of First Tennessee’s common stock. The rights will expire on the earliest of the following times: the time of the exchange described in the second preceding sentence; December 31, 2009; or the date the rights are redeemed as described in the following sentence. The rights may be redeemed by the board of directors for $0.001 per right until 10 business days after First Tennessee announces that any person or group owns 10 percent or more of First Tennessee’s common stock.

Note 20 ❑ Savings, Pension and Other Employee Benefits

Savings plan. The majority of employees of First Tennessee are covered by a contributory savings plan in conjunction with a flexible benefits plan. During the year, First Tennessee makes contributions to each employee’s flexible benefits plan account. These contributions are based on length of service and a percentage of the

F-90	First Tennessee National Corporation

Note 20 ❑ Savings, Pension and Other Employee Benefits (continued)

employee’s salary. The employees have the option to direct a portion or all of the contribution into their savings plan accounts. Employees may also make pre-tax and after-tax personal contributions to the savings plan. First Tennessee matches the majority of employee pre-tax contributions invested in First Tennessee’s common stock (or for employees of FHHLC, contributions made to any savings plan fund) at a rate of $.50 for each $1.00 invested up to 6 percent of the employee’s qualifying salary. Contributions made by First Tennessee to the flexible benefits plan were $20.4 million for 2002, $18.3 million for 2001 and $19.5 million for 2000. A feature of the savings plan allows employees to choose to invest their savings in one or more of six various component funds, including a company stock fund. During 2001, First Tennessee converted the company stock fund component of its savings plan to a nonleveraged employee stock ownership plan (ESOP). This component fund remains part of the savings plan. Compensation cost related to the ESOP is measured as the amount allocated from matching contributions and discretionary contributions contributed to the ESOP and is included in the contributions amount above. Dividends on shares held by the ESOP are charged to retained earnings and shares held by the ESOP are treated as outstanding in computing earnings per share. The number of allocated shares held by the ESOP totaled 8,637,492 on December 31, 2002.

Pension plan. Substantially all employees of First Tennessee are covered by a noncontributory, defined benefit pension plan. Pension benefits are based on years of service, average compensation near retirement and estimated social security benefits at age 65. The annual funding is based on an actuarially determined amount using the entry age cost method.

Other employee benefits. First Tennessee provides postretirement medical insurance to full-time employees retiring under the provisions of the First Tennessee Pension Plan. The postretirement medical plan is contributory with retiree contributions adjusted annually. The plan is based on criteria that are a combination of the employee’s age and years of service and utilizes a two-step approach. For any employee retiring on or after January 1, 1995, First Tennessee will contribute a fixed amount based on years of service and age at time of retirement.

Actuarial assumptions. The actuarial assumptions used in the defined benefit pension plan and the other employee benefit plans were as follows:

	Pension Benefits			Postretirement Benefits

(Dollars in thousands)	2002	2001	2000	2002	2001	2000

Weighted-average assumptions as of September 30 measurement date
Discount rate	6.75%	7.25%	7.75%	6.75%	7.25%	7.75%
Expected return on plan assets	8.75	10.00	10.00	8.75	10.00	10.00
Expected return on plan assets dedicated to employees who retired prior to January 1, 1993	N/A	N/A	N/A	5.75	6.50	6.50
Rate of compensation increase	4.00	4.00	4.00	N/A	N/A	N/A

The components of net periodic benefit cost for the plan years 2002, 2001 and 2000 were as follows:

	Pension Benefits			Postretirement Benefits

(Dollars in thousands)	2002	2001	2000	2002	2001	2000

Components of net periodic benefit cost
Service cost	$10,211	$8,943	$9,024	$949	$860	$900
Interest cost	15,673	13,893	12,868	1,941	1,773	1,824
Expected return on plan assets	(29,387)	(26,661)	(23,853)	(1,726)	(1,954)	(1,696)
Amortization of prior service cost	652	338	338	(176)	(176)	6
Recognized gains/(losses)	-	-	-	-	(299)	(154)
Amortization of transition obligation or asset	(460)	(460)	(460)	989	989	989

Net periodic cost/(benefit)	$(3,311)	$(3,947)	$(2,083)	$1,977	$1,193	$1,869

First Tennessee National Corporation	F-91

Note 20 ❑ Savings, Pension and Other Employee Benefits (continued)

The following table sets forth the plans’ funded status reconciled to the amounts shown in the Consolidated Statements of Condition:

	Pension Benefits		Postretirement Benefits

(Dollars in thousands)	2002	2001	2002	2001

Change in benefit obligation
Benefit obligation at beginning of plan year	$220,667	$182,298	$27,977	$23,732
Service cost	10,211	8,943	949	860
Interest cost	15,673	13,893	1,941	1,773
Amendments	-	4,796	-	-
Actuarial (gain)/loss	22,551	17,545	(1,982)	3,896
Benefits paid	(8,232)	(6,808)	(1,938)	(2,284)

Benefit obligation at end of plan year	$260,870	$220,667	$26,947	$27,977

Change in plan assets
Fair value of plan assets at beginning of plan year	$273,126	$294,238	$19,683	$21,706
Actual return on plan assets	(29,337)	(14,304)	(1,256)	(779)
Employer contribution	10,885	-	882	1,040
Benefits paid	(8,232)	(6,808)	(1,938)	(2,284)

Fair value of plan assets at end of plan year	$246,442	$273,126	$17,371	$19,683

Net funded status on September 30	$(14,428)	$52,459	$(9,576)	$(8,294)
Unrecognized net actuarial (gain)/loss	98,393	17,118	1,068	68
Unrecognized net transitional (asset)/obligation	(20)	(480)	9,884	10,873
Unrecognized prior service cost	6,056	6,708	(1,948)	(2,124)

Prepaid benefit cost on September 30	90,001	75,805	(572)	523
Contributions paid from October 1 to December 31	-	-	995	-

Prepaid benefit cost on December 31	$90,001	$75,805	$423	$523

Amounts recognized in the consolidated statements of condition consist of the following:
Prepaid benefit cost	$90,001	$75,805
Accrued benefit liability*	(3,320)	-
Intangible asset	1,124	-
Accumulated other comprehensive income	2,196	-

Net amount recognized	$90,001	$75,805

*	Prior to 2002, the annual expense for the pension restoration plan (which previously covered only four people) was determined using a simplified approach rather than the provisions of SFAS No. 87. The difference was not material. In 2002, the plan was expanded to cover additional participants, and the expense was determined under SFAS No. 87. The difference between the accumulated reserve using the prior approach and the reserve that would have been accumulated under SFAS No. 87 had it always been followed was included as part of the unrecognized gain/loss.

The following table sets forth the amounts and types of mutual funds managed by FTBNA that are included in plan assets:

	Pension Benefits		Postretirement Benefits

(Dollars in thousands)	2002	2001	2002	2001

First Funds Capital Appreciation Portfolio Class I	$24,363	$26,202	$1,435	$1,540
First Funds Growth & Income Portfolio Class I	83,913	113,538	4,864	6,576
First Funds Bond Portfolio Class I	113,468	106,878	6,121	5,755

F-92	First Tennessee National Corporation

Note 20 ❑ Savings, Pension and Other Employee Benefits (continued)

In 2002, the cost of health care benefits was projected to increase at an annual per capita rate of 10 percent for participants under age 65 and 12 percent for participants 65 years and older and to decrease at a rate of .5 percent annually for both plans before leveling out at 6 percent and 8 percent in the year 2010, respectively, and remaining at that level thereafter. The 2001 and 2000 cost of health care benefits was projected to increase at an annual per capita rate of 5.75 percent. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(Dollars in thousands)	1% Increase	1% Decrease

Adjusted total service and interest cost components	$2,993	$2,801
Adjusted postretirement benefit obligation at end of plan year	28,324	25,753

First Tennessee provides benefits to former and inactive employees after employment but before retirement. The obligation recognized was $1.4 million in 2002, $2.4 million in 2001 and $4.8 million in 2000.

Medical and group life insurance expenses incurred for active employees are shown in the following table:

(Dollars in thousands)	2002	2001	2000

Medical plan expense based on claims incurred	$26,157	$18,759	$17,679
Participants	7,273	6,668	6,522

Group life insurance expense based on benefits incurred	$1,649	$1,210	$1,271
Participants	10,679	9,872	9,811

First Tennessee National Corporation	F-93

Note 21 ❑ Stock Option, Restricted Stock Incentive, and Dividend Reinvestment Plans

Stock option plans. First Tennessee issues non-qualified stock options under various plans to employees, non-employee directors, and bank advisory board members. The plans provide for the issuance of First Tennessee common stock at a price equal to its fair market value at the date of grant; however, the exercise price may be less than the fair market value if the grantee has agreed to receive the options in lieu of compensation. The foregone compensation plus the exercise price equals the fair market value of the stock on the date of grant. All options expire with terms of 7 to 10 years from the date of grant, except for those options that were part of compensation deferral, which expire 20 years from the date of grant. There were 4,564,670 shares available for option plan grants on December 31, 2002.

As a result of plan amendments adopted by the board of directors during 1997, employees may defer the receipt of shares upon the exercise of stock options. The summary of stock option activity is shown below:

		Weighted
		Average
	Options	Exercise
	Outstanding	Price

January 1, 2000	16,899,510	$24.33
Options granted	7,423,312	17.56
Options exercised*	(1,491,040)	12.32
Options canceled	(1,575,966)	27.39

December 31, 2000	21,255,816	22.58

Options exercisable	17,246,539	21.18

January 1, 2001	21,255,816	$22.58
Options granted	5,334,043	28.83
Options exercised*	(4,953,435)	18.10
Options canceled	(525,334)	30.96

December 31, 2001	21,111,090	25.00

Options exercisable	15,620,729	22.45

January 1, 2002	21,111,090	$25.00
Options granted	4,908,512	33.12
Options exercised*	(3,218,704)	20.55
Options canceled	(502,155)	32.36

December 31, 2002	22,298,743	27.26

Options exercisable	15,916,332	24.96

*	Stock options exercised for 2002, 2001 and 2000 respectively, included 332,305; 414,802 and 177,782 options converted to stock equivalents as part of the deferred compensation program.

F-94	First Tennessee National Corporation

Note 21 ❑ Stock Option, Restricted Stock Incentive, and Dividend Reinvestment Plans (continued)

The following table summarizes information about stock options outstanding on December 31, 2002:

			Weighted		Weighted
		Weighted	Average		Average
		Average	Exercise		Exercise
		Remaining	Price -		Price -
	Options	Contractual	Options	Options	Options
Exercise Price Range	Outstanding	Life	Outstanding	Exercisable	Exercisable

$ 4.00 - $14.00	1,188,952	6.60	$10.62	1,188,952	$10.62
$14.01 - $24.00	6,386,509	11.04	18.52	5,846,785	18.52
$24.01 - $34.00	8,829,344	12.92	29.80	6,869,171	29.65
$34.01 - $44.00	5,893,938	7.30	36.30	2,011,424	36.20

First Tennessee accounts for these plans under APB Opinion No. 25 pursuant to which recognized compensation costs are negligible. Total additional compensation cost that would have been recognized in noninterest expense under SFAS No. 123 for all stock-based compensation awards was $33.2 million for 2002, $18.7 million for 2001 and $26.4 million for 2000. See Note 1 - Summary of Significant Accounting Policies for pro forma information.

First Tennessee used the Black-Scholes Option Pricing Model to estimate the fair value of stock options granted in 2002, 2001 and 2000, with the following assumptions:

	2002	2001	2000

Expected dividend yield	2.81%	2.74%	2.84%
Expected option lives of options issued at market	4.44 years	6.19 years	6.56 years
Expected option lives of options issued below market*	4.54 years	2.19 years	2.08 years
Expected volatility	30.30%	24.56%	24.25%
Risk-free interest rates	4.10%	4.75%	6.50%

*  Options are issued with an exercise price less than the fair market value on the date of grant if the grantee has agreed to receive the options in lieu of compensation. The foregone compensation plus the exercise price equals the fair market value on the date of grant.

		Weighted
		Average Fair
	Number	Value per Option
	Issued	at Grant Date

2002:
Options issued at market on the date of grant	3,703,159	$8.28
Options issued below market on the date of grant*	1,205,353	13.47

2001:
Options issued at market on the date of grant	3,246,384	$8.18
Options issued below market on the date of grant*	2,087,659	8.58

2000:
Options issued at market on the date of grant	3,142,929	$5.34
Options issued below market on the date of grant*	4,280,383	5.20

*	Options are issued with an exercise price less than the fair market value on the date of grant if the grantee has agreed to receive the options in lieu of compensation. The foregone compensation plus the exercise price equals the fair market value on the date of grant.

First Tennessee National Corporation	F-95

Note 21 ❑ Stock Option, Restricted Stock Incentive, and Dividend Reinvestment Plans (continued)

Restricted stock incentive plans. First Tennessee has authorized the issuance of its common stock for awards to executive employees who have a significant impact on the profitability of First Tennessee under restricted stock incentive plans. Additionally, one of the plans provided for 6,000 shares of restricted stock to be granted to each new non-employee director upon election to the board of directors with restrictions lapsing as defined in the plans. In 2002, First Tennessee granted 175,559 restricted shares under the plans. In 2001, 9,796 restricted shares were granted and 25,000 shares were granted in 2000. Compensation expense related to these plans was $2.5 million, $2.2 million and $2.0 million for the years 2002, 2001 and 2000, respectively.

The board of directors approved amendments to the restricted stock plan during 1998 permitting deferral by participants of the receipt of restricted stock prior to the lapse of restrictions.

Dividend reinvestment plan. The Dividend Reinvestment and Stock Purchase Plan (the Plan), as amended in October 2002, authorizes the sale of First Tennessee’s common stock from shares acquired on the open market to shareholders who choose to invest all or a portion of their cash dividends and make optional cash payments of $25 to $10,000 per quarter without paying commissions. Prior to the 2002 amendment, the Plan authorized the sale of First Tennessee’s common stock from authorized, but unissued common stock or from shares acquired on the open market. In 2002, shares for this plan were purchased on the open market. The price of shares purchased on the open market is the average price paid.

F-96	First Tennessee National Corporation

Note 22 ❑ Business Segment Information

First Tennessee provides traditional retail/commercial banking and other financial services to its customers through various regional and national business lines. Effective January 1, 2002, the business segment information has been adapted to better reflect First Tennessee’s strategic alignment and positioning and to conform to similar changes in internal segment reporting. Prior periods have been restated for comparability. The new segments are FTN Banking Group, First Horizon, FTN Financial, Transaction Processing, Corporate, and Strategic Initiative Items. FTN Banking Group includes the Retail/Commercial Bank, Investments, Insurance, Financial Planning, Trust Services and Asset Management, Credit Card and Cash Management. This segment offers traditional banking financial services and products and also promotes comprehensive financial planning to address customer needs and desires for investments, insurance, estate planning, education funding, cash reserves and retirement goals. First Horizon includes First Horizon Home Loans, First Horizon Equity Lending and First Horizon Money Centers (the last two were previously included in the Retail/Commercial Bank). These business lines were combined to create a common focus and a stronger presence in the national market. During third quarter 2002, First Tennessee sold the loan portfolio and closed the offices of First Horizon Money Centers as part of an ongoing plan to improve long-term growth by enhancing overall business mix. Also as part of the segment realignment, FTN Financial added Strategic Alliances and Correspondent Services to the existing business mix that included Capital Markets, Equity Research and Investment Banking. Strategic Alliances is a customer relationship service group formed to enhance a portfolio of innovative investment services. Correspondent Services was previously a part of the Retail/Commercial Bank. Transaction Processing continues to offer credit card merchant processing, nationwide bill payment processing, check clearing operations and other products and services. The Corporate segment includes certain corporate expenses, interest expense on trust preferred and REIT preferred stock, select components of SFAS 133 hedge ineffectiveness (see also Note 1 – Summary of Significant Accounting Policies), and other items not allocated or not specifically assigned to business segments. The Strategic Initiative Items segment isolates items occurring in 2001 and 2000 that were related to a strategic initiative to enhance growth and business mix, as announced by First Tennessee in 2000.

Total revenue, expense and asset levels reflect those which are specifically identifiable or which are allocated based on an internal allocation method. Because the allocations are based on internally developed assignments and allocations, they are to an extent subjective. This assignment and allocation has been consistently applied for all periods presented. The following table reflects the amounts of consolidated revenue, expense, tax, and assets for each segment for the three years ended December 31:

(Dollars in thousands)	2002	2001	2000

Consolidated
Net interest income, FTE*	$754,015	$688,405	$600,946
Other revenues	1,541,065	1,259,636	912,674
Other expenses**	1,735,518	1,457,348	1,174,023

Pre-tax income, FTE*	559,562	490,693	339,597
Income taxes, FTE*	183,111	164,316	107,016

Income before cumulative effect of changes in accounting principles	376,451	326,377	232,581
Cumulative effect of changes in accounting principles	-	(8,168)	-

Net income	$376,451	$318,209	$232,581

Average assets	$20,704,008	$19,227,213	$19,325,327

Depreciation, amortization and MSR impairment	$353,671	$306,966	$222,688
Expenditures for long-lived assets	56,794	27,694	44,883
*Fully taxable-equivalent adjustment	1,503	2,130	2,595

*	Fully taxable-equivalent basis.
**	Includes loan loss provision.

First Tennessee National Corporation	F-97

Note 22 ❑ Business Segment Information (continued)

(Dollars in thousands)	2002	2001	2000

FTN Banking Group
Net interest income, FTE*	$453,614	$457,409	$467,270
Other revenues	295,024	267,504	282,272
Other expenses**	538,094	474,466	471,464

Pre-tax income, FTE*	210,544	250,447	278,078
Income taxes, FTE*	50,490	74,466	95,743

Net income	$160,054	$175,981	$182,335

Average assets	$10,476,624	$10,678,434	$11,166,018

Depreciation, amortization and MSR impairment	$36,746	$37,838	$45,554
Expenditures for long-lived assets	24,701	8,518	26,768

First Horizon
Net interest income, FTE*	$241,546	$180,870	$102,333
Other revenues	695,594	466,365	364,888
Other expenses**	659,503	550,007	466,740

Pre-tax income, FTE*	277,637	97,228	481
Income taxes, FTE*	105,496	35,721	(11,733)

Net income	$172,141	$61,507	$(12,214)

Average assets	$7,539,238	$6,312,484	$6,421,419

Depreciation, amortization and MSR impairment	$305,870	$259,444	$167,404
Expenditures for long-lived assets	22,192	6,412	9,407

FTN Financial
Net interest income, FTE*	$34,906	$31,057	$15,731
Other revenues	455,163	350,348	119,548
Other expenses**	330,294	250,171	92,234

Pre-tax income, FTE*	159,775	131,234	43,045
Income taxes, FTE*	60,714	49,869	16,357

Net income	$99,061	$81,365	$26,688

Average assets	$1,950,862	$1,620,162	$1,174,884

Depreciation, amortization and MSR impairment	$2,726	$2,451	$1,638
Expenditures for long-lived assets	5,540	3,947	1,217

*	Fully taxable-equivalent basis.
**	Includes loan loss provision.

F-98	First Tennessee National Corporation

Note 22 ❑ Business Segment Information (continued)

(Dollars in thousands)	2002	2001	2000

Transaction Processing
Net interest income, FTE*	$19,350	$16,564	$15,559
Other revenues	101,062	93,271	98,991
Other expenses**	107,983	92,896	91,984

Pre-tax income, FTE*	12,429	16,939	22,566
Income taxes, FTE*	4,723	6,436	8,575

Net income	$7,706	$10,503	$13,991

Average assets	$661,973	$576,761	$563,006

Depreciation, amortization and MSR impairment	$7,683	$6,564	$7,354
Expenditures for long-lived assets	4,235	8,727	7,342

Corporate
Net interest income, FTE*	$4,599	$2,505	$53
Other revenues	(5,778)	5,041	96
Other expenses	99,644	46,427	27,696

Pre-tax income, FTE*	(100,823)	(38,881)	(27,547)
Income taxes, FTE*	(38,312)	(14,716)	(10,468)

Net income	$(62,511)	$(24,165)	$(17,079)

Average assets	$75,311	$39,372	$-

Depreciation, amortization and MSR impairment	$646	$669	$738
Expenditures for long-lived assets	126	90	149

Strategic Initiative Items
Net interest income, FTE*	$-	$-	$-
Other revenues	-	77,107	46,879
Other expenses	-	43,381	23,905

Pre-tax income, FTE*	-	33,726	22,974
Income taxes, FTE*	-	12,540	8,542

Income before cumulative effect of changes in accounting principles	-	21,186	14,432
Cumulative effect of changes in accounting principles	-	(8,168)	-

Net income	$-	$13,018	$14,432

*	Fully taxable-equivalent basis.
**	Includes loan loss provision.

First Tennessee National Corporation	F-99

Note 23 ❑ Fair Value of Financial Instruments

Accounting standards require the disclosure of estimated fair values of all asset, liability and off-balance sheet financial instruments. The following fair value estimates are determined as of a specific point in time utilizing various assumptions and estimates. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial instruments, will likely reduce the comparability of fair value disclosures between financial institutions. In some cases, book value is a reasonable estimate of fair value due to the relatively short period of time between origination of the instrument and its expected realization. The following table summarizes the book value and estimated fair value of financial instruments recorded in the Consolidated Statements of Condition as well as off-balance sheet commitments on December 31, 2002 and 2001:

	On December 31, 2002		On December 31, 2001

	Book	Fair	Book	Fair
(Dollars in thousands)	Value	Value	Value	Value

Assets:
Loans, net of unearned income:
Floating	$6,985,972	$6,989,020	$5,329,684	$5,330,389
Fixed	4,301,019	4,406,834	4,890,503	5,042,640
Nonaccrual	58,454	58,454	62,956	62,956
Allowance for loan losses	(144,298)	(144,298)	(150,614)	(150,614)

Total net loans	11,201,147	11,310,010	10,132,529	10,285,371
Liquid assets	1,156,510	1,156,510	877,359	877,359
Loans held for sale*	4,797,565	4,821,456	3,399,309	3,415,097
Securities available for sale	2,419,908	2,419,908	2,064,611	2,064,611
Securities held to maturity	280,377	284,510	461,259	459,109
Derivative assets	478,734	478,734	172,801	172,801
Nonearning assets	1,404,290	1,404,290	1,367,719	1,367,719

Liabilities:
Deposits:
Defined maturity	$6,723,245	$6,780,283	$5,591,436	$5,644,505
Undefined maturity	8,990,658	8,990,658	8,014,898	8,014,898

Total deposits	15,713,903	15,770,941	13,606,334	13,659,403
Short-term borrowings	3,487,558	3,487,558	3,370,694	3,370,681
Term borrowings	929,715	962,516	550,361	550,860
Derivative liabilities	158,354	158,354	75,232	75,232
Other noninterest-bearing liabilities	462,706	462,706	477,186	477,186
Guaranteed preferred beneficial interests in First
Tennessee’s junior subordinated debentures	100,000	106,637	100,000	95,651
Preferred stock of subsidiary	44,392	48,499	44,187	45,909

	Contractual	Fair	Contractual	Fair
	Amount	Value	Amount	Value

Off-Balance Sheet Commitments:
Loan commitments	$7,321,314	$7,426	$4,797,750	$4,419
Other commitments	740,584	7,143	613,100	5,838

*	Mortgage loans held for sale include fair value related to MSR of approximately $44.4 million and $33.1 million on December 31, 2002 and 2001, respectively.

F-100	First Tennessee National Corporation

Note 23 ❑ Fair Value of Financial Instruments (continued)

The following describes the assumptions and methodologies used to estimate the fair value for financial instruments:

Floating rate loans. With the exception of floating rate 1-4 family residential mortgage loans, the fair value is approximated by the book value. Floating rate 1-4 family residential mortgage loans reprice annually and will lag movements in market rates; whereas, commercial and consumer loans typically reprice monthly. The fair value for floating rate 1-4 family mortgage loans is calculated by discounting future cash flows to their present value. Future cash flows are discounted to their present value by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same time period. Prepayment assumptions based on historical prepayment speeds have been applied to the floating rate 1-4 family residential mortgage portfolio.

Fixed rate loans. The fair value is estimated by discounting future cash flows to their present value. Future cash flows are discounted to their present value by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same time period. Prepayment assumptions based on historical prepayment speeds have been applied to the fixed rate mortgage and installment loan portfolios.

Nonaccrual loans. The fair value is approximated by the book value.

Allowance for loan losses. The fair value is approximated by the book value. Additionally, the credit exposure known to exist in the loan portfolio is embodied in the allowance for loan losses.

Liquid assets. The fair value is approximated by the book value. For the purpose of this disclosure, liquid assets consist of federal funds sold, securities purchased under agreements to resell, capital markets securities inventory, mortgage banking trading securities, and investment in bank time deposits.

Loans held for sale. Fair values are based primarily on quoted market prices.

Securities available for sale. Fair values are based primarily on quoted market prices.

Securities held to maturity. Fair values for marketable securities are based primarily on quoted market prices. Fair values for securitized loans are based upon cash flows discounted at a market yield. Market yields are computed by adding Treasury yields at year-end plus an appropriate spread estimated by observing quotes on similarly structured marketable securities and changes in swap spreads.

Derivative assets. Fair values are based primarily on quoted market prices.

Nonearning assets. The fair value is approximated by the book value. For the purpose of this disclosure, nonearning assets include cash and due from banks, accrued interest receivable and capital markets receivables.

Defined maturity deposits. The fair value is estimated by discounting future cash flows to their present value. Future cash flows are discounted by using the current market rates of similar instruments applicable to the remaining maturity. For the purpose of this disclosure, defined maturity deposits include all certificates of deposit and other time deposits.

Undefined maturity deposits. The fair value is approximated by the book value. For the purpose of this disclosure, undefined maturity deposits include demand deposits, checking interest accounts, savings accounts, and money market accounts.

Short-term borrowings. The fair value of federal funds purchased, securities sold under agreements to repurchase, commercial paper, bank notes and other short-term borrowings is approximated by the book value. The fair value for Federal Home Loan Bank borrowings is determined using discounted future cash flows.

Derivative liabilities. Fair values are based primarily on quoted market prices.

First Tennessee National Corporation	F-101

Note 23 ❑ Fair Value of Financial Instruments (continued)

Term borrowings. The fair value is approximated by the present value of the contractual cash flows discounted by the investor’s yield which considers First Tennessee’s and FTBNA’s debt ratings.

Other noninterest-bearing liabilities. For the purpose of this disclosure, other noninterest-bearing liabilities include accrued interest payable and capital markets payables. The fair value is approximated by the book value.

Guaranteed preferred beneficial interests. The fair value is approximated by the present value of the contractual cash flows discounted by the investor’s yield which considers First Tennessee’s debt rating.

Preferred stock of subsidiary. The fair value is approximated by the current trade amount of similar instruments.

Loan Commitments. Fair values are based on fees charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Other Commitments. Fair values are based on fees charged to enter into similar agreements.

Note 24 ❑ Securitizations

During 2002 and 2001, FHHLC securitized $29.5 billion and $20.2 billion, respectively, of single-family residential mortgage loans in primarily proprietary and agency securitization transactions, and the resulting securities were sold as senior and subordinate certificates. In 2002 and 2001, FHHLC recognized net pretax gains of $373.2 million and $260.7 million, respectively, from the sale of securitized loans which includes gains recognized on the capitalization of MSR’s associated with these loans. In certain cases, FHHLC continues to service and receive servicing fees related to the securitized mortgage loans, and has also retained interest-only strips or senior certificates structured as principal-only strips. FHHLC received annual servicing fees approximating .35 percent in 2002 and .37 percent in 2001 of the outstanding balance of the underlying loans. In 2002 and 2001, FHHLC capitalized approximately $401.9 million and $378.8 million, respectively, in MSR’s through these securitizations. These MSR’s, as well as other MSR’s held by FHHLC, are discussed further in Note 6 – Mortgage Servicing Rights. The investors and the securitization trusts have no recourse to assets of FHHLC or First Tennessee for failure of debtors to pay when due.

FHHLC uses assumptions and estimates in determining the fair value allocated to retained interests at the time of initial securitization. The key economic assumptions used to measure the fair value of the MSR’s, interest-only strips (lO’s) and principal-only strips (PO’s) at the date of securitization were as follows:

	MSR’s	lO’s	PO’s

2002
Weighted average life (in years)	3.5-6.8	3.5-6.8	5.7-10.1
Annual prepayment rate	12.5%-29.6%	12.5%-29.6%	7.5%
Annual discount rate	10.2%-10.5%	10.2%-10.5%	4.8%-6.4%
Annual cost to service	$44-$46 per loan	N/A	N/A
Annual earnings on escrow	2.8%-5.1%	N/A	N/A

2001
Weighted average life (in years)	4.5-7.0	4.4-6.9	N/A
Annual prepayment rate	11.8%-20.5%	11.8%-20.5%	N/A
Annual discount rate	10.3%-10.5%	10.3%-10.5%	N/A
Annual cost to service	$43-$44 per loan	N/A	N/A
Annual earnings on escrow	4.1%-5.7%	N/A	N/A

The expected static pool credit losses as of December 31, 2002, were approximately .07 percent of the original principal balance of loans securitized during 2002. Static pool losses are calculated by summing the actual and

F-102	First Tennessee National Corporation

Note 24 ❑ Securitizations (continued)

projected future credit losses and dividing them by the original balance of the securitized loans. The percentages above represent weighted average credit losses for all securitizations during the year.

The sensitivity of the current fair value of retained interests to immediate 10 percent and 20 percent adverse changes in assumptions on December 31, 2002, are as follows:

(Dollars in thousands, except for annual cost to service)	MSR’s	lO’s	PO’s

December 31, 2002
Fair value of retained interests	$464,083	$109,719	$3,890
Weighted average life (in years)	3.5	3.5	7.6

Annual prepayment rate	29.6%	29.6%	10.7%
Impact on fair value of 10% adverse change	$(37,497)	$(9,178)	$(45)
Impact on fair value of 20% adverse change	(71,264)	(17,417)	(92)

Annual discount rate on residual cash flows	10.5%	9.5%	48.6%
Impact on fair value of 10% adverse change	$(14,290)	$(2,998)	$(56)
Impact on fair value of 20% adverse change	(27,596)	(5,844)	(111)

Annual cost to service	$45 per loan	N/A	N/A
Impact on fair value of 10% adverse change	$(4,982)	N/A	N/A
Impact on fair value of 20% adverse change	(9,964)	N/A	N/A

Annual earnings on escrow	2.8%	N/A	N/A
Impact on fair value of 10% adverse change	$(7,613)	N/A	N/A
Impact on fair value of 20% adverse change	(15,507)	N/A	N/A

These sensitivities are hypothetical and should not be considered to be predictive of future performance. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot necessarily be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independently from any change in another assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Furthermore, the estimated fair values as disclosed should not be considered indicative of future earnings on these assets.

First Tennessee Capital Assets Corporation (FTCAC), an indirect wholly-owned subsidiary of First Tennessee, enters into transactions where mortgage loans are purchased, pooled, securitized and sold. During 2002, $329.7 million and during 2001, $515.1 million of mortgage loans were sold for pre-tax gains of $8.7 million and $5.9 million, respectively, that were recognized in capital markets noninterest income. FTCAC does not retain servicing rights or any other form of residual on these securitizations.

During 2000, First Tennessee securitized and sold $190 million of indirect automobile loan receivables and recognized a pre-tax loss of $1.3 million, which was recorded in other noninterest expense. In the securitization, First Tennessee retained an interest-only strip and servicing rights, both of which are retained interests in the securitized receivables. First Tennessee receives servicing fees on the outstanding balance of securitized receivables and retains the rights to future cash flows arising after the investors in the securitization trust have received the return for which they contracted. The investors and the securitization trust have no recourse to First Tennessee’s assets for failure of debtors to pay when due except to the extent of First Tennessee’s rights to future cash flows and any subordinated interests retained. First Tennessee’s retained interests are subordinate to investor’s interests and are subject to credit, prepayment, and interest rate risks on the transferred financial assets. On December 31, 2002, the sensitivity of the current fair value of the retained interests to 10 percent and 20 percent adverse changes in assumptions was not material.

First Tennessee National Corporation	F-103

Note 24 ❑ Securitizations (continued)

First Tennessee has also securitized certain real estate loans through a real estate mortgage investment conduit (REMIC) in prior years and retained all of the securitized assets. Fair value for these securities are based upon cash flows discounted at a market yield. Market yields are computed by adding Treasury yields at year-end plus an appropriate spread estimated by observing quotes on similarly structured marketable securities and changes in swap spreads. The retained assets are classified on the Consolidated Statements of Condition in “Securities held to maturity”.

On December 31, 2002, the sensitivity of the current fair value of the REMIC securities to immediate 10 percent and 20 percent adverse changes in assumptions are as follows:

(Dollars in thousands)	2002

Fair value of REMIC securities	$278,046
Weighted average life (in years)	1.1-1.7

Annual prepayment rate	57.8%-93.0%
Impact on fair value of 10% adverse change	$(700)
Impact on fair value of 20% adverse change	(1,293)

Annual discount rate on residual cash flows	6.6%-7.0%
Impact on fair value of 10% adverse change	$(3,735)
Impact on fair value of 20% adverse change	(7,711)

For the years ended December 31, 2002, 2001 and 2000, cash flows received and paid related to the automobile and real estate loan securitizations were as follows:

(Dollars in thousands)	2002	2001	2000

Proceeds from initial securitizations	$30,338,111	$21,044,776	$12,932,272
Servicing fees received	168,028	157,076	161,514
Purchases of delinquent or foreclosed assets	67,186	27,595	24,246
Other cash flows received on retained interests*	153,734	119,523	159,365

*	Other cash flows include all cash flows from lO’s, PO’s and REMIC securities.

As of December 31, 2002, the principal amount of loans securitized and other loans managed with them, and the principal amount of delinquent loans, in addition to net credit losses during 2002 are as follows:

	Total Principal	Principal Amount	Net Credit
(Dollars in thousands)	Amount of Loans	of Delinquent Loans*	Losses

			For the Year Ended
	On December 31,2002		December 31, 2002

Type of loan:
Automobile loans	$162,308	$1,000	$5,054
Real estate residential	41,252,433	153,161	41,261

Total loans managed or securitized**	41,414,741	$154,161	$46,315

Loans securitized and sold	(31,525,760)
Loans held for sale or securitization	(4,774,107)
Loans securitized and transferred to investment securities	(255,212)

Loans held in portfolio	$4,859,662

*	Includes nonaccrual loans and loans 90 days or more past due.
**	Securitized loans are automobile and real estate residential loans in which First Tennessee has a retained interest other than servicing rights.

F-104	First Tennessee National Corporation

Note 25 ❑ Parent Company Financial Information

Following are condensed statements of the parent company:

Statements of Condition	December 31

(Dollars in thousands)	2002	2001

Assets:
Cash	$-	$13
Securities purchased from subsidiary bank under agreements to resell	26,741	20,848

Total cash and cash equivalents	26,741	20,861
Investment in bank time deposits	97,967	111,967
Securities available for sale	49,968	49,779
Investments in subsidiaries at equity:
Bank	1,763,389	1,528,676
Non-bank	39,274	36,185
Other assets	51,594	53,162

Total assets	$2,028,933	$1,800,630

Liabilities and shareholders’ equity:
Commercial paper and other short-term borrowings	$27,695	24,273
Accrued employee benefits and other liabilities	89,000	77,619
Term borrowings	221,058	220,976

Total liabilities	337,753	322,868
Shareholders’ equity	1,691,180	1,477,762

Total liabilities and shareholders’ equity	$2,028,933	$1,800,630

Statements of Income	Year Ended December 31

(Dollars in thousands)	2002	2001	2000

Dividend income:
Bank	$159,332	$265,905	$152,994
Non-bank	7,708	8,913	9,021

Total dividend income	167,040	274,818	162,015
Interest income	3,491	6,062	6,517
Other income	228	13,318	292

Total income	170,759	294,198	168,824

Interest expense:
Short-term debt	395	843	989
Term borrowings	16,061	16,617	17,110

Total interest expense	16,456	17,460	18,099
Compensation, employee benefits and other expense	25,685	17,739	16,209

Total expense	42,141	35,199	34,308

Income before income taxes and equity in undistributed net income of subsidiaries	128,618	258,999	134,516
Applicable income taxes	(18,375)	(7,616)	(11,176)

Income before equity in undistributed net income of subsidiaries	146,993	266,615	145,692
Equity in undistributed net income of subsidiaries:
Bank	228,949	50,746	86,236
Non-bank	509	848	653

Net income	$376,451	$318,209	$232,581

First Tennessee National Corporation	F-105

Note 25 ❑ Parent Company Financial Information (continued)

Statements of Cash Flows	Year Ended December 31

(Dollars in thousands)	2002	2001	2000

Operating activities:
Net income	$376,451	$318,209	$232,581
Less undistributed net income of subsidiaries	229,458	51,594	86,889

Income before undistributed net income of subsidiaries	146,993	266,615	145,692
Adjustments to reconcile income to net cash provided by operating activities:
Provision/(benefit) for deferred income taxes	(575)	(4,129)	1,914
Depreciation and amortization	3,477	2,702	3,414
Loss/(gain) on sale of securities	49	27	(40)
Gain on divestiture	-	(13,132)	-
Net change in interest receivable and other assets	(309)	(832)	(4,289)
Net change in interest payable and other liabilities	16,949	16,092	13,275

Total adjustments	19,591	728	14,274

Net cash provided by operating activities	166,584	267,343	159,966

Investing activities:
Securities:
Sales and prepayments	212	10,145	97
Purchases	(450)	(300)	(5,000)
Decrease/(increase) in investment in bank time deposits	14,000	(67,642)	32,000
Advances to subsidiaries	(35)	(20,000)	-
Principal collected on advances to subsidiaries	-	20,000	-
Proceeds from sale of a subsidiary	-	23,271	-
Return on investment in subsidiary	10,000	-	-
Cash investments in subsidiaries	(1,945)	(4,947)	(8,329)

Net cash provided/(used) by investing activities	21,782	(39,473)	18,768

Financing activities:
Common stock:
Exercise of stock options	51,015	78,183	16,639
Cash dividends	(125,736)	(112,093)	(113,958)
Repurchase of shares	(111,187)	(238,701)	(48,542)
Term borrowings:
Payment	-	(10,000)	-
Increase/(decrease) in short-term borrowings	3,422	5,104	2,897

Net cash used by financing activities	(182,486)	(277,507)	(142,964)

Net increase/(decrease) in cash and cash equivalents	5,880	(49,637)	35,770

Cash and cash equivalents at beginning of year	20,861	70,498	34,728

Cash and cash equivalents at end of year	$26,741	$20,861	$70,498

Total interest paid	$16,210	$17,763	$17,353
Total income taxes paid	120,740	247,760	93,325

F-106	First Tennessee National Corporation

INDEPENDENT AUDITORS REPORT

The Board of Directors
First Tennessee National Corporation:

We have audited the accompanying consolidated statement of condition of First Tennessee National Corporation as of December 31, 2002, and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The 2001 and 2000 financial statements of First Tennessee National Corporation were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements, before the restatements described in Notes 1 and 22 and the revision described in Note 7 to the financial statements, in their report dated January 15, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the financial position of First Tennessee National Corporation as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed above, the 2001 and 2000 financial statements of First Tennessee National Corporation were audited by other auditors who have ceased operations. As described in Note 22, the Company changed the composition of its reportable segments in 2002, and the amounts in the 2001 and 2000 financial statements relating to reportable segments have been restated to conform to the 2002 composition of reportable segments. We audited the adjustments that were applied to restate the disclosures for reportable segments reflected in the 2001 and 2000 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

As described in Note 1, these financial statements have been restated to conform to the 2002 presentation of losses from extinguishment of debt required by Statement of Financial Accounting Standards (SFAS) No. 145 Rescission of FASB Statements No. 4 and 64, Amendment of FASB No. 13, and Technical Corrections, which was adopted by the Company on October 1, 2002. We audited the adjustments described in Note 1 that were applied to restate the 2001 financial statements related to the adoption of SFAS No. 145. In our opinion, such adjustments are appropriate and have been properly applied.

As described in Note 7, these financial statements have been revised to include the transitional disclosures required by SFAS No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. In our opinion, the disclosures for 2001 and 2000 in Note 7 related to the adoption of SFAS No. 142 are appropriate.

We were not engaged to audit, review, or apply any procedures to the 2001 and 2000 financial statements of First Tennessee National Corporation other than with respect to the adjustments and disclosures referred to above and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 financial statements taken as a whole.

Memphis, Tennessee
February 21, 2003

First Tennessee National Corporation	F-107

CONSOLIDATED AVERAGE BALANCE SHEETS AND RELATED YIELDS AND RATES (Unaudited)

	2002			2001			Average
							Balance
		Interest	Average		Interest	Average	Growth(%)
(Fully taxable equivalent)	Average	Income/	Yields/	Average	Income/	Yields/
(Dollars in millions)	Balance	Expense	Rates	Balance	Expense	Rates	02/01

Assets:
Earning assets:
Loans, net of unearned income**	$10,634.5	$663.5	6.24%	$10,104.3	$809.9	8.02%	5.2+
Investment securities:
U.S. Treasury and other U.S. government agencies	1,875.2	108.5	5.79	1,812.5	118.1	6.51	3.5+
States and municipalities	34.9	2.5	7.30	50.8	3.8	7.53	31.3-
Other	556.3	32.8	5.89	732.0	47.5	6.49	24.0-

Total investment securities	2,466.4	143.8	5.83	2,595.3	169.4	6.53	5.0-

Other earning assets:
Loans held for sale	3,024.2	184.0	6.09	2,388.0	165.9	6.95	26.6+
Investment in bank time deposits	1.8	.1	2.07	1.9	.1	6.56	5.3-
Federal funds sold and securities purchased under agreements to resell	404.8	5.5	1.35	226.5	7.0	3.07	78.7+
Mortgage banking trading securities	131.3	12.5	9.55	127.5	12.1	9.48	3.0+
Capital markets securities inventory	734.4	31.2	4.25	681.9	36.6	5.37	7.7+

Total other earning assets	4,296.5	233.3	5.43	3,425.8	221.7	6.47	25.4+

Total earning assets	17,397.4	1,040.6	5.98	16,125.4	1,201.0	7.45	7.9+
Allowance for loan losses	(151.2)			(145.2)			4.1+
Cash and due from banks	775.3			756.5			2.5+
Premises and equipment, net	246.3			268.7			8.3-
Capital markets receivables and other assets	2,436.2			2,221.8			9.7+

Total assets/Interest income	$20,704.0	$1,040.6		$19,227.2	$1,201.0		7.7+

Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Savings	$302.7	$2.2	.72%	$304.4	$3.8	1.26%	.6-
Checking interest and money market	3,557.5	37.1	1.04	3,548.2	84.9	2.39	.3+
Certificates of deposit under $100,000 and other time	1,937.1	71.2	3.68	2,092.3	111.1	5.31	7.4-

Total interest-bearing core deposits	5,797.3	110.5	1.91	5,944.9	199.8	3.36	2.5-
Certificates of deposit $100,000 and more	3,843.0	79.8	2.08	3,142.7	137.1	4.36	22.3+
Federal funds purchased and securities sold under agreements to repurchase	3,134.3	45.5	1.45	3,162.7	115.6	3.66	.9-
Commercial paper and other short-term borrowings	537.4	22.2	4.13	565.3	29.9	5.30	4.9-
Term borrowings	685.5	28.6	4.17	521.5	30.2	5.79	31.4+

Total interest-bearing liabilities	13,997.5	286.6	2.05	13,337.1	512.6	3.84	5.0+
Demand deposits	1,702.4			1,541.7			10.4+
Other noninterest-bearing deposits	2,152.5			1,792.3			20.1+
Capital markets payables and other liabilities	1,139.0			1,010.8			12.7+
Guaranteed preferred beneficial interests in First Tennessee’s junior subordinated debentures	100.0			100.0			-
Preferred stock of subsidiary	44.3			44.0			.6+
Shareholders’ equity	1,568.3			1,401.3			11.9+

Total liabilities and shareholders’ equity/Interest expense	$20,704.0	$286.6		$19,227.2	$512.6		7.7+

Net interest income-tax equivalent basis/Yield		$754.0	4.33%		$688.4	4.27%
Fully taxable equivalent adjustment		(1.5)			(2.1)

Net interest income		$752.5			$686.3

Net interest spread			3.93%			3.61%
Effect of interest-free sources used to fund earning assets			.40			.66

Net interest margin			4.33%			4.27%

Certain previously reported amounts have been reclassified to agree with current presentation. Yields and corresponding income amounts are adjusted to a fully taxable equivalent. Earning assets yields are expressed net of unearned income. Rates are expressed net of unamortized debenture cost for long-term debt. Net interest margin is computed using total net interest income.

F-108	First Tennessee National Corporation

2000			1999			1998			1997			Average
												Balance
	Interest	Average		Interest	Average		Interest	Average		Interest	Average	Growth(%)
Average	Income/	Yields/	Average	Income/	Yields/	Average	Income/	Yields/	Average	Income/	Yields/
Balance	Expense	Rates	Balance	Expense	Rates	Balance	Expense	Rates	Balance	Expense	Rates	02/97*

$9,932.0	$913.3	9.20%	$8,818.8	$752.4	8.53%	$8,242.1	$727.4	8.83%	$7,945.1	$701.3	8.83%	6.0+
1,767.7	119.8	6.78	1,711.1	110.5	6.46	1,795.2	117.8	6.56	1,963.3	129.3	6.59	.9-
48.7	3.6	7.49	50.7	3.8	7.56	69.8	5.4	7.80	83.7	6.8	8.06	16.1-
1,046.3	76.8	7.34	940.9	66.2	7.04	560.8	38.4	6.84	92.4	6.1	6.65	43.2+

2,862.7	200.2	6.99	2,702.7	180.5	6.68	2,425.8	161.6	6.66	2,139.4	142.2	6.65	2.9+

2,450.8	197.3	8.05	3,217.7	231.3	7.19	2,911.2	205.7	7.06	1,005.9	76.9	7.64	24.6+
2.1	.1	5.07	9.8	.5	4.76	40.8	2.0	4.81	9.8	.5	5.05	28.7-
328.4	20.0	6.10	292.6	13.9	4.75	193.4	10.1	5.22	207.1	11.1	5.37	14.3+
-	-	-	-	-	-	-	-	-	-	-	-	N/A
519.5	34.7	6.68	542.1	31.6	5.82	507.2	30.8	6.07	204.8	13.6	6.65	29.1+

3,300.8	252.1	7.64	4,062.2	277.3	6.82	3,652.6	248.6	6.80	1,427.6	102.1	7.15	24.7+

16,095.5	1,365.6	8.48	15,583.7	1,210.2	7.77	14,320.5	1,137.6	7.94	11,512.1	945.6	8.21	8.6+
(140.0)			(136.7)			(129.1)			(119.6)			4.8+
815.8			779.3			697.6			658.6			3.3+
294.6			288.5			222.4			195.1			4.8+
2,259.4			2,110.5			1,613.3			1,038.4			18.6+

$19,325.3	$1,365.6		$18,625.3	$1,210.2		$16,724.7	$1,137.6		$13,284.6	$945.6		9.3+

$337.4	$5.5	1 .64%	$350.0	$5.8	1.65%	$347.5	$7.1	2.05%	$376.5	$8.2	2.17%	4.3-
3,371.5	110.8	3.29	3,551.2	104.3	2.94	3,403.7	113.2	3.32	2,963.7	95.1	3.21	3.7+
2,310.3	129.2	5.59	2,398.4	123.8	5.16	2,588.7	144.9	5.60	2,798.0	160.5	5.74	7.1-

6,019.2	245.5	4.08	6,299.6	233.9	3.71	6,339.9	265.2	4.18	6,138.2	263.8	4.30	1.1-
3,959.7	254.9	6.44	3,163.9	165.9	5.24	1,992.5	111.5	5.59	843.0	47.7	5.66	35.4+
2,899.4	169.4	5.84	2,292.9	104.7	4.57	2,456.4	122.6	4.99	1,790.1	89.8	5.01	11.9+
1,050.4	70.6	6.72	1,631.4	88.4	5.42	1,285.5	74.1	5.76	663.0	41.0	6.18	4.1-
384.3	24.3	6.34	371.1	24.8	6.69	252.7	19.9	7.91	185.5	15.9	8.60	29.9+

14,313.0	764.7	5.34	13,758.9	617.7	4.49	12,327.0	593.3	4.81	9,619.8	458.2	4.76	7.8+
1,688.0			1,866.6			1,749.0			1,695.8			.1+
1,193.9			972.0			915.0			530.1			32.3+
746.3			741.0			637.7			461.5			19.8+
100.0			100.0			100.0			98.6			.3+
7.5			-			-			-			N/A
1,276.6			1,186.8			996.0			878.8			12.3+

$19,325.3	$764.7		$18,625.3	$617.7		$16,724.7	$593.3		$13,284.6	$458.2		9.3+

	$600.9	3.73%		$592.5	3.80%		$544.3	3.80%		$487.4	4.23%
	(2.6)			(3.0)			(3.8)			(4.3)

	$598.3			$589.5			$540.5			$483.1

		3.14%			3.28%			3.13%			3.45%
		.59			.52			.67			.78

		3.73%			3.80%			3.80%			4.23%

*	Compound annual growth rate
**	Includes loans on nonaccrual status.

First Tennessee National Corporation	F-109

CONSOLIDATED HISTORICAL STATEMENTS OF INCOME (Unaudited)

							Growth Rates (%)

(Dollars in millions except per share data)	2002	2001	2000	1999	1998	1997	02/01	02/97(*)

Interest income:
Interest and fees on loans	$662.9	$809.1	$912.4	$751.5	$725.9	$699.6	18.1-	1.1-
Investment securities	143.0	168.2	198.8	178.6	159.6	139.8	15.0-	.5+
Loans held for sale	184.0	165.9	197.3	231.3	205.7	76.9	10.9+	19.1+
Trading securities inventory	43.7	48.6	34.4	31.4	30.5	13.4	10.1-	26.7+
Other earning assets	5.5	7.1	20.1	14.4	12.1	11.6	22.5-	13.9-

Total interest income	1,039.1	1,198.9	1,363.0	1,207.2	1,133.8	941.3	13.3-	2.0+

Interest expense:
Deposits:
Savings	2.2	3.8	5.5	5.8	7.1	8.2	42.1-	23.1-
Checking interest and money market	37.0	84.9	110.8	104.3	113.2	95.1	56.4-	17.2-
Certificates of deposit under $100,000 and other time	71.3	111.1	129.2	123.8	144.9	160.5	35.8-	15.0-
Certificates of deposit $100,000 and more	79.8	137.1	254.9	165.9	111.5	47.7	41.8-	10.8+
Short-term borrowings	67.7	145.5	240.0	193.1	196.7	130.8	53.5-	12.3-
Term borrowings	28.6	30.2	24.3	24.8	19.9	15.9	5.3-	12.5+

Total interest expense	286.6	512.6	764.7	617.7	593.3	458.2	44.1-	9.0-

Net interest income	752.5	686.3	598.3	589.5	540.5	483.1	9.6+	9.3+
Provision for loan losses	92.2	93.2	67.5	57.4	51.2	52.2	1.1-	12.1+

Net interest income after provision	660.3	593.1	530.8	532.1	489.3	430.9	11.3+	8.9+

Noninterest income:
Mortgage banking	665.8	449.6	238.1	479.9	449.5	287.8	48.1+	18.3+
Capital markets	447.4	343.7	117.9	126.8	147.4	98.3	30.2+	35.4+
Deposit transactions and cash management	143.3	133.6	116.1	106.2	90.4	86.1	7.2+	10.7+
Insurance premiums and commissions	50.4	16.8	12.2	10.9	8.7	6.5	199.5+	50.9+
Merchant processing	48.4	45.4	48.2	49.7	37.5	32.1	6.6+	8.6+
Trust services and investment management	48.4	56.7	65.8	59.8	51.2	40.9	14.7-	3.4+
Divestitures	4.6	80.4	157.6	4.2	.6	-	94.3-	N/A
Equity securities gains/(losses), net	(9.4)	(3.3)	.8	2.3	3.9	(.8)	186.8+	61.7+
Debt securities gains/(losses), net	.2	(1.0)	(5.0)	-	-	.1	N/A	12.6+
All other income	142.0	137.7	161.0	130.4	87.4	74.8	3.1+	13.7+

Total noninterest income	1,541.1	1,259.6	912.7	970.2	876.6	625.8	22.3+	19.8+

Adjusted gross income after provision	2,201.4	1,852.7	1,443.5	1,502.3	1,365.9	1,056.7	18.8+	15.8+
Noninterest expense:
Employee compensation, incentives and benefits	998.5	797.8	598.0	633.6	563.6	409.8	25.2+	19.5+
Occupancy	76.7	69.1	80.5	73.1	51.4	42.8	11.0+	12.3+
Equipment rentals, depreciation and maintenance	68.7	74.1	68.2	57.8	45.8	40.1	7.2-	11.4+
Operations services	60.2	59.6	70.9	64.6	58.5	49.9	1.0+	3.8+
Communications and courier	53.5	48.8	47.3	51.9	41.5	34.9	9.6+	8.9+
Amortization of intangible assets	6.2	10.8	11.7	10.5	11.1	9.6	42.6-	8.4-
All other expense	379.5	303.9	229.9	231.4	241.1	154.5	24.9+	19.7+

Total noninterest expense	1,643.3	1,364.1	1,106.5	1,122.9	1,013.0	741.6	20.5+	17.2+

Income before income taxes	558.1	488.6	337.0	379.4	352.9	315.1	14.2+	12.1+
Applicable income taxes	181.6	162.2	104.4	131.9	126.5	117.6	12.0+	9.1+

Income before cumulative effect of changes in accounting principles	376.5	326.4	232.6	247.5	226.4	197.5	15.3+	13.8+
Cumulative effect of changes in accounting principles, net of tax	-	(8.2)	-	-	-	-	100.0+	-

Net income	$376.5	$318.2	$232.6	$247.5	$226.4	$197.5	18.3+	13.8+

Fully taxable equivalent adjustment	$1.5	$2.1	$2.6	$3.0	$3.8	$4.3	28.6-	19.0-

Earnings per common share before cumulative effect of changes in accounting principles	$2.97	$2.55	$1.79	$1.90	$1.77	$1.54	16.5+	14.0+

Earnings per common share	$2.97	$2.49	$1.79	$1.90	$1.77	$1.54	19.3+	14.0+

Diluted earnings per common share before cumulative effect of changes in accounting principles	$2.89	$2.48	$1.77	$1.85	$1.72	$1.50	16.5+	14.0+

Diluted earnings per common share	$2.89	$2.42	$1.77	$1.85	$1.72	$1.50	19.4+	14.0+

*	Compound annual growth rate.
Certain previously reported amounts have been reclassified to agree with current presentation.

F-110	First Tennessee National Corporation

Corporate Officers

Ralph Horn
Chairman of the Board

J. Kenneth Glass
President and Chief Executive Officer

Charles G. Burkett
President
Memphis Financial Services
Retail Financial Services

Larry B. Martin
President
Tennessee Financial Services
Business Financial Services

John H. Hamilton
Executive Vice President
Product Management and Delivery Services

Herbert H. Hilliard
Executive Vice President
Risk Management

Harry A. Johnson, III
Executive Vice President
General Counsel

James F. Keen
Senior Vice President
Chief Financial Officer
and Corporate Controller

Sarah L. Meyerrose
Executive Vice President
Corporate and
Employee Services

Marty Mosby
Executive Vice President
Strategic Planning and Investor Relations

John P. O'Connor, Jr.
Executive Vice President
Chief Credit Officer

Milton A. Gutelius, Jr.
Senior Vice President
Corporate Treasurer

First Tennessee National Corporation Board of Directors

George E. Cates
Retired Chairman of the Board
Mid-America Apartment Communities, Inc.

J. Kenneth Glass
President and Chief Executive Officer
First Tennessee National Corporation
First Tennessee Bank National Association

James A. Haslam, III
Chief Executive Officer
Pilot Travel Centers LLC

R. Brad Martin
Chairman of the Board and Chief Executive Officer
Saks Incorporated

Joseph Orgill, III
Chairman of the Board
Orgill, Inc.

Vicki R. Palmer
Corporate Senior Vice President, Treasurer
and Special Assistant to the CEO
Coca-Cola Enterprises Inc.

Michael D. Rose
Chairman
Gaylord Entertainment Company

William B. Sansom
Chairman of the Board and Chief Executive Officer
The H.T. Hackney Co.

Luke Yancy, III
President and Chief Executive Officer
Mid-South Minority Business Council

First Tennessee National Corporation

Shareholder Information

Corporate Headquarters
First Tennessee National Corp.
165 Madison Avenue
Memphis, TN 38103
(800) 489-4040

Internet Addresses
www.FirstTennessee.com
www.FirstHorizonOnline.com
www.fhmsi.com
www.FTNFinancial.com

Common Stock
First Tennessee common stock is listed on the New York Stock Exchange and traded under the symbol FTN.

Stock Transfer Agent
Wells Fargo Shareowner Services
(800) 468-9716

- For answers to questions about stock transfers, changes of address, dividend payments or lost certificates
- To receive general information or an enrollment card for direct deposit of dividend checks
- To eliminate duplicate mailings of financial information
- To receive information about our dividend reinvestment and stock purchase plan

Investor Relations
Analysts, investors and others seeking information should contact:
Marty Mosby
(800) 410-4577 or (901) 523-5620

Financial Services and Product Information
(877) 242-9889

First Tennessee Affiliates
Federal Flood Certification Corp.
First Express Remittance Processing, Inc.
First Horizon Asset Securities, Inc.
First Horizon Home Loan Corp.
First Horizon Insurance Services, Inc.
First Horizon Merchant Services, Inc.
First Horizon Mortgage Loan Corp.
First National Bank of Springdale
First Tennessee Bank National Association
First Tennessee Brokerage, Inc.
First Tennessee Housing Corp.
FTN Financial Capital Assets Corp.
FTN Financial Securities Corp.
FT Insurance Corp.
FTN Premium Services, Inc.
FT Real Estate Securities Company, Inc.
FT Reinsurance Company
Hickory Capital Corp.
Hickory Venture Capital Corp.
Highland Capital Management Corp.
Martin & Company, Inc.
Midwest Research Securities Corp.
Norlen Life Insurance Company
Synaxis Group, Inc.

First Tennessee National Corporation

ANNUAL MEETING
April 15, 2003
10:00 a.m. Central Daylight Time
FIRST TENNESSEE BUILDING
M-Level Auditorium
165 Madison Avenue
Memphis, TN 38103

If you consented to access your proxy information electronically,

you may view it by going to the following website on the internet:
http://www.firsttennessee.com

If you would like to access the proxy materials electronically next year,

you may do so by giving your consent at the following website:
http://www.econsent.com/ftn/

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints James L. Boren, Jr., George P. Lewis, and Charles T. Tuggle, Jr., or any one or more of them with full power of substitution, as Proxy or Proxies, to represent and vote all shares of stock standing in my name on the books of the Corporation at the close of business on February 21, 2003, which I would be entitled to vote if personally present at the Annual Meeting of Shareholders of First Tennessee National Corporation to be held in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, April 15, 2003, at 10 a.m. CDT or any adjournments thereof, upon the matters set forth in the notice of said meeting as stated on the reverse side. The Proxies are further authorized to vote in their discretion as to any other matters which may come before the meeting. The Board of Directors, at the time of preparation of the Proxy Statement, knows of no business to come before the meeting other than that referred to in the Proxy Statement.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE AUTOMATED TELEPHONE VOTING INSTRUCTIONS, THE INTERNET VOTING INSTRUCTIONS, OR THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE AND WHEN NO INSTRUCTIONS ARE GIVEN WILL BE VOTED FOR PROPOSALS 1, 2, AND 3, WHICH ARE DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THE REVERSE SIDE OF THIS PROXY.

YOU CAN VOTE YOUR PROXY BY TELEPHONE, OVER THE INTERNET, OR BY SIGNING AND RETURNING THIS CARD ON THE REVERSE SIDE.

(Continued and see voting instructions on reverse side.)

COMPANY #

CONTROL #

There are three ways to vote your proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE - TOLL FREE - 1-800-240-6326 - QUICK ***EASY*** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on April 14, 2003.
•	You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.
•	Follow the simple instructions the voice provides you.

VOTE BY INTERNET - http://www.eproxy.com/ftn/ - QUICK ***EASY*** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days week, until 12:00 p.m. (CT) on April 14, 2003.
•	You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to First Tennessee National Corporation, c/o Shareowner ServesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

☒  Please mark votes as in this example.

If you vote by Phone or Internet, please do not mail your Proxy Card.

 — Please detach here —

The Board of Directors unanimously recommends a vote FOR items 1, 2, and 3.

1.     Election of four Class I directors to serve until the 2006 Annual Meeting of Shareholders.

Nominees:	(01) R. Brad Martin (04) Jonathan P. Ward	(02) Vicki R. Palmer	(03) William B. Sansom	☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any nominee(s), write the number(s) of the nominee(s) in the box to the right.

2. Approval of 2003 Equity Compensation Plan.	☐ For	☐ Against	☐ Abstain

3. Ratification of appointment of KPMG LLP as auditors.	☐ For	☐ Against	☐ Abstain

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF SAID MEETING AND THE RELATED PROXY STATEMENT.

	Date	___________________________	, 2003

Address Change? Mark Box ☐ Indicate changes below:

Signature(s) in Box

Shareholders sign here exactly as shown on the imprint on this card. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full name. If more than one Trustee, all should sign. All Joint Owners should sign.